Filed pursuant to Rule 424(b)(3)
Registration No. 333-295838

Texas Mineral Resources Corp.

TRANSACTION PROPOSED-YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Texas Mineral Resources Corp.:

On March 4, 2026, Texas Mineral Resources Corp., a Delaware corporation (“TMRC”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among USA Rare Earth, Inc. (“USAR”), TMRC, Hamer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of USAR (“First Merger Sub”) and Hamer Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of USAR (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”). The Merger Agreement provides for the successive mergers of TMRC with each of the Merger Subs, as a result of which TMRC’s business will be held by a wholly owned subsidiary of USAR, and each of the then outstanding shares of common stock, par value $0.01 per share, of TMRC (“TMRC Shares”) will generally be exchanged for a portion of a share of common stock, par value $0.0001 per share, of USAR (a “USAR Share”), as described below.

The Merger Agreement contemplates the following transactions:

•        the merger of First Merger Sub with and into TMRC, with TMRC surviving the merger as a wholly owned subsidiary of USAR (the “First Merger”) at the effective time of the First Merger (the “Effective Time”);

•        subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each TMRC Share issued and outstanding immediately prior to the Effective Time (excluding any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will automatically be converted into the right to receive that portion of a validly issued, fully paid and nonassessable USAR Share equal to the quotient obtained by dividing (a) 3,823,328 by (b) the aggregate number of TMRC Shares outstanding on a fully diluted basis at the Effective Time, with holders of TMRC Shares who are otherwise entitled to a fractional USAR Share receiving cash in lieu of that fractional share, without interest; and

•        promptly following the Effective Time, the merger of Second Merger Sub with and into the surviving corporation in the First Merger, with Second Merger Sub surviving the second merger as a wholly owned subsidiary of USAR (the “Second Merger” and together with the First Merger, the “Mergers” and collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”).

USAR’s common stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “USAR.” On June 18, 2026, the closing price of USAR’s common stock was $24.64 per share.

The parties expect to consummate the Mergers no later than the third calendar quarter of 2026, subject to the satisfaction or waiver of the conditions precedent to such closing.

The Mergers cannot be completed without approval of the proposal to adopt the Merger Agreement by the affirmative vote of holders of a majority of the outstanding TMRC Shares entitled to vote thereon. Because of this, TMRC is holding a special meeting of its stockholders on Tuesday, July 28, 2026 at 10:00 a.m. Eastern Time to vote on the proposal necessary to complete the Mergers. Information about the meeting, the Mergers, the Merger Agreement, and the other business to be considered by stockholders at the special meeting is contained in this proxy statement/prospectus. The TMRC Board has fixed the close of business on June 2, 2026 as the record date (the “Record Date”) for the determination of TMRC stockholders entitled to notice of, and to vote at, the special meeting. Any stockholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of TMRC Shares.

The attached proxy statement/prospectus, which serves as the proxy statement for the special meeting, and the prospectus for the USAR Shares to be issued in the merger, includes detailed information about the special meeting and the Mergers, and a copy of the Merger Agreement. We urge you to read the accompanying proxy statement/prospectus (including the annexes hereto) and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 28.

The TMRC Board has determined that the Merger Agreement and the Transactions are fair to and in the best interests of the TMRC and the TMRC stockholders, approved and declared advisable the Merger Agreement and the Transactions and directed that the Merger Agreement be submitted to the TMRC stockholders for consideration at a meeting of those stockholders, and recommends that TMRC stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement and the Transactions and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

Your vote is very important regardless of the number of TMRC Shares that you own.

Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible by following the instructions on the accompanying proxy card to make sure that your shares are represented at the meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. You must provide voting instructions by filling out the voting instruction form in order for your shares to be voted.

The special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person.

Thank you for your continued support.

Sincerely,
/s/ Daniel E. Gorski
Daniel E. Gorski Chief Executive Officer

Neither the SEC nor any state securities regulator has approved or disapproved the proposed mergers, including the issuance of USAR Shares to be issued in connection with the Mergers, or the other transactions described in this proxy statement/prospectus, or determined if the accompanying proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated June 29, 2026, and is first being mailed to TMRC stockholders on or about June 29, 2026.

TEXAS MINERAL RESOURCES CORP.
527 21st Street, #44
Galveston, TX 77550

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on Tuesday, July 28, 2026

To the Stockholders of Texas Mineral Resources Corp.:

We are pleased to invite you to attend the special meeting of stockholders of Texas Mineral Resources Corp., a Delaware corporation (“TMRC”), which will be held at 10:00 a.m., Eastern Time, on Tuesday, July 28, 2026 virtually via live webcast at www.virtualshareholdermeeting.com/TMRX2026SM, for the following purposes:

•        to vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger dated March 4, 2026 (as it may be amended from time to time, the “Merger Agreement”) by and among USA Rare Earth, Inc. (“USAR”), TMRC, Hamer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of USAR (“First Merger Sub”) and Hamer Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of USAR (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”); and

•        to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement (the “Adjournment Proposal”).

The Merger Agreement is further described in the sections titled “The Merger” and “The Merger Agreement”, in the accompanying proxy statement/prospectus, and a copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus of which this notice is a part.

TMRC will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof by or at the direction of the TMRC Board of Directors (the “TMRC Board”). Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the special meeting.

The special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person.

TMRC fixed the close of business on June 2, 2026 as the record date (the “Record Date”) for the special meeting. Only TMRC stockholders of record at the Record Date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. TMRC has made a complete list of TMRC stockholders entitled to vote at the special meeting available for inspection at the office of its transfer agent, Securities Transfer Corporation, at 2901 N. Dallas Parkway, Suite 380, Plano, Texas, 75093 during regular business hours for a period of no less than 10 days before the special meeting. If you would like to inspect the list of TMRC stockholders of record, please call Securities Transfer Corporation at (469) 633-0101 to schedule an appointment or request access. A certified list of eligible TMRC stockholders will be available for inspection during the special meeting on the website for that meeting, www.virtualshareholdermeeting.com/TMRX2026SM.

Completion of the Mergers is conditioned on adoption of the Merger Agreement by the TMRC stockholders, which requires the affirmative vote of holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of TMRC (“TMRC Shares”) entitled to vote thereon.

The TMRC Board has determined that the Merger Agreement and the Transactions are fair to and in the best interests of TMRC and the TMRC stockholders, approved and declared advisable the Merger Agreement and the Transactions and directed that the Merger Agreement be submitted to the TMRC stockholders for consideration at a meeting of such stockholders and recommends that TMRC stockholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Your vote is very important regardless of the number of TMRC Shares that you own. If you plan to attend the special meeting virtually, please follow the instructions as outlined in the proxy statement/prospectus. Whether or not you expect to attend the special meeting virtually, we urge you to submit your vote in advance of the meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the accompanying proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually at the meeting, but it will help to secure a quorum and avoid added solicitation costs if you decide not to or become unable to attend the meeting. Any eligible holder of TMRC Shares may vote virtually at the special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in the proxy statement/prospectus of which this notice is a part.

The proxy statement/prospectus of which this notice is a part provides a detailed description of the Mergers and the Merger Agreement and the other matters to be considered at the special meeting. We urge you to carefully read the proxy statement/prospectus (including the annexes hereto) and any documents incorporated by reference herein in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” beginning on page 28.

This proxy statement/prospectus relates only to the special meeting in connection with the Mergers. We will separately be holding an annual meeting of stockholders, which is unrelated to the proposed merger.

If you have any questions concerning the Mergers or this proxy statement/prospectus, would like additional copies or need help voting your TMRC Shares, please contact TMRC’s proxy solicitor at the address below.

D.F. King & Co., Inc.
28 Liberty Street, FL 53
New York, NY 10005
Toll-Free: (866) 796-7184
Banks and brokers may call collect: 212-561-5183
Email: TMRC@dfking.com

By Order of the TMRC Board of Directors,
/s/ Daniel E. Gorski
Daniel E. Gorski Chief Executive Officer June 29, 2026

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by USAR, constitutes a prospectus of USAR under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the USAR Shares to be issued to TMRC’s stockholders if the Mergers described herein are consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of TMRC’s stockholders at which TMRC’s stockholders will be asked to consider and vote upon a proposal to approve the Mergers, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to TMRC’s stockholders nor the issuance by USAR of USAR Shares in connection with the Mergers will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities or the solicitation of a proxy or consent in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about USAR from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents related to USAR that are incorporated by reference in this proxy statement/prospectus, other than certain exhibits to the documents, without charge, by requesting them from USAR in writing or by telephone as follows:

USA Rare Earth, Inc.
100 W. Airport Road
Stillwater, OK 74075
(813) 867-6155

In addition, if you would like additional copies of this proxy statement/prospectus or if you have questions about the Mergers or the proposals to be presented at the special meeting, please contact the proxy solicitor listed below. You will not be charged for any of these documents that you request.

If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent at:

D.F. King & Co., Inc.

28 Liberty Street, FL 53

New York, NY 10005

Toll-Free: (866) 796-7184

Banks and brokers may call collect: 212-561-5183

Email: TMRC@dfking.com

In order for you to receive timely delivery of the documents in advance of the special meeting to be held on July 28, 2026, you must request the information or documents by July 21, 2026.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 145 of this proxy statement/prospectus.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the SEC’s website at www.sec.gov.

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GLOSSARY OF TERMS

“Adjournment Proposal” means the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement, as further described in this proxy statement/prospectus.

“Alteration” means any physical or chemical change in a rock or mineral subsequent to its formation.

“AMP” means USAR’s Accelerated Mining Plan for the development of the Round Top Project.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Texas Mineral Resources Corp.

“Concession” means a grant of a tract of land made by a government or other controlling authority in return for stipulated services or a promise that the land will be used for a specific purpose.

“Core” means the long cylindrical piece of a rock, about an inch in diameter, brought to the surface by diamond drilling.

“D&O insurance” means directors’ and officers’ liability insurance, as further described in this proxy statement/prospectus.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Diamond drilling” means a drilling method in which the cutting is done by abrasion using diamonds embedded in a matrix rather than by percussion. The drill cuts a core of rock, which is recovered in long cylindrical sections.

“Drift” means a horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

“Effective Time” means the effective time of the First Merger.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exploration” means work involved in searching for ore, usually by drilling or driving a drift.

“Exploration expenditures” means costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects that may contain mineral deposit reserves.

“First Merger” means the merger of First Merger Sub with and into TMRC, with TMRC surviving as a wholly owned subsidiary of USAR.

“First Merger Sub” means Hamer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of USAR.

“Geophysics” means exploration techniques employing such indirect methods as gravity and electro-magnetism.

“GLO” means Texas General Land Office.

“Grade” means the average assay of a ton of ore, reflecting metal content.

“HREE” means heavy rare earth element(s).

“Intrusive” means a body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

“IRS” means the U.S. Internal Revenue Service.

“Lode” means a mineral deposit in solid rock.

“Loeb” means Loeb & Loeb LLP, outside counsel to TMRC in connection with the Transactions.

“LOI” means the letter of intent delivered by White & Case on behalf of USAR to TMRC and Loeb on February 3, 2026, as further described in this proxy statement/prospectus.

“Merger Agreement” means the Agreement and Plan of Merger, dated March 4, 2026, by and among USAR, TMRC, First Merger Sub and Second Merger Sub, as it may be amended from time to time.

“Merger Consideration” means the 3,823,328 USAR Shares issuable to TMRC stockholders at the closing of the First Merger in exchange for their TMRC Shares pursuant to the Merger Agreement, based on the exchange ratio set forth therein.

“Merger Proposal” means the proposal to adopt the Merger Agreement, as further described in this proxy statement/prospectus.

“Merger Subs” means First Merger Sub and Second Merger Sub, collectively.

“Mergers” means the First Merger and the Second Merger, collectively.

“Mine development” means the work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

“Mineral” means a naturally occurring homogeneous substance having definite physical properties and chemical composition, and if formed under favorable conditions, a definite crystal forms.

“Mineral Reserve” means that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of “Ore” when dealing with metalliferous minerals.

“Mineralization” means the presence of minerals in a specific area or geological formation.

“Operating Agreement” means the RTMD amended and restated limited liability company agreement, dated June 26, 2023, by and between USAR OpCo and TMRC, as it may be amended from time to time.

“Ore” means the naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives. The term is generally but not always used to refer to metalliferous material, and is often modified by the names of the valuable constituent; e.g., iron ore.

“Ore body” means a continuous, well-defined mass of material of sufficient ore content to make extraction economically feasible.

“Ore Shoot” means a zone or area within a vein that contains ore of economic grade.

“PEA” means preliminary economic assessment.

“Probable (Indicated) Reserves” means reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

“Prospect” means a mining property, the value of which has not been determined by exploration.

“Proven (Measured) Reserves” means reserves for which (i) (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes and (b) grade and/or quality are computed from the results of detailed sampling and (ii) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

“Record Date” means the close of business on the date fixed by the TMRC Board for the determination of TMRC stockholders entitled to notice of, and to vote at, the special meeting.

“REE” means rare earth element(s).

“REO” means rare earth oxide(s).

“Requisite TMRC Vote” means the affirmative vote of the holders of a majority of all outstanding TMRC Shares entitled to vote thereon, which is required to adopt the Merger Agreement.

“Roth” means Roth Capital Partners, LLC, the financial advisor retained by the TMRC Board in connection with the Transactions.

“Roth Fairness Opinion” means the written fairness opinion of Roth, dated March 3, 2026, delivered to the TMRC Board as to the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders of TMRC pursuant to the Merger Agreement.

“Round Top Project” means the Round Top Project that is owned by RTMD and includes the following that were assigned by the Company to RTMD in May 2021:

•        two leases with the GLO, executed in September 2011 and November 2011, that each expire in 2030, to explore and develop a 950 acre rare earths project located in Hudspeth County, Texas;

•        the 54,990 acre surface lease, known as the West Lease, that provides unrestricted surface access for the potential development and mining of the Round Top Project;

•        an option to purchase from the GLO the surface rights covering approximately 5,670 acres of which 950 acres are authorized for mining and the remaining 4,720 acres are contemplated for future use as mine processing land (e.g., for use to assist in mine development, as leach fields, and/or as plant site); and

•        a ground water lease securing the right to develop the ground-water within an 8,828-acre lease area located approximately 4 miles from Round Top mountain, containing five existing water wells.

“RTMD” means Round Top Mountain Development, LLC, a Delaware limited liability company, which is the entity that owns the Round Top Project.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means the merger of Second Merger Sub with and into the surviving corporation in the First Merger, with Second Merger Sub surviving as a wholly owned subsidiary of USAR.

“Second Merger Sub” means Hamer Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of USAR.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock Certificate of Designation” means the Certificate of Designations of Preferences, Rights and Limitations of 12% Series A Cumulative Convertible Preferred Stock of USAR, as amended.

“TMRC” means Texas Mineral Resources Corp., a Delaware corporation.

“TMRC Board” means the board of directors of TMRC.

“TMRC Bylaws” means the Bylaws of TMRC, dated August 29, 2012, as amended.

“TMRC Charter” means TMRC’s Certificate of Incorporation, dated August 29, 2012, as amended.

“TMRC Shares” means shares of common stock, par value $0.01 per share, of TMRC.

“Tonne” means a metric ton which is equivalent to 2,200 pounds.

“Transactions” means the Mergers and the other transactions contemplated by the Merger Agreement, collectively.

“Trend” means a general term for the direction or bearing of the outcrop of a geological feature of any dimension, such as a layer, vein, ore body, or fold.

“Unpatented mining claim” means a parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode-mining claim is granted certain rights including the right to explore and mine such claim.

“USAR” means USA Rare Earth, Inc., a Delaware corporation.

“USAR Board” means the board of directors of USAR.

“USAR Bylaws” means the bylaws of USAR, as amended.

“USAR Charter” means USAR’s certificate of incorporation, as amended.

“USAR OpCo” means USA Rare Earth, LLC, a Delaware limited liability company and a wholly owned subsidiary of USAR.

“USAR Preferred Investor Warrants” means the preferred investor warrants described in the section of this proxy statement/prospectus entitled “Description of Capital Stock of USAR — Preferred Investor Warrants.”

“USAR Series A Preferred Stock” means the 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of USAR.

“USAR Share” means a share of common stock, par value $0.0001 per share, of USAR.

“Valuation Date” means March 3, 2026, the date to which projected future cash flows were discounted in connection with the discounted cash flow analysis performed by Roth.

“Voting Agreement” means each voting and support agreement entered into by TMRC and USAR with each member of the TMRC Board and each of TMRC’s executive officers in connection with the execution of the Merger Agreement.

“WACC” means weighted average cost of capital.

“White & Case” means White & Case LLP, outside counsel to USAR in connection with the Transactions.

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QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the Mergers and the special meeting of TMRC stockholders (the “special meeting”). They may not include all of the information that is important to TMRC stockholders. TMRC stockholders should carefully read this entire proxy statement/prospectus (including the annexes hereto) and the other documents referred to or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 145 of this proxy statement/prospectus.

Q: What are the Mergers?

On March 4, 2026, Texas Mineral Resources Corp., a Delaware corporation (“TMRC”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among USA Rare Earth, Inc. (“USAR”), TMRC, Hamer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of USAR (“First Merger Sub”) and Hamer Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of USAR (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”). The Merger Agreement provides for the successive mergers of TMRC with each of the Merger Subs, as a result of which TMRC’s business will be held by a wholly owned subsidiary of USAR, and each of the then outstanding shares of common stock, par value $0.01 per share, of TMRC (“TMRC Shares”) will generally be exchanged for a portion of a share of common stock, par value $0.0001 per share, of USAR (a “USAR Share”), as described below.

The Merger Agreement contemplates the following transactions:

•        the merger of First Merger Sub with and into TMRC, with TMRC surviving the merger as a wholly owned subsidiary of USAR (the “First Merger”) at the effective time of the First Merger (the “Effective Time”);

•        subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each TMRC Share issued and outstanding immediately prior to the Effective Time (excluding any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will automatically be converted into the right to receive that portion of a validly issued, fully paid and nonassessable USAR Share equal to the quotient obtained by dividing (a) 3,823,328 by (b) the aggregate number of TMRC Shares outstanding on a fully diluted basis at the Effective Time, with holders of TMRC Shares who are otherwise entitled to a fractional USAR Share receiving cash in lieu of that fractional share; and

•        promptly following the Effective Time, the merger of Second Merger Sub with and into the surviving corporation in the First Merger, with Second Merger Sub surviving the second merger as a wholly owned subsidiary of USAR (the “Second Merger” and together with the First Merger, the “Mergers”).

A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. The Merger Agreement contains the terms and conditions of the proposed acquisition of TMRC by USAR, which is subject to satisfaction (or, to the extent permitted by law and in accordance with the Merger Agreement, waiver) of the conditions to the Mergers set forth in the Merger Agreement and described in this proxy statement/prospectus.

As a result of the Mergers, TMRC will become a direct, wholly owned subsidiary of USAR and will no longer be a publicly held company. Following the Mergers, the TMRC Shares will no longer trade on the OTC and will be deregistered under the Exchange Act, after which TMRC will no longer be required under SEC rules and regulations to file periodic reports with the SEC.

Q: Why am I receiving these materials?

TMRC is sending these materials to TMRC stockholders to help them decide how to vote their TMRC Shares with respect to the Mergers and other matters to be considered at the special meeting.

TMRC is holding a special meeting of its stockholders to vote on the proposal to adopt the Merger Agreement and other related proposals. Information about the special meeting, the Mergers and the other business to be considered by TMRC stockholders at the special meeting is contained in this proxy statement/prospectus. The Mergers cannot be completed unless TMRC stockholders adopt the Merger Agreement with the affirmative vote of the holders of a majority of the outstanding TMRC Shares entitled to vote thereon.

This proxy statement/prospectus constitutes both a prospectus of USAR and a proxy statement of TMRC. It is a prospectus because USAR will issue USAR Shares in exchange for outstanding TMRC Shares in the Mergers. It is a proxy statement because the board of directors of TMRC (the “TMRC Board”) is soliciting proxies from its stockholders.

Q: What will TMRC stockholders receive in the Mergers?

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each TMRC Share issued and outstanding immediately prior to the Effective Time (excluding any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will automatically be converted into the right to receive that portion of a validly issued, fully paid and nonassessable USAR Share equal to the quotient obtained by dividing (a) 3,823,328 by (b) the aggregate number of TMRC Shares outstanding on a fully diluted basis at the Effective Time. Holders of TMRC Shares who are otherwise entitled to a fractional USAR Share will receive cash in lieu of such fractional share, without interest.

Q: What equity stake will TMRC stockholders hold in USAR immediately following the Mergers?

Upon the completion of the Mergers, USAR will issue 3,823,328 USAR Shares as the Merger Consideration, which will result in former TMRC stockholders holding approximately 1.5% of the outstanding fully diluted USAR Shares following closing of the Mergers, based on the number of outstanding USAR Shares (including outstanding stock-based awards of USAR, conversion of outstanding shares of USAR Series A Preferred Stock and exercise of outstanding USAR Preferred Investor Warrants) as of June 9, 2026.

Q: When do TMRC and USAR expect to complete the Mergers?

USAR and TMRC are working to complete the Mergers as soon as practicable and continue to anticipate obtaining all requisite stockholder and regulatory approvals by the third quarter of 2026. Neither USAR nor TMRC can predict the actual date on which the transaction will be completed because it is subject to conditions beyond each company’s control. See “The Merger Agreement — Conditions to Completion of the Mergers”.

Q: Is USAR’s obligation to complete the Mergers subject to USAR receiving financing?

No.    USAR’s obligations under the Merger Agreement are not subject to any condition regarding its ability to finance, or obtain financing for, the Mergers.

Q: May I seek statutory appraisal rights or dissenter rights with respect to my TMRC Shares?

If the Merger is completed, TMRC stockholders who do not vote “FOR” the Merger Proposal are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established therein. For additional information, see the provisions of Section 262 of the DGCL, attached hereto as Annex C, and the section of this proxy statement/prospectus titled “The Merger Proposal — Appraisal and Dissenters’ Rights.”

Q: What happens if the Mergers are not completed?

If the Merger Agreement is not adopted by TMRC stockholders or if the Mergers are not completed for any other reason, TMRC stockholders will not receive any consideration for their TMRC Shares. Instead, TMRC will remain an independent company, TMRC Shares will continue to be traded on OTC and to be registered under the Exchange Act and TMRC will continue to file periodic reports with the SEC. The Merger Agreement provides that a termination fee equal to $3,250,000 will be payable by TMRC to USAR under certain specified circumstances, including a termination by USAR in the event of an adverse recommendation change by the TMRC Board. See “The Merger Agreement — Termination of the Merger Agreement”.

Q: Who can vote at the special meeting?

TMRC stockholders of record at the close of business on June 2, 2026 (which we refer to as the “Record Date”) will be entitled to vote at the special meeting. Each TMRC Share will be entitled to one vote on all matters properly brought before the special meeting. As of the Record Date, there were 88,339,693 TMRC Shares outstanding and entitled to vote at the special meeting. There are no other voting securities of TMRC outstanding.

Q: What am I being asked to vote on, and why is this approval necessary?

TMRC stockholders are being asked to vote on the following proposals:

1.      a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is further described in the sections titled “The Mergers” and “The Merger Agreement” (the “Merger Proposal”); and

2.      a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement (the “Adjournment Proposal”).

Q: What vote is required to approve each proposal at the special meeting?

The Merger Proposal:    The affirmative vote of holders of a majority of the outstanding TMRC Shares entitled to vote thereon is required to approve the Merger Proposal (the “TMRC Stockholder Approval”).

The Adjournment Proposal:    The affirmative vote of the holders of a majority of the TMRC Shares present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve the Adjournment Proposal. If TMRC stockholders approve the Adjournment Proposal, subject to the terms of the Merger Agreement, TMRC could adjourn the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from TMRC stockholders who have previously voted. TMRC does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the special meeting. The completion of the Mergers is not conditioned on the approval of the Adjournment Proposal.

Q: What constitutes a quorum?

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding TMRC Shares entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Brokers, banks or other nominees that hold shares for beneficial owners do not have discretionary authority to vote the shares as to any matter at the meeting without receiving voting instructions from the beneficial owners. Such shares will be considered to be broker non-votes and will not be counted as present for quorum purposes.

A quorum is necessary to transact business at the special meeting. TMRC’s Bylaws provide that if a quorum fails to attend any meeting, the chairperson of the meeting and the stockholders entitled to vote thereat, present in person or by proxy, shall each have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock shall be present. If the adjournment is for more than 30 days or if after the adjournment, a new record date is fixed for the adjourned meeting, TMRC will provide a notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

Q: How does the TMRC Board recommend that I vote?

The TMRC Board recommends that TMRC stockholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Q: What do I need to do now?

After carefully reading and considering the information contained in this proxy statement/prospectus (including the annexes hereto) and the information incorporated by reference herein, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the accompanying proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your TMRC stock certificates or other evidence of ownership at this time. If the First Merger is completed, you will receive instructions for surrendering your TMRC stock certificates in exchange for USAR Shares from the exchange agent.

Please carefully consider the information contained in this proxy statement/prospectus (including the annexes hereto) and the information incorporated by reference herein. Whether or not you plan to attend the special meeting, TMRC encourages you to submit your proxy to vote via the internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the special meeting.

Q: How can I attend the special meeting?

TMRC stockholders as of the close of business on the Record Date may attend and vote virtually at the special meeting by logging in at www.virtualshareholdermeeting.com/TMRX2026SM. To log in, TMRC stockholders (or their authorized representatives) will need the 16-digit control number provided on their proxy card or voting instruction form.

Q: How do I vote?

If you were the record holder of your shares as of the Record Date, you may submit your proxy to vote by mail, by telephone or via the internet.

Voting via the Internet

•        Internet — To submit your proxy via the internet, go to www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. You must log in using the 16-digit control number located in the black rectangle next to an arrow on your Proxy Ballot Card or Voting Instruction Form. Access the proxy voting link to cast your vote. If you vote via the internet, you must do so no later than 11:59 p.m. Eastern Time on July 27, 2026.

Voting by phone

•        Telephone — To submit your proxy by telephone, call 1-800-690-6903. Have your proxy card in hand when you call and then follow the instructions to vote your shares. If you vote by telephone, you must do so no later than 11:59 p.m. Eastern Time on July 27, 2026.

Voting by Mail

As an alternative to submitting your proxy via the internet, you may submit your proxy by mail.

•        Mail — To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you vote by mail, your proxy card must be received no later than 6:00 p.m. Eastern Time on July 27, 2026.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Please follow the voting instructions provided by your broker, bank or other nominee.

The special meeting will begin promptly on Tuesday, July 28, 2026 at 10:00 a.m. Eastern Time. TMRC encourages its stockholders to access the meeting 15 minutes prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus.

If you decide to attend the special meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted. Even if you plan to attend the special meeting, TMRC recommends that you vote your shares in advance as described above so that your vote will be counted even if you later decide not to or become unable to attend the special meeting.

Q: When and where is the special meeting of stockholders? What must I bring to attend the special meeting?

The special meeting of TMRC stockholders will be held virtually via live webcast at www.virtualshareholdermeeting.com/TMRX2026SM, on Tuesday, July 28, 2026 at 10:00 a.m. Eastern Time. Online access will begin at 9:45 a.m. Eastern Time, and TMRC encourages its stockholders to access the meeting 15 minutes prior to the start time. Even if you plan to attend the special meeting, TMRC recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your TMRC Shares are registered directly in your name with the transfer agent of TMRC, Securities Transfer Corporation, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to TMRC or to a third party to vote at the special meeting. If your shares are held by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and your broker, bank or other nominee is considered the stockholder of record with respect to those shares. Your broker, bank or other nominee will send you, as the beneficial owner, voting instruction forms for you to use in directing the broker, bank or other nominee in how to vote your shares. You should follow the instructions provided by them to vote your shares.

Q: If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card or voting instruction form directly to TMRC. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use.

Applicable stock exchange rules permit brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. The Merger Proposal and the Adjournment Proposal are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers. You must provide voting instructions to your broker for your shares to be voted.

If you are a TMRC “street name” stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•        your broker, bank or other nominee may not vote your shares on the Merger Proposal, which broker non-votes will have the same effect as votes cast “AGAINST” this proposal; and

•        your broker, bank or other nominee may not vote your shares on the Adjournment Proposal, which broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present).

Q: What if I fail to vote or abstain?

For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting virtually and does not vote or returns a proxy with an “abstain” instruction.

Merger Proposal:    An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the Merger Proposal.

Adjournment Proposal:    An abstention will have the same effect as a vote cast “AGAINST” the Adjournment Proposal. If a TMRC stockholder is not present virtually at the special meeting and does not respond by proxy, it will have no effect on the vote for the Adjournment Proposal (assuming a quorum is present).

Q: What will happen if I return my proxy card or voting instruction form without indicating how to vote?

If you sign and return your proxy card or voting instruction form without indicating how to vote on any particular proposal, the TMRC Shares represented by your proxy will be voted as recommended by the TMRC Board with respect to that proposal.

x

Q: May I change or revoke my vote after I have delivered my proxy card or voting instruction form?

Yes.    If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do this in one of four ways:

1.      submitting a proxy at a later time by internet or telephone until 11:59 p.m. Eastern Time on July 27, 2026;

2.      signing and returning a new proxy card with a later date;

3.      voting virtually at the special meeting; or

4.      delivering, before 6:00 p.m. Eastern Time on July 27, 2026, to TMRC’s Corporate Secretary at TMRC’s executive offices at 527 21st Street, #44, Galveston, TX 77550, written revocation of your most recent proxy.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

Q: What are the material U.S. federal income tax considerations of the Mergers?

Subject to the limitations and qualifications described in “Certain Material U.S. Federal Income Tax Considerations of the Mergers,” the Mergers, taken together, more likely than not qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, there are significant factual and legal uncertainties as to whether the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. Although we expect that requirement to be satisfied in the case of the Mergers, there is an absence of direct guidance on whether and under which circumstances the acquired corporation is treated as having conducted a historic business for purposes of satisfying that requirement in a case in which the acquired corporation, rather than conducting such a historic business directly, holds an interest in a partnership that is engaged in such a business, as is the case with respect to TMRC’s ownership of its interest in Round Top Mountain Development, LLC (“Round Top”), an entity classified as a partnership for U.S. federal income tax purposes. Provided the Mergers so qualify, a U.S. Holder (as defined in “Certain Material U.S. Federal Income Tax Considerations”) of TMRC Shares that exchanges its TMRC Shares for USAR Shares in the Mergers generally would not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of TMRC Shares for USAR Shares. If the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the TMRC stockholders generally are expected to recognize taxable gain or loss with respect to such exchange. USAR and TMRC have not sought, and will not seek, any ruling from the IRS regarding any matters related to the transactions, and as a result, there can be no assurance that the IRS would not assert that the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or that a court would not sustain such a position.

For a more complete discussion of certain material U.S. federal income tax considerations of the Mergers, see “Certain Material U.S. Federal Income Tax Considerations of the Mergers.”

Q: What happens if I sell my TMRC Shares after the Record Date but before the special meeting?

The Record Date (the close of business on June 2, 2026) is earlier than the date of the special meeting and earlier than the date that the First Merger is expected to be completed. If you sell or otherwise transfer your TMRC Shares after the Record Date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive any Merger Consideration in respect of such transferred shares to be received by TMRC stockholders in the Mergers. In order to receive your pro rata portion of the Merger Consideration, you must hold your shares through completion of the First Merger.

Q: Are there any risks that I should consider in deciding whether to vote in favor of the Merger Proposal?

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 28. You also should read and carefully consider the risk factors of USAR contained in the documents included as annexes to this proxy statement/prospectus and incorporated by reference herein.

Q: What should I do if I receive more than one set of voting materials?

If you hold TMRC Shares in “street name” and also directly as a record holder or otherwise or if you hold TMRC Shares in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your TMRC Shares are voted. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the procedures provided by your broker, bank or other nominee to vote your shares.

Q: Who will tabulate and certify the vote?

Representatives of Broadridge Investor Communication Solutions will tabulate the votes cast at the special meeting, and representatives of Broadridge Investor Communication Solutions will act as the Inspector of Election.

Q: Where can I find the voting results of the special meeting?

The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, TMRC intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q: Whom should I contact if I have any questions about the proxy materials or voting?

If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for TMRC, at:

D.F. King & Co., Inc.
28 Liberty Street, FL 53
New York, NY 10005
Toll-Free: (866) 796-7184
Banks and brokers may call collect: 212-561-5183
Email: TMRC@dfking.com

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and all other documents to which this document refers to fully understand the Mergers and the related transactions. See “Where You Can Find More Information”.

Information About the Companies

USAR

USA Rare Earth, Inc. (Nasdaq: USAR) is building a fully integrated rare earth and permanent magnet value chain across the United States, the United Kingdom, France and Brazil. Through its ownership of Less Common Metals Ltd., one of the world’s leading producers of rare earth metals and alloys, its magnet manufacturing capacity in Stillwater, Oklahoma, the Pela Ema mine in Brazil (subject to closing the Serra Verde Transaction (as defined below)) and the Round Top deposit in Texas, USAR operates across the entire value chain from mining to metal-making, alloy production and neodymium magnet manufacturing. USAR is establishing a secure, Western-aligned supply of materials essential to the aerospace and defense, semiconductor, energy, data center, physical AI, mobility, healthcare and industrial sectors.

On April 19, 2026, USAR entered into a definitive agreement to acquire 100% of Serra Verde Group (“Serra Verde”) in exchange for $300 million in cash and 126,849,307 newly issued USAR Shares (the “Serra Verde Transaction”). Serra Verde is the owner of the Pela Ema rare earth mine and processing plant in Goiás, Brazil. The Pela Ema mine is the only producer outside Asia capable of supplying all four magnetic rare earth elements at scale — neodymium, praseodymium, dysprosium and terbium — together with other vital rare earth elements such as yttrium. USAR expects the Serra Verde Transaction to close in the third calendar quarter of 2026. The Serra Verde Transaction is independent of the Transactions between USAR and TMRC, and neither the Closing of the Transactions nor the closing of the Serra Verde Transaction is conditioned upon the other. You can find more information on Serra Verde and the Serra Verde Transaction, by reading the filings that USAR has made with the SEC, as described under “Where You Can Find More Information.”

USAR is organized in the state of Delaware, its principal office is located at 100 W Airport Road, Stillwater, Oklahoma 74075, and its telephone number is (813) 867-6155.

TMRC

Texas Mineral Resources Corp., a Delaware corporation (OTC: TMRC) is engaged in the business of owning, acquiring, exploring and developing mineral properties.

TMRC’s principal office is located at 527 21st Street, #44, Galveston, Texas 77550, and its telephone number is (361) 790-5831.

You can find more information about TMRC in the sections of this proxy statement/prospectus entitled “Business of TMRC” and “TMRC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in TMRC’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025 and its subsequently filed Quarterly Reports on Form 10-Q, each of which has been filed with the SEC.

The Mergers

The Merger Agreement contemplates the following transactions:

•        the merger of First Merger Sub with and into TMRC, with TMRC surviving the merger as a wholly owned subsidiary of USAR at the Effective Time;

•        subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each TMRC Share issued and outstanding immediately prior to the Effective Time (excluding any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will automatically be converted into the right to receive that portion of a validly issued, fully paid and nonassessable USAR Share equal to the quotient obtained by dividing (a) 3,823,328 by (b) the aggregate number of TMRC Shares outstanding on a fully diluted basis at the Effective Time, with holders of TMRC Shares who are otherwise entitled to a fractional USAR Share receiving cash in lieu of that fractional share, without interest; and

•        promptly following the Effective Time, the merger of Second Merger Sub with and into the surviving corporation in the First Merger, with Second Merger Sub surviving the second merger as a wholly owned subsidiary of USAR.

A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. The Merger Agreement contains the terms and conditions of the proposed acquisition of TMRC by USAR. The Merger Agreement is subject to satisfaction (or, to the extent permitted by law and in accordance with the Merger Agreement, waiver) of the conditions to the Mergers set forth in the Merger Agreement and described in this proxy statement/prospectus.

As a result of the Mergers, TMRC will become a direct, wholly owned subsidiary of USAR and will no longer be a publicly held company. Following the Mergers, the TMRC Shares will no longer trade on the OTC and will be deregistered under the Exchange Act, after which TMRC will no longer be required under SEC rules and regulations to file periodic reports with the SEC.

Consideration to be paid in the Mergers

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each TMRC Share issued and outstanding immediately prior to the Effective Time (excluding any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will automatically be converted into the right to receive that portion of a validly issued, fully paid and nonassessable USAR Share equal to the quotient obtained by dividing (a) 3,823,328 by (b) the aggregate number of TMRC Shares outstanding on a fully diluted basis at the Effective Time. Holders of TMRC Shares who are otherwise entitled to a fractional USAR Share will receive cash in lieu of such fractional share, without interest.

USAR’s Reasons for the Mergers

USAR believes that the Mergers will advance its strategic objective of building a globally integrated, non-China critical minerals and technology platform. In particular, USAR’s board of directors (the “USAR Board”) considered the following factors, among others, in approving the Merger Agreement:

•        The Round Top Project is an important part of USAR’s fully integrated rare earth and permanent magnet value chain across the United States, United Kingdom, France and Brazil, encompassing mining to metal-making, alloy production and neodymium magnet manufacturing, as part of USAR’s strategy of establishing a secure, Western-aligned supply of materials essential to the aerospace and defense, semiconductor, energy, data center, physical AI, mobility, healthcare and industrial sectors. The Mergers will enable USAR to acquire TMRC’s approximately 18.7% minority interest in RTMD, thereby establishing USAR as the sole operator and 100% economic beneficiary of the Round Top Project.

•        In addition, by eliminating the outstanding minority interest, the Mergers simplify governance, unify strategic decision-making, and align capital planning and execution under a single operator which the USAR Board views as essential to support the efficient transition from development to commercial production under USAR’s Accelerated Mining Plan (the “AMP”).

•        The Mergers will also secure for USAR the rights under existing long-term leases covering approximately 950 acres at the Round Top Project, together with prospecting rights on an additional 9,345 acres.

The USAR Board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The USAR Board viewed its position as being based on all the information and factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

TMRC’s Reasons for the Mergers

The TMRC Board, at a meeting held on March 3, 2026, (a) determined that it is fair to and in the best interests of TMRC and its stockholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the Merger Agreement and the execution, delivery and performance of the Merger Agreement by TMRC and the consummation by TMRC of the transactions contemplated thereby (the “Transactions”), including the Mergers, (c) resolved, on the terms and subject to the conditions set forth in the Merger Agreement, to submit the Merger Agreement to TMRC’s stockholders for consideration at a meeting of TMRC’s stockholders and (d) resolved, on the terms and subject to the conditions set forth in the Merger Agreement, to recommend that the holders of TMRC Shares adopt the Merger Agreement.

In reaching its determinations and recommendations, the TMRC Board consulted with company management and financial and legal advisors and considered a range of factors and scenarios, including the non-exhaustive list of factors, described below, which are not presented in any relative order of importance and each of which the TMRC Board viewed as being supportive of its determination.

•        The Mergers enable TMRC stockholders to avoid the dilution that would likely result from TMRC’s inability to fund its portion of anticipated RTMD capital calls for 2026 of as much as $50 million, which could reduce TMRC’s economic interest in RTMD to as little as 3%.

•        TMRC stockholders will receive fully registered USAR Shares in the Mergers. USAR has a much larger market capitalization and greater trading liquidity than that of TMRC. TMRC stockholders, therefore, will benefit from an enhanced ability to achieve liquidity based on USAR’s daily trading volumes in the twelve months preceding the announcement of the Transactions.

•        The Merger Agreement provides for a fixed number of USAR Shares to be issued in exchange for TMRC Shares. The Merger Consideration will not fluctuate as a result of possible changes in the market prices of TMRC Shares and USAR Shares following the announcement of the Transactions, providing protection against potential downside movement in the trading price of TMRC Shares in light of the volatility of securities trading markets and commodities prices.

•        The Mergers enable TMRC stockholders to fully participate in the value and opportunities that are expected to result from the Mergers, including equity participation in a combined business with three worldwide asset portfolios: the Round Top project, the metal-making subsidiary and the magnet manufacturing facilities, which offer significantly expanded future growth potential as compared to TMRC’s minority interest in RTMD on a standalone basis.

•        The combined company resulting from the Mergers will be better positioned to invest in RTMD as a result of its market capitalization and strong balance sheet, which may be further strengthened by a potential U.S. government investment in USAR and a collaboration with the U.S. Department of Energy. The announced letter of intent covered a total investment of $1.6 billion. Consequently, TMRC stockholders will have a greater ability to reap the benefits of their investment in the Round Top project than they would have had through a potentially diluted investment in RTMD.

•        The TMRC Board also considered the following risks inherent in maintaining the assets within the current, or a somewhat larger, standalone exploration and production company, and determined that the Transactions eliminated, or significantly reduced, key risks including:

•        concentration risk associated with having virtually 100% of TMRC assets tied up in RTMD;

•        the risks related to the ongoing trend of investors seeking to allocate capital to listed companies and the largest and most financially stable and critical mineral producers, which has contributed to reduced valuations for small and micro-cap companies that trade on the OTC; and

•        financial and operating risks associated with growing pressure to diversify away from solely critical minerals.

•        The TMRC Board’s detailed consideration of the opportunities and risks of various potential strategic alternatives to the Mergers available to TMRC, including (i) other potentially available strategic transactions such as an acquisition of TMRC by another industry participant large enough to execute an acquisition of TMRC or the acquisition of TMRC’s minority interest in RTMD (taking into account that USA Rare Earth, LLC (“USAR OpCo”) holds a right of first refusal pursuant to the RTMD amended and restated limited liability company agreement dated June 26, 2023 (the “Operating Agreement”)), and (ii) continuing as a stand-alone publicly traded company, and the TMRC Board’s determination that none of the possible alternatives to the Mergers was reasonably likely to present superior opportunities for TMRC to create greater value for TMRC stockholders, taking into account execution risks as well as business, financial, industry and competitive factors. In reaching such an assessment, the TMRC Board considered that no strategic alternatives emerged from its prior solicitation process in 2025, pursuant to which Roth Capital Partners, LLC reached out to three potential counterparties, which included a wide range of industry participants with market capitalizations lower than and in excess of that of USAR, on behalf of TMRC to gauge their interest in a potential transaction, all of which declined to enter into serious discussions with respect to a transaction.

•        USAR’s larger, diversified asset portfolio provides a unique opportunity for TMRC stockholders to gain equity participation in a more diversified asset base and would de-risk the TMRC stockholders’ existing concentrated exposure in RTMD.

•        USAR’s strong balance sheet has a greater ability to fund major projects at RTMD while maximizing cash returns and invest across the critical mineral value chain, optimize capital allocation across its diversified asset portfolio, explore other critical mineral opportunities, and invest in technological innovation to enhance future opportunities than TMRC has on a standalone basis.

•        USAR’s strong management team and the USAR Board will position the combined company for sustained growth and drive long-term shareholder value.

•        The complementary nature, quality and scale of assets of USAR and TMRC, including TMRC’s assets in RTMD, are complementary to those of USAR and would allow the combined company to engage in capital-efficient development. These synergies are expected to benefit TMRC stockholders by: (i) enhancing the combined company’s position globally, (ii) optimizing the combined company’s development plans to deliver greater economic efficiencies, and (iii) supporting further growth opportunities globally.

•        The combined company will have a more diversified asset portfolio and improved ability to withstand commodity supply and demand and price volatility.

•        USAR and TMRC share similar philosophies in regard to the significance of developing an end-to-end mine-to-magnet strategy.

•        The TMRC Board reviewed and considered the terms of the Merger Agreement, taken as a whole, including:

•        the representations, warranties and covenants of the parties;

•        the restrictions imposed on TMRC’s business and operations during the pendency of the Mergers are reasonable and customary for transactions like the Mergers and not unduly burdensome;

•        the lack of any financing condition or any condition based upon receiving USAR stockholder approval, which increases the likelihood that the Mergers will be completed in a timely manner;

•        that the limitations contained in the Merger Agreement on TMRC’s ability to solicit alternative proposals from third parties or respond to unsolicited acquisition proposals would not prevent or preclude any third party from making a competing proposal, subject to the terms and conditions provided in the Merger Agreement;

•        that notwithstanding the limitations contained in the Merger Agreement on TMRC’s ability to solicit alternative proposals from third parties and terminate the Merger Agreement, the Merger Agreement allows TMRC in certain circumstances before (but not after) the adoption of the Merger Agreement by the requisite holders of TMRC Shares, to engage in discussions with third parties regarding any unsolicited acquisition proposal for TMRC that constitutes or would reasonably be expected to result in a superior proposal;

•        the ability of the TMRC Board under certain circumstances to change, withdraw or modify the recommendation that TMRC’s stockholders vote in favor of the adoption of the Merger Agreement if the TMRC Board has determined in good faith, after consultation with its legal advisors, that failing to make a change in its recommendation would be reasonably likely to be inconsistent with the TMRC Board’s fiduciary duties;

•        the provisions of the Merger Agreement that restrict TMRC’s ability to solicit possibly superior transactions and that require payment by TMRC of a $3,250,000 termination fee under the Merger Agreement in specified circumstances are reasonable in light of the circumstances and the overall terms of the Merger Agreement, consistent with fees in comparable transactions, and would not significantly discourage alternative acquisition proposals that constitute superior proposals from credible third parties willing and able to make such proposals; and

•        that there are limited circumstances in which USAR may terminate the Merger Agreement.

•        On March 3, 2026, Roth presented the TMRC Board with its financial analysis of the Mergers followed by its oral opinion, confirmed by delivery of a written opinion dated March 3, 2026, to the effect that, based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of TMRC Shares pursuant to the Merger Agreement was fair from a financial point of view. For a more detailed description of the opinion of Roth, see the section entitled “Opinion of TMRC’s Financial Advisor” on page 6.

•        The likelihood that the Mergers would be consummated based on, among other things, the likelihood and anticipated timing of consummating the Mergers in light of the limited scope of the conditions to closing, including the lack of a requirement for the USAR stockholders to approve the merger and lack of required regulatory approval closing conditions.

•        TMRC’s stockholders’ ability to exercise their statutory appraisal rights under Section 262 of the DGCL and receive payment of the “fair value” of their respective TMRC Shares in lieu of their pro rata portion of the Merger Consideration, subject to and in accordance with the DGCL, unless and until any such stockholder withdraws or loses such holder’s right to appraisal and payment under the DGCL.

•        The Mergers are intended, for U.S. federal income tax purposes, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In the course of its deliberations, the TMRC Board also considered a variety of risks and other potentially negative factors, including the following:

•        The TMRC Board considered that because the Merger Consideration is based on a fixed number of shares, TMRC stockholders will bear the risk of a decrease in the trading price of USAR Shares during the pendency of the Mergers and the Merger Agreement does not provide TMRC with a collar or a value-based termination right.

•        The risks and contingencies relating to the announcement and pendency of the Mergers, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of TMRC’s business during the period between the execution of the Merger Agreement and the completion of the Mergers.

•        The TMRC Board considered that TMRC would be required to pay to USAR a termination fee of $3,250,000 in the event the Merger Agreement were to be terminated by USAR in certain circumstances, including in connection with a change in the TMRC Board’s recommendation to its stockholders with respect to adoption of the Merger Agreement and the possibility that such termination fee could deter a potential acquirer from proposing an alternative transaction that would provide greater value to TMRC stockholders.

•        The TMRC Board considered that the Merger Agreement required TMRC to terminate all discussions with potential alternative transaction counterparties while noting that TMRC would only have the right to respond to alternative proposals that the TMRC Board determines in good faith constitute or would reasonably be expected to result in a superior proposal and in accordance with the applicable terms of the Merger Agreement.

•        The TMRC Board considered that, based on the implied value of the Merger Consideration as of March 4, 2026, TMRC stockholders would own less than 2% of USAR after the Mergers.

•        The TMRC Board considered risks of the type and nature described under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in addition to the following risks:

•        the risk that the Mergers will not be completed, or may not be completed on the anticipated timeline, due to the failure to satisfy one or more of the conditions to closing or for other reasons outside of TMRC’s control, and that if the Mergers are not completed, TMRC stockholders would not receive the Merger Consideration and TMRC would remain subject to the risks and uncertainties of operating as a standalone company;

•        the fact that TMRC has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed Transactions, regardless of whether the Mergers are consummated;

•        the potential for litigation by stockholders in connection with the Mergers, which, even where lacking in merit, could nonetheless result in distraction and expense;

•        the provisions of the Merger Agreement that impose certain restrictions on the operations of TMRC until implementation of the Mergers, which could delay or prevent TMRC from undertaking business opportunities that may arise and could have a negative impact on TMRC’s ability to maintain its existing business and employee relationships; and

•        the public announcement of the Mergers could adversely affect TMRC’s relationships with its employees, business partners, and other stakeholders, and could result in the diversion of management attention and resources away from day-to-day operations during the pendency of the Mergers.

In addition, the TMRC Board was aware of and considered that TMRC directors and executive officers may have interests in the Mergers that may be different from, or in addition to, their interests as stockholders of TMRC generally.

The foregoing discussion of factors considered by the TMRC Board is not intended to be exhaustive, but it includes material factors considered by the TMRC Board. In light of the variety of factors considered in connection with its evaluation of the Mergers, the TMRC Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the TMRC Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The TMRC Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The TMRC Board based its recommendation on the entirety of the information presented. The TMRC Board believed that, overall, the potential benefits of the Mergers to TMRC stockholders outweighed the potential risks and uncertainties of the Mergers.

Recommendation of the TMRC Board

The TMRC Board recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. For the factors considered by the TMRC Board in reaching this decision and additional information on the recommendation of the TMRC Board, see the section entitled “The Merger — TMRC’s Board’s Recommendation and Its Reasons for the Mergers.”

Opinion of TMRC’s Financial Advisor

Pursuant to an engagement letter dated February 8, 2026, the TMRC Board retained Roth Capital Partners, LLC (“Roth”) to render its opinion to the TMRC Board as to whether the Merger Consideration to be received by the stockholders of TMRC in connection with the Transactions pursuant to the Merger Agreement, was fair from a financial point of view.

On March 3, 2026, Roth rendered its opinion to the TMRC Board, which opinion was initially rendered orally and subsequently confirmed in writing, that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in Roth’s written opinion, dated March 3, 2026 (the “Roth Fairness Opinion”), the Merger Consideration to be received by the stockholders of TMRC pursuant to the Merger Agreement, was fair from a financial point of view.

In the Roth Fairness Opinion, Roth noted that the Merger Agreement provided that each TMRC Share issued and outstanding prior to the Effective Time (other than any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will be converted into the right to receive a pro rata portion of the 3,823,328 USAR Shares issuable to the TMRC stockholders as the Merger Consideration, based on the exchange ratio set forth in the Merger Agreement.

The full text of the Roth Fairness Opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Roth in rendering such opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference in its entirety to this proxy statement/prospectus. The Roth Fairness Opinion was prepared for the information and use of the TMRC Board (in its capacity as such) in connection with its consideration of the Transaction. The Roth Fairness Opinion was not intended to be used for any other purpose without Roth’s prior written approval in each instance, except as expressly provided for in the Roth Fairness Opinion. Roth has consented to the use of the Roth Fairness Opinion in this proxy statement/prospectus.

The Roth Fairness Opinion did not address TMRC’s underlying business decision to enter into the Merger Agreement or complete the Transaction, or the relative merits of the Transaction, as compared to any alternative transactions that were or may be available to TMRC, and does not constitute a recommendation to the TMRC Board or to any stockholder of TMRC as to how such stockholder should vote with respect to the Transaction or any other matter. The following summary of the Roth Fairness Opinion is qualified in its entirety by reference to the full text of such opinion.

For purposes of the Roth Fairness Opinion and in connection with Roth’s review, Roth, among other things:

•        reviewed a draft of the Merger Agreement;

•        reviewed certain publicly available information relating to USAR, including: (i) reported prices and trading activity for the USAR Shares; (ii) USAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and its subsequently filed Quarterly Reports on Form 10-Q; and (iii) equity research analyst estimates and target price ranges relating to USAR’s business, earnings, cash flow, assets, liabilities and prospects;

•        performed a discounted cash flow analysis of USAR based on publicly available equity research analyst forecasts and certain other assumptions, as directed by TMRC’s management;

•        conducted discussions with members of the senior management of TMRC concerning the business, operations, financial condition and prospects of TMRC and its proportionate interest in the assets, liabilities, and operations of RTMD;

•        reviewed certain publicly available information relating to TMRC, including: (i) reported prices and trading activity for the TMRC Shares; (ii) TMRC’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025, and its subsequently filed Quarterly Reports on Form 10-Q; and (iii) the 2019 Preliminary Economic Assessment of the Round Top Project, Sierra Blanca, Texas, commissioned by the Round Top Project (the “Preliminary Economic Assessment”);

•        reviewed financial projections and forecasts prepared by the management of TMRC relating to the future performance of TMRC and the Round Top Project, including TMRC’s expected future ownership stake therein, and performed a discounted cash flow analysis based on such projections and forecasts;

•        reviewed and analyzed certain publicly available financial and other information of selected publicly traded companies that Roth deemed relevant and compared such information to that of USAR and TMRC;

•        participated in discussions with representatives of the TMRC Board and its legal advisors regarding TMRC’s business, the Round Top Project, and certain other matters that Roth deemed relevant for purposes of rendering its opinion; and

•        performed such other analyses, including detailed financial analyses, and considered such other factors as Roth deemed appropriate for the purpose of reviewing the proposed Transaction and rendering its opinion.

In rendering its opinion, Roth assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Roth by or through the TMRC Board. Roth further relied upon the assurances of the management of TMRC that such information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in any material respect.

With respect to financial projections of TMRC, Roth was advised by the management of TMRC, and has assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of TMRC for the future financial performance of TMRC. Roth does not express any view as to the assumptions on which such projections are based or the assumed probabilities associated with future events contemplated thereby.

In rendering its opinion, Roth was not provided with, and did not rely upon, any non-public financial projections or internal forecasts of USAR, including its interest in the Round Top Project, and Roth’s analyses of USAR and its interest in the Round Top Project were based solely upon publicly available information, including publicly filed reports and publicly available equity research analyst estimates.

Roth assumed that the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by Roth and that the Transaction would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Roth also assumed that, in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on TMRC or the contemplated benefits expected to be derived from the proposed Transaction.

Roth is not a legal, tax, accounting or regulatory advisor, and expressed no opinion as to legal, tax, accounting or regulatory matters. Roth relied upon, without independent verification, the assessment of TMRC and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters. Accordingly, the Roth Fairness Opinion does not address any legal, tax, accounting or regulatory matters, as to which Roth understood that TMRC had obtained such advice as it deemed necessary from qualified professionals.

Roth did not perform any independent valuations or appraisals of any of the assets or liabilities (fixed, contingent or other) of TMRC or USAR, and has not been furnished or provided with any such appraisals or valuations. Roth did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which TMRC, USAR, or any of their respective affiliates is a party or may be subject, did not make any assumptions concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Roth assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by or through the TMRC Board with respect to the Round Top Project, including the information set forth in the Preliminary Economic Assessment. Roth did not conduct any independent technical or geological audit of the Round Top Project, and expressed no view on the technical feasibility thereof.

The Roth Fairness Opinion was necessarily based on the economic, monetary, market, financial and other conditions as they existed and could have been evaluated as of the date of the Roth Fairness Opinion. Events occurring after the date of the Roth Fairness Opinion could materially affect the assumptions used in preparing the Roth Fairness Opinion. Roth does not have any obligation or responsibility to update, reaffirm or revise the Roth Fairness Opinion or otherwise comment upon any circumstances, developments or events occurring after the date of the Roth Fairness Opinion.

Roth is a nationally recognized investment banking firm that provides financial advisory services and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes. Roth was selected by TMRC based on Roth’s experience, expertise, reputation and familiarity with TMRC. The TMRC Board did not impose any limitations on Roth with respect to the investigations made or procedures followed in rendering its opinion. The Roth Fairness Opinion was approved by an authorized internal fairness committee at Roth in accordance with its customary practice.

The Roth Fairness Opinion was limited to and addressed only the fairness of the consideration to be received by the stockholders of TMRC pursuant to the Merger Agreement to the extent expressly set forth in the Roth Fairness Opinion. Roth was not asked to, nor did Roth offer any opinion on, and the Roth Fairness Opinion did not address, any other aspect or implication of the Merger Agreement or any agreement, arrangement or understanding entered into in connection with the Merger Agreement or otherwise, including, without limitation, the basic business decision to proceed with or effect the Transaction, the independent fair value of TMRC, or the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, relative to the consideration in the Merger Agreement. Further, Roth expressed no opinion on the relative merits of the Merger Agreement as compared to any alternative business strategies that might exist for TMRC, the underlying business decision of the Company to proceed with the Merger Agreement, or the effects of any other transaction in which TMRC might engage. In addition, the Roth Fairness Opinion did not address the solvency or viability of TMRC or USAR before or after the consummation of the Transaction.

In connection with its engagement by the TMRC Board, Roth agreed to receive a fee of $350,000 upon the delivery of the Roth Fairness Opinion, which is payable in cash. This fee was determined by Roth and proposed to the TMRC Board. In addition, Roth is entitled to receive an advisory fee for its services as financial advisor to TMRC in connection with the Transaction in an amount equal to 0.75% of the aggregate consideration paid to or received by the stockholders of TMRC in connection with the Transaction, contingent upon the completion of the Transaction. Such advisory fee will be paid in cash at the time of, and as a condition to, the closing of the Transaction. The advisory fee is independent of any consideration for issuance of the Roth Fairness Opinion. TMRC has agreed to indemnify Roth against certain liabilities. Roth will also be reimbursed for certain expenses in connection with its services up to a limit of $35,000 for all expenses, which limit may be modified with the consent of TMRC.

Roth is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for Roth’s or its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of TMRC and the other parties to the Transaction, and, accordingly, may at any time hold a long or a short position in such securities. Except as described above or as set forth below, Roth has not had a material relationship with, nor has it otherwise received any fees from TMRC, USAR or any other party to the Transaction during the two years preceding the date hereof. During the two years preceding the date hereof, Roth has had certain investment banking relationships with USAR. In April 2025, Roth was engaged by USAR to act as a co-placement agent in connection with a private placement of its securities, which offering generated gross proceeds to USAR of approximately $75 million, and for which Roth received aggregate compensation of approximately $450,000 in connection with such engagement.

Summary of Material Financial Analyses

The following is a summary of material financial analyses prepared, or reviewed, by Roth and discussed with the TMRC Board in connection with the rendering of the Roth Fairness Opinion:

•        discounted cash flow analysis with respect to USAR performed by Roth;

•        selected publicly traded comparable companies analysis with respect to USAR and the Round Top Project, performed by Roth; and

•        net asset valuation analysis with respect to the Round Top Project and TMRC’s ownership interest therein, performed by Roth.

The order in which the analyses are listed above and described below does not represent the relative importance or weight given to the analyses by Roth. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand such analyses, the tables must be read together with the text of the related summary. The tables alone do not constitute a complete description of Roth’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 3, 2026, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

The discounted cash flow analysis is a “forward looking” methodology and is based on projected future cash flows to be generated by USAR which are then discounted back to March 3, 2026 (the “Valuation Date”). This methodology has three primary components: (i) the present value of projected standalone unlevered, after-tax free cash flows for a determined period, (ii) the present value of the terminal value of cash flows (representing firm value beyond the time horizon on the projection), and (iii) the weighted average cost of capital (“WACC”) used to discount such future cash flows and terminal value back to the present.

For purposes of the discounted cash flow analysis, Roth utilized publicly filed reports and publicly available equity research analyst forecasts and certain other assumptions, as directed by TMRC’s management, to calculate USAR’s projected standalone unlevered, after-tax free cash flows for the calendar years ending December 31, 2025 through December 31, 2030.

In performing its discounted cash flow analysis, Roth calculated ranges of the estimated present values of the unlevered, after-tax free cash flows of USAR forecasted to generate for 2025 to 2030 by applying discount rates, as of the Valuation Date, ranging from 13.8% to 17.8%, reflecting Roth’s estimates of USAR’s WACC, as further described below.

The WACC was calculated using a cost of equity of 16.1% and a cost of debt of 7.2%. Roth further calculated terminal values by applying EBITDA exit multiples ranging from 11.7x to 15.7x to USAR’s terminal year 2030 EBITDA of $966 million.

The WACC was calculated by adding (i) the estimated market value of equity as a percentage of the total market value of USAR’s capital multiplied by USAR’s estimated cost of equity, and (ii) the estimated market value of debt as a percentage of the total market value of USAR’s capital multiplied by USAR’s estimated after-tax market cost of debt. The estimated market value of USAR’s debt and equity were calculated using the average debt to equity ratios of the comparable publicly traded companies. The estimated cost of equity was calculated using the capital asset pricing model, which took into account the betas of comparable publicly traded companies, the risk-free rate, a historical equity market risk premium and a historical small capitalization risk premium, which risk premiums were sourced from the 2024 Kroll Cost of Capital Module. The estimated cost of debt was based on publicly available data as of the Valuation Date.

Selected Public Companies Analysis

Roth analyzed publicly available financial and stock market data for (i) eight selected publicly traded companies operating in the lithium and industrial mineral and hard rock rare mining industry with market capitalizations ranging from $62 million to $13.5 billion as of the Valuation Date for USAR (collectively, the “USAR selected companies”), and (ii) five selected publicly traded companies that have majority ownership in hard rock rare mineral mining projects with market capitalizations ranging from $80 million to $13.5 billion as of the Valuation Date for the Round Top Project (collectively, the “Round Top Project selected companies”).

Selected Public Companies Analysis for USAR

Roth selected the following publicly traded companies as the USAR selected companies that it considered generally relevant for the analysis for USAR:

•        Lynas Rare Earths Limited

•        MP Materials Corp.

•        Liontown Limited

•        Critical Metals Corp.

•        Dateline Resources Limited

•        Arafura Rare Earths Limited

•        Australian Strategic Materials Ltd

•        Resolution Minerals Ltd

Roth reviewed various financial metrics of the USAR selected companies, including enterprise values, which were calculated as fully diluted equity values based on the closing stock prices on the Valuation Date, plus, if applicable for each company, total debt (excluding leases), preferred equity, and non-controlling interests minus cash and cash equivalents.

These enterprise values were analyzed as multiples of estimated revenue and EBITDA for calendar year 2027. The financial data for the USAR selected companies was sourced from publicly available data obtained from public filings with the SEC and other data sources, and subject to the following:

•        Based on Roth’s judgment and experience, the analysis excludes the highest and lowest 25% of revenue multiples for the eight USAR selected companies. After excluding these data points, the overall low to high calendar year 2027 estimated revenue multiples observed for the USAR selected companies were 5.1x to 9.8x (with an overall median of 7.0x). Roth applied the above selected ranges for projected calendar year 2027 to corresponding data of USAR.

•        Based on Roth’s judgment and experience, the analysis uses the median EBITDA multiple from the eight USAR selected companies as the midpoint, developing a range by subtracting and adding 2x to establish the low and high ends. After applying these data points, the overall low to high calendar year 2027 estimated EBITDA multiples observed for the USAR selected companies were 11.7x to 15.7x (with an overall median of 13.7x). Roth applied the above selected ranges for projected calendar year 2027 to corresponding data of USAR.

This analysis resulted in the reference ranges of implied value per USAR Share set forth below:

	Multiples		Implied Value Per Share
	Low	High	Low	High
EV/CY 2027P Revenue(1)	5.1x	9.8x	$14.95	$20.89
EV/CY 2027P EBITDA	11.7x	15.7x	$30.15	$43.61

____________

(1)      “EV” refers to enterprise value and “CY” refers to calendar year.

Selected Public Companies Analysis for the Round Top Project and Net Asset Value for TMRC

Roth selected the following publicly traded companies as the Round Top Project selected companies that it considered generally relevant for the analysis for the Round Top Project:

•        Lynas Rare Earths Limited — Mt Weld

•        MP Materials Corp. — Mountain Pass

•        Arafura Rare Earths Limited — Nolans

•        Rare Element Resources — Bear Lodge

•        VHM Limited — Goschen

•        Defense Metals Corp. — Wicheeda

Roth reviewed various financial metrics of the Round Top Project selected companies, including enterprise values, which were calculated as fully diluted equity values based on the closing stock prices on the Valuation Date, plus, if applicable for each company, total debt (excluding leases), preferred equity, and non-controlling interests minus cash and cash equivalents. Roth also reviewed each Round Top Project selected company’s ownership percentage in mining projects, including Total Rare Earth Element (TREE) and Net Asset Value (NAV) of each project as of the Valuation Date.

The enterprise values were analyzed as multiples of TREE and the NAVs were analyzed as multiples of price as of the Valuation Date. The financial and mining project data for the Round Top Project selected companies was sourced from publicly available data obtained from public filings with the SEC, each project’s technical and feasibility reports, and other data sources, and subject to the following:

•        Based on Roth’s judgment and experience, the analysis excludes the highest and lowest 25% of TREE multiples for the five Round Top Project selected companies. After excluding these data points, the overall low to high estimated TREE multiples observed for the Round Top Project selected companies were

$170 million to $2.5 billion (with an overall median of $698 million). That range was further adjusted for TMRC’s expected ownership and divided by the number of TMRC Shares outstanding, which resulted in share price range of $0.19 to $2.69 per TMRC Share.

The NAV analysis is a “forward looking” methodology and is based on projected future cash flows to be generated by the Round Top Project over a 22-year projection period, which are then discounted back to the Valuation Date. This methodology has three primary components: (i) the present value of projected standalone unlevered, free cash flows for the determined period, (ii) the projection of TMRC’s equity interest in the project over this period, as a result of expected cash calls and estimated dilution thereof, and (iii) the WACC used to discount such future cash flows back to the present.

For purposes of the NAV analysis, Roth utilized TMRC’s management assumptions and projected cash flows for the Round Top Project based on publicly available information, as well as certain other assumptions as directed by TMRC’s management. In performing its NAV analysis, Roth calculated ranges of the estimated present values of the unlevered, free cash flows of the Round Top Project for its 22-year projection period by applying discount rates, as of the Valuation Date, ranging from 10% to 20%, reflecting Roth’s estimates of the Round Top Project’s WACC. The WACC was calculated using a cost of equity of 15.9% and a cost of debt of 7.1%. Roth further calculated the implied value attributable to TMRC, based on forecasted ownership percentage of 4.12%, accounting for expected cash calls and resulting dilution. The value was further adjusted by estimated price to NAV multiples observed for the Round Top Project selected companies, as specified below:

•        Based on Roth’s judgment and experience, the analysis excludes the highest and lowest 25% of price to NAV multiples for the five Round Top Project selected companies. After excluding these data points, the overall low to high estimated price to NAV multiples observed for the Round Top Project selected companies were 0.08x to 0.88x (with an overall median of 0.61x). Roth subtracted the above selected ranges to derive a range for TMRC’s Adjusted NAV Per Share using TMRC’s management projected 2028 ownership interest in the Round Top Project of 4.12%.

This analysis resulted in the reference ranges of implied value per TMRC Share set forth below:

	Multiples(1)		Implied Value Per Share
	Low	High	Low	High
EV/Total Rare Earth Element(2)	$170	$2,453	$0.19	$2.69
TMRC Adjusted NAV	0.08x	0.88x	$0.07	$1.39

____________

(1)      Dollar amounts are in millions of United States dollars.

(2)      “EV” refers to enterprise value.

Miscellaneous

This summary is not a complete description of the Roth Fairness Opinion or the underlying analyses and factors considered in connection with such opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to a partial analysis or summary description. Roth believes that its analyses described above must be considered as a whole and that considering any portion of such analyses or factors considered without considering all such analyses and factors could create a misleading or incomplete view of the processes underlying Roth’s analyses and its opinion. In arriving at its fairness determination, Roth considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. In performing its analyses, Roth made numerous assumptions with respect to industry performance and general business and economic conditions, such as industry growth, inflation, interest rates and many other matters, many of which are beyond the control of TMRC, USAR and their respective advisors. Any estimates used in Roth’s analyses, and the results derived from such analyses, are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company selected for the analyses described above is identical to TMRC and/or USAR.

In conducting its analyses and arriving at its opinion, Roth utilized a variety of valuation methods. The analyses were prepared solely for the purpose of enabling Roth to provide its opinion to the TMRC Board as to the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders of TMRC pursuant to the Merger Agreement as of the date of the Roth Fairness Opinion, and do not purport to be appraisals or necessarily reflect the prices at which these companies or securities may actually be sold, which are inherently subject to uncertainty.

The terms of the Transaction were determined through arm’s-length negotiations between TMRC and USAR and were approved by the TMRC Board and the USAR Board. The decision to enter into the Merger Agreement by TMRC was solely that of the TMRC Board. Roth did not make any recommendations as to any specific consideration to TMRC or the TMRC Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Transaction. In addition, Roth was not authorized to, and did not, solicit any expressions of interest from any other parties with respect to any transaction involving TMRC or USAR, or review other alternative business combinations or transactions that TMRC could pursue. As described above, the Roth Fairness Opinion and the presentation of such opinion to the TMRC Board by Roth were among a number of factors taken into consideration by the TMRC Board in making its determination to approve the Merger Agreement, the Transaction and the other transactions contemplated thereby, including the factors described elsewhere in this proxy statement/prospectus.

The TMRC Special Meeting

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/TMRX2026SM, on Tuesday, July 28, 2026 at 10:00 a.m. Eastern Time. The purpose of the special meeting is to consider and vote on the Merger Proposal and other related proposals. Adoption and approval of the Merger Proposal by TMRC stockholders is a condition to the obligation of TMRC and USAR to complete the Mergers.

Record Date and Outstanding TMRC Shares

Only stockholders of record of issued and outstanding TMRC Shares as of the close of business on June 2, 2026 (the “Record Date”) are entitled to notice of, and to vote at, the special meeting or any subsequent reconvening of the special meeting following any adjournments and postponements of the special meeting.

As of the close of business on the Record Date, there were 88,339,693 TMRC Shares issued and outstanding and entitled to vote at the special meeting. You may cast one vote for each TMRC Share that you held as of the close of business on the Record Date.

TMRC has made a complete list of TMRC stockholders entitled to vote at the special meeting available for inspection at the office of its transfer agent, Securities Transfer Corporation, at 2901 N. Dallas Parkway, Suite 380, Plano, Texas, 75093 during regular business hours for a period of no less than 10 days before the special meeting. If you would like to inspect the list of TMRC stockholders of record, please call Securities Transfer Corporation at (469) 633-0101 to schedule an appointment or request access. A certified list of eligible TMRC stockholders will be available for inspection during the special meeting on the website for that meeting www.virtualshareholdermeeting.com/TMRX2026SM.

Quorum; Abstentions and Broker Non-Votes

A quorum of TMRC stockholders is necessary for TMRC to hold a valid meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding TMRC Shares entitled to vote at the special meeting constitutes a quorum.

If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your TMRC Shares will be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting. Broker non-votes will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendation of the TMRC Board.

Required Vote to Adopt and Approve the Merger Proposal

Adoption and approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding TMRC Shares entitled to vote thereon, and approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the TMRC Shares present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the same effect as votes “AGAINST” each proposal. Broker non-votes and failures to vote will have the same effect as votes “AGAINST” the Merger Proposal but will not have any effect on the outcome of the Adjournment Proposal.

The Merger Proposal and the Adjournment Proposal are described in the section entitled “TMRC Proposals.”

Voting by TMRC Directors and Executive Officers

As of the Record Date, TMRC directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 17,083,004 TMRC Shares, or approximately 19.3% of the total outstanding TMRC Shares as of the Record Date.

TMRC currently expects that all of its directors and executive officers will vote their shares “FOR” the Merger Proposal and Adjournment Proposal, as they have agreed to do pursuant to the Voting Agreement.

Adjournment

If a quorum is not present or if there are not sufficient votes for the approval of the Merger Proposal, the special meeting may be adjourned if the Adjournment Proposal is approved. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Material U.S. Federal Income Tax Considerations of the Mergers

For a discussion of certain material U.S. federal income tax considerations of the Mergers, see “Certain Material U.S. Federal Income Tax Considerations of the Mergers”. All holders of TMRC Shares should consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Mergers to them.

Interests of USAR’s Directors and Executive Officers in the Mergers

Except for their interests as stockholders of USAR, USAR’s directors and executive officers do not have any interests in the Mergers that are different from, or in addition to, those of other USAR stockholders generally.

Interests of TMRC’s Directors and Officers in the Mergers

In considering the recommendation of the TMRC Board to vote in favor of the Merger Proposal, TMRC stockholders should be aware that, aside from their interests as stockholders, TMRC’s directors and officers have interests in the Mergers that are different from, or in addition to, those of other TMRC stockholders generally. TMRC’s directors were aware of and considered these interests, among other matters, in evaluating the Mergers and in recommending to stockholders that they approve and adopt the Merger Agreement and the Mergers. TMRC stockholders should take these interests into account in deciding whether to approve the Merger Proposal. These interests include, among other things:

•        As a condition to closing of the Mergers, TMRC will cause completion of a transfer of certain assets to Mr. Daniel Gorski, the Chief Executive Officer of TMRC, to pay off certain indebtedness between Mr. Gorski and a subsidiary of TMRC prior to the Effective Time.

•        The Merger Agreement provides that for a period of six years from and after the Effective Time, USAR shall cause the surviving company to (or if the surviving company is not able, USAR shall) indemnify and hold harmless each present and former director or officer of TMRC or any of its subsidiaries and each other person who, at the request or for the benefit of TMRC or its subsidiaries, is or was previously serving as a director, officer, manager, employee or fiduciary of any other person or any benefit plan of TMRC or any benefit plan of any TMRC subsidiary (in each case, when acting in such capacity) (determined as of the Effective Time) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time as provided in the certificate of incorporation or bylaws or other governing documents of TMRC or the applicable subsidiary of TMRC in effect on the date of the Merger Agreement or any indemnification agreement between such indemnified party and TMRC or applicable subsidiary of TMRC to the fullest extent permitted under applicable law. For six years after the Effective Time, USAR shall cause the surviving company to maintain in effect provisions in the surviving company’s certificate of formation and limited liability company agreement or similar organizational documents (or in such documents of any successor to the business of the surviving company) and the organizational documents of any TMRC subsidiary regarding exculpation, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement. From and after the Effective Time, USAR, the surviving companies of the Mergers, and each of their subsidiaries including RT, shall honor and comply with their respective obligations under any indemnification agreement with any indemnified person in effect as of date of the Merger Agreement and indemnification obligations under the RTMD amended and restated limited liability company agreement, dated June 26, 2023 (the “RT LLC Agreement”), and not amend, repeal or otherwise modify any such agreement or the RT LLC Agreement in any manner that would adversely affect any right of any indemnified party thereunder.

•        Prior to the Effective Time, TMRC may, as of the Effective Time, obtain and fully pay for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of TMRC’s existing directors’ and officers’ insurance policies with a claims period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance. If TMRC, for any reason, fails to obtain such “tail” insurance policies as of the Effective Time, USAR shall use its best efforts to purchase such insurance for that six-year period.

•        Under Voting and Support Agreements with TMRC and USAR, each of TMRC’s directors and executive officers has agreed to vote all of his TMRC Shares in favor of the Merger Proposal. As of the close of business on the record date for this special meeting, the TMRC stockholders who are parties to the Voting and Support Agreements collectively owned (with sole or shared voting power) approximately 19.3% of the TMRC Shares outstanding and entitled to vote at the special meeting.

These interests may have influenced TMRC’s directors in approving the Merger Agreement and the Mergers and making their recommendation to TMRC stockholders to vote in favor of the approval and adoption of the Merger Agreement and the Mergers.

Appraisal Rights and Dissenters’ Rights

TMRC

General

If the Mergers are completed, TMRC stockholders of record and beneficial owners who do not vote in favor of the Merger Proposal, who continuously hold such shares as of immediately before and through the effective date of the Mergers and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Mergers under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement/prospectus as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that TMRC stockholders of record or beneficial owners exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL to a “stockholder” and all references in this discussion of appraisal rights to a “TMRC stockholder” are to the record holders of TMRC Shares unless otherwise noted herein. All such references to a “beneficial owner” mean a person or entity who is the beneficial owner of TMRC Shares held either in voting trust or by a broker, bank or other nominee on behalf of such person or entity unless otherwise expressly noted herein. If you hold your TMRC Shares through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.

Any TMRC stockholder or beneficial owner contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. Failure to strictly follow the procedures required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, such as the special meeting, the corporation, in this case TMRC, must notify not less than 20 days before the meeting each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes TMRC’s notice to its stockholders that appraisal rights are available in connection with the Mergers, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C. In connection with the Mergers, any stockholder of record or beneficial owner of TMRC Shares who wishes to exercise appraisal rights, or who wishes to preserve their right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of such appraisal rights. A TMRC stockholder or beneficial owner who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement and elsewhere in this proxy statement/prospectus (without interest). Moreover, the process of dissenting and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of TMRC Shares, TMRC believes that if a TMRC stockholder or beneficial owner considers exercising such rights, they should seek the advice of legal counsel.

How to Exercise and Perfect Your Appraisal Rights

TMRC stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their TMRC Shares must do all of the following:

•        deliver to TMRC a written demand for appraisal before the vote on the Merger Proposal at the Special Meeting, which written demand must reasonably inform TMRC of the identity of the TMRC stockholder or beneficial owner and that the TMRC stockholder or beneficial owner intends to demand appraisal of their shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger Proposal. Voting “AGAINST” or failing to vote “FOR” the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL;

•        not vote in favor of, or abstain from voting on, the Merger Proposal (if a TMRC stockholder) or, if a beneficial owner, not instruct their broker, bank or other nominee to vote their share(s) in favor of the Merger Proposal or instruct their nominee record holder to abstain from voting on the Merger Proposal;

•        continuously hold or beneficially own, as applicable, the TMRC Shares from the date of making the demand through the Effective Time (a TMRC stockholder or beneficial owner will lose appraisal rights if the TMRC stockholder or beneficial owner of transfers the shares before the Effective Time); and

•        file a petition in the Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. While Section 262 of the DGCL provides that the surviving corporation of the First Merger (the “First Merger Surviving Corporation”) may file such petition, the First Merger Surviving Corporation is under no obligation to and has no intention of doing so.

Written Demand

The demand for appraisal made by a TMRC stockholder or beneficial owner must be executed by or on behalf of the TMRC stockholder or beneficial owner, as applicable.

In addition, in the case of a demand for appraisal made by a beneficial owner, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of the TMRC Shares (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the First Merger Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds TMRC Shares as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the holder of record.

All written demands for appraisal should be addressed to TMRC at 527 21st Street, #44, Galveston, Texas 77550; Attention: Chief Executive Officer.

Withdrawal of Appraisal

At any time within 60 days after the Effective Time, any TMRC stockholder or beneficial owner who has delivered a written demand to TMRC and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration to be paid to TMRC Stockholders in connection with the Mergers by delivering to the First Merger Surviving Corporation a written withdrawal of the demand for appraisal and an acceptance of such Merger Consideration. Any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the First Merger Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed as to any TMRC stockholder or beneficial owner without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any TMRC stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration provided for in the Merger Agreement within 60 days after the effective date of the Mergers. If the First Merger Surviving Corporation does not approve a request to withdraw a demand for appraisal and to accept the Merger Consideration provided for in the Merger Agreement when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the TMRC stockholder or beneficial owner will be entitled to receive only the appraised value determined in any such appraisal proceeding.

Notice by the First Merger Surviving Corporation

Within 10 days after the Effective Time, the First Merger Surviving Corporation will notify each TMRC stockholder and beneficial owner who has complied with Section 262 of the DGCL, and who has not voted in favor of the Merger Proposal, of the date on which the First Merger became effective.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, the First Merger Surviving Corporation or any TMRC stockholder or beneficial owner who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served upon the First Merger Surviving Corporation in the case of a petition filed by a TMRC stockholder or beneficial owner, demanding a determination of the fair value of the shares held by all TMRC stockholders or beneficial owners entitled to appraisal rights who did not vote their shares in favor of the Merger Proposal and properly demanded appraisal of such shares. The First Merger Surviving Corporation is under no obligation to and has no present intention to file a petition and TMRC stockholders and beneficial owners should not assume that the First Merger Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the TMRC Shares. Accordingly, any TMRC stockholder or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their TMRC Shares within the time and in the manner prescribed in Section 262 of the DGCL. The failure of a TMRC stockholder or beneficial owner to file such a petition in the period and manner specified in Section 262 of the DGCL could nullify the TMRC stockholder’s or beneficial owner’s previous written demand for appraisal.

If a petition for an appraisal is timely filed by a TMRC stockholder or beneficial owner and a copy thereof is served upon the First Merger Surviving Corporation, the First Merger Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list, which is referred to as the “verified list,” containing the names and addresses of all TMRC stockholders or beneficial owners who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by the First Merger Surviving Corporation. Upon the filing of any such petition, the Register in Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the First Merger Surviving Corporation and the TMRC stockholders or beneficial owners shown on the verified list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Court of Chancery. The First Merger Surviving Corporation will pay the costs of such notices.

After notice has been given to the TMRC stockholders and beneficial owners as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those TMRC stockholders or beneficial owners who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. At the hearing on such petition, the Court of Chancery may require the TMRC stockholders or beneficial owners who have demanded an appraisal for their shares and who hold TMRC Shares represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; if any TMRC stockholder or beneficial owner fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such TMRC stockholder or beneficial owner.

Determination of Fair Value

After the Court of Chancery determines the TMRC stockholders and beneficial owners that are entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the “fair value” of the TMRC Shares, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the First Merger Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Court of Chancery will take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the Court of Chancery’s entry of judgment in the proceedings, however, the Surviving Corporation may pay to each TMRC stockholder and beneficial owner entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the fair value of the shares as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but that rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Upon application by the First Merger Surviving Corporation or by any TMRC stockholder or beneficial owner entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of TMRC stockholders and beneficial owners entitled to an appraisal. Any TMRC stockholder or beneficial owner whose name appears on the verified list and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if required, may participate fully in all proceedings until it is finally determined that such TMRC stockholder or beneficial owner is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the TMRC Shares, together with interest, if any, by the First Merger Surviving Corporation to TMRC stockholders or beneficial owners entitled thereto.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a TMRC stockholder or beneficial owner whose name appears on the verified list, the Court of Chancery may also order all or a portion of the expenses incurred by a TMRC stockholder or beneficial owner in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such an order, each party bears its own expenses.

Any TMRC stockholder or beneficial owner who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose, or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time. If any stockholder who demands appraisal of TMRC Shares under Section 262 fails to perfect, effectively withdraws or otherwise loses such holder’s right to appraisal with respect to such shares, such shares will be deemed to have been converted at the Effective Time into the right to receive the consideration provided pursuant to the Merger Agreement, without interest, upon the terms and conditions set forth therein.

If no petition for appraisal is filed within 120 days after the Effective Time, or if a TMRC stockholder or beneficial owner votes for approval of the Merger Proposal or effectively withdraws his, her or its demand for appraisal, then the right of that TMRC stockholder or beneficial owner to appraisal will cease and that TMRC stockholder or beneficial owner will be entitled to receive the Merger Consideration for his, her or its TMRC Shares provided for in the Merger Agreement. A holder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal by delivering to the First Merger Surviving Corporation a written withdrawal of his, her or its demand for appraisal and acceptance of the Mergers, except that any such attempt to withdraw made more than 60 days after the effective date of the Mergers will require the written approval of the First Merger Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, any TMRC stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw their demand for appraisal and to accept the terms offered upon the Mergers within 60 days after the effective date of the Mergers.

TMRC stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their respective shares as determined under Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their respective shares. TMRC stockholders and beneficial owners who perfect their appraisal rights and who do not subsequently effectively withdraw or otherwise lose their appraisal rights will not be entitled to any consideration under the Merger Agreement.

Accounting Treatment

USAR prepares its financial statements in accordance with U.S. GAAP. The Mergers will be accounted for by using the business combination accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired assets is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquirer; the determination of the acquisition date; the determination of the fair value of consideration; and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree. After consideration of all applicable factors pursuant to the business combination accounting rules, the Mergers will be treated as an asset acquisition under U.S. GAAP with USAR as the acquirer. The interest of TRMC in RTMD that USAR is acquiring in the Mergers represents substantially all of the fair value of the assets acquired by USAR. USAR currently owns a controlling interest in RTMD and has consolidated this entity within its historical consolidated financial statements. As the acquisition of the acquiree’s interest in RTMD represents a change in the parent’s ownership interest, the acquisition of that interest will be accounted for as a change of ownership interest within the scope of U.S. GAAP Accounting Standard Codification Topic 810.

Conditions to Completion of the Mergers

The completion of the Mergers is subject to the satisfaction or waiver (where permitted) of certain conditions, including (i) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of all outstanding TMRC Shares entitled to vote thereon (the “Requisite TMRC Vote”); (ii) the authorization for listing the USAR Shares to be issued as Merger Consideration on the Nasdaq Global Market if required under its rules and regulations; (iii) the absence of any law or order that makes illegal, enjoins or otherwise prohibits the consummation of the proposed Mergers; and (iv) the effectiveness of this registration statement on Form S-4 in connection with the issuance of the USAR Shares as Merger Consideration in the First Merger, which will include a prospectus relating to the USAR Shares to be issued as Merger Consideration and a proxy statement relating to TMRC’s stockholder meeting to approve the proposed Mergers and the absence of any stop order or proceedings to that effect by the SEC. The obligation of each of USAR and TMRC to consummate the proposed Mergers is also conditioned on, among other things, the truth and correctness of the representations and warranties made by the other party as of the Closing Date (subject to certain “materiality” and “material adverse effect” qualifiers), the performance by the other party, in all material respects, of such other party’s covenants and agreements under the Merger Agreement, and the absence of the occurrence of a material adverse effect with respect to the other party from the date of the Merger Agreement through the Effective Time.

Regulatory Requirements

Based on a review of information available relating to the businesses of USAR and TMRC, USAR and TMRC believe that the completion of the Mergers will not require any regulatory filings or approvals.

Termination of the Merger Agreement

The Merger Agreement provides for certain termination rights for each of USAR and TMRC, including, among others, (i) if the closing has not occurred by the date that is nine months from the date of the execution of the Merger Agreement, (ii) if the Requisite TMRC Vote has not been obtained at a stockholder meeting, (iii) if there is a final and non-appealable law or order preventing the consummation of the Mergers or (iv) the other party is in breach of the Merger Agreement in a manner that would result in a failure of an applicable closing condition (subject to the applicable cure period set forth in the Merger Agreement). Further, USAR may terminate the Merger Agreement if the TMRC Board makes an adverse recommendation change or if TMRC approves or enters into an alternative acquisition agreement. The Merger Agreement further provides that a termination fee equal to $3,250,000 will be payable by TMRC to USAR under certain specified circumstances, including a termination by USAR in the event of an adverse recommendation change by the TMRC Board.

Risk Factors Summary

As used in this section, references to “Texas Mineral”, “the Company,” “we,” “our,” “us” or “TMRC” mean Texas Mineral Resources Corp. and its predecessors, as the context requires. TMRC stockholders should carefully consider the following risks before deciding whether to vote for approval of the Merger Proposal. In addition, TMRC stockholders should read and consider the risks associated with the business of USAR because these risks will relate to the combined company. Certain of these risks with respect to the business of USAR can be found in USAR’s annual report on Form 10-K for the fiscal year ended December 31, 2025, which report is incorporated by reference into this proxy statement/prospectus.

•        Because the market price of USAR Shares will fluctuate, TMRC stockholders cannot be sure of the price of the consideration they will receive in the Mergers.

•        The market price of USAR Shares after the Mergers may be affected by factors different from those currently affecting the shares of TMRC Shares or USAR Shares.

•        The fairness opinion rendered to the TMRC Board by Roth Capital Partners, LLC prior to the signing of the Merger Agreement does not reflect changes in events or circumstances occurring after the date of the opinion.

•        TMRC and USAR will be subject to business uncertainties and contractual restrictions while the Mergers are pending.

•        USAR may fail to realize all of the anticipated benefits of the Mergers and its other acquisitions, particularly if the integration of USAR’s and TMRC’s businesses is more difficult than expected.

•        Some of the directors and executive officers of TMRC may have interests and arrangements that may have influenced their decisions to support and recommend that you vote for the Merger Proposal.

•        USAR and TMRC are expected to incur significant costs related to the Mergers and integration.

•        If the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the TMRC stockholders may be required to pay substantial U.S. federal income taxes.

•        There could be limitations on the utilization of the historic U.S. net operating loss carryforwards of TMRC.

•        The Merger Agreement limits TMRC’s ability to pursue alternatives to the Mergers.

•        If the Mergers are not consummated by December 4, 2026, either USAR or TMRC may choose not to proceed with the Mergers.

•        The USAR Shares to be received by TMRC stockholders as a result of the Mergers will have different rights from the TMRC Shares.

•        Stockholders of TMRC will have a reduced ownership and voting interest after the Mergers and will exercise less influence over management.

•        Failure to complete the Mergers could negatively impact the future business and financial results of TMRC and USAR.

•        The issuance of USAR Shares in the Mergers and other future issuances will dilute the voting power of USAR shareholders and could dilute their percentage interest in any future earnings of USAR.

•        USAR may be unable to satisfy the milestones and other conditions required to access funding under the Parent Loan Agreement.

•        In addition to the Mergers and the other transactions described in this proxy statement/prospectus, USAR may pursue and consummate additional acquisitions or other strategic transactions at any time, which may be announced before, concurrently with or after the special meeting and which could be material to USAR and the combined company.

•        The unaudited forecasted financial information included in this proxy statement/prospectus is for illustrative purposes only and the actual financial condition and results of operations of USAR after the Mergers may differ materially.

•        The market price of USAR Shares may continue to fluctuate after the Mergers.

•        Shareholder litigation could prevent or delay the completion of the Mergers or otherwise negatively impact the business and operations of USAR and TMRC.

•        TMRC could experience a failure to fund cash calls.

•        Certain RTMD matters that require unanimous management committee approval will not be applicable if TMRC’s membership interest falls below 15% in RTMD.

•        TMRC has relied on an exclusion from the definition of “investment company” in order to avoid being subject to the Investment Company Act of 1940. To the extent the nature of its business changes in the future or its reliance on the exclusion is misplaced, TMRC may become subject to the requirements of the 1940 Act, which would limit its business operations and require it to spend significant resources in order to comply with the 1940 Act.

•        TMRC’s financial statements have been prepared assuming that it will continue as a going concern.

•        TMRC has a history of losses and will require additional financing to fund operations. Failure to obtain additional financing could have a material adverse effect on TMRC’s financial condition and results of operation and could cast uncertainty on its ability to continue as a going concern in future periods.

•        TMRC has a limited operating history on which to base an evaluation of its business and properties.

•        The Round Top Project is in the exploration stage. There is no assurance that RTMD can establish the existence of any mineral reserve from the Round Top Project in commercially exploitable quantities. Until then, TMRC cannot earn any revenues from the Round Top Project, and its business could fail.

•        There is no history of producing metals from the Round Top Project.

•        If RTMD establishes the existence of a mineral reserve in the Round Top Project in a commercially exploitable quantity, of which there can be no assurance, TMRC will require additional capital in order to maintain its current membership interest in RTMD and fund its proportionate costs to develop the property into a producing mine. If TMRC cannot raise this additional capital, its membership interest in RTMD will be diluted, its membership interest will lose value, and TMRC could fail.

•        TMRC’s exploration activities may not be commercially successful.

•        Increased costs could affect TMRC’s financial condition.

•        Macroeconomic conditions, domestic and global political turbulence could have a materially adverse impact on TMRC’s business, financial condition, or results of operations.

•        There is no assurance that TMRC will enter into any agreement with respect to the potential Alhambra project owned by Santa Fe or that such project will proceed.

•        There is no assurance that the Steeple Rock non-binding letter of intent will result in a definitive agreement or result in materialization of a possible mining venture.

•        Licensing and permitting of mining operations in the State of New Mexico is difficult and could have a material effect on the length of time and cost of securing the required permits.

•        A shortage of equipment and supplies could adversely affect TMRC’s ability to operate its business.

•        Mining and mineral exploration is inherently dangerous and subject to conditions or events beyond TMRC’s control, which could have a material adverse effect on its business and plans.

•        The figures for mineralization are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

•        The Round Top operations may contain significant uninsured risks which could negatively impact future profitability.

•        Mineral operations are subject to market forces outside of TMRC’s control which could negatively impact it.

•        TMRC may be adversely affected by fluctuations in demand for, and prices of, rare earth minerals and products.

•        Permitting, licensing and approval processes are required for the operations at the Round Top Project and obtaining and maintaining required permits and licenses is subject to conditions which may be unable to be achieved.

•        Round Top is subject to significant governmental regulations, which affect its operations and costs of conducting its business.

•        Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on Round Top as well as any other business in which TMRC engages.

•        Round Top’s exploration and development activities are subject to environmental risks, which could expose Round Top to significant liability and delay, suspension or termination of TMRC’s operations.

•        Round Top could be subject to environmental lawsuits.

•        Land reclamation requirements for the Round Top Project may be burdensome and expensive.

•        Mining presents potential health risks; payment of any liabilities that arise from these health risks may adversely impact Round Top.

•        There may be challenges to the title of the Round Top Project or any other mineral properties that TMRC may acquire.

•        Increased competition could adversely affect TMRC’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

•        Round Top competes with larger, better capitalized competitors in the mining industry.

•        TMRC has risks related to cybersecurity.

•        Current economic conditions and capital markets are subject to fluctuations which could adversely affect TMRC’s ability to access the capital markets, and thus adversely affect its business and liquidity.

•        TMRC’s resources may not be sufficient to manage its existing business as well as any growth; failure to properly manage its existing business will be detrimental.

•        TMRC may experience difficulty attracting and retaining qualified management to meet its current business needs and/or any growth needs, and the failure to manage any growth effectively could have a material adverse effect on its business and financial condition.

•        TMRC’s operations are dependent upon key personnel, the loss of which would be detrimental to its business.

•        TMRC has a history of losses and fluctuating operating results that raises doubt about its ability to continue as a going concern.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents that are incorporated by reference in this proxy statement/prospectus, contain forward-looking statements about USAR, USAR’s industry and the Mergers that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, and the documents that are incorporated by reference in this proxy statement/prospectus, are forward-looking statements, including statements regarding our future results of operations or financial condition, business strategies, and expectations for our business and industry. Forward-looking statements are not guarantees of performance. Although we believe these forward-looking statements are reasonable when made, we cannot assure you that we will achieve or realize these plans or expectations. In some cases, you can identify forward-looking statements because they contain words such as “will,” “may,” “could,” “should,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “predict,” “intend,” “plan,” “believe,” “aim,” “build,” “continue,” “potential,” “vision,” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•        the Mergers, the expected timing and completion of the Mergers and the expected benefits of the Mergers including anticipated financial results and synergies;

•        USAR’s investment plans, including the development of the Round Top deposit, development and expansion of processing and separation facilities, development and expansion of metal-making and strip-casting facilities, and development and expansion of the magnet manufacturing facility, including the timing, cost, production capacities, and estimated outputs of each facility;

•        USAR’s plans for and prospects of its other acquisitions, investments and other business development activities;

•        USAR’s plans for capital raising activities, including from the U.S. government; and

•        USAR’s ability to successfully capitalize on growth opportunities and prospects.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and the USAR management team’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside USAR’s control. Accordingly, forward-looking statements should not be relied upon as representing the USAR management team’s views as of any subsequent date. Neither USAR nor TMRC undertakes any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of USAR’s assumptions prove incorrect, USAR’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to materially differ include, but are not limited to the risks below:

•        The Mergers, or USAR’s proposed transactions with Carester SAS (“Carester”) and Serra Verde Rare Earths Ltd. (“Serra Verde”), may not be consummated on their anticipated timelines or at all, and failure to complete the transactions could adversely affect USAR’s business, financial condition, and results of operations.

•        USAR may not realize the anticipated benefits of its proposed and prior acquisitions and transactions, including transactions with TMRC, Carester and Serra Verde, including expected synergies, financial performance, estimated earnings before interest, taxes, depreciation and amortization and, in the case of Serra Verde, integration of operations, on the anticipated timeline or at all.

•        USAR’s magnet manufacturing facility in Stillwater, Oklahoma (“Stillwater Facility”) has recently been commissioned; however, USAR has not commenced commercial production or selling sintered neodymium-iron-boron (“NdFeB”) permanent magnets (also referred to as neo magnets), and USAR has no history in commercial operations and the lack of commercial operations limits the accuracy of any forward-looking forecasts, prospects or business outlook or plans.

•        The Round Top Project is at the exploration stage and USAR has not commenced construction or commission of the mine nor related facilities, and the development of the Round Top Project into a producing mine is subject to a variety of risks, any number of which may cause the development of the Round Top Project into a producing mine to not occur, be delayed, or not result in the commercial extraction of minerals.

•        USAR may experience time delays, unforeseen expenses, increased capital costs, and other complications while developing its projects, which could delay the start of revenue-generating activities and increase development costs.

•        Until USAR’s Round Top Project is capable of satisfying USAR’s feedstock needs, if ever, USAR’s business is subject to the availability of rare earth oxide and metal feedstock, in quantities and prices that allow it to develop and commercially operate its Stillwater Facility or other future facilities.

•        The production of neo magnets is a capital-intensive business that requires the commitment of substantial resources; if USAR does not have sufficient capital or other resources necessary to provide for such production, it could negatively impact its business.

•        USAR will need to produce its products to exacting specifications in order to provide future customers with a consistently high-quality product. An inability to meet individual customer specifications would negatively impact USAR’s business.

•        USAR may be adversely affected by fluctuations in demand for, and prices of, neo magnets, magnet materials, and necessary feedstock.

•        Since USAR’s inception, it has generated negative operating cash flows and it may experience negative cash flow from operations in the future.

•        USAR may not be able to generate positive cashflow from its expected future business operations, and it may not achieve profitability.

•        USAR may not be able to convert current commercial discussions and/or memorandums of understanding with customers for the sale of its neo magnets and other products into definitive contracts, which may have a negative effect on its business.

•        The success of USAR’s business will depend, in part, on the growth of existing and emerging uses for neo magnets.

•        An increase in the global supply of neo magnets or dumping, predatory pricing and other tactics by USAR’s competitors or state actors may adversely affect its profitability.

•        USAR operates in a highly competitive industry in a high demand and growth environment and additional manufacturing, refining and mining competitors could result in a reduction in revenue.

•        Geopolitical developments or disruptions, such as changes in the political environment, export/import or environmental policy of the People’s Republic of China (“China”), the United States (“U.S.”) or other countries in which USAR operates or sells product or otherwise, may adversely affect its business.

•        The amount of capital required for completion and build-out of USAR’s projects may increase materially from its current estimates, and any inability to access the capital or financial markets may limit its ability to fund its ongoing operations, execute its business plan or pursue investments that it may rely on for future growth.

•        Increasing costs, including rising electricity and other utility costs, or limited access to raw materials may adversely affect USAR’s profitability.

•        Diminished access to water may adversely affect USAR’s operations.

•        USAR is subject to certain agreements with government entities that have provided it with certain incentives and favorable financing and contain conditions and obligations, including local investment, job creation, and repayment terms, that, if not complied with, could negatively impact its business or require it to repay that financing or lose access to those incentives.

•        USAR is dependent upon information technology systems, which are subject to cyber threats, disruption, damage and failure. Any unauthorized access to, disclosure, or theft of personal information it gathers, stores, or uses could harm its reputation and subject it to claims or litigation. Further, a failure of its information technology and data security infrastructure could adversely affect its business and operations.

•        USAR depends on key personnel for the success of its business. If it fails to retain its key personnel or if it fails to attract additional qualified personnel, it may not be able to achieve its desired level of growth and its business could suffer.

•        Work stoppages or similar difficulties, breakdown in labor relations, or a shortage of skilled technicians and engineers could significantly disrupt USAR’s operations and reduce its revenues.

•        USAR’s success depends on developing and maintaining relationships with local communities and stake-holders.

•        USAR is or may be subject to risks associated with acquisitions, strategic transactions and expansions.

•        USAR may fail to realize all of the anticipated benefits of the Less Common Metals Ltd. acquisition, including the anticipated acceleration of its mine-to-magnet strategy, on the anticipated timeline, or at all.

•        If USAR infringes, or is accused of infringing, the intellectual property rights of third parties, it may increase costs or prevent USAR from being able to commercialize new products.

•        USAR may not be able to adequately protect its intellectual property rights. If it fails to adequately enforce or defend its intellectual property rights, USAR’s business may be harmed.

•        USAR’s operations at its projects are subject, or may become subject, to environmental, health and safety regulations, which could impose additional costs and compliance requirements or could limit or prevent its ability to continue its current operations or to undertake new operations, and it may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.

•        USAR will be required to obtain and maintain governmental permits and approvals to develop and operate its projects, a process which is often costly and time-consuming. Failure to obtain or retain any necessary permits or approvals for its planned operations may negatively impact USAR’s business.

•        Tariffs by the U.S., counter-tariffs by other countries and future changes in tariff policies could adversely affect USAR’s results of operations.

•        USAR is exposed to possible litigation risks, including permit disputes (including in respect of access and/or validity of tenure), environmental claims, occupational health and safety claims and employee claims.

•        USAR is subject to the risks of war, terrorism, natural disasters or public health emergencies.

•        If USAR takes federal monies, it could become subject to federal regulations. This could delay timing and increase costs.

•        The timing and amount of funding under the Parent Loan Agreement (as defined below) with the United States Department of Commerce (the “DOC”) is subject to the satisfaction of project milestones and other conditions to disbursement that USAR may not meet on the anticipated timeline or at all, continued governmental support for the transactions contemplated by the Parent Loan Agreement remains subject to changes in laws, regulations, administrations and appropriations, the Parent Loan Agreement contains extensive affirmative and negative covenants, domestic content and national security guardrail provisions and ongoing reporting obligations that restrict USAR’s operational and financial flexibility, defaults under the Parent Loan Agreement could trigger cross-defaults across USAR’s financing arrangements, and the DOC’s equity interest in USAR as a result of the Parent Loan Agreement could limit USAR’s ability to pursue strategic transactions and may affect its relationships with customers, suppliers, partners and other counterparties.

•        The issuance of additional USAR Shares or equity-linked securities, as a result of currently contemplated transactions or potential future transactions, could result in significant dilution to USAR’s existing stockholders and adversely affect the market price of USAR Shares.

•        The diversion of management time from ongoing business operations and opportunities as a result of the Mergers could negatively impact our business.

•        There is substantial doubt regarding TMRC’s ability to continue as a going concern for the twelve months following the issuance of its Condensed Consolidated Financial Statements for the quarter ended November 30, 2025.

•        The risks described in (i) Part I, Item 1A “Risk Factors” of USAR’s Annual Report on Form 10-K for the year ended December 31, 2025, (ii) the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to TMRC,” and (iii) the other risks described in, or incorporated by reference into, this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements speak only as of their date, and neither USAR nor TMRC undertakes any obligation to update any forward-looking statements to reflect events or circumstances occurring after their date or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” TMRC stockholders should carefully consider the following risks before deciding whether to vote for approval of the Merger Proposal. In addition, TMRC stockholders should read and consider the risks associated with the business of USAR because these risks will relate to the combined company. Certain of these risks with respect to the business of USAR can be found in USAR’s annual report on Form 10-K for the fiscal year ended December 31, 2025, which report is incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information”.

Risks Related to the Mergers

Because the market price of USAR Shares will fluctuate, TMRC stockholders cannot be sure of the price of the Merger Consideration they will receive.

In the Mergers, each TMRC Share that is issued and outstanding immediately prior to the effective time of the First Merger shall automatically be cancelled and cease to exist in exchange for the right to receive a fraction of a newly issued share of USAR Stock, equal to the total number of TMRC Shares outstanding on the Closing Date on a fully-diluted basis divided by the 3,823,328 USAR Shares being issued as Merger Consideration. This exchange ratio is fixed and will not be adjusted for changes in the market price of either USAR Shares or TMRC Shares. Changes in the price of USAR Shares between now and the time of the Mergers will affect the value that TMRC stockholders will receive in the Mergers. Neither USAR nor TMRC is permitted to terminate the Merger Agreement as a result of any increase or decrease in the market price of USAR Shares or TMRC Shares.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in USAR’s businesses, operations and prospects, including as a result of USAR’s pending transactions with Carester (the “Carester Transaction”) and Serra Verde, and regulatory considerations, many of which are beyond TMRC’s and USAR’s control. Therefore, at the time of the special meeting, TMRC stockholders will not know the market value of the consideration that TMRC stockholders will receive at the effective time. You should obtain current market quotations for USAR Shares and for TMRC Shares.

The market price of USAR Shares after the Mergers may be affected by factors different from those currently affecting the TMRC Shares or USAR Shares.

In the Mergers, TMRC stockholders will become USAR stockholders. USAR’s business differs from that of TMRC. Accordingly, the results of operations of USAR and the market price of USAR Shares after the completion of the Mergers may be affected by factors different from those currently affecting the independent results of operations of each of USAR and TMRC.

For a discussion of the business of USAR and of certain factors to consider in connection with its business, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information”. For a discussion of the business of TMRC and of certain factors to consider in connection with its business, see the sections in this proxy statement/prospectus titled “The Business of TMRC,” “TMRC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the financial statements of TMRC included in this proxy statement/prospectus.

The fairness opinion rendered to the TMRC Board by Roth Capital Partners, LLC prior to the signing of the Merger Agreement does not reflect changes in events or circumstances occurring after the date of the opinion.

The opinion of Roth Capital Partners, LLC, financial advisor to TMRC, was delivered on and dated March 3, 2026. This opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of TMRC or USAR, changes in general market and economic conditions or other changes. Any of these changes may alter the relative value of TMRC or USAR or the prices of TMRC Shares or USAR Shares by the time the Mergers are completed. The opinion does not speak as of the date the Mergers will be completed or as of any date other than the date of the opinion. For a description of the opinion of TMRC’s financial advisor, please see “The Merger — Opinion of TMRC’s Financial Advisor”.

TMRC and USAR will be subject to business uncertainties and contractual restrictions while the Mergers are pending.

Uncertainty about the effect of the Mergers on employees and customers may have an adverse effect on TMRC and, consequently, on USAR. These uncertainties may impair TMRC’s ability to attract, retain and motivate key personnel until the Mergers are consummated, and could cause customers and others that deal with TMRC to seek to change existing business relationships with TMRC. Retention of certain employees may be challenging during the pendency of the Mergers, as certain employees may experience uncertainty about their future roles with USAR. If key employees depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with USAR, USAR’s business following the merger could be harmed. In addition, the Merger Agreement restricts TMRC and USAR from taking certain actions without the other’s consent until the Mergers occur, and generally requires both USAR and TMRC to continue their operations in the ordinary course, until completion of the Mergers. These restrictions may prevent USAR and TMRC from pursuing attractive business opportunities that may arise prior to the completion of the Mergers. These restrictions could be in place for an extended period of time if the consummation of the Mergers is delayed and could adversely affect USAR’s or TMRC’s financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Prior to the Consummation of the Mergers” for a description of the restrictive covenants to which USAR and TMRC are subject.

USAR may fail to realize all of the anticipated benefits of the Mergers, particularly if the integration of USAR’s and TMRC’s businesses is more difficult than expected.

The success of the Mergers will depend, in part, on our ability to successfully combine the businesses of USAR and TMRC. USAR may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of TMRC or USAR may cause USAR to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect USAR’s ability to maintain relationships with commercial counterparties and employees or to achieve the anticipated benefits of the Mergers. Each of these issues might adversely affect USAR, TMRC or both during the transition period, resulting in adverse effects on USAR following the Mergers.

As a result, revenues may be lower than expected or costs may be higher than expected and the overall benefits of the Mergers may not be as great as anticipated.

Some of the directors and executive officers of TMRC may have interests and arrangements that may have influenced their decisions to support and recommend that you vote for the Merger Proposal.

The interests of some of the directors and executive officers of TMRC may be different from those of TMRC stockholders, and certain directors and executive officers of TMRC may be participants in arrangements that are different from, or are in addition to, those of TMRC stockholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Mergers — Interests of TMRC’s Executive Officers and Directors in the Mergers”.

USAR and TMRC are expected to incur significant costs related to the Mergers and integration.

USAR and TMRC have incurred and expect to incur significant, non-recurring costs in connection with negotiating the Merger Agreement and closing the Mergers. In addition, USAR will incur integration costs following the completion of the Mergers as USAR integrates the TMRC business, including facilities and systems consolidation costs and employment-related costs.

Although USAR and TMRC each expect the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, which should allow USAR and TMRC to offset integration-related costs over time, there can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs in the near term or at all. USAR and TMRC may also incur additional costs to maintain employee morale and to retain key employees. USAR and TMRC will also incur significant legal, financial advisory, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed.

If the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the TMRC stockholders may be required to pay substantial U.S. federal income taxes.

Subject to the limitations and qualifications described in “Certain Material U.S. Federal Income Tax Considerations of the Mergers,” the Mergers, taken together, more likely than not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, there are significant factual and legal uncertainties as to whether the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. Although we expect that requirement to be satisfied in the case of the Mergers, there is an absence of direct guidance on whether and under which circumstances the acquired corporation is treated as having conducted a historic business for purposes of satisfying that requirement in a case in which the acquired corporation, rather than conducting such a historic business directly, holds an interest in a partnership that is engaged in such a business, as is the case with respect to TMRC’s ownership of its interest in Round Top, an entity classified as a partnership for U.S. federal income tax purposes. Neither USAR nor TMRC intends to request a ruling from the IRS with respect to the tax treatment of the Mergers, and no assurance can be given that the IRS will not challenge the treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code (or the tax consequences described herein) or that a court would not sustain such a challenge. If the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder (as defined in “Certain Material U.S. Federal Income Tax Considerations”) of TMRC Shares that exchanges its TMRC Shares for USAR Shares in the Mergers generally are expected to recognize taxable gain in connection with such exchange in an amount equal to the amount realized by such TMRC stockholder in excess of its adjusted tax basis, if any, and any such gain could be substantial. For a more complete discussion of certain material U.S. federal income tax considerations of the Mergers, see “Certain Material U.S. Federal Income Tax Considerations of the Mergers”.

There could be limitations on the utilization of the historic U.S. net operating loss carryforwards of TMRC.

USAR’s ability to utilize TMRC’s historic U.S. net operating loss carryforwards to reduce future taxable income following the consummation of the Mergers may be subject to various limitations under the Code. In general, Section 382 of the Code imposes such a limitation upon the occurrence of ownership changes resulting from issuances of a company’s stock or the sale or exchange of such company’s stock by certain shareholders if, as a result, there is an aggregate change of more than 50% in the beneficial ownership of such company’s stock by such shareholders during any three-year period. The limitation (a “Section 382 limitation”) with respect to the loss carryforwards of a company that has undergone such an ownership change generally is equal to (i) the fair market value of such company’s equity multiplied by (ii) a percentage approximately equivalent to the yield on long-term tax-exempt bonds during the month in which the ownership change occurs. In addition, the Section 382 limitation is increased if there are recognized built-in gains during the five-year post-change period, but only to the extent of any net unrealized built-in gain existing on the date of the ownership change. The Mergers could result in an ownership change under Section 382 of the Code with respect to TMRC. As a result, USAR could be subject to the Section 382 limitation with respect to TMRC’s loss carryforwards that exist on the date of the Mergers.

The Merger Agreement limits TMRC’s ability to pursue alternatives to the Mergers.

The Merger Agreement contains provisions that limit TMRC’s ability to solicit, initiate, encourage or take any actions to facilitate competing third-party proposals to acquire all or substantially all of TMRC, subject to certain exceptions relating to the exercise of fiduciary duties by the TMRC Board. These provisions, which include a $3,250,000 termination fee payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of TMRC from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the Mergers, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire TMRC than it might otherwise have proposed to pay.

If the Mergers are not consummated by December 4, 2026, either USAR or TMRC may choose not to proceed with the Mergers.

Either USAR or TMRC may terminate the Merger Agreement if the Mergers have not been completed by December 4, 2026, unless the failure of the Mergers to be completed has resulted from the failure of the party seeking to terminate the Merger Agreement to perform its obligations.

The USAR Shares to be received by TMRC stockholders as a result of the Mergers will have different rights from the TMRC Shares.

Upon completion of the Mergers, TMRC stockholders will no longer be stockholders of TMRC but will instead become stockholders of USAR, and their rights as USAR stockholders will be governed by the terms of USAR’s certificate of incorporation and bylaws. The terms of USAR’s certificate of incorporation and bylaws are in some respects materially different than the terms of TMRC’s certificate of incorporation and bylaws, which currently govern the rights of TMRC stockholders. See the section of this proxy statement/prospectus entitled “Comparison of Rights of Stockholders of USAR and Stockholders of TMRC” for a discussion of the different rights associated with USAR Shares.

Stockholders of TMRC will have a reduced ownership and voting interest after the Mergers and will exercise less influence over management.

As a result of the Mergers, the percentage ownership of every TMRC stockholder in the combined company will be smaller than the TMRC stockholder’s percentage ownership of TMRC prior to the Mergers. USAR estimates that upon completion of the Mergers, former TMRC stockholders will own approximately 1.5% of the outstanding USAR Shares, and current USAR shareholders will own approximately 98.5% of the outstanding USAR Shares (including outstanding stock-based awards of USAR, conversion of outstanding shares of USAR Series A Preferred Stock and exercise of outstanding USAR Preferred Investor Warrants as of June 9, 2026, and in each case, without giving effect to the securities that will be issued in the Serra Verde Transaction).

Failure to complete the Mergers could negatively impact the future business and financial results of TMRC and USAR.

If the Mergers are not completed for any reason, including the failure to receive the requisite TMRC vote, the ongoing businesses of TMRC and USAR may be adversely affected and TMRC and USAR will be subject to several risks, including the following:

•        USAR and TMRC may experience negative reactions from the financial markets, including negative impacts on the market price of TMRC Shares or USAR Shares, to the extent that the current market prices reflect a market assumption that the Mergers will be completed;

•        USAR would not realize the benefits of the Mergers, which could have a material adverse effect on the results of operations, financial position and cash flows of USAR or the trading price of USAR Shares;

•        the manner in which industry contacts, business partners and other parties perceive USAR and TMRC may be negatively impacted, which in turn could affect TMRC’s operations or their ability to compete for new business or obtain renewals in the marketplace more broadly;

•        TMRC may be required, under certain circumstances, to pay USAR a termination fee of $3,250,000 under the Merger Agreement;

•        USAR and TMRC will be required to pay certain costs relating to the Mergers, whether or not the Mergers are completed, such as legal, accounting, financial advisor and printing fees;

•        under the Merger Agreement, USAR and TMRC are subject to certain restrictions on the conduct of their respective businesses prior to completion of the Mergers, which may adversely affect their ability to execute certain of their respective business strategies;

•        matters relating to the Mergers may require substantial commitments of time and resources by USAR’s management and TMRC’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to each of USAR and TMRC as an independent company; and

•        USAR and TMRC also could be subject to litigation related to any failure to complete the Mergers or to enforcement proceedings commenced against USAR and TMRC to perform their respective obligations under the Merger Agreement.

If the Mergers are not completed, USAR and TMRC cannot assure you that the risks described above will not materialize and will not materially affect the business and financial results of USAR and TMRC.

The issuance of USAR Shares in the Mergers and other future issuances will dilute the voting power of USAR shareholders and could dilute their percentage interest in any future earnings of USAR.

In connection with the Mergers, USAR will issue 3,823,328 USAR Shares to TMRC shareholders as consideration. In addition, USAR’s current and future shareholders will also be impacted by other transactions that are currently pending or that have been consummated since the date of the Merger Agreement, or that may be entered into in the future, including (1) USAR’s agreement to issue 126,849,307 USAR Shares as merger consideration in connection with the Serra Verde Transaction, (2) the issuance of 16,132,790 USAR Shares and a warrant to purchase 17,600,584 USAR Shares (at an exercise price of $17.17 per USAR Share) to the U.S. Department of Commerce on June 3, 2026 in connection with the Parent Loan Agreement (as defined below), (3) USAR’s commitment to issue approximately $13.5 million of USAR Shares (or pay cash) to Carester in connection with the Carester Transaction, and (4) the issuance of an aggregate of 10,100,000 USAR Shares as earnout shares upon the achievement of the applicable market-price conditions (5,050,000 USAR Shares issued on April 15, 2026 and 5,050,000 USAR Shares issued on May 15, 2026).

In the future, USAR may issue additional USAR Shares in connection with another acquisition, to increase its capital resources or for other reasons. Additional common stock offerings may dilute the holdings of USAR’s existing stockholders or reduce the market price of USAR Shares, or both. USAR may also issue shares of USAR preferred stock, which may be viewed as having adverse effects upon the holders of common stock.

As a result, the issuance of USAR Shares in the Mergers and other future issuances will reduce the relative voting power of existing USAR stockholders and TMRC shareholders who become USAR shareholders as a result of the Mergers and could dilute their percentage interest in any future earnings, dividends or other distributions of USAR. The actual extent of any such dilution will depend on a number of factors, including the future operating results of USAR and the combined company and the timing and amount of any future issuances of USAR Shares or other equity securities by USAR.

USAR may be unable to satisfy the milestones and other conditions required to access funding under the Parent Loan Agreement.

USAR’s business plans and capital requirements depend, in part, on its ability to obtain U.S. government financing on acceptable terms and on the anticipated timeline. The negotiation, execution and effectiveness of any such financing are subject to a number of conditions precedent and final government approvals outside USAR’s control, and changes in U.S. governmental policy or budgetary priorities, changes in administration, congressional action or shifts in the strategic priorities of the relevant U.S. government counterparties could result in material changes to the proposed terms or in the abandonment of the proposed financing altogether. For example, on June 3, 2026, USAR entered into (i) a direct funding agreement among USAR, certain subsidiaries of USAR, as guarantors, and the DOC, providing for direct funding awards with a maximum award amount of $277.0 million, and (ii) a loan guarantee agreement among USAR, certain subsidiaries of USAR, as guarantors, and the DOC, pursuant to which the DOC has agreed to guarantee USAR’s repayment of advances in an aggregate principal amount of up to $1.3 billion made by the Federal Financing Bank pursuant to a note purchase agreement among USAR, the Federal Financing Bank and the Secretary of Commerce (collectively, the “Parent Loan Agreement”). In connection with the Parent Loan Agreement, USAR issued to the DOC 16,132,790 USAR Shares and a warrant to purchase 17,600,584 USAR Shares at an exercise price of $17.17 per USAR Share (collectively, the “DOC Securities”). USAR’s ability to draw down funds under the Parent Loan Agreement is subject to the achievement of construction, operational, financial and other milestones over an extended period of time, compliance with affirmative and negative covenants and the absence of defaults. The failure to satisfy any such milestones or conditions could delay or prevent USAR from accessing all or a portion of the funding on the anticipated terms or at all, could result in a clawback of amounts previously disbursed, could give rise to an event of default under the Parent Loan Agreement and could require USAR to seek replacement financing on less favorable terms. In addition, the DOC will retain 100% of the DOC Securities whether or not USAR receives any or all of the funding contemplated by the Parent Loan Agreement and even if any such funding is received and subsequently clawed back, which would materially increase the effective dilution to other stockholders. The DOC’s equity interest in USAR and its broader role as a counterparty and regulator may limit USAR’s ability to pursue strategic transactions and may affect USAR’s relationships with customers, suppliers, partners and other counterparties. If USAR is unable to access the contemplated financing in a timely manner or in the amounts currently anticipated, it may need to delay, scale back or restructure its development plans, seek alternative financing on less favorable terms or forego certain business opportunities, any of which could adversely affect USAR’s business, financial condition, results of operations and growth prospects.

In addition to the Mergers and the other transactions described in this proxy statement/prospectus, USAR may pursue and consummate additional acquisitions or other strategic transactions at any time, which may be announced before, concurrently with or after the special meeting and which could be material to USAR and the combined company.

As part of its ongoing business strategy, USAR regularly evaluates potential acquisition opportunities and other strategic transactions in the ordinary course of business, and from time to time engages in discussions and negotiations with potential acquisition targets, partners and others and may enter into letters of intent, term sheets or other preliminary agreements with respect to potential acquisitions or other strategic transactions. In addition to the Mergers, USAR has entered into the Parent Loan Agreement with the DOC and has entered into definitive agreements in respect of the Carester Transaction and the Serra Verde Transaction. USAR may, at any time before, concurrently with or following the special meeting and the closing of the Mergers, enter into additional letters of intent or definitive agreements with respect to additional acquisitions or strategic transactions, subject to the restrictions in the Merger Agreement on USAR’s pre-closing conduct described under “The Merger Agreement — Conduct of Business Prior to the Consummation of the Mergers”. There can be no assurance that any such transaction will be consummated on the terms contemplated, or at all. Any such additional transaction may be material to USAR and the combined company and could result in additional dilution to USAR stockholders, the incurrence of additional indebtedness, the assumption of unknown or contingent liabilities, integration challenges, diversion of management’s attention and additional transaction costs. The pendency, announcement or consummation of any such additional transaction, or the failure to consummate any such transaction, could have a material adverse effect on USAR’s and the combined company’s business, financial condition, results of operations and prospects, and on the trading price of USAR Shares.

The Mergers are not conditioned on the Carester Transaction, the Serra Verde Transaction, or any other acquisitions or strategic transactions that USAR is pursuing, or may in the future pursue. USAR may fail to consummate the Carester Transaction and/or the Serra Verde Transaction, which could have an adverse effect on the price of the USAR Shares, reducing the value of the consideration the TMRC Shareholders will receive in the Transactions. Further, TMRC shareholders voting on the Merger Proposal will not have the opportunity to evaluate, and are not being asked to approve, the specific terms of any such additional transactions, which may not be known at the time of the special meeting.

The unaudited forecasted financial information included in this proxy statement/prospectus is for illustrative purposes only and the actual financial condition and results of operations of USAR after the Mergers may differ materially.

The unaudited forecasted financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what USAR’s actual financial condition or results of operations would have been had the Mergers been completed on the dates indicated, nor is it indicative of the future financial condition or results of operations of the combined company.

The financial projections included in this proxy statement/prospectus were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants. The financial projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, TMRC’s management. BDO USA, P.C., Ham, Langston & Brezina, L.L.P., and PricewaterhouseCoopers Auditores Independentes Ltda have not audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the financial projections included in this proxy statement/prospectus. Accordingly, BDO USA, P.C., Ham, Langston & Brezina, L.L.P., and PricewaterhouseCoopers Auditores Independentes Ltda do not express an opinion or any other form of assurance with respect thereto. The reports of BDO USA, P.C., Ham, Langston & Brezina, L.L.P., and PricewaterhouseCoopers Auditores Independentes Ltda, incorporated by reference or included in this proxy statement/prospectus relate to previously issued financial statements and do not extend to the forecasted financial information, and should not be read to do so.

Further, no other independent accountants have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or the achievability thereof, and, accordingly, such independent accountants assume no responsibility for, and disclaim any association with, the forecasted financial information. The reports of such independent accountants included or incorporated by reference herein, as applicable, relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. The forecasted financial information included in this proxy statement/prospectus speaks only as of the date on which such information was prepared, and neither USAR or TMRC undertakes any obligation, other than as required by applicable law, to update the forecasted financial information included herein to reflect events or circumstances after the date the forecasted financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The market price of USAR Shares may continue to fluctuate after the Mergers.

The market price of USAR Shares may fluctuate significantly following completion of the Mergers and USAR Shareholders could lose some or all of the value of their investment in such shares. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, USAR Shares, regardless of USAR’s actual operating performance.

Shareholder litigation could prevent or delay the completion of the Mergers or otherwise negatively impact the business and operations of USAR and TMRC.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the Merger Agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on USAR’s and TMRC’s respective liquidity and financial condition.

Although TMRC and USAR are not aware of any pending or threatened lawsuits relating to the Transactions as of the date of this proxy statement/prospectus, lawsuits arising out of the Transactions could be filed in the future.

One of the conditions to the closing of the Mergers is that no order, injunction or decree issued by any court or government entity of competent jurisdiction or other legal restraint preventing the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement be in effect. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Mergers or any of the other transactions contemplated by the Merger Agreement, then such injunction may delay or prevent the Mergers from being completed within the expected timeframe or at all, which may adversely affect USAR’s and TMRC’s respective business, financial position and results of operations. Even if such injunction is eventually lifted and the Mergers are later completed, the resulting delays and costs incurred may continue to affect the combined company following the completion of the Mergers.

Additionally, there can be no assurance that any of the defendants will be successful in the outcome any potential lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Mergers are completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows.

Risks Related to TMRC

Risks Associated with TMRC’s Investment in RTMD

Failure to fund cash calls.

USAR OpCo, as manager, will issue monthly cash calls pursuant to adopted Budgets. Both parties, as members, will have 10 days after receipt of such a billing to meet the cash call. Failure to meet a cash call results in dilution. The governing provisions of the Operating Agreement with respect to cash calls and dilution are as follows:

Cash Calls.

On the basis of the adopted program and budget then in effect, the manager will submit to each member monthly cash calls at least 10 days before the last day of each month, and within 10 days of receipt, (a) USAR OpCo will pay to RTMD, as an additional capital contribution, its proportionate share of the estimated cash requirements based on its interest and (b) TMRC will either (i) pay to RTMD, as an additional capital contribution, its proportionate share of the estimated cash requirements based on its interest, or (ii) deliver to RTMD a written notice indicating what amount, if any, of the applicable estimated cash requirements that TMRC will contribute, being the Notice of Non-Contribution. Failure by TMRC to deliver payment of its proportionate share of the estimated cash requirements, as an additional capital contribution, or to deliver a Notice of Non-Contribution within the 10 day period shall automatically be considered a “Deemed Non-Contribution” and shall have the same effect as if TMRC provided a timely Notice of Non-Contribution with respect to non-contribution of its entire proportionate share of the applicable cash call.

Remedies for Failure to Meet Cash Calls

Non-Contribution.    Capital contributions only will be made to fund programs and budgets. If TMRC does not contribute all or any portion of any additional capital contribution that it is required to contribute pursuant to a Notice of Non-Contribution or a Deemed Non-Contribution, then USAR OpCo shall fund the entire shortfall, being the Shortfall Amount, within 5 business days after the Notice of Non-Contribution or Deemed Non-Contribution.

Dilution.    Upon the contribution of the Shortfall Amount by USAR OpCo, the interests of the members will be recalculated based on the adjustment provision set forth below in the sub-heading “— Adjustment of Interests”.

Maximum Dilution.    The dilution of TMRC shall not fall below a 3% interest in RTMD, being the Minimum Percentage Interest. Upon the contribution by USAR OpCo of a Shortfall Amount which otherwise would result in a dilution of TMRC below the Minimum Percentage Interest, USAR OpCo will receive a priority distribution of available cash, in addition to a distribution of available cash to which USAR OpCo otherwise is entitled to receive as a result of its proportionate additional capital contribution pursuant to the applicable cash call request, up to the Shortfall Amount that would have resulted in TMRC’s interest being further diluted but for the Minimum Percentage Interest, being the Priority Distribution. The Priority Distribution will continue until USAR OpCo has been reimbursed for its contribution of the Shortfall Amount that would have resulted in TMRC having an interest below the Minimum Percentage Interest, after which time the members shall receive distributions of available cash pro rata in proportion to their respective interests.

Adjustment of Interests.

If USAR OpCo contributes the Shortfall Amount, then the then current interest of TMRC will be reduced (subject to the Minimum Percentage Interest), effective as of each cash call under an additional capital contribution for the applicable program and budget, by a fraction, expressed as a percentage:

•        the numerator of which equals the Shortfall Amount actually funded by USAR OpCo; and

•        the denominator of which equals the market capitalization of TMRC.

As such, the failure by TMRC to fund cash calls will result in dilution to its membership interest in RTMD, which could be significant over time and could ultimately reduce TMRC to a 3% membership interest and possibly a Priority Distribution owed to USAR OpCo, as described above. Dilution to TMRC’s membership interest in RTMD will adversely affect the value of TMRC and likely the value of the TMRC Shares. A decrease in TMRC’s market capitalization will negatively impact the dilution calculation. TMRC currently does not have the necessary capital to fund future cash calls and there can be no assurance that it will be able to raise additional capital to fund cash calls. Moreover, the raising of capital by issuing TMRC Shares will result in dilution to TMRC’s then existing common stockholders.

Certain RTMD matters that require unanimous management committee approval will not be applicable if TMRC’s membership interest falls below 15% in Round Top.

Meetings of the RTMD management committee will be held every three months unless otherwise agreed. For matters before the management committee that require a vote, voting is by simple majority except for certain “major decisions” that require a unanimous vote. So long as TMRC maintains a 15% or greater ownership interest, the nine decisions identified in the bullet points below require unanimous approval. If TMRC’s ownership interest falls below 15%, the number of unanimous decisions is reduced to five (being the first five bullet points below). If TMRC is acquired by a REE mining company or sells its ownership interest to a REE mining company, in each case who elects a majority of the TMRC Board, this unanimous approval requirement can be suspended by USAR OpCo, at its option. The major decisions requiring unanimous approval, as set forth above, are:

•        approval of an amendment to any Budget that causes the Budget to increase by 15% or more, except for emergencies;

•        other than purchase money security interests or other security interests in Round Top equipment to finance the acquisition or lease of RTMD equipment used in operations, the consummation of a project financing or the incurrence by RTMD of any indebtedness for borrowed money that requires the guarantee by any member of any obligations of RTMD;

•        substitution of a member under certain circumstances and dissolution of RTMD;

•        the issuance of an ownership interest or other equity interest in RTMD, or the admission of any person as a new member of RTMD, other than in connection with the exercise of a right of first offer by a member;

•        the redemption of all or any portion of an ownership interest, except for limited circumstances provided for in the Operating Agreement;

•        a decision to grant authorization for RTMD to file a petition for relief under any chapter of the United States Bankruptcy Code, to consent to such relief in any involuntary petition filed against RTMD by any third party, or to admit in writing any insolvency of RTMD or inability to pay its debts as they become due, or to consent to any receivership of RTMD;

•        the acquisition or disposition of significant mineral rights, other real property or water rights outside of the area of interest as set forth in the Operating Agreement or outside of the ordinary course of business;

•        the merger of RTMD into or with any other entity; and

•        the sale of all or substantially all of RTMD’s assets.

Any future dilution of TMRC’s membership interest in RTMD below 15% will adversely impact its input with respect to certain RTMD corporate actions, which could adversely affect it.

TMRC has relied on an exclusion from the definition of “investment company” in order to avoid being subject to the Investment Company Act of 1940. To the extent the nature of TMRC’s business changes in the future or its reliance on the exclusion is misplaced, TMRC may become subject to the requirements of the 1940 Act, which would limit its business operations and require it to spend significant resources in order to comply with the 1940 Act.

The 1940 Act defines an “investment company,” among other things, as an issuer that is engaged in the business of investing, reinvesting, owning, holding or trading in securities and owns investment securities having a value exceeding 40 percent of the issuer’s unconsolidated assets, excluding cash items and securities issued by the federal government. However, the 1940 Act excludes from this definition any company substantially all of whose business consists of owning or holding oil, gas or other mineral royalties or leases or fractional interests therein, or certificates of interest or participation relating to such mineral royalties or leases. TMRC believes that it satisfies this mineral company exception to the definition of “investment company.” If TMRC’s reliance on the mineral company exclusion from the definition of investment company is misplaced, it may have been in violation of the 1940 Act, the consequences of which can be significant. For example, investment companies that fail to register under the 1940 Act are prohibited from conducting business in interstate commerce, which includes selling securities or entering into other contracts in interstate commerce. Section 47(b) of the 1940 Act provides that a contract made, or whose performance involves, a violation of the 1940 Act is unenforceable by either party unless a court finds that enforcement would produce a more equitable result than non-enforcement. Similarly, a court may not deny rescission to any party seeking to rescind a contract that violates the 1940 Act, unless the court finds that denial of rescission would produce a more equitable result than granting rescission. Accordingly, for example, any investor who purchases TMRC’s securities during any period in which it was required to register as investment company may seek to rescind their subscriptions.

If in the future the nature of TMRC’s business changes, or a regulatory agency would disagree with its analysis regarding the exclusion from the 1940 Act, such that the mineral company exception to the threshold definition of investment company is not available to it, TMRC will be required to register as an investment company with the SEC. The ramifications of becoming an investment company, both in terms of the restrictions it would have on TMRC and the cost of compliance, would be significant. For example, in addition to expenses related to initially registering as an investment company, the 1940 Act also imposes various restrictions with regard to TMRC’s ability to enter into affiliated transactions, the diversification of its assets and its ability to borrow money. If TMRC became subject to the 1940 Act at some point in the future, its ability to continue pursuing its business plan would be severely limited as it would be significantly more difficult for it to raise additional capital in a manner that would comply with the requirements of the 1940 Act. To the extent TMRC is unable to raise additional capital, it may be forced to discontinue its operations or sell or otherwise dispose of its mineral assets.

Risks Related to TMRC’s Business, Including Being an Owner of a Minority Membership Interest in a Mineral Project Being Operated by RTMD

TMRC’s financial statements have been prepared assuming that it will continue as a going concern.

TMRC’s financial statements have been prepared assuming that it will continue as a going concern. TMRC has an accumulated deficit from inception through August 31, 2025, of approximately $45,110,000, has yet to achieve profitable operations, and projects further losses in the development of its business. At August 31, 2025, TMRC had a working capital surplus of approximately $506,000; however its ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due.

TMRC does not have sufficient capital to fund any cash calls expected during the fiscal year ending August 31, 2026 or thereafter. Moreover, TMRC only has sufficient cash to fund expected general and administrative expenses and related costs through August 31, 2026. TMRC has not been informed by RTMD of the estimated budget for the 12 months ending August 31, 2026. During the fiscal year ended August 31, 2025, TMRC did not fund its $631,042 portion of the $3,304,829 total cash call by RTMD, and elected to incur dilution to its RTMD membership interest which as of August 31, 2025 was approximately 18.8%. Subsequent thereto, TMRC received cash calls for September, October and November 2025 which resulted in the dilution of its Round Top membership to approximately 18.7% as of December 31, 2025. The failure of TMRC to make required cash calls to RTMD during the remainder of its 2026 fiscal year will result in further dilution to its membership interest. TMRC currently expects to incur continued dilution to its membership interest in Round Top rather than to fund its cash call obligations during the fiscal year ending August 31, 2026. TMRC has sufficient cash to fund general and administrative expenses and related costs through August 31, 2026. There can be no assurance that TMRC will be able to raise the necessary capital to fund its cash calls (if it determines not to continue to incur dilution) and expected general and administrative expenses and related costs subsequent to August 31, 2026. TMRC has no firm commitments for equity or debt financing and any financing that may be obtained will be on a best efforts basis. Based on these factors, there is substantial doubt as to TMRC’s ability to continue as a going concern for a period of twelve months from the issuance date of its financial statements. The failure to obtain sufficient financing may cause TMRC to curtail, cease or discontinue operations.

TMRC has a history of losses and will require additional financing to fund operations. Failure to obtain additional financing could have a material adverse effect on its financial condition and results of operation and could cast uncertainty on its ability to continue as a going concern in future periods.

During the fiscal year ended August 31, 2025, TMRC had no revenues. For the fiscal year ended August 31, 2025, its net loss was approximately $1,933,000 and its accumulated deficit at August 31, 2025 was approximately $45,110,000. At August 31, 2025, its cash position was approximately $590,000 and its working capital surplus was approximately $506,000. RTMD has not commenced commercial production on any of its mineral properties, and there can be no assurance that the Round Top Project will ever commence commercial production.

During the fiscal year ending August 31, 2026, it is likely that USAR will be required to fund TMRC’s portion of the current RTMD Budget to optimize the leaching and developing of the CIX/CIC processing of the Round Top Project, based on TMRC’s current cash position (which will result in dilution to TMRC’s membership interest in RTMD). Initial process design work has been carried out at USAR’s facility in Wheat Ridge, Colorado. It is estimated that the Round Top Project will require additional time and further expenditure to complete a bankable feasibility study, if at all.

TMRC will likely continue to elect to incur dilution to its RTMD membership interest in lieu of providing cash payments to fund its portion of the RTMD Budget, as it does not have sufficient capital to fund any cash calls during the fiscal year ending August 31, 2026 or thereafter. TMRC lacks sufficient capital to fund general and administrative expenses subsequent to August 31, 2026, as its current capital resources only cover expected general and administrative expenditures through August 31, 2026. There can be no assurance that TMRC will be able to raise additional capital to fund its operations subsequent to August 31, 2026 (or earlier if necessary). TMRC’s failure to fund its portion of the RTMD Budget during this current fiscal year and/or thereafter will result in the continued dilution of its membership interest in RTMD (approximately 18.7% as of December 31, 2025), which dilution during this current fiscal year and/or thereafter could be significant, and the failure to fund general and administrative expenses subsequent to August 31, 2026 would likely cause TMRC to curtail or cease its operations. The most likely source of future financing presently available to TMRC is through the sale of its securities, of which there is no assurance that it will be able to raise additional capital on reasonable terms, if at all. Any sale of TMRC Shares to raise capital will result in dilution of equity ownership to existing stockholders. This means that if TMRC sells TMRC Shares, more shares will be outstanding and each existing stockholder will own a smaller percentage of the shares then outstanding. Additionally, the actual or perceived sale of additional TMRC Shares could have the effect of decreasing TMRC’s stock price, which would further exacerbate dilution to existing shareholders (as well as negatively impacting the dilution calculation of TMRC’s membership interest in RTMD). Alternatively, TMRC may rely on debt financing and assume debt obligations that require it to make substantial interest and principal payments. Also, TMRC may issue or grant warrants or options in the future pursuant to which additional TMRC Shares may be issued. Exercise of such warrants or options will result in dilution of equity ownership to TMRC’s existing stockholders. TMRC has no firm commitments with respect to obtaining equity or debt financing and, accordingly, it will be reliant upon a best efforts financing strategy. The failure to obtain sufficient financing in this current fiscal year (or subsequent thereto) will result in the continued dilution of TMRC’s membership interest in RTMD (which could be significant) and will likely cause it to curtail or discontinue operations if it is unable to fund general and administrative expenses after August 2026.

TMRC has a limited operating history on which to base an evaluation of its business and properties.

Any investment in TMRC should be considered a high-risk investment because investors will be placing funds at risk in an early stage, under-capitalized business with unforeseen costs, expenses, competition, a history of operating losses and other problems to which start-up ventures are often subject. Investors should not invest in TMRC unless they can afford to lose their entire investment. Your investment must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive and mature industry. TMRC’s operating history has been restricted to the sampling of the Round Top Project and this does not provide a meaningful basis for an evaluation of the Round Top Project. Other than through conventional and typical exploration methods and procedures, TMRC has no additional way to evaluate the likelihood of whether the Round Top Project contains commercial quantities of mineral reserves or, if it does, that it will be operated successfully. TMRC anticipates that it will continue to incur operating costs in the form of cash calls in connection with its approximately 18.7% (as of December 31, 2025) membership interest in RTMD without realizing any revenues during the foreseeable future. If TMRC continues to satisfy its RTMD cash call obligations through dilution to its then current membership interest, then it will incur continued dilution to its membership interest, which could be significant. Substantially all of TMRC’s business consists of owning such minority membership interest in RTMD as of the date of this proxy statement/prospectus.

The Round Top Project is in the exploration stage. There is no assurance that RTMD can establish the existence of any mineral reserve from the Round Top Project in commercially exploitable quantities. Until then, TMRC cannot earn any revenues from the Round Top Project, and our business could fail.

TMRC has not established that the Round Top Project contains any commercial exploitable quantities of mineral reserve, nor can there be any assurance that TMRC will be able to do so. The probability of the Round Top Project ever having a commercial exploitable mineral reserve is uncertain. Even if TMRC does eventually discover commercial exploitable quantities of mineral reserve on the Round Top Project, there can be no assurance that it can be developed into a producing mine and extract those minerals. Both mineral exploration and development involve a high degree of risk and few properties, which are explored, are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the deposit to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond TMRC’s control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Even if commercial viability of a mineral deposit is established, it may take several years in the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves through drilling and bulk sampling, to determine the optimal metallurgical process to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. Because of these uncertainties, no assurance can be given that TMRC’s exploration programs will result in the establishment or expansion of a mineral deposit or reserves.

The Round Top Project is a high risk project and investors should not make an investment in TMRC unless you have the ability to lose your entire investment.

There is no history of producing metals from the Round Top Project.

There is no history of producing metals from the Round Top Project. The Round Top Project is an exploration stage property in the early stage of exploration and evaluation. Advancing properties from exploration into the development stage requires significant capital and time, and successful commercial production from the Round Top Project, if any, will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related works and infrastructure. As a result, TMRC is subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

•        completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient REE reserves to support a commercial mining operation;

•        the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;

•        the availability and costs of drill equipment, exploration personnel, skilled labor and mining and processing equipment, if required;

•        the availability and cost of appropriate smelting and/or refining arrangements, if required, and securing a commercially viable sales outlet for products;

•        compliance with environmental and other governmental approval and permit requirements;

•        the availability of funds to finance exploration, development and construction activities, as warranted;

•        potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities;

•        dilution to TMRC’s membership interest in RTMD, which could be significant;

•        potential increases in exploration, construction and operating costs due to changes in the cost of fuel, power, materials and supplies; and

•        potential shortages of mineral processing, construction and other facilities related supplies.

The costs, timing and complexities of exploration, development and construction activities may be increased by the location of the Round Top Project (or other properties that may subsequently be acquired) and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if warranted, development, construction and mine start-up activities. Accordingly, RTMD’s activities may not result in profitable mining operations and RTMD may not succeed in establishing mining operations or profitably producing metals with respect to the Round Top Project. This is a high risk project and investors should not make an investment in TMRC unless you have the ability to lose your entire investment.

If RTMD establishes the existence of a mineral reserve in the Round Top Project in a commercially exploitable quantity, of which there can be no assurance, TMRC will require additional capital in order to maintain its current membership interest in RTMD and fund its proportionate costs to develop the property into a producing mine. If TMRC cannot raise this additional capital, its membership interest in RTMD will be diluted, its membership interest will lose value, and TMRC could fail.

RTMD will be required to expend significant funds to determine if there exist mineral reserves in commercially exploitable quantities in the Round Top Project, and then RTMD will be required to expend substantial additional sums of money to establish the extent of the reserve, develop processes to extract it and develop extraction and processing facilities and infrastructure. Each of USAR OpCo and TMRC, as the members of RTMD, will likely need to fund such expenditure. TMRC’s failure to raise capital to fund its portion of future cash calls will result in its membership interest in RTMD being further diluted. RTMD does not have adequate capital to fund expenditures at the project level, therefore requiring the members to fund cash calls based upon TMRC’s current ownership interests in RTMD and it can elect to satisfy its cash call obligations through incurring dilution to its RTMD membership interest. There is no assurance that any RTMD project level financing can ever be obtained, which will depend initially upon obtaining a preliminary feasibility study which has not been obtained to date and of which there can be no assurance that such a preliminary feasibility study will be obtained. As such, there is no assurance that, either at the member level or project level, the necessary financing can be obtained to develop necessary facilities and infrastructure to accomplish TMRC’s goals. Although RTMD may derive substantial benefits from the discovery of a mineral deposit, there can be no assurance that such a deposit will be large enough to justify commercial operations, nor can there be any assurance that RTMD will be able to raise the funds at the RTMD level required for development on a timely basis. If RTMD cannot raise the necessary capital at the RTMD level or complete the necessary facilities and infrastructure, cash calls from the members will continue and if TMRC can’t fund its portion, its membership interest in TMRC will continue to be diluted (which dilution could be significant) and/or TMRC’s business may fail and your investment in TMRC Shares will be lost. TMRC’s membership interest was approximately 18.7% as of December 31, 2025, and it should be expected that TMRC’s membership interest in RTMD will be further diluted during this current fiscal year.

TMRC’s exploration activities may not be commercially successful.

TMRC’s long-term success depends on its ability to identify mineral deposits in the Round Top Project or other properties it may acquire, if any, that it can then develop into commercially viable mining operations. TMRC’s belief that the Round Top Project contains commercially exploitable minerals has been based solely on preliminary tests that RTMD has conducted and data provided by third parties (including USAR). There can be no assurance that the tests and data upon which TMRC has relied is correct or accurate and, accordingly, there is no assurance that the Round Top Project contains commercially exploitable minerals. Moreover, mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. Unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration programs. The success of mineral exploration and development is determined in part by the following factors:

•        the identification of potential mineralization based on analysis;

•        the availability of exploration permits;

•        the quality of TMRC’s management and TMRC’s geological and technical expertise; and

•        the capital available for exploration.

Substantial expenditures and time are required to establish existing proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, allowable production, importing and exporting of minerals and environmental protection. Any one or a combination of these factors may result in TMRC not receiving a return on our investment in RTMD or any other mineral project TMRC may pursue. The decision to abandon a project will have an adverse effect on the market value of TMRC’s securities and its ability, if any, to raise future financing. Accordingly, there can be no assurance that TMRC’s exploration activities will be commercially successful.

Increased costs could affect TMRC’s financial condition.

TMRC anticipates that costs at the Round Top Project if and as it may be developed, if warranted, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on operations at the Round Top Project as well as RTMD member funding requirements.

Macroeconomic conditions, and domestic and global political turbulence could have a materially adverse impact on TMRC’s business, financial condition, or results of operations.

Macroeconomic conditions, such as high inflation, changes to monetary policy, high interest rates, volatile currency exchange rates, decreasing consumer confidence and spending, tariffs and other economic measures implemented or to be adopted by The Trump Administration and global or local recessions could negatively impact TMRC’s business, financial condition, or results of operations. Recent macroeconomic conditions have been and likely will continue to be adversely impacted by political instability and military hostilities in multiple geographies (including the ongoing conflict between Ukraine and Russia and the conflict in the Middle East). The results of these macroeconomic conditions, and the actions taken by governments and consumers in response, have, and may continue to, result in higher inflation and higher interest rates in the U.S. and globally, which may, in turn, lead to an increase in costs and cause changes in fiscal and monetary policy, including additional increased interest rates.

There is no assurance that TMRC will enter into any agreement with respect to the potential Alhambra project owned by Santa Fe or that this project will proceed.

While TMRC has entered into a mineral exploration and option agreement with Santa Fe, there is no assurance TMRC will enter into a formal joint venture agreement or otherwise pursue this project. Even if TMRC enters into a formal joint venture agreement with Santa Fe, there is no assurance that this project will be economically feasible, that exploration will be successful or that this project will be a commercial success. TMRC is currently pursuing financing sources for this project and there can be no assurance that TMRC will be able to arrange and procure necessary financing to commercially exploit a silver property currently held by Santa Fe within the Black Hawk Mining District in Grant County, New Mexico. The status of TMRC’s electromagnetic surveying and testing with respect to this project is preliminary in nature and there can be no assurance that this project will proceed or that results will be positive. There can be no assurance that TMRC will have the financial resources to continue to fund exploration activities in future periods, thus jeopardizing the continuation of the option. There is no assurance that this project will ever materialize.

There is no assurance that the Steeple Rock non-binding letter of intent will result in a definitive agreement or result in materialization of a possible mining venture.

There can be no assurance that entry into the Steeple Rock non-binding letter of intent will result in a definitive agreement or, if a definitive agreement is reached, the potential project will proceed on the preliminary and general terms as currently contemplated. Legal, regulatory, business and financial diligence, along with the procurement of necessary capital to proceed with this potential project in an amount to be determined (of which there can be no assurance the necessary capital can be procured to proceed with this potential project), will need to be satisfactorily completed by the parties, as well as other customary conditions and approvals. As such, there can be no assurance that this possible mining venture will ever materialize.

Licensing and permitting of mining operations in the State of New Mexico is difficult and could have a material effect on the length of time and cost of securing the required permits.

Regulatory agencies governing permitting include the New Mexico Mining and Minerals Division of the State of New Mexico, New Mexico Environmental Department, New Mexico Office of the State Engineer, the US Forest Service, the US Fish and Wildlife Service, the EPA, Mine Safety and Health Administration and Grant County, New Mexico. The Permitting process is also vulnerable to the influence of various non-governmental organizations hostile to mining. Accordingly, there is no assurance that TMRC will be able to obtain the necessary permits with respect to the Alhambra project, either at the state or federal level.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

RTMD is and will be dependent on various supplies and equipment to carry out mining exploration and, if warranted, development operations. The shortage and/or costs of such supplies, equipment and parts could have a material adverse effect on the ability to carry out RTMD’s operations and therefore limit or increase the cost of production.

Mining and mineral exploration is inherently dangerous and subject to conditions or events beyond TMRC’s control, which could have a material adverse effect on its business and plans.

Mining and mineral exploration involves various types of risks and hazards, including:

•        environmental hazards;

•        power outages;

•        metallurgical and other processing problems;

•        unusual or unexpected geological formations;

•        personal injury, flooding, fire, explosions, cave-ins, landslides and rock-bursts;

•        inability to obtain suitable or adequate machinery, equipment, or labor;

•        metals losses;

•        fluctuations in exploration, development and production costs;

•        labor disputes;

•        unanticipated variations in grade;

•        mechanical equipment failure; and

•        periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, the Round Top Project, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. RTMD may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, may be prohibitively expensive. RTMD may suffer a material adverse effect on its business if not covered by insurance policies.

The figures for mineralization are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralization figures presented in this proxy statement/prospectus and in TMRC’s and USAR’s filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and internal geologists. When making determinations about whether to advance to development any project that TMRC has or may have interest in, TMRC will be reliant upon such estimated calculations as to the mineral reserves and grades of mineralization on its properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only. All resource and grade estimates are based one validated analytical methods. However, any procedure for analyzing small amounts of metals in a chemically complex matrix may be subject to error and other uncertainties.

Estimates made to date rely on geophysical data, and geophysics is an indirect method of exploration and must be verified by drilling and underground investigation. Additionally, estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. TMRC cannot assure you that:

•        these interpretations and inferences will be accurate;

•        mineralization estimates will be accurate; or

•        this mineralization can be mined or processed profitably.

Investors should not rely upon any such figures in making an investment decision to acquire TMRC Shares.

The Round Top Project operations may contain significant uninsured risks which could negatively impact future profitability.

Any exploration of the Round Top Project will be subject to certain risks, including unexpected or unusual operating conditions including rock bursts, cave -ins, flooding, fire and earthquakes. It is not always possible to insure against these risks. Should events such as these arise, they could reduce or eliminate TMRC’s investment in RTMD as well as result in increased costs and a decline in the value of TMRC’s investment in RTMD.

Mineral operations are subject to market forces outside of TMRC’s control which could negatively impact it.

The marketability of minerals is affected by numerous factors beyond TMRC’s control including market fluctuations, government regulations and trade policies relating to prices, taxes, tariffs, royalties, allowable production, imports, exports and supply and demand. One or more of these risk elements could have an impact on the costs of the Round Top Project operations and, if significant enough, could impact TMRC’s investment in RTMD.

TMRC may be adversely affected by fluctuations in demand for, and prices of, rare earth minerals and products.

TMRC’s goal is for RTMD to derive revenues, if any (and of which there can be no assurance), from the sale of rare earth and related minerals by RTMD. Changes in demand for, and the market price of, these minerals could significantly affect TMRC. The value and price of TMRC Shares and its financial results may be significantly adversely affected by declines in the prices of rare earth minerals and products. Rare earth minerals and product prices may fluctuate and are affected by numerous factors beyond TMRC’s control such as interest rates, exchange rates, tariffs and other economic measures, inflation or deflation, fluctuation in the relative value of the U.S. dollar against foreign currencies on the world market, global and regional supply and demand for rare earth minerals and products, and the political and economic conditions of countries (including specifically China and the U.S.’s relationship and trade policies with China at any given time) that produce rare earth minerals and products.

A prolonged or significant economic contraction in the United States or worldwide could put further downward pressure on market prices of rare earth minerals and products. Protracted periods of low prices for rare earth minerals and products could significantly reduce any future revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, REO production operations, impair asset values and if reserves are established on our prospects, reduce TMRC’s proven and probable rare earth ore reserves.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to rare earth minerals supply and demand and ultimately to the broader markets. Periods of high rare earth mineral market prices generally are beneficial to TMRC. However, strong rare earth mineral prices also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for rare earth minerals and products, and at the same time may incentivize development of otherwise marginal mining properties.

Permitting, licensing and approval processes are required for the operations at the Round Top Project and obtaining and maintaining required permits and licenses is subject to conditions which may be unable to be achieved.

Both mineral exploration and extraction at the Round Top Project requires permits from various federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Permits known to be required are (i) an operating plan for the conduct of exploration and development approved by the GLO, (ii) an operating plan for production approved by the GLO, (iii) various reporting to and approval by the Texas Railroad Commission regarding drilling and plugging of drill holes, and (v) reporting to and compliance with regulations of the Texas Commission of Environmental Quality. If RTMD recovers uranium at the Round Top Project, it will be required to obtain a source material license from the United States Nuclear Regulatory Commission. RTMD may also be subject to the reporting requirements and regulations of the Texas Department of Health. Such licenses and permits are subject to changes in regulations and changes in various operating circumstances. Companies that engage in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Issuance of permits for the Round Top Project activities is subject to the discretion of government authorities, and RTMD may be unable to obtain or maintain such permits. Permits required for future exploration or development may not be obtainable on reasonable terms or on a timely basis. There can be no assurance that RTMD will be able to obtain or maintain any of the permits required for the continued exploration or development of the Round Top Project (or any other of TMRC’s mineral properties that it may subsequently acquire) or for the construction and operation of a mine on its properties that it may subsequently acquire at economically viable costs. If RTMD cannot accomplish these objectives, the business of RTMD could face difficulty and/or fail, adversely affecting TMRC as a member.

RTMD is subject to significant governmental regulations, which affect its operations and costs of conducting its business.

RTMD’s current and future operations are and will be governed by laws and regulations, including:

•        laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;

•        laws and regulations related to economic measures and tariffs, exports, taxes and fees;

•        labor standards and regulations related to occupational health and mine safety;

•        environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and

•        other matters.

Corporations engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. RTMD may be required to compensate those suffering loss or damage by reason of its mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on RTMD’s business and cause increases in capital expenditures or require abandonment or delays in exploration.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on RTMD as well as any other business in which TMRC engages.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. However, legislation and increased regulation regarding climate change could impose significant costs on RTMD, TMRC’s venture partners and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact the ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, TMRC cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by TMRC or other companies in its industry could harm TMRC’s reputation. The potential physical impacts of climate change on TMRC’s operations are highly uncertain, and would be particular to the geographic circumstances in areas in which TMRC operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of the Round Top Project operations or any other mineral projects TMRC may pursue.

Exploration and development activities are subject to environmental risks, which could expose RTMD to significant liability and delay, suspension or termination of our operations.

The exploration, possible future development and production phases of RTMD’s business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation has generally evolved in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees, although it is unclear how the Trump Administration will enforce or if the Trump Administration will alter current environmental regulations. Future changes in environmental regulations, if any, may adversely affect operations. If RTMD fails to comply with any of the applicable environmental laws, regulations or permit requirements, it could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop operations or require a considerable capital expenditure. Although RTMD intends to comply with all environmental laws and permitting obligations in conducting its business, there is a possibility that those opposed to exploration and mining will attempt to interfere with its operations, whether by legal process, regulatory process or otherwise.

Environmental hazards unknown to RTMD, which have been caused by previous or existing owners or operators of the properties, may exist on the properties comprising the Round Top Project. It is possible that these properties could be located on or near the site of a Federal Superfund cleanup project; as such, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (“EIS”). The U.S. Environmental Protection Agency (“EPA”), other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (“CWA”), and comparable state statutes, impose restrictions and control on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water at mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

RTMD could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around the Round Top Project. There can be no assurance that any defense of such claims will be successful. A successful claim against RTMD could have an adverse effect on not only RTMD, but TMRC and its business prospects, financial condition and results of operation.

Land reclamation requirements for the Round Top Project may be burdensome and expensive.

Although variability exists by location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

•        control dispersion of potentially deleterious effluents;

•        treat ground and surface water to drinking water standards; and

•        reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on RTMD in connection with potential development activities, RTMD must allocate financial resources that might otherwise be spent on further exploration and development programs. RTMD plans to set up a provision for its reclamation obligations on its properties, as appropriate, but this provision may not be adequate. If RTMD is required to carry out unanticipated reclamation work, its financial position could be adversely affected. In accordance with GLO lease/prospecting permits, all the areas impacted by the surface operations shall be reclaimed upon completion of the activity, including (a) removal of all trash, debris, plastic and contaminated soil by off-site disposal, and (b) upon completion of surface grading, the soil surface shall be left in a roughened condition to negate wind and enhance water infiltration.

Mining presents potential health risks; payment of any liabilities that arise from these health risks may adversely impact RTMD.

Complying with health and safety standards will require additional expenditure on testing and the installation of safety equipment. Moreover, inhalation of certain minerals can result in specific potential health risks. Symptoms of these associated diseases may take years to manifest. Failure to comply with health and safety standards could result in statutory penalties and civil liability. RTMD does not currently maintain any insurance coverage against these health risks. The payment of any liabilities that arise from any such occurrences could have a material, adverse impact on RTMD.

There may be challenges to the title of the Round Top Project or any other mineral properties that TMRC may acquire.

TMRC expect that any additional properties to be acquired by RTMD or by TMRC (with respect to any other opportunities) will be by unpatented claims or by lease from those owning the property. The lease of the Round Top Project property was issued by the State of Texas. The validity of title to many types of natural resource property depends upon numerous circumstances and factual matters (many of which are not discoverable of record or by other readily available means) and is subject to many uncertainties of existing law and its application. TMRC cannot assure you that the validity of RTMD’s titles to its properties or TMRC’s title to properties it may purchase in the future will be upheld or that third parties will not otherwise invalidate those rights. In the event the validity of RTMD’s or TMRC’s titles with respect to any future properties are not upheld, such an event would have a material adverse effect on RTMD and RTMD.

Increased competition could adversely affect TMRC’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The mining industry is intensely competitive. Significant competition exists for the acquisition of properties producing or capable of producing, REE or other metals. TMRC likely is at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, most of which have greater financial resources, operational experience and technical capabilities than TMRC. TMRC may also encounter increasing competition from other mining companies in its efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs, mining equipment and production equipment. Increased competition could adversely affect TMRC’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

RTMD competes with larger, better capitalized competitors in the mining industry.

The mining industry is competitive in all of its phases, including financing, technical resources, personnel and property acquisition. RTMD will require significant capital, technical resources, personnel and operational experience to effectively compete in the mining industry. Because of the high costs associated with exploration, the expertise required to analyze a project’s potential and the capital required to develop a mine, larger companies with significant resources may have a competitive advantage over RTMD. RTMD faces strong competition from other mining companies, some with greater financial resources, operational experience and technical capabilities. As a result of this competition, neither RTMD nor TMRC may be able to acquire financing, personnel, technical resources or attractive mining properties on acceptable terms, if at all.

TMRC could be adversely impacted as a result of future cybersecurity threats.

TMRC has not established specific processes for assessing, identifying and managing material risks from cybersecurity threats. While TMRC has not experienced, to our knowledge, any material cybersecurity threats to date, there is no assurance that we will not be adversely impacted as a result of any future cybersecurity threat.

Current economic conditions and capital markets are subject to fluctuations which could adversely affect TMRC’s ability to access the capital markets, and thus adversely affect its business and liquidity.

The current economic conditions are in a state of flux that could have a negative impact on TMRC’s ability to access the capital markets, and thus have a negative impact on its business and liquidity. TMRC currently faces the macroeconomic headwinds of inflation and high interest rates. Furthermore, it is unclear how global hostilities will impact TMRC’s business. TMRC’s ability to access the capital markets has been and continues to be severely restricted at a time when it needs to access such markets, which could have a negative impact on its business plans. Even if TMRC is able to raise capital, it may not be at a price or on terms that are favorable. TMRC cannot predict the occurrence of future financial disruptions or how long the current market conditions may continue. It should be expected that TMRC will have difficulty to raise funds, if it is even able to raise funds at all, and any such capital raises will be dilutive to current stockholders (which dilution could be significant).

Our resources may not be sufficient to manage our existing business as well as any growth; failure to properly manage our existing business will be detrimental.

We believe that we have sufficient capital to fund general and administrative expenses and related costs through August 2026, but not thereafter. Accordingly, we may fail to adequately manage our current business. Furthermore, any growth in our operations, of which there can be no assurance as the result of our lack of sufficient capital, will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our current operations or operations in the future or that we will be able to successfully implement appropriate measures consistent with any growth. We may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. Moreover, there can be no assurance that cybersecurity threats, breaches, or disruptions will not adversely affect us.

If we are unable to manage our current business effectively, our financial condition could be materially adversely affected. There is no assurance that our current business will continue and it may well be curtailed due to lack of capital.

TMRC may experience difficulty attracting and retaining qualified management to meet its current business needs and/or any growth needs, and the failure to manage any growth effectively could have a material adverse effect on its business and financial condition.

Competition for qualified management is intense, and TMRC may be unable to attract and retain key personnel, or to attract and retain personnel on acceptable terms. Management personnel are currently limited and they may be unable to manage TMRC’s expansion successfully and the failure to do so could have a material adverse effect on TMRC’s business, results of operations and financial condition. TMRC has not entered into non-competition agreements. As TMRC’s business is substantially dependent upon its directors, executive officers and consultants, the lack of non-competition agreements poses a significant risk in the event such persons were to resign or be terminated from such positions. Under such circumstances, such persons may provide confidential information and key contacts to TMRC’s competitors and TMRC may have difficulties in preventing the disclosure of such information. Such disclosure would have a material adverse effect on TMRC’s business and operations.

TMRC’s operations are dependent upon key personnel, the loss of which would be detrimental to its business.

The nature of TMRC’s business, including its ability to continue its exploration and development activities, depends, in large part, on the efforts of key personnel such as Daniel Gorski, TMRC’s Chief Executive Officer. The loss of Mr. Gorski could have a material adverse effect on TMRC’s business. TMRC does not maintain “key man” life insurance policies on any of its officers or employees.

Risks Associated with TMRC Shares

TMRC has a history of losses and fluctuating operating results that raises doubt about its ability to continue as a going concern.

From inception through August 31, 2025, TMRC has incurred aggregate losses of approximately $45,110,000. There is no assurance that TMRC will operate profitably or will generate positive cash flow in the future. In addition, TMRC’s operating results in the future may be subject to significant fluctuations due to many factors not within its control, such as general economic conditions, tariffs and other economic measures that the Trump Administration has implemented or may adopt, hostilities in the Middle East and Ukraine, market price of minerals and exploration and development costs. If TMRC cannot raise sufficient financing to continue its operations subsequent to August 31, 2026, then it may be forced to scale down, curtail or cease operations. Until such time as TMRC generates revenues (not in the foreseeable future), it expects an increase in development costs and operating costs. Consequently, TMRC expects to incur operating losses and negative cash flow until its properties enter commercial production (if such event occurs). TMRC currently lacks capital necessary to fund general and administrative expenses and related costs subsequent to August 2026.

TMRC’s stock price is highly volatile.

The market price of TMRC Shares has fluctuated and may continue to fluctuate. These fluctuations may be exaggerated since the trading volume of TMRC Shares is limited, sporadic, and volatile. These fluctuations may or may not be based upon any business or operating results. The TMRC Shares may experience similar or even more dramatic price and volume fluctuations in the future. TMRC Shares have traded between $0.21 and $1.80 per share between September 1, 2024 and August 31, 2025. The TMRC Shares have limited trading volume. There is no assurance that the price of TMRC Shares will not continue to decline. Based on current market prices and current trading volume, raising any capital will likely be dilutive and difficult, and may not be possible at all. A decline in stock price reduces TMRC’s market capitalization which negatively impacts the dilution calculation with respect to its membership interest in RTMD.

The market for TMRC Shares is limited, sporadic and volatile. Any failure to develop or maintain an active trading market could negatively affect the value of such shares and make it difficult or impossible for you to sell your shares.

The TMRC Shares are currently traded on the OTCQB. Although the TMRC Shares are traded on the OTCQB, a regular trading market for TMRC’s securities may not be sustained in the future. Prices for, and coverage of, securities quoted solely on the OTCQB may be difficult to obtain. In addition, stocks quoted solely on the OTCQB tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on an exchange. All of these factors may cause holders of TMRC Shares to be unable to resell their securities at any price. It should be expected that this limited trading also could decrease or eliminate TMRC’s ability to raise additional funds through issuances of its securities.

Failure to develop or maintain an active trading market would negatively affect the value of the TMRC Shares, make it difficult for you to sell your shares or recover any part of your investment in TMRC, and impact its ability to raise capital through the sale of its securities. Even if an active market for TMRC Shares does develop, the market price of the TMRC Shares may be highly volatile. In addition to the uncertainties relating to TMRC’s future operating performance and any profitability of its operations, factors such as variations in its interim financial results, or various, as yet unpredictable factors, many of which are beyond its control, may have a negative effect on the market price of the TMRC Shares. Accordingly, there can be no assurance as to the liquidity of any active markets that may develop for the TMRC Shares, the ability of holders of TMRC Shares to sell such TMRC Shares, the prices at which holders may be able to sell the TMRC Shares, or TMRC’s ability (if any) to sell securities to raise capital.

The sale by TMRC of a substantial number of TMRC Shares, or the issuance of a substantial number of TMRC Shares upon exercise of TMRC’s common stock equivalents, will cause immediate and substantial dilution to existing stockholders and may depress the market price of the TMRC Shares.

In order to provide capital for the operation of TMRC’s business, it will need to enter into financing arrangements. These arrangements may involve the issuance of new TMRC Shares, preferred stock that is convertible into TMRC Shares, debt securities that are convertible into TMRC Shares or warrants for the purchase of TMRC Shares. Any of these items could result in a material increase in the number of TMRC Shares outstanding which would in turn result in a dilution of the ownership interest of existing stockholders. It is likely that any future private placements of TMRC Shares will be at prices below market, thereby further placing pressure on the price of the TMRC Shares that trade on the OTCQB — this would have the effect of (i) both reducing TMRC’s market price and diluting its current stockholders as well as (ii) negatively impacting the calculation of dilution with respect to reducing its membership interest in RTMD in the event it does not fund its cash calls with cash. As such, any future capital raises will likely adversely affect TMRC’s shareholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of TMRC Shares.

As of March 2, 2026, TMRC has 88,216,112 TMRC Shares issued and outstanding (100,000,000 shares of common stock are authorized to be issued.)

A low market price may severely limit the potential market for the TMRC Shares.

An equity security that trades below a certain price per share is subject to SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Since the TMRC Shares trade at a price of less than $5.00 per share, the additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in TMRC Shares.

TMRC does not currently intend to pay cash dividends.

TMRC has not declared any dividends since incorporation and does not anticipate that it will do so in the foreseeable future. TMRC’s present policy is to retain all available funds for use in its operations and the expansion of its business. Payment of future cash dividends, if any, will be at the discretion of the TMRC Board and will depend on TMRC’s financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that the TMRC Board considers relevant. Accordingly, investors will only see a return on their investment if the value of TMRC’s securities appreciates.

Control by current stockholders.

The current stockholders of TMRC have elected the directors and the directors have appointed current executive officers to serve TMRC. The voting power of these stockholders could also discourage others from seeking to acquire control of TMRC through the purchase of TMRC Shares which might depress the price of TMRC Shares.

There is not now, and there may never be, an active market for TMRC Shares.

TMRC Shares have historically been thinly traded. Currently there is a limited, sporadic and highly volatile market for TMRC Shares, and no active market for TMRC Shares may develop in the future. As a result, TMRC’s stock price as quoted by the OTCQB may not reflect an actual or perceived value. Moreover, several days may pass before any shares are traded; meaning that the number of persons interested in purchasing TMRC Shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including, but not limited to:

•        TMRC is a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume; and

•        stock analysts, stock brokers and institutional investors may be risk-averse and reluctant to follow a company such as TMRC that faces substantial doubt about the ability to continue as a going concern or to purchase or recommend the purchase of TMRC Shares until such time as TMRC becomes more viable.

As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, TMRC Shares. Accordingly, investors must assume they may have to bear the economic risk of an investment in TMRC Shares for an indefinite period of time, and may lose their entire investment. There can be no assurance that a more active market for TMRC Shares will develop, or if one should develop, there is no assurance that it will be sustained. This severely limits the liquidity of TMRC Shares and would likely have a material adverse effect on the market price of TMRC Shares and on TMRC’s ability to raise additional capital.

TMRC may issue shares of preferred stock.

The TMRC Charter authorizes the issuance of up to 10,000,000 shares of blank check preferred stock at $0.001 par value with designations, rights and preferences determined from time to time by the TMRC Board. There are currently no shares of preferred stock issued and outstanding. The TMRC Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the TMRC Shares. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of TMRC.

Risks Relating to the Combined Company Following the Mergers

You should read and consider risk factors specific to USAR’s business and securities that will also affect USAR following the completion of the Mergers. These risks are described in the sections entitled “Risk Factors” in USAR’s Annual Report on Form 10-K for the year ended December 31, 2025, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 145 of the proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

THE TMRC SPECIAL MEETING

This proxy statement/prospectus is being provided to the TMRC stockholders as part of a solicitation of proxies by the TMRC Board for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides TMRC stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of TMRC stockholders will be held virtually via live webcast at www.virtualshareholdermeeting.com/TMRX2026SM, on Tuesday, July 28, 2026 at 10:00 a.m. Eastern Time. On or about June 29, 2026, TMRC commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the special meeting.

You can access the special meeting by visiting the below website, where TMRC stockholders will be able to participate and vote online. TMRC encourages its stockholders to access the meeting 15 minutes prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus.

www.virtualshareholdermeeting.com/TMRX2026SM

TMRC has chosen to hold the special meeting solely via live webcast and not in a physical location.

Purpose of the Special Meeting

At the special meeting, TMRC stockholders will be asked to consider and vote on the following:

•        the Merger Proposal — a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is further described in the sections titled “The Mergers” and “The Merger Agreement”; and

•        the Adjournment Proposal — a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement.

Completion of the Mergers is conditioned on the approval of the Merger Proposal.

Recommendation of the TMRC Board

At a special meeting held on March 3, 2026, the TMRC Board determined that the Merger Agreement and the Transactions are fair to and in the best interests of TMRC and the TMRC stockholders, approved and declared advisable the Merger Agreement and the Transactions and directed that the Merger Agreement be submitted to the TMRC stockholders for consideration at a meeting of such stockholders. The TMRC Board recommends that TMRC stockholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

TMRC stockholders should carefully read this proxy statement/prospectus (including the annexes hereto) and any documents incorporated by reference in their entirety for more detailed information concerning the Mergers and the Transactions.

Record Date; Stockholders Entitled to Vote

Only holders of record of TMRC Shares at the close of business on June 2, 2026 (the “Record Date”), will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

On the Record Date, there were 88,339,693 TMRC Shares outstanding and entitled to vote at the special meeting. Each TMRC Share outstanding on the Record Date entitles the holder thereof to one vote on each proposal to be considered at the special meeting. TMRC stockholders may vote virtually at the meeting or by proxy through the internet or by telephone or by a properly executed and delivered proxy card with respect to the special meeting.

TMRC has made a complete list of TMRC stockholders entitled to vote at the special meeting available for inspection at the office of its transfer agent, Securities Transfer Corporation, at 2901 N. Dallas Parkway, Suite 380, Plano, Texas, 75093 during regular business hours for a period of no less than 10 days before the special meeting. If you would like to inspect the list of TMRC stockholders of record, please call Securities Transfer Corporation at (469) 633-0101 to schedule an appointment or request access. A certified list of eligible TMRC stockholders will be available for inspection during the special meeting on the website for that meeting, www.virtualshareholdermeeting.com/TMRX2026SM.

Voting by TMRC’s Directors and Executive Officers

At the close of business on June 2, 2026, the Record Date, directors and executive officers of TMRC and their respective affiliates owned and were entitled to vote 17,083,004 TMRC Shares, representing approximately 19.3% of the TMRC Shares outstanding on that date. TMRC currently expects its directors and executive officers to vote their TMRC Shares in favor of each of the proposals to be voted on at the special meeting.

In connection with the execution of the Merger Agreement, TMRC and USAR entered into a voting and support agreement (each, a “Voting and Support Agreement”) with each member of the TMRC Board and each of TMRC’s executive officers. Pursuant to the Voting and Support Agreements, among other things, all of TMRC’s directors and executive officers agreed to vote all of his or her TMRC Shares in favor of the various proposals related to the Transaction and the Merger Agreement.

Quorum; Adjournment

The special meeting may be adjourned or postponed, in the absence of a quorum, by the chairman of the meeting or the affirmative vote of holders of a majority of the TMRC Shares present in person or represented by proxy and entitled to vote at the special meeting. Even if a quorum is present, the special meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the merger agreement by the chairman of the meeting or if sufficient votes are cast in favor of the Adjournment Proposal. If a sufficient number of TMRC Shares is present in person or represented by proxy and votes in favor of the Merger Proposal at the special meeting such that the Merger Proposal is approved, TMRC does not anticipate that it will adjourn or postpone the special meeting.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting. Any adjournment or postponement of the special meeting will allow TMRC stockholders who have already submitted their proxies to revoke them at any time before their use at the special meeting that was adjourned or postponed.

Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Broker non-votes will not be counted as present for the purpose of determining the presence of a quorum.

Required Vote; Broker Non-Votes and Abstentions

Each TMRC Share outstanding on the Record Date is entitled to one vote on each of the Merger Proposal and the Adjournment Proposal. The required votes to approve the proposals at the special meeting are as follows:

•        The Merger Proposal requires the affirmative vote of holders of a majority of the outstanding TMRC Shares entitled to vote thereon. Failures to vote, broker non-votes and abstentions will have the same effect as votes cast “AGAINST” this proposal.

•        The Adjournment Proposal requires the affirmative vote of holders of a majority of the TMRC Shares present in person or represented by proxy at the special meeting and entitled to vote thereon. Failures to be present virtually or by proxy, including broker non-votes, will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” this proposal.

The approval of the Adjournment Proposal is not a condition precedent to the approval of the Merger Proposal or the closing of the Mergers.

Voting of Proxies by Holders of Record

How to Vote by Proxy if You are the Record Holder of Your Shares

If you were the record holder of your shares as of the Record Date, you may submit your proxy to vote by mail, by telephone or via the internet.

Voting via the Internet

•        Internet — To submit your proxy via the internet, go to www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. You must log in using the 16-digit control number located in the black rectangle next to an arrow on your Proxy Ballot Card or Voting Instruction Form. Access the proxy voting link to cast your vote. If you vote via the internet, you must do so no later than 11:59 p.m. Eastern Time on July 27, 2026.

Voting by phone

•        Telephone — To submit your proxy by telephone, call 1-800-690-6903. Have your proxy card in hand when you call and then follow the instructions to vote your shares. If you vote by telephone, you must do so no later than 11:59 p.m. Eastern Time on July 27, 2026.

Voting by Mail

As an alternative to submitting your proxy via the internet, you may submit your proxy by mail.

•        Mail — To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you vote by mail, your proxy card must be received no later than 6:00 p.m. Eastern Time on July 27, 2026.

How to Vote Your Shares if You are a “Street Name” Holder

If you hold your shares through a broker, bank or other nominee, also referred to as a “street name” holder, check the instructions provided by that entity to determine which options are available to you with respect to voting your shares.

General

Please be aware that any costs related to voting via the internet, such as internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the TMRC Board. The proxy holders may use their discretion to vote on other matters that properly come before the special meeting.

Voting Virtually by Attendance at the Special Meeting

The special meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual special meeting will be held on Tuesday, July 28, at 10:00 a.m. Eastern Time. To attend the special meeting, visit www.virtualshareholdermeeting.com/TMRX2026SM and enter the 16-digit control number on the proxy card or voting instruction form you received. Stockholders of record of TMRC who wish to vote at the special meeting should follow the instructions at www.virtualshareholdermeeting.com/TMRX2026SM. Online check-in will begin at 9:45 a.m., Eastern Time. Please allow time for online check-in procedures.

The virtual stockholder meeting format uses technology designed to increase stockholder access, save TMRC and TMRC stockholders time and money, and provide TMRC stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, we will provide TMRC stockholders with an opportunity to hear all portions of the official meeting and vote online during the meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

(1)    submitting a proxy at a later time by internet or telephone until 11:59 p.m. Eastern Time on July 27, 2026;

(2)    signing and returning a new proxy card with a later date;

(3)    voting virtually at the special meeting; or

(4)    delivering, before 6:00 p.m. Eastern Time on July 27, 2026, to TMRC’s Corporate Secretary at TMRC’s executive offices at 527 21st Street, #44, Galveston, TX 77550, a written revocation of your most recent proxy.

If you are a street name stockholder (for example, if your shares are held in the name of a bank, broker or other holder of record) and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

The TMRC Board is soliciting proxies for the special meeting from its stockholders. TMRC will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this proxy statement, the proxy card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of TMRC’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. TMRC has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies for an estimated fee of approximately $18,000 plus reasonable out-of-pocket costs and expenses for the services of the firm. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold TMRC Shares of record for beneficial owners for forwarding to such beneficial owners. TMRC may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance with voting via the internet, voting by telephone or completing your proxy card, or have questions regarding the special meeting, please contact TMRC’s proxy solicitor at the following address and telephone number:

D.F. King & Co., Inc.
28 Liberty Street, FL 53
New York, NY 10005
Toll-Free: (866) 796-7184
Banks and brokers may call collect: 212-561-5183
Email: TMRC@dfking.com

Your vote is very important regardless of the number of TMRC Shares that you own. Please submit a proxy to vote your shares via the internet, vote by telephone or sign, date and return a proxy card promptly so your shares can be represented, even if you plan to attend the special meeting.

Tabulation of Votes

Representatives of Broadridge Investor Communication Solutions will tabulate the votes cast at the special meeting, and representatives of Broadridge Investor Communication Solutions will act as the Inspector of Election.

Householding

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable stockholders provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of TMRC Shares held through brokerage firms. If your family has multiple accounts holding TMRC Shares, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROPOSAL NO. 1

THE MERGER PROPOSAL

In the Merger Proposal, TMRC is asking its stockholders to adopt the Merger Agreement. Approval of the Merger Proposal by TMRC stockholders is required for completion of the Mergers. TMRC stockholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Mergers. Details about the Mergers, including each party’s reasons for the Mergers, the effect of approval of the Merger Agreement and related matters, are discussed in the section titled “The Mergers”.

Approval of the Merger Proposal requires the presence of a quorum and that the majority of outstanding TMRC Shares vote in favor of the proposal. Failures to vote, broker non-votes and abstentions will have the same effect as votes cast “AGAINST” this proposal.

The TMRC Board recommends that TMRC stockholders vote “FOR” the Merger Proposal.

PROPOSAL NO. 2

THE ADJOURNMENT PROPOSAL

TMRC is submitting a proposal for consideration at the special meeting to authorize the named proxies to authorize the TMRC Board to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Merger Proposal or to vote on other matters properly before the special meeting or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of TMRC Shares. Even though a quorum may be present at the special meeting, it is possible that TMRC may not have received sufficient votes to approve the Merger Proposal by the time of the meeting. In that event, the TMRC Board would need to adjourn the special meeting in order to solicit additional proxies. This proposal relates only to authorization of the TMRC Board to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in favor of the Merger Proposal or to vote on other matters properly before the special meeting.

Approval of the Adjournment Proposal requires the presence of a quorum and that the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have the same effect as votes cast “AGAINST” this proposal.

The TMRC Board recommends that TMRC stockholders vote “FOR” the Adjournment Proposal.

INFORMATION ABOUT USAR

USA Rare Earth, Inc. (Nasdaq: USAR) is building a fully integrated rare earth and permanent magnet value chain across the United States, the United Kingdom, France and Brazil. Through its ownership of Less Common Metals Ltd., one of the world’s leading producers of rare earth metals and alloys, its magnet manufacturing capacity in Stillwater, Oklahoma, the Pela Ema mine in Brazil (subject to closing the Serra Verde Transaction) and the Round Top deposit in Texas, USAR operates across the entire value chain from mining to metal-making, alloy production and neodymium magnet manufacturing. USAR is establishing a secure, Western-aligned supply of materials essential to the aerospace and defense, semiconductor, energy, data center, physical AI, mobility, healthcare and industrial sectors.

USAR was formerly known as Inflection Point Acquisition Corp. II (“Inflection Point”) and originally incorporated on March 6, 2023 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On August 21, 2024, Inflection Point entered into a business combination agreement (as amended, the “Business Combination Agreement”) by and among Inflection Point, USA Rare Earth, LLC, a Delaware limited liability company (“USAR OpCo”) and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Inflection Point (“Merger Sub”). On March 12, 2025, Inflection Point completed a domestication into a Delaware corporation by filing a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filing a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, pursuant to which Inflection Point was domesticated and continued as a Delaware corporation, changing its name to “USA Rare Earth, Inc.” On March 13, 2025 (the “Business Combination Closing Date”), pursuant to the Business Combination Agreement, Merger Sub merged with and into USAR OpCo, with USAR OpCo continuing as the surviving company, and on March 14, 2025, USAR Shares began trading on Nasdaq under the symbol, “USAR”.

On April 19, 2026, USAR entered into a definitive agreement to acquire 100% of Serra Verde in exchange for $300 million in cash and 126,849,307 newly issued USAR Shares. Serra Verde is the owner of the Pela Ema rare earth mine and processing plant in Goiás, Brazil. The Pela Ema mine is the only producer outside Asia capable of supplying all four magnetic rare earth elements at scale — neodymium, praseodymium, dysprosium and terbium — together with other vital rare earth elements such as yttrium. USAR expects the Serra Verde Transaction to close in the third calendar quarter of 2026. The Serra Verde Transaction is independent of the Transactions between USAR and TMRC, and neither the Closing of the Transactions nor the closing of the Serra Verde Transaction is conditioned upon the other. You can find more information on Serra Verde and the Serra Verde Transaction, by reading the filings that USAR has made with the SEC, as described under “Where You Can Find More Information.”

On May 22, 2026, MP Materials Corp., MP Magnetics LLC, and MP Mine Operations LLC (collectively, “Plaintiffs”) sued USA Rare Earth, Inc., its Director of Magnet Operations, Kevin Elkins, and FOM Technologies Inc. alleging misappropriation of trade secrets under the Texas Uniform Trade Secrets Act, breach of contract, tortious interference, and unjust enrichment. Plaintiffs seek a temporary and permanent injunction against further alleged use and possession of their allegedly protected technology, unspecified monetary damages, and attorneys’ fees. USAR disputes the allegations and intends to vigorously defend against such claims.

USAR is incorporated in the state of Delaware and its principal office is located at 100 W Airport Road, Stillwater, Oklahoma 74075, and its telephone number is (813) 867-6155.

You can find more information about USAR in USAR’s filings with the SEC referenced in the section in this document titled “Where You Can Find More Information”.

THE MERGERS

Terms of the Mergers

The Merger Agreement contemplates the following transactions:

•        the merger of First Merger Sub with and into TMRC, with TMRC surviving the merger as a wholly owned subsidiary of USAR at the Effective Time;

•        subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each TMRC Share issued and outstanding immediately prior to the Effective Time (excluding any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will automatically be converted into the right to receive that portion of a validly issued, fully paid and nonassessable USAR Share equal to the quotient obtained by dividing (a) 3,823,328 by (b) the aggregate number of TMRC Shares outstanding on a fully diluted basis at the Effective Time, with holders of TMRC Shares who are otherwise entitled to a fractional USAR Share receiving cash in lieu of that fractional share, without interest; and

•        promptly following the Effective Time, the merger of Second Merger Sub with and into the surviving corporation in the First Merger, with Second Merger Sub surviving the second merger as a wholly owned subsidiary of USAR.

A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. The Merger Agreement contains the terms and conditions of the proposed acquisition of TMRC by USAR. Under the Merger Agreement, subject to satisfaction (or, to the extent permitted by law and in accordance with the Merger Agreement, waiver) of the conditions to the Mergers set forth in the Merger Agreement and described in this proxy statement/prospectus.

As a result of the Mergers, TMRC will become a direct, wholly owned subsidiary of USAR and will no longer be a publicly held company. Following the Mergers, the TMRC Shares will no longer trade on the OTC and will be deregistered under the Exchange Act, after which TMRC will no longer be required under SEC rules and regulations to file periodic reports with the SEC.

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each TMRC Share issued and outstanding immediately prior to the Effective Time (excluding any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will automatically be converted into the right to receive that portion of a validly issued, fully paid and nonassessable USAR Share equal to the quotient obtained by dividing (a) 3,823,328 by (b) the aggregate number of TMRC Shares outstanding on a fully diluted basis at the Effective Time. Holders of TMRC Shares who are otherwise entitled to a fractional USAR Share will receive cash in lieu of such fractional share, without interest.

Background of the Mergers

In August 2018, TMRC and Morzev Pty. Ltd. (“Morzev”) entered into an agreement (the “2018 Option Agreement”) whereby Morzev was granted the exclusive right to earn and acquire a 70% interest in TMRC’s Round Top Project (the “Round Top Project”) by financing $10 million of expenditures in connection with the Round Top Project, which equity interest could be increased to an 80% interest for an additional $3 million payment to TMRC. In November 2018, Morzev contributed the 2018 Option Agreement to a newly formed entity, USAR OpCo, and notified TMRC in May 2019 that Morzev was nominating USAR OpCo as the optionee under the terms of the 2018 Option Agreement. In August 2019, TMRC and USAR OpCo entered into an amended and restated option agreement as further amended on June 29, 2020 (the “2019 Option Agreement” and collectively with the 2018 Option Agreement, the “Option Agreement”), whereby TMRC restated its agreement to grant USAR OpCo the exclusive right to earn and acquire a 70% - 80% interest in the Round Top Project. The 2019 Option Agreement had substantially similar terms to the 2018 Option Agreement.

On May 17, 2021, and in accordance with the terms of the Option Agreement, TMRC and USAR LLC entered into a contribution agreement whereby TMRC and USAR OpCo contributed assets constituting the Round Top Project to RTMD, a wholly-owned subsidiary of TMRC, in each case, in exchange for their ownership interests in RTMD. As a result of these contributions, TMRC then owned 20% of RTMD and USAR LLC owned 80% of RTMD. Concurrently therewith, TMRC and USAR OpCo, as the two members, entered into a limited liability company agreement (“Operating Agreement”) governing the operations of RTMD. USAR OpCo was appointed as manager of RTMD. The parties further amended the Operating Agreement on June 26, 2023 (“Amended Operating Agreement”) in order to adjust the provisions for satisfying capital calls. USAR OpCo continued to fund capital calls for both itself and TMRC and the relative ownership interests of RTMD were adjusted to reflect such funding based on the mechanism provided in the Amended Operating Agreement.

USAR became a publicly traded company via a de-SPAC transaction in March 2025, with USAR OpCo becoming a wholly owned subsidiary of the new parent entity USA Rare Earth, Inc, with substantially all of the assets and the business of the combined company after the de-SPAC transaction being held and operated by USAR OpCo and its subsidiaries. USAR continued to progress the Round Top Project through its controlling ownership interest in RTMD prior to and following the de-SPAC transaction.

Throughout 2025 there were regular update calls between USAR and TMRC discussing RTMD and the efforts to development the Round Top Project. Additionally, TMRC unsuccessfully spent the majority of 2025 trying to raise capital in order to satisfy the conditions necessary to enter an unrelated joint venture agreement in New Mexico.

On December 12, 2025, Anthony Marchese, Chairman of TMRC, conducted a regular update call with USAR with respect to RTMD. USAR participants included Rob Steele, CFO of USAR, Alex Moyes, SVP of Mining and Processing of USAR, and David Kronenfeld, CLO of USAR. During the call, Mr. Steele asked Mr. Marchese if TMRC would be interested in receiving an acquisition proposal from USAR. Mr. Marchese responded that TMRC’s Board would entertain all offers and would evaluate an offer depending on price and other relevant factors.

On December 29, 2025 Messrs. Kronenfeld, Moyes, and Marchese held a telephone call to discuss various items for 2026 RTMD operations including the budgeted spend for the year. On December 31, 2025, USAR delivered a draft of a letter of intent to TMRC proposing a transaction whereby USAR would deliver USAR Shares to TMRC in exchange for TMRC’s interest in RTMD. The transaction proposed in the letter of intent implied a valuation for TMRC reflecting a 10% discount from TMRC’s then-current market capitalization based on the most recent closing prices for TMRC Shares and USAR Shares on OTCQB and Nasdaq, respectively. Mr. Marchese by email acknowledging receipt of the letter of intent, and expressing reservations about a proposal offering consideration that implied a discount to TMRC’s market capitalization.

Later that day, Mr. Marchese and Michael Blitzer, Chairman of the USAR Board, conducted a phone call on the topic wherein Mr. Marchese reiterated his concerns regarding a below-market transaction price. Mr. Blitzer encouraged a counter proposal from TMRC.

On January 1, 2026, the TMRC Board held a virtual meeting to evaluate the letter of intent. During the meeting, the TMRC Board reviewed the RTMD budget and determined that TMRC’s portion of RTMD capital calls for 2026 could vary between $25 million to $50 million. The TMRC Board discussed with its management team the fact that TMRC does not control the timing or amount of the capital calls and that TMRC anticipated it would not have sufficient cash to fund those capital calls during the 2026 fiscal year. The TMRC Board also discussed the fact that its inability to fund such capital calls would reduce TMRC’s economic interest in RTMD to approximately 13% if it received a call for the maximum amount. The TMRC Board further determined that RTMD’s budget would likely be accelerated, which would trigger additional capital calls for TMRC in 2027. The TMRC Board determined that if TMRC could not fund future capital calls, this could potentially reduce TMRC’s economic interest to as little as 3%. The TMRC Board also considered the three unsuccessful separate outreaches to industry participants during 2025, and USAR OpCo’s right of first offer with respect to TMRC’s interest in RTMD, which made selling TMRC’s interest in RTMD to a third party very challenging. Additionally, the TMRC Board concluded that the most tax efficient way to effect any merger transaction of its interest in RTMD would be to sell TMRC in its entirety in a stock-for-stock transaction, in which case TMRC’s stockholder would then have the ability to participate in USAR’s three distinct business segments, as opposed to primarily an investment only in RTMD, without the danger of future dilution from capital calls. Accordingly, the TMRC Board decided to reject the proposal that involved a 10% discount to market and to pursue with USAR an at-the-market stock-for-stock acquisition and authorized TMRC’s management team, together with Mr. Marchese to proceed accordingly.

On January 2, 2026, Mr. Marchese emailed Mr. Kronenfeld to state that the TMRC Board’s desire was for USAR to acquire all of the issued and outstanding TMRC Shares, rather than merely TMRC’s interest in RTMD. Mr. Marchese’s email also communicated TMRC’s preferred deal structure. Mr. Marchese also stated that the USAR offer undervalued TMRC Shares but that TMRC was willing to consider a transaction premised on an at-the-market exchange of stock for all of the outstanding TMRC Shares, subject to the TMRC Board, after receiving the favorable opinion of an independent financial advisor, concluding that the exchange ratio was fair to the TMRC stockholders.

On January 18, 2026, Mr. Kronenfeld delivered to TMRC a revised proposal, which included a revised draft letter of intent whereby USAR would acquire TMRC’s interest in RTMD. The proposal valued TMRC’s interest in RTMD at an amount equal to TMRC’s market capitalization based on a trailing 10-day weighted average price of TMRC Shares. The USAR Shares delivered as consideration would also be valued on the basis of a 10-day weighted average price. The revised proposal, by its terms, expired on January 23, 2026. The revised proposal also was conditioned on the execution of a definitive transaction agreement by the end of January 2026.

On January 23, 2026, the TMRC Board reviewed and considered the revised draft letter of intent but ultimately decided not to execute it, concluding that TMRC did not have adequate time to review and analyze the proposal, given the tight evaluation deadline of the proposal’s expiration date of January 23, 2026.

On January 26, 2026, USAR issued a press release announcing its entry into a letter of intent with the U.S. Department of Commerce regarding a potential U.S. government investment in USAR and a collaboration with the U.S. Department of Energy. The announced letter of intent covered a total investment of $1.6 billion, including $277 million in proposed federal funding and $1.3 billion in a proposed senior secured loan under the CHIPS Act. In conjunction with this announcement, USAR announced that it had also raised a common stock offering in the amount of $1.5 billion.

Later that day, Mr. Marchese and Mr. Blitzer held a conference call wherein they discussed the U.S. government’s letter of intent, during which call Mr. Blitzer expressed to Mr. Marchese that the investment, should it occur pursuant to the letter of intent, would be made in USAR and USAR would not have any obligation to use the proceeds thereof in connection with RTMD.

On the same conference call, Mr. Marchese indicated that the deadline included by USAR with its most recent proposal was not realistic. Mr. Blitzer suggested that TMRC respond to the expired draft letter of intent with suggested terms and Mr. Marchese stated that the TMRC Board would seek to engage a financial advisor and, after considering the advice of its financial advisor, respond with alternative terms. Between January 26, 2026 and February 5, 2026, representatives of TMRC conducted telephone interviews with several financial advisors with experience in mergers and acquisitions transactions similar to the one proposed by USAR and ultimately engaged Roth Capital Partners, LLC (“Roth”). The selection of Roth was based largely on Roth’s familiarity with TMRC as a result of prior interactions seeking to maximize shareholder value, as well as Roth’s research capabilities in the critical mineral industry. In addition, TMRC had a prior relationship with Roth in 2025, when it engaged Roth, on a best-efforts basis, to seek to raise capital for purposes of diversification. The prior engagement was not in any way related to this transaction.

On January 31, 2026, Mr. Marchese and Mr. Blitzer met in person to discuss potential transaction terms. Both agreed that it would make sense for USAR to acquire all of the TMRC Shares via a stock-for-stock transaction with an at-the-market price, in lieu of an implied discount to TMRC’s capitalization. During this meeting, Mr. Marchese and Mr. Blitzer discussed fixing the number of USAR Shares to be issued to reflect an at-the-market stock-for-stock exchange transaction. Mr. Marchese and Mr. Blitzer discussed a proposal for an acquisition of 100% of the outstanding TMRC Shares in exchange for 3.8 million USAR Shares issued by USAR and Mr. Blitzer indicated that he would be willing to propose such terms to the USAR Board.

On January 31, 2026, Mr. Blitzer sent Mr. Marchese a transaction proposal, which included a revised draft letter of intent reflecting an acquisition of 100% of the outstanding shares of TMRC by USAR in exchange for 3.8 million USAR Shares issued by USAR, conditioned on the negotiation of definitive documentation, TMRC stockholder approval, and customary regulatory approvals. The revised proposal, by its terms, expired on February 1, 2026. The TMRC Board discussed the revised letter of intent and authorized Mr. Marchese to pursue the transaction. Mr. Marchese and Mr. Blitzer held a call later that day during which they discussed their shared goal of creating an at-the-market transaction, valuing both companies at their respective current market capitalizations on a proportional basis.

On February 1, 2026, TMRC engaged Loeb & Loeb, LLP (“Loeb”), as its outside counsel to represent TMRC in the proposed transaction with USAR. The selection of Loeb was made in consultation with Roth and took into account Loeb’s reputation in the financial services industry and its prior working relationship with Roth.

On February 1, 2026, Mr. Marchese transmitted a revised letter of intent to USAR that proposed that the parties sign a standstill agreement.

On February 1, 2026, White & Case LLP (“White & Case”), counsel to USAR, transmitted a revised letter of intent to TMRC and Loeb that, among other things, rejected the changes to the letter of intent proposed by TMRC.

On February 2, 2026, representatives of TMRC, USAR, Loeb and White & Case participated in a virtual meeting to discuss the proposed draft letter of intent. Following the meeting, Loeb circulated a new draft of the proposed draft letter of intent to USAR and White & Case that, among other things, proposed that the share consideration from USAR increase proportionally based on the exchange ratio implied by the proposed consideration of 3.8 million USAR Shares if TMRC were to issue additional TMRC Shares prior to closing, but only up to a cap of one million additional TMRC Shares.

On February 2, 2026, on behalf of USAR, White & Case transmitted a further revised letter of intent to TMRC and Loeb that, among other things: (1) removed the proposal to increase USAR’s share consideration in respect of additional TMRC Shares issued prior to closing; (2) clarified that USAR’s proposal assumed that a requirement that all outstanding securities exercisable for or convertible into TMRC Shares would be terminated at closing and that any paid exercise price remain on TMRC’s balance sheet at closing; and (3) added a 30-day exclusivity period to negotiate definitive documentation for the proposed transaction, which would be extendible for successive 10-day periods at USAR’s option during which TMRC would not be permitted to solicit, negotiate or enter into any alternative transactions.

On February 2, 2026, Mr. Marchese and Mr. Blitzer held a telephone conference in which they discussed the revised proposal delivered by USAR and they agreed that an exclusivity period for negotiations was appropriate.

On February 3, 2026, on behalf of TMRC, Loeb circulated a new draft letter of intent to USAR and White & Case that, among other things: (1) reintroduced TMRC’s proposal that the share consideration from USAR increase proportionally if TMRC issues additional TMRC Shares prior to closing but only up to a cap of one million additional TMRC Shares; and (2) accepted an exclusivity period for negotiations but revised the exclusivity period so that it could only be extended for a single 15-day period and only if USAR was working in good faith towards completion of definitive documentation.

On February 3, 2026, representatives of TMRC, USAR, Loeb and White & Case participated in a virtual meeting to discuss the draft letter of intent. The parties discussed the potential increase in USAR Shares consideration if TMRC issued additional shares and USAR indicated its willingness to accept the TMRC proposal if the proportionate increase in USAR Shares consideration were to apply to the issuance of no more than an additional 500,000 TMRC Shares and only if the parties executed definitive documentation during the exclusivity period, which both parties indicated a willingness to set at 30 days.

On February 3, 2026, following such meeting, White & Case, on behalf of USAR, transmitted a further revised letter of intent (the “LOI”) to TMRC and Loeb that, among other things, reflected the parties’ agreement with respect to the increase in USAR Shares consideration and the 30-day exclusivity period.

On February 3, 2026, the TMRC Board met to evaluate the terms proposed in the LOI delivered by White & Case on behalf of USAR. The LOI provided that USAR will acquire 100% of the fully diluted shares of TMRC in exchange for 3.80 million USAR Shares, subject to a proportionate upward adjustment to take into account any additional TMRC Shares issued prior to closing in connection with the exercise of warrants and the exercise or grant of equity awards, at a ratio of 0.0466558 USAR Shares for each additional TMRC Share, up to a maximum of 500,000 additional TMRC Shares. The LOI was not a legally binding obligation in respect of any of the substantive provisions of the LOI relating to the acquisition of TMRC and the parties would not be obligated to negotiate or consummate the transactions or enter into a definitive agreement. Mr. Marchese indicated that the transaction contemplated by the LOI was predicated on the TMRC Board, after receiving the favorable opinion of an independent financial advisor, concluding that the exchange ratio was fair to the TMRC stockholders.

In addition, during the meeting the TMRC Board discussed the LOI in light of other concerns of the TMRC Board, including the concern that the weight of anticipated capital calls with respect to the Round Top Project, and the challenge TMRC would have in meeting such capital calls, could put TMRC in a position of TMRC’s interest in RTMD being diluted down to 3%. The TMRC Board also discussed that if there were capital calls beyond the time at which TMRC’s interest was diluted to 3% and TMRC was unable to fund such capital calls, then TMRC would be unable to participate in any potential profits until it funded such capital calls. The TMRC Board also considered the fact that TMRC had been unsuccessful in raising capital in 2025 in order to diversify TMRC’s business. At the end of the meeting the TMRC Board approved execution of the LOI. Later, Messrs. Marchese, Blitzer and Kronenfeld had communications that day that indicated both the TMRC Board and USAR Board had approved execution of the LOI. The USAR Board did not hold a formal meeting on the matter.

On February 3, 2026, TMRC and USAR executed the LOI.

On February 5, 2026, TMRC engaged Roth to act as its financial advisor to assess the proposed transaction and, if such assessment warranted, to prepare and deliver a fairness opinion with respect to the transaction.

On February 8, 2026, TMRC and USAR executed a mutual non-disclosure agreement, which protects confidential information furnished in connection with the proposed transaction.

On February 11, 2026, White & Case provided an initial draft merger agreement to Loeb.

On February 13, 2026, White & Case and Loeb held a virtual meeting to discuss the diligence process for each party, including the financial information regarding USAR that USAR was prepared to provide to TMRC and its representatives, including Roth, in connection with TMRC’s due diligence of USAR.

On February 15, 2026, representatives of TMRC, USAR, Loeb and White & Case participated in a virtual meeting to discuss, among other issues, the financial information, including projections, that USAR was prepared to deliver to TMRC and Roth in connection with TMRC’s due diligence of USAR. USAR’s representatives explained the basis for its inability to deliver certain financial information to TMRC.

On February 16, 2026, TMRC, at the suggestion of Loeb, engaged Potter Anderson & Corroon LLP (“Potter Anderson”) as its outside counsel to represent it in the proposed transaction with USAR with respect to the laws of the State of Delaware.

Between February 19, 2026, and through the date of execution on March 4, 2026, TMRC, USAR and each of their respective legal counsels engaged in numerous communications with respect to the open issues in the draft merger agreement and exchanged drafts of the merger agreement. During the course of the negotiations, significant areas of discussion involved the representations and warranties and interim operating covenants of TMRC and USAR; the amount of the termination fee payable by TMRC in connection with the termination of the transaction and the circumstances under which that fee would be payable; the potential tax treatment and related transaction structure; and conditions to closing.

On February 21, 2026, Mr. Marchese and Mr. Blitzer exchanged correspondence in which Mr. Marchese indicated that the exchange ratio contemplated in the draft merger agreement valued TMRC at a discount to its market price. Mr. Blitzer indicated a willingness to consider an increase in the amount of merger consideration if a discount persisted at the time the parties were ready to execute a definitive agreement. However, the parties concluded that if the merger consideration in the transaction was “at the market” at the time the parties signed the Merger Agreement, there should not be a need for adjustment.

On February 24, 2026, White & Case, on behalf of USAR, delivered a draft of the voting agreement to be entered into with directors and executive officers of TMRC (the “Voting Agreement”). Between February 24, 2026 through the date of execution on March 4, 2026, White & Case and Loeb negotiated and finalized the form of Voting Agreement.

On February 27, 2026, the TMRC Board held a meeting via video/conference call in order to discuss the USAR transaction. In attendance were Mr. Marchese, Dan Gorski, Jonathan Beigle, Cecil Wall, Don Hulse and Deepak Malhotra. Thomas C. Pritchard, an attorney of TMRC, and Chris Mathers, the CFO of TMRC, were also in attendance. Representatives of Loeb, Roth and Potter Anderson also attended.

Mr. Marchese provided an introduction of the participants and confirmed with all board members that they have been receiving and reviewing drafts of the proposed merger agreement and the proposed voting agreement and have had, and continue to have, the opportunity to ask questions with respect to the terms and conditions of the proposed transaction.

Representatives of Roth led a detailed discussion regarding the financial analysis and processes being used in preparing the fairness opinion, including the valuation of TMRC, the implied offer value analysis of TMRC, net asset value analysis of TMRC, the WACC for TMRC, and select trading of publicly traded peer group companies of TMRC, and advised the TMRC Board that the analysis and fairness opinion were substantially complete. A robust discussion followed among counsel, Roth and the directors.

A representative of Loeb then led a detailed discussion with respect to the terms and conditions of the Merger Agreement, including the issues that remained to be resolved. A representative of Potter Anderson then led a detailed discussion of Delaware fiduciary obligations of board members.

On March 3, 2026, the TMRC Board met again to consider and vote upon the transaction. Also in attendance were representatives of Loeb, Roth, and Potter Anderson. During the board meeting, representatives of Roth led the review of Roth’s financial analysis of the transaction and provided the TMRC Board with an oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to the procedures followed, assumptions made and qualifications and limitations on the review undertaken, and other matters considered by Roth in preparing its opinion (attached as Annex B to this proxy statement/prospectus), the Merger Consideration to be received by the stockholders of TMRC pursuant to the Merger Agreement, was fair from a financial point of view. After a robust discussion, the TMRC Board (a) determined that it is fair to and in the best interests of TMRC and its stockholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the Merger Agreement and the execution, delivery and performance of the Merger Agreement by TMRC and the consummation by TMRC of the Transactions, (c) resolved, on the terms and subject to the conditions set forth in the Merger Agreement, to submit it to TMRC’s stockholders for consideration at a meeting of TMRC stockholders, and (d) resolved, on the terms and subject to the conditions set forth in the Merger Agreement, to recommend that the holders of TMRC Shares adopt the Merger Agreement.

On March 3, 2026, the USAR Board, with representatives of White & Case and members of management also in attendance, met to review the Merger Agreement and the Transactions. Members of management presented certain key commercial terms regarding the transactions to the USAR Board. A representative of White & Case summarized certain key terms regarding the Merger Agreement and Voting Agreements, including the status of the issues that remained unresolved. Following such presentations and a subsequent discussion among the USAR Board, the USAR Board (a) determined that the Merger Agreement and the Transactions are advisable and in the best interests of USAR and its stockholders and (b) approved the Merger Agreement and the execution, delivery and performance of the Merger Agreement by USAR and the consummation by USAR of the Transactions.

The Merger Agreement, Voting Agreements and other transaction documents were executed during the evening on March 4, 2026. Before the opening of market on March 5, 2026, USAR and TMRC issued a joint press release announcing the transaction.

USAR’s Reasons for the Mergers

USAR believes that the Mergers will advance its strategic objective of building a globally integrated, non-China critical minerals and technology platform. In particular, the USAR Board considered the following factors in approving the Merger Agreement:

•        The Round Top Project is an important part of USAR’s fully integrated rare earth and permanent magnet value chain across the United States, United Kingdom, France and Brazil, encompassing mining to metal-making, alloy production and neodymium magnet manufacturing, as part of USAR’s strategy of establishing a secure, Western-aligned supply of materials essential to the aerospace and defense, semiconductor, energy, data center, physical AI, mobility, healthcare and industrial sectors. The Mergers will enable USAR to acquire TMRC’s approximately 18.7% minority interest in RTMD, thereby establishing USAR as the sole operator and 100% economic beneficiary of the Round Top Project.

•        In addition, by eliminating the outstanding minority interest, the Mergers simplify governance, unify strategic decision-making, and align capital planning and execution under a single operator which the USAR Board views as essential to support the efficient transition from development to commercial production under USAR’s AMP.

•        The Mergers will also secure for USAR the rights under existing long-term leases covering approximately 950 acres at the Round Top Project, together with prospecting rights on an additional 9,345 acres.

The USAR Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The USAR Board viewed its position as being based on all the information and factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

TMRC’s Reasons for the Mergers

The TMRC Board, at a meeting held on March 3, 2026, (a) determined that it is fair to and in the best interests of TMRC and its stockholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the Merger Agreement and the execution, delivery and performance of the Merger Agreement by TMRC and the consummation by TMRC of the transactions contemplated thereby (the “Transactions”), including the Mergers, (c) resolved, on the terms and subject to the conditions set forth in the Merger Agreement, to submit the Merger Agreement to TMRC’s stockholders for consideration at a meeting of TMRC’s stockholders and (d) resolved, on the terms and subject to the conditions set forth in the Merger Agreement, to recommend that the holders of TMRC Shares adopt the Merger Agreement.

In reaching its determinations and recommendations, the TMRC Board consulted with company management and financial and legal advisors and considered a range of factors and scenarios, including the non-exhaustive list of factors, described below, which are not presented in any relative order of importance and each of which the TMRC Board viewed as being supportive of its determination.

•        The Mergers enable TMRC stockholders to avoid the dilution that would likely result from TMRC’s inability to fund its portion of anticipated RTMD capital calls for 2026 of as much as $50 million, which could reduce TMRC’s economic interest in RTMD to as little as 3%.

•        TMRC stockholders will receive fully registered USAR Shares in the Mergers. USAR has a much larger market capitalization and greater trading liquidity than that of TMRC. TMRC stockholders, therefore, will benefit from an enhanced ability to achieve liquidity based on USAR’s daily trading volumes in the twelve months preceding the announcement of the Transactions.

•        The Merger Agreement provides for a fixed number of USAR Shares to be issued in exchange for TMRC Shares. The Merger Consideration will not fluctuate as a result of possible changes in the market prices of TMRC Shares and USAR Shares following the announcement of the Transactions, providing protection against potential downside movement in the trading price of TMRC Shares in light of the volatility of securities trading markets and commodities prices.

•        The Mergers enable TMRC stockholders to fully participate in the value and opportunities that are expected to result from the Mergers, including equity participation in a combined business with three worldwide asset portfolios: the Round Top project, the metal-making subsidiary and the magnet manufacturing facilities, which offer significantly expanded future growth potential as compared to TMRC’s minority interest in RTMD on a standalone basis.

•        The combined company resulting from the Mergers will be better positioned to invest in RTMD as a result of its market capitalization and strong balance sheet, which may be further strengthened by a potential U.S. government investment in USAR and a collaboration with the U.S. Department of Energy. The announced letter of intent covered a total investment of $1.6 billion. Consequently, TMRC stockholders will have a greater ability to reap the benefits of their investment in the Round Top project than they would have had through a potentially diluted investment in RTMD.

•        The TMRC Board also considered the following risks inherent in maintaining the assets within the current, or a somewhat larger, standalone exploration and production company, and determined that the USAR transaction eliminated, or significantly reduced, key risks including:

•        concentration risk associated with having virtually 100% of TMRC assets tied up in RTMD;

•        the risks related to the ongoing trend of investors seeking to allocate capital to listed companies and the largest and most financially stable and critical mineral producers, which has contributed to reduced valuations for small and micro-cap companies that trade on the OTC; and

•        financial and operating risks associated with growing pressure to diversify away from solely critical minerals.

•        The TMRC Board’s detailed consideration of the opportunities and risks of various potential strategic alternatives to the Mergers available to TMRC, including (i) other potentially available strategic transactions such as an acquisition of TMRC by another industry participant large enough to execute an acquisition of TMRC or the acquisition of TMRC’s minority interest in RTMD (taking into account that USAR holds a right of first refusal pursuant to the RTMD amended and restated limited liability company agreement dated June 26, 2023 (the “RT LLC Agreement”)), and (ii) continuing as a stand-alone publicly traded company, and the TMRC Board’s determination that none of the possible alternatives to the Mergers was reasonably likely to present superior opportunities for TMRC to create greater value for TMRC stockholders, taking into account execution risks as well as business, financial, industry and competitive factors. In reaching such an assessment, the TMRC Board considered that no strategic alternatives emerged from its prior solicitation process in 2025, pursuant to which Roth Capital Partners, LLC reached out to three potential counterparties, which included a wide range of industry participants with market capitalizations lower than and in excess of that of USAR, on behalf of TMRC to gauge their interest in a potential transaction, all of which declined to enter into serious discussions with respect to a transaction.

•        USAR’s larger, diversified asset portfolio provides a unique opportunity for TMRC stockholders to gain equity participation in a more diversified asset base and would de-risk the TMRC stockholders’ existing concentrated exposure in RTMD.

•        USAR’s strong balance sheet has a greater ability to fund major projects at RTMD while maximizing cash returns and invest across the critical mineral value chain, optimize capital allocation across its diversified asset portfolio, explore other critical mineral opportunities, and invest in technological innovation to enhance future opportunities than TMRC has on a standalone basis.

•        USAR’s strong management team and the USAR Board will position the combined company for sustained growth and drive long-term shareholder value.

•        The complementary nature, quality and scale of assets of USAR and TMRC, including TMRC’s assets in RTMD, are complementary to those of USAR and would allow the combined company to engage in capital-efficient development. These synergies are expected to benefit TMRC stockholders by: (i) enhancing the combined company’s position globally, (ii) optimizing the combined company’s development plans to deliver greater economic efficiencies, and (iii) supporting further growth opportunities globally.

•        The combined company will have a more diversified asset portfolio and improved ability to withstand commodity supply and demand and price volatility.

•        USAR and TMRC share similar philosophies in regard to the significance of developing an end-to-end mine-to-magnet strategy.

•        The TMRC Board reviewed and considered the terms of the Merger Agreement, taken as a whole, including:

•        the representations, warranties and covenants of the parties;

•        the restrictions imposed on TMRC’s business and operations during the pendency of the Mergers are reasonable and customary for transactions like the Mergers and not unduly burdensome;

•        the lack of any financing condition or any condition based upon receiving USAR stockholder approval, which increases the likelihood that the Mergers will be completed in a timely manner;

•        that the limitations contained in the Merger Agreement on TMRC’s ability to solicit alternative proposals from third parties or respond to unsolicited acquisition proposals would not prevent or preclude any third party from making a competing proposal, subject to the terms and conditions provided in the Merger Agreement;

•        that notwithstanding the limitations contained in the Merger Agreement on TMRC’s ability to solicit alternative proposals from third parties and terminate the Merger Agreement, the Merger Agreement allows TMRC in certain circumstances before (but not after) the adoption of the Merger Agreement by the requisite holders of TMRC Shares, to engage in discussions with third parties regarding any unsolicited acquisition proposal for TMRC that constitutes or would reasonably be expected to result in a superior proposal;

•        the ability of the TMRC Board under certain circumstances to change, withdraw or modify the recommendation that TMRC’s stockholders vote in favor of the adoption of the Merger Agreement if the TMRC Board has determined in good faith, after consultation with its legal advisors, that failing to make a change in its recommendation would be reasonably likely to be inconsistent with the TMRC Board’s fiduciary duties;

•        the provisions of the Merger Agreement that restrict TMRC’s ability to solicit possibly superior transactions and that require payment by TMRC of a $3,250,000 termination fee under the Merger Agreement in specified circumstances are reasonable in light of the circumstances and the overall terms of the Merger Agreement, consistent with fees in comparable transactions, and would not significantly discourage alternative acquisition proposals that constitute superior proposals from credible third parties willing and able to make such proposals; and

•        that there are limited circumstances in which USAR may terminate the Merger Agreement.

•        On March 3, 2026, Roth presented the TMRC Board with its financial analysis of the Mergers followed by its oral opinion, confirmed by delivery of a written opinion dated March 3, 2026, to the effect that, based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of TMRC Shares pursuant to the Merger Agreement was fair from a financial point of view. For a more detailed description of the opinion of Roth, see the section entitled “Opinion of TMRC’s Financial Advisor” on page 6.

•        The likelihood that the Mergers would be consummated based on, among other things, the likelihood and anticipated timing of consummating the Mergers in light of the limited scope of the conditions to closing, including the lack of a requirement for the USAR stockholders to approve the merger and lack of required regulatory approval closing conditions.

•        TMRC’s stockholders’ ability to exercise their statutory appraisal rights under Section 262 of the DGCL and receive payment of the “fair value” of their respective TMRC Shares in lieu of the Merger Consideration, subject to and in accordance with the DGCL, unless and until any such stockholder withdraws or loses such holder’s right to appraisal and payment under the DGCL.

•        The Mergers are intended, for U.S. federal income tax purposes, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In the course of its deliberations, the TMRC Board also considered a variety of risks and other potentially negative factors, including the following:

•        The TMRC Board considered that because the Merger Consideration is based on a fixed number of shares, TMRC stockholders will bear the risk of a decrease in the trading price of USAR Shares during the pendency of the Mergers and the Merger Agreement does not provide TMRC with a collar or a value-based termination right.

•        The risks and contingencies relating to the announcement and pendency of the Mergers, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of TMRC’s business during the period between the execution of the Merger Agreement and the completion of the Mergers.

•        The TMRC Board considered that TMRC would be required to pay to USAR a termination fee of $3,250,000 in the event the Merger Agreement were to be terminated by USAR in certain circumstances, including in connection with a change in the TMRC Board’s recommendation to its stockholders with respect to adoption of the Merger Agreement and the possibility that such termination fee could deter a potential acquirer from proposing an alternative transaction that would provide greater value to TMRC stockholders.

•        The TMRC Board considered that the Merger Agreement required TMRC to terminate all discussions with potential alternative transaction counterparties while noting that TMRC would only have the right to respond to alternative proposals that the TMRC Board determines in good faith constitute or would reasonably be expected to result in a superior proposal and in accordance with the applicable terms of the Merger Agreement.

•        The TMRC Board considered that, based on the implied value of the Merger Consideration as of March 4, 2026, TMRC stockholders would own less than 2% of USAR after the Mergers.

•        The TMRC Board considered risks of the type and nature described under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in addition to the following risks:

•        the risk that the Mergers will not be completed, or may not be completed on the anticipated timeline, due to the failure to satisfy one or more of the conditions to closing or for other reasons outside of TMRC’s control, and that if the Mergers are not completed, TMRC stockholders would not receive the Merger Consideration and TMRC would remain subject to the risks and uncertainties of operating as a standalone company;

•        the fact that TMRC has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed Transactions, regardless of whether the Mergers are consummated;

•        the potential for litigation by stockholders in connection with the Mergers, which, even where lacking in merit, could nonetheless result in distraction and expense;

•        the provisions of the Merger Agreement that impose certain restrictions on the operations of TMRC until implementation of the Mergers, which could delay or prevent TMRC from undertaking business opportunities that may arise and could have a negative impact on TMRC’s ability to maintain its existing business and employee relationships; and

•        the public announcement of the Mergers could adversely affect TMRC’s relationships with its employees, business partners, and other stakeholders, and could result in the diversion of management attention and resources away from day-to-day operations during the pendency of the Mergers.

The TMRC Board believed that, overall, the potential benefits of the Mergers to TMRC stockholders outweighed the potential risks and uncertainties of the Mergers.

In addition, the TMRC Board was aware of and considered that TMRC directors and executive officers may have interests in the Mergers that may be different from, or in addition to, their interests as stockholders of TMRC generally.

The foregoing discussion of factors considered by the TMRC Board is not intended to be exhaustive, but it includes material factors considered by the TMRC Board. In light of the variety of factors considered in connection with its evaluation of the Mergers, the TMRC Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the TMRC Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The TMRC Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The TMRC Board based its recommendation on the entirety of the information presented. The TMRC Board believed that, overall, the potential benefits of the Mergers to TMRC stockholders outweighed the potential risks and uncertainties of the Mergers.

Opinion of TMRC’s Financial Advisor

Pursuant to an engagement letter dated February 8, 2026, the TMRC Board retained Roth Capital Partners, LLC (“Roth”) to render its opinion to the TMRC Board as to whether the Merger Consideration to be received by the stockholders of TMRC in connection with the Transactions pursuant to the Merger Agreement, was fair from a financial point of view.

On March 3, 2026, Roth rendered its opinion to the TMRC Board, which opinion was initially rendered orally and subsequently confirmed in writing, that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in Roth’s written opinion, dated March 3, 2026 (the “Roth Fairness Opinion”), the Merger Consideration to be received by the stockholders of TMRC pursuant to the Merger Agreement, was fair from a financial point of view.

In the Roth Fairness Opinion, Roth noted that the Merger Agreement provided that each TMRC Share issued and outstanding prior to the Effective Time (other than any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will be converted into the right to receive a pro rata portion of the 3,823,328 USAR Shares issuable to the TMRC stockholders as the Merger Consideration, based on the exchange ratio set forth in the Merger Agreement.

The full text of the Roth Fairness Opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Roth in rendering such opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference in its entirety to this proxy statement/prospectus. The Roth Fairness Opinion was prepared for the information and use of the TMRC Board (in its capacity as such) in connection with its consideration of the Transaction. The Roth Fairness Opinion was not intended to be used for any other purpose without Roth’s prior written approval in each instance, except as expressly provided for in the Roth Fairness Opinion. Roth has consented to the use of the Roth Fairness Opinion in this proxy statement/prospectus.

The Roth Fairness Opinion did not address TMRC’s underlying business decision to enter into the Merger Agreement or complete the Transaction, or the relative merits of the Transaction, as compared to any alternative transactions that were or may be available to TMRC, and does not constitute a recommendation to the TMRC Board or to any stockholder of TMRC as to how such stockholder should vote with respect to the Transaction or any other matter. The following summary of the Roth Fairness Opinion is qualified in its entirety by reference to the full text of such opinion.

For purposes of the Roth Fairness Opinion and in connection with Roth’s review, Roth, among other things:

•        reviewed a draft of the Merger Agreement;

•        reviewed certain publicly available information relating to USAR, including: (i) reported prices and trading activity for the USAR Shares; (ii) USAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and its subsequently filed Quarterly Reports on Form 10-Q; and (iii) equity research analyst estimates and target price ranges relating to USAR’s business, earnings, cash flow, assets, liabilities and prospects;

•        performed a discounted cash flow analysis of USAR based on publicly available equity research analyst forecasts and certain other assumptions, as directed by TMRC’s management;

•        conducted discussions with members of the senior management of TMRC concerning the business, operations, financial condition and prospects of TMRC and its proportionate interest in the assets, liabilities, and operations of RTMD;

•        reviewed certain publicly available information relating to TMRC, including: (i) reported prices and trading activity for the TMRC Shares; (ii) TMRC’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025, and its subsequently filed Quarterly Reports on Form 10-Q; and (iii) the 2019 Preliminary Economic Assessment of the Round Top Project, Sierra Blanca, Texas, commissioned by the Round Top Project (the “Preliminary Economic Assessment”);

•        reviewed financial projections and forecasts prepared by the management of TMRC relating to the future performance of TMRC and the Round Top Project, including TMRC’s expected future ownership stake therein, and performed a discounted cash flow analysis based on such projections and forecasts;

•        reviewed and analyzed certain publicly available financial and other information of selected publicly traded companies that Roth deemed relevant and compared such information to that of USAR and TMRC;

•        participated in discussions with representatives of the TMRC Board and its legal advisors regarding TMRC’s business, the Round Top Project, and certain other matters that Roth deemed relevant for purposes of rendering its opinion; and

•        performed such other analyses, including detailed financial analyses, and considered such other factors as Roth deemed appropriate for the purpose of reviewing the proposed Transaction and rendering its opinion.

In rendering its opinion, Roth assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Roth by or through the TMRC Board. Roth further relied upon the assurances of the management of TMRC that such information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in any material respect.

With respect to financial projections of TMRC, Roth was advised by the management of TMRC, and has assumed, that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of TMRC for the future financial performance of TMRC. Roth does not express any view as to the assumptions on which such projections are based or the assumed probabilities associated with future events contemplated thereby. The financial projections included in this proxy statement/prospectus were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants. The financial projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, TMRC’s management. BDO USA, P.C., Ham, Langston & Brezina, L.L.P., and PricewaterhouseCoopers Auditores Independentes Ltda have not audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the financial projections included in this proxy statement/prospectus. Accordingly, BDO USA, P.C.; Ham, Langston & Brezina, L.L.P., and PricewaterhouseCoopers Auditores Independentes Ltda do not express an opinion or any other form of assurance with respect thereto. The reports of BDO USA, P.C., Ham, Langston & Brezina, L.L.P., and PricewaterhouseCoopers Auditores Independentes Ltda, incorporated by reference/included in this Form S-4 relate to previously issued financial statements and do not extend to the forecasted financial information, and should not be read to do so.

Further, no other independent accountants have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or the achievability thereof, and, accordingly, such independent accountants assume no responsibility for, and disclaim any association with, the forecasted financial information. The reports of such independent accountants included or incorporated by reference herein, as applicable, relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. The forecasted financial information included in this proxy statement/prospectus speaks only as of the date on which such information was prepared, and neither USAR or TMRC undertakes any obligation, other than as required by applicable law, to update the forecasted financial information included herein to reflect events or circumstances after the date the forecasted financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

In rendering its opinion, Roth was not provided with, and did not rely upon, any non-public financial projections or internal forecasts of USAR, including its interest in the Round Top Project, and Roth’s analyses of USAR and its interest in the Round Top Project were based solely upon publicly available information, including publicly filed reports and publicly available equity research analyst estimates.

Roth assumed that the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by Roth and that the Transaction would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Roth also assumed that, in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on TMRC or the contemplated benefits expected to be derived from the proposed Transaction.

Roth is not a legal, tax, accounting or regulatory advisor, and expressed no opinion as to legal, tax, accounting or regulatory matters. Roth relied upon, without independent verification, the assessment of TMRC and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters. Accordingly, the Roth Fairness Opinion does not address any legal, tax, accounting or regulatory matters, as to which Roth understood that TMRC had obtained such advice as it deemed necessary from qualified professionals.

Roth did not perform any independent valuations or appraisals of any of the assets or liabilities (fixed, contingent or other) of TMRC or USAR, and has not been furnished or provided with any such appraisals or valuations. Roth did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which TMRC, USAR, or any of their respective affiliates is a party or may be subject, did not make any assumptions concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Roth assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by or through the TMRC Board with respect to the Round Top Project, including the information set forth in the Preliminary Economic Assessment. Roth did not conduct any independent technical or geological audit of the Round Top Project, and expressed no view on the technical feasibility thereof.

The Roth Fairness Opinion was necessarily based on the economic, monetary, market, financial and other conditions as they existed and could have been evaluated as of the date of the Roth Fairness Opinion. Events occurring after the date of the Roth Fairness Opinion could materially affect the assumptions used in preparing the Roth Fairness Opinion. Roth does not have any obligation or responsibility to update, reaffirm or revise the Roth Fairness Opinion or otherwise comment upon any circumstances, developments or events occurring after the date of the Roth Fairness Opinion.

Roth is a nationally recognized investment banking firm that provides financial advisory services and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes. Roth was selected by TMRC based on Roth’s experience, expertise, reputation and familiarity with TMRC. The TMRC Board did not impose any limitations on Roth with respect to the investigations made or procedures followed in rendering its opinion. The Roth Fairness Opinion was approved by an authorized internal fairness committee at Roth in accordance with its customary practice.

The Roth Fairness Opinion was limited to and addressed only the fairness of the consideration to be received by the stockholders of TMRC pursuant to the Merger Agreement to the extent expressly set forth in the Roth Fairness Opinion. Roth was not asked to, nor did Roth offer any opinion on, and the Roth Fairness Opinion did not address, any other aspect or implication of the Merger Agreement or any agreement, arrangement or understanding entered into in connection with the Merger Agreement or otherwise, including, without limitation, the basic business decision to proceed with or effect the Transaction, the independent fair value of TMRC, or the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, relative to the consideration in the Merger Agreement. Further, Roth expressed no opinion on the relative merits of the Merger Agreement as compared to any alternative business strategies that might exist for TMRC, the underlying business decision of the Company to proceed with the Merger Agreement, or the effects of any other transaction in which TMRC might engage. In addition, the Roth Fairness Opinion did not address the solvency or viability of TMRC or USAR before or after the consummation of the Transaction.

In connection with its engagement by the TMRC Board, Roth agreed to receive a fee of $350,000 upon the delivery of the Roth Fairness Opinion, which is payable in cash. This fee was determined by Roth and proposed to the TMRC Board. In addition, Roth is entitled to receive an advisory fee for its services as financial advisor to TMRC in connection with the Transaction in an amount equal to 0.75% of the aggregate consideration paid to or received by TMRC in connection with the Transaction, contingent upon the completion of the Transaction. Such advisory fee will be paid in cash at the time of, and as a condition to, the closing of the Transaction. The advisory fee is independent of any consideration for issuance of the Roth Fairness Opinion. TMRC has agreed to indemnify Roth against certain liabilities. Roth will also be reimbursed for certain expenses in connection with its services up to a limit of $35,000 for all expenses, which limit may be modified with the consent of TMRC.

Roth is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for Roth’s or its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of TMRC and the other parties to the Transaction, and, accordingly, may at any time hold a long or a short position in such securities. Except as described above or as set forth below, Roth has not had a material relationship with, nor has it otherwise received any fees from TMRC, USAR or any other party to the Transaction during the two years preceding the date hereof. During the two years preceding the date hereof, Roth has had certain investment banking relationships with USAR. In April 2025, Roth was engaged by USAR to act as a co-placement agent in connection with a private placement of its securities, which offering generated gross proceeds to USAR of approximately $75 million, and for which Roth received aggregate compensation of approximately $450,000 in connection with such engagement.

Summary of Material Financial Analyses

The following is a summary of material financial analyses prepared, or reviewed, by Roth and discussed with the TMRC Board in connection with the rendering of the Roth Fairness Opinion:

•        discounted cash flow analysis with respect to USAR performed by Roth;

•        selected publicly traded comparable companies analysis with respect to USAR and the Round Top Project, performed by Roth; and

•        net asset valuation analysis with respect to the Round Top Project and TMRC’s ownership interest therein, performed by Roth.

The order in which the analyses are listed above and described below does not represent the relative importance or weight given to the analyses by Roth. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand such analyses, the tables must be read together with the text of the related summary. The tables alone do not constitute a complete description of Roth’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 3, 2026, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

The discounted cash flow analysis is a “forward looking” methodology and is based on projected future cash flows to be generated by USAR which are then discounted back to March 3, 2026 (the “Valuation Date”). This methodology has three primary components: (i) the present value of projected standalone unlevered, after-tax free cash flows for a determined period, (ii) the present value of the terminal value of cash flows (representing firm value beyond the time horizon on the projection), and (iii) the weighted average cost of capital (“WACC”) used to discount such future cash flows and terminal value back to the present.

For purposes of the discounted cash flow analysis, Roth utilized publicly filed reports and publicly available equity research analyst forecasts and certain other assumptions, as directed by TMRC’s management, to calculate USAR’s projected standalone unlevered, after-tax free cash flows for the calendar years ending December 31, 2025 through December 31, 2030.

In performing its discounted cash flow analysis, Roth calculated ranges of the estimated present values of the unlevered, after-tax free cash flows of USAR forecasted to generate for 2025 to 2030 by applying discount rates, as of the Valuation Date, ranging from 13.8% to 17.8%, reflecting Roth’s estimates of USAR’s WACC, as further described below.

The WACC was calculated using a cost of equity of 16.1% and a cost of debt of 7.2%. Roth further calculated terminal values by applying EBITDA exit multiples ranging from 11.7x to 15.7x to USAR’s terminal year 2030 EBITDA of $966 million.

The WACC was calculated by adding (i) the estimated market value of equity as a percentage of the total market value of USAR’s capital multiplied by USAR’s estimated cost of equity, and (ii) the estimated market value of debt as a percentage of the total market value of USAR’s capital multiplied by USAR’s estimated after-tax market cost of debt. The estimated market value of USAR’s debt and equity were calculated using the average debt to equity ratios of the comparable publicly traded companies. The estimated cost of equity was calculated using the capital asset pricing model, which took into account the betas of comparable publicly traded companies, the risk-free rate, a historical equity market risk premium and a historical small capitalization risk premium, which risk premiums were sourced from the 2024 Kroll Cost of Capital Module. The estimated cost of debt was based on publicly available data as of the Valuation Date.

Selected Public Companies Analysis

Roth analyzed publicly available financial and stock market data for (i) eight (8) selected publicly traded companies operating in the lithium and industrial mineral and hard rock rare mining industry with market capitalizations ranging from $62 million to $13.5 billion as of the Valuation Date for USAR (collectively, the “USAR selected companies”), and (ii) six selected publicly traded companies that have majority ownership in hard rock rare mineral mining projects with market capitalizations ranging from $80 million to $13.5 billion as of the Valuation Date for the Round Top Project (collectively, the “Round Top Project selected companies”).

Selected Public Companies Analysis for USAR

Roth selected the following publicly traded companies as the USAR selected companies that it considered generally relevant for the analysis for USAR:

•        Lynas Rare Earths Limited

•        MP Materials Corp.

•        Liontown Limited

•        Critical Metals Corp.

•        Dateline Resources Limited

•        Arafura Rare Earths Limited

•        Australian Strategic Materials Ltd

•        Resolution Minerals Ltd

Roth reviewed various financial metrics of the USAR selected companies, including enterprise values, which were calculated as fully diluted equity values based on the closing stock prices on the Valuation Date, plus, if applicable for each company, total debt (excluding leases), preferred equity, and non-controlling interests minus cash and cash equivalents.

These enterprise values were analyzed as multiples of estimated revenue and EBITDA for calendar year 2027. The financial data for the USAR selected companies was sourced from publicly available data obtained from public filings with the SEC and other data sources, and subject to the following:

•        Based on Roth’s judgment and experience, the analysis excludes the highest and lowest 25% of revenue multiples for the eight USAR selected companies. After excluding these data points, the overall low to high calendar year 2027 estimated revenue multiples observed for the USAR selected companies were 5.1x to 9.8x (with an overall median of 7.0x). Roth applied the above selected ranges for projected calendar year 2027 to corresponding data of USAR.

•        Based on Roth’s judgment and experience, the analysis uses the median EBITDA multiple from the eight USAR selected companies as the midpoint, developing a range by subtracting and adding 2x to establish the low and high ends. After applying these data points, the overall low to high calendar year 2027 estimated EBITDA multiples observed for the USAR selected companies were 11.7x to 15.7x (with an overall median of 13.7x). Roth applied the above selected ranges for projected calendar year 2027 to corresponding data of USAR.

This analysis resulted in the reference ranges of implied value per USAR Share set forth below:

	Multiples		Implied Value Per Share
	Low	High	Low	High
EV/CY 2027P Revenue(1)	5.1x	9.8x	$14.95	$20.89
EV/CY 2027P EBITDA	11.7x	15.7x	$30.15	$43.61

____________

(1)      “EV” refers to enterprise value and “CY” refers to calendar year.

Selected Public Companies Analysis for the Round Top Project and Net Asset Value for TMRC

Roth selected the following publicly traded companies as the Round Top Project selected companies that it considered generally relevant for the analysis for the Round Top Project:

•        Lynas Rare Earths Limited — Mt Weld

•        MP Materials Corp. — Mountain Pass

•        Arafura Rare Earths Limited — Nolans

•        Rare Element Resources — Bear Lodge

•        VHM Limited — Goschen

•        Defense Metals Corp. — Wicheeda

Roth reviewed various financial metrics of the Round Top Project selected companies, including enterprise values, which were calculated as fully diluted equity values based on the closing stock prices on the Valuation Date, plus, if applicable for each company, total debt (excluding leases), preferred equity, and non-controlling interests minus cash and cash equivalents. Roth also reviewed each Round Top Project selected company’s ownership percentage in mining projects, including Total Rare Earth Element (TREE) and Net Asset Value (NAV) of each project as of the Valuation Date.

The enterprise values were analyzed as multiples of TREE and the NAVs were analyzed as multiples of price as of the Valuation Date. The financial and mining project data for the Round Top Project selected companies was sourced from publicly available data obtained from public filings with the SEC, each project’s technical and feasibility reports, and other data sources, and subject to the following:

•        Based on Roth’s judgment and experience, the analysis excludes the highest and lowest 25% of TREE multiples for the five Round Top Project selected companies. After excluding these data points, the overall low to high estimated TREE multiples observed for the Round Top Project selected companies were $170 million to $2.5 billion (with an overall median of $698 million). That range was further adjusted for TMRC’s expected ownership and divided by the number of TMRC Shares outstanding, which resulted in share price range of $0.19 to $2.69 per TMRC Share.

The NAV analysis is a “forward looking” methodology and is based on projected future cash flows to be generated by the Round Top Project over a 22-year projection period, which are then discounted back to the Valuation Date. This methodology has three primary components: (i) the present value of projected standalone unlevered, free cash flows for the determined period, (ii) the projection of TMRC’s equity interest in the project over this period, as a result of expected cash calls and estimated dilution thereof, and (iii) the WACC used to discount such future cash flows back to the present.

For purposes of the NAV analysis, Roth utilized TMRC’s management assumptions and projected cash flows for the Round Top Project based on publicly available information, as well as certain other assumptions as directed by TMRC’s management. In performing its NAV analysis, Roth calculated ranges of the estimated present values of the unlevered, free cash flows of the Round Top Project for its 22-year projection period by applying discount rates, as of the Valuation Date, ranging from 10% to 20%, reflecting Roth’s estimates of the Round Top Project’s WACC. The WACC was calculated using a cost of equity of 15.9% and a cost of debt of 7.1%. Roth further calculated the implied value attributable to TMRC, based on forecasted ownership percentage of 4.12%, accounting for expected cash calls and resulting dilution. The value was further adjusted by estimated price to NAV multiples observed for the Round Top Project selected companies, as specified below:

•        Based on Roth’s judgment and experience, the analysis excludes the highest and lowest 25% of price to NAV multiples for the five Round Top Project selected companies. After excluding these data points, the overall low to high estimated price to NAV multiples observed for the Round Top Project selected companies were 0.08x to 0.88x (with an overall median of 0.61x). Roth subtracted the above selected ranges to derive a range for TMRC’s Adjusted NAV Per Share using TMRC’s management projected 2028 ownership interest in the Round Top Project of 4.12%.

This analysis resulted in the reference ranges of implied value per TMRC Share set forth below:

	Multiples(1)		Implied Value Per Share
	Low	High	Low	High
EV/Total Rare Earth Element(2)	$170	$2,453	$0.19	$2.69
TMRC Adjusted NAV	0.08x	0.88x	$0.07	$1.39

____________

(1)      Dollar amounts are in millions of United States dollars.

(2)      “EV” refers to enterprise value.

Miscellaneous

This summary is not a complete description of the Roth Fairness Opinion or the underlying analyses and factors considered in connection with such opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to a partial analysis or summary description. Roth believes that its analyses described above must be considered as a whole and that considering any portion of such analyses or factors considered without considering all such analyses and factors could create a misleading or incomplete view of the processes underlying Roth’s analyses and its opinion. In arriving at its fairness determination, Roth considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. In performing its analyses, Roth made numerous assumptions with respect to industry performance and general business and economic conditions, such as industry growth, inflation, interest rates and many other matters, many of which are beyond the control of TMRC, USAR and their respective advisors. Any estimates used in Roth’s analyses, and the results derived from such analyses, are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company selected for the analyses described above is identical to TMRC and/or USAR.

In conducting its analyses and arriving at its opinion, Roth utilized a variety of valuation methods. The analyses were prepared solely for the purpose of enabling Roth to provide its opinion to the TMRC Board as to the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders of TMRC pursuant to the Merger Agreement as of the date of the Roth Fairness Opinion, and do not purport to be appraisals or necessarily reflect the prices at which these companies or securities may actually be sold, which are inherently subject to uncertainty.

The terms of the Transaction were determined through arm’s-length negotiations between TMRC and USAR and were approved by the TMRC Board and the USAR Board. The decision to enter into the Merger Agreement by TMRC was solely that of the TMRC Board. Roth did not make any recommendations as to any specific consideration to TMRC or the TMRC Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Transaction. In addition, Roth was not authorized to, and did not, solicit any expressions of interest from any other parties with respect to any transaction involving TMRC or USAR, or review other alternative business combinations or transactions that TMRC could pursue. As described above, the Roth Fairness Opinion and the presentation of such opinion to the TMRC Board by Roth were among a number of factors taken into consideration by the TMRC Board in making its determination to approve the Merger Agreement, the Transaction and the other transactions contemplated thereby, including the factors described elsewhere in this proxy statement/prospectus.

Interests of USAR’s Directors and Executive Officers in the Mergers

Except for their interests as stockholders of USAR, USAR’s directors and executive officers do not have any interests in the Mergers that are different from, or in addition to, those of other USAR stockholders generally.

Interests of TMRC’s Directors and Officers in the Mergers

In considering the recommendation of the TMRC Board to vote in favor of the Merger Proposal, TMRC stockholders should be aware that, aside from their interests as stockholders, TMRC’s directors and officers have interests in the Mergers that are different from, or in addition to, those of other TMRC stockholders generally. TMRC’s directors were aware of and considered these interests, among other matters, in evaluating the Mergers and in recommending to stockholders that they approve and adopt the Merger Agreement and the Mergers. TMRC stockholders should take these interests into account in deciding whether to approve the Merger Proposal. These interests include, among other things:

•        As a condition to closing of the Mergers, TMRC will cause completion of a transfer of certain assets to Mr. Daniel Gorski, the Chief Executive Officer of TMRC, to pay off certain indebtedness between Mr. Gorski and a subsidiary of TMRC prior to the Effective Time.

•        The Merger Agreement provides that for a period of six years from and after the Effective Time, USAR shall cause the surviving company to (or if the surviving company is not able, USAR shall) indemnify and hold harmless all present and former director or officer of TMRC or any of its subsidiaries and each other person who, at the request or for the benefit of TMRC or its subsidiaries, is or was previously serving as a director, officer, manager, employee or fiduciary of any other person or any benefit plan of TMRC or any benefit plan of any TMRC subsidiary (in each case, when acting in such capacity) (determined as of the Effective Time) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time as provided in the certificate of incorporation or bylaws or other governing documents of TMRC or the applicable subsidiary of TMRC in effect on the date of the Merger Agreement or any indemnification agreement between such indemnified party and TMRC or applicable subsidiary of TMRC to the fullest extent permitted under applicable law. For six years after the Effective Time, USAR shall cause the surviving company to maintain in effect provisions in the surviving company’s certificate of formation and limited liability company agreement or similar organizational documents (or in such documents of any successor to the business of the surviving company) and the organizational documents of any TMRC subsidiary regarding exculpation, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement. From and after the Effective Time, USAR, the surviving companies of the Mergers, and each of their subsidiaries including RT, shall honor and comply with their respective obligations under any indemnification agreement with any indemnified person in effect as of date of the Merger Agreement and indemnification obligations under the RT LLC Agreement, and not amend, repeal or otherwise modify any such agreement or the RT LLC Agreement in any manner that would adversely affect any right of any indemnified party thereunder.

•        Prior to the Effective Time, TMRC may, as of the Effective Time, obtain and fully pay for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of TMRC’s existing directors’ and officers’ insurance policies with a claims period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance. If TMRC, for any reason, fails to obtain such “tail” insurance policies as of the Effective Time, USAR shall use its best efforts to purchase such insurance for that six-year period.

•        Under Voting and Support Agreements with TMRC and USAR, each of TMRC’s directors and executive officers, has agreed to vote all of his TMRC Shares in favor of the Merger Proposal. As of the close of business on the record date for this special meeting, the TMRC stockholders who are parties to the Voting and Support Agreements collectively owned (with sole or shared voting power) approximately 19.3% of the TMRC Shares outstanding and entitled to vote at the this special meeting.

These interests may have influenced TMRC’s directors in approving the Merger Agreement and the Mergers and making their recommendation to TMRC stockholders to vote in favor of the approval and adoption of the Merger Agreement and the Mergers.

Appraisal Rights and Dissenters’ Rights

TMRC

General

If the Mergers are completed, TMRC stockholders of record and beneficial owners who do not vote in favor of the Merger Proposal, who continuously hold such shares as of immediately before and through the effective date of the Mergers and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the Mergers under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement/prospectus as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that TMRC stockholders of record or beneficial owners exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL to a “stockholder” and all references in this discussion of appraisal rights to a “TMRC stockholder” are to the record holders of TMRC Shares unless otherwise noted herein. All such references to a “beneficial owner” mean a person or entity who is the beneficial owner of TMRC Shares held either in voting trust or by a broker, bank or other nominee on behalf of such person or entity unless otherwise expressly noted herein. If you hold your TMRC Shares through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.

Any TMRC stockholder or beneficial owner contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. Failure to strictly follow the procedures required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, such as the special meeting, the corporation, in this case TMRC, must notify not less than 20 days before the meeting each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes TMRC’s notice to its stockholders that appraisal rights are available in connection with the Mergers, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C. In connection with the Mergers, any stockholder of record or beneficial owner of TMRC Shares who wishes to exercise appraisal rights, or who wishes to preserve their right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of such appraisal rights. A TMRC stockholder or beneficial owner who loses his, her or its appraisal rights will be entitled to receive the consideration in the Mergers described in the Merger Agreement and elsewhere in this proxy statement/prospectus (without interest). Moreover, the process of dissenting and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of TMRC Shares, TMRC believes that if a TMRC stockholder or beneficial owner considers exercising such rights, they should seek the advice of legal counsel.

How to Exercise and Perfect Your Appraisal Rights

TMRC stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their TMRC Shares must do all of the following:

•        deliver to TMRC a written demand for appraisal before the vote on the Merger Proposal at the Special Meeting, which written demand must reasonably inform TMRC of the identity of the TMRC stockholder or beneficial owner and that the TMRC stockholder or beneficial owner intends to demand appraisal of their shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger Proposal. Voting “AGAINST” or failing to vote “FOR” the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL;

•        not vote in favor of, or abstain from voting on, the Merger Proposal (if a TMRC stockholder) or, if a beneficial owner, not instruct their broker, bank or other nominee to vote their share(s) in favor of the Merger Proposal or instruct their nominee record holder to abstain from voting on the Merger Proposal;

•        continuously hold or beneficially own, as applicable, the TMRC Shares from the date of making the demand through the Effective Time (a TMRC stockholder or beneficial owner will lose appraisal rights if the TMRC stockholder or beneficial owner of transfers the shares before the Effective Time); and

•        file a petition in the Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. While Section 262 of the DGCL provides that the surviving corporation of the First Merger (the “First Merger Surviving Corporation”) may file such petition, the First Merger Surviving Corporation is under no obligation to and has no intention of doing so.

Written Demand

The demand for appraisal made by a TMRC stockholder or beneficial owner must be executed by or on behalf of the TMRC stockholder or beneficial owner, as applicable.

In addition, in the case of a demand for appraisal made by a beneficial owner, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of TMRC Shares (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the First Merger Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds TMRC Shares as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the holder of record.

All written demands for appraisal should be addressed to TMRC at 527 21st Street, #44, Galveston, Texas 77550; Attention: Chief Executive Officer.

Withdrawal of Appraisal

At any time within 60 days after the Effective Time, any TMRC stockholder or beneficial owner who has delivered a written demand to TMRC and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration to be paid to TMRC Stockholders in connection with the Mergers by delivering to the First Merger Surviving Corporation a written withdrawal of the demand for appraisal and an acceptance of such Merger Consideration. Any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the First Merger Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed as to any TMRC stockholder or beneficial owner without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any TMRC stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration provided for in the Merger Agreement within 60 days after the effective date of the Mergers. If the First Merger Surviving Corporation does not approve a request to withdraw a demand for appraisal and to accept the Merger Consideration provided for in the Merger Agreement when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the TMRC stockholder or beneficial owner will be entitled to receive only the appraised value determined in any such appraisal proceeding.

Notice by the First Merger Surviving Corporation

Within 10 days after the Effective Time, the First Merger Surviving Corporation will notify each TMRC stockholder and beneficial owner who has complied with Section 262 of the DGCL, and who has not voted in favor of the Merger Proposal, of the date on which the First Merger became effective.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, the First Merger Surviving Corporation or any TMRC stockholder or beneficial owner who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served the First Merger Surviving Corporation in the case of a petition filed by a TMRC stockholder or beneficial owner, demanding a determination of the fair value of the shares held by all TMRC stockholders or beneficial owners entitled to appraisal rights who did not vote their shares in favor of the Merger Proposal and properly demanded appraisal of such shares. The First Merger Surviving Corporation is under no obligation to and has no present intention to file a petition and TMRC stockholders and beneficial owners should not assume that the First Merger Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the TMRC Shares. Accordingly, any TMRC stockholder or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their TMRC Shares within the time and in the manner prescribed in Section 262 of the DGCL. The failure of a TMRC stockholder or beneficial owner to file such a petition in the period and manner specified in Section 262 of the DGCL could nullify the TMRC stockholder’s or beneficial owner’s previous written demand for appraisal.

If a petition for an appraisal is timely filed by a TMRC stockholder or beneficial owner and a copy thereof is served upon the First Merger Surviving Corporation, the First Merger Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list, which is referred to as the “verified list,” containing the names and addresses of all TMRC stockholders or beneficial owners who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by the First Merger Surviving Corporation. Upon the filing of any such petition, the Register in Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the First Merger Surviving Corporation and the TMRC stockholders or beneficial owners shown on the verified list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Court of Chancery. The First Merger Surviving Corporation will pay the costs of such notices.

After notice has been given to the TMRC stockholders and beneficial owners as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those TMRC stockholders or beneficial owners who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. At the hearing on such petition, the Court of Chancery may require the TMRC stockholders or beneficial owners who have demanded an appraisal for their shares and who hold TMRC Shares represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; if any TMRC stockholder or beneficial owner fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such TMRC stockholder or beneficial owner.

Determination of Fair Value

After the Court of Chancery determines the TMRC stockholders and beneficial owners that are entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the “fair value” of the TMRC Shares, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the First Merger Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Court of Chancery will take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between Effective Time and the date of payment of the judgment. At any time before the Court of Chancery’s entry of judgment in the proceedings, however, the Surviving Corporation may pay to each TMRC stockholder and beneficial owner entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the fair value of the shares as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but that rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Upon application by the First Merger Surviving Corporation or by any TMRC stockholder or beneficial owner entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of TMRC stockholders and beneficial owners entitled to an appraisal. Any TMRC stockholder or beneficial owner whose name appears on the verified list and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if required, may participate fully in all proceedings until it is finally determined that such TMRC stockholder or beneficial owner is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the TMRC Shares, together with interest, if any, by the First Merger Surviving Corporation to TMRC stockholders or beneficial owners entitled thereto.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a TMRC stockholder or beneficial owner whose name appears on the verified list, the Court of Chancery may also order all or a portion of the expenses incurred by a TMRC stockholder or beneficial owner in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such an order, each party bears its own expenses.

Any TMRC stockholder or beneficial owner who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose, or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time. If any stockholder who demands appraisal of TMRC Shares under Section 262 fails to perfect, effectively withdraws or otherwise loses such holder’s right to appraisal with respect to such shares, such shares will be deemed to have been converted at the Effective Time into the right to receive the consideration provided pursuant to the Merger Agreement, without interest, upon the terms and conditions set forth therein.

If no petition for appraisal is filed within 120 days after the Effective Time, or if a TMRC stockholder or beneficial owner votes for approval of the Merger Proposal or effectively withdraws his, her or its demand for appraisal, then the right of that TMRC stockholder or beneficial owner to appraisal will cease and that TMRC stockholder or beneficial owner will be entitled to receive the consideration for his, her or its TMRC Shares provided for in the Merger Agreement. A holder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal by delivering to the First Merger Surviving Corporation a written withdrawal of his, her or its demand for appraisal and acceptance of the Mergers, except that any such attempt to withdraw made more than 60 days after the effective date of the Mergers will require the written approval of the First Merger Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, any TMRC stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw their demand for appraisal and to accept the terms offered upon the Mergers within 60 days after the effective date of the Mergers.

TMRC stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their respective shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their respective shares.    TMRC stockholders and beneficial owners who perfect their appraisal rights and who do not subsequently effectively withdraw or otherwise lose their appraisal rights will not be entitled to any consideration under the Merger Agreement.

Accounting Treatment

USAR prepares its financial statements in accordance with U.S. GAAP. The Mergers will be accounted for by using the business combination accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired assets is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquirer; the determination of the acquisition date; the determination of the fair value of consideration; and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree. After consideration of all applicable factors pursuant to the business combination accounting rules, the Mergers will be treated as an asset acquisition under U.S. GAAP with USAR as the acquirer. The interest of TRMC in RTMD that USAR is acquiring in the Mergers represents substantially all of the fair value of the assets acquired by USAR. USAR currently owns a controlling interest in RTMD and has consolidated this entity within its historical consolidated financial statements. As the acquisition of the acquiree’s interest in RTMD represents a change in the parent’s ownership interest, the acquisition of that interest will be accounted for as a change of ownership interest within the scope of U.S. GAAP Accounting Standard Codification Topic 810.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summarizes material provisions of the Merger Agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated herein by reference in its entirety. The rights and obligations of USAR and TMRC are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus. TMRC stockholders are urged to read the Merger Agreement carefully and in its entirety as well as this proxy statement/prospectus before making any decisions regarding the Merger.

The Merger Agreement is included with this proxy statement/prospectus only to provide you with information regarding the terms of the Merger Agreement, and not to provide you with any other factual information regarding USAR, TMRC or their respective subsidiaries or businesses. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•        have been made only for purposes of the Merger Agreement;

•        have been qualified by certain documents filed with, or furnished to, the SEC by USAR or TMRC, as applicable, on or after January 1, 2025 and no later than March 2, 2026;

•        have been qualified by confidential disclosures made to USAR or TMRC, as applicable, in connection with the Merger Agreement;

•        are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors;

•        were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and

•        have been included in the Merger Agreement for the purpose of allocating risk between USAR and the Merger Subs, on the one hand, and TMRC, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of USAR, TMRC or any of their respective subsidiaries or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in USAR’s or TMRC’s public disclosures.

Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” contained in this proxy statement/prospectus.

This summary is qualified in its entirety by reference to the Merger Agreement.

Overview

On March 4, 2026, Texas Mineral Resources Corp., a Delaware corporation (“TMRC”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among USA Rare Earth, Inc., a Delaware corporation (“USAR”), TMRC, Hamer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of USAR (“First Merger Sub”) and Hamer Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of USAR (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”). The Merger Agreement provides for the successive mergers of TMRC with each of the Merger Subs, as a result of which TMRC’s business will be held by a wholly owned subsidiary of USAR, and each of the then outstanding shares of common stock, par value $0.01 per share, of TMRC (“TMRC Shares”) will generally be exchanged for a portion of a share (a “USAR Share”) of common stock, par value $0.0001 per share, of USAR, as described below.

The Merger Agreement contemplates the following transactions:

•        the merger of First Merger Sub with and into TMRC, with TMRC surviving the merger as a wholly owned subsidiary of USAR (the “First Merger”) at the effective time of the First Merger (the “Effective Time”);

•        subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each TMRC Share issued and outstanding immediately prior to the Effective Time (excluding any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will automatically be converted into the right to receive that portion of a validly issued, fully paid and nonassessable USAR Share equal to the quotient obtained by dividing (a) 3,823,328 by (b) the aggregate number of TMRC Shares outstanding on a fully diluted basis at the Effective Time, with holders of TMRC Shares who are otherwise entitled to a fractional USAR Share receiving cash in lieu of that fractional share, without interest; and

•        promptly following the Effective Time, the merger of Second Merger Sub with and into the surviving corporation in the First Merger, with Second Merger Sub surviving the second merger as a wholly owned subsidiary of USAR (the “Second Merger” and together with the First Merger, the “Mergers” and collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”).

The parties expect to consummate the Mergers no later than the third calendar quarter of 2026, subject to the satisfaction or waiver of the conditions precedent to such closing.

Structure and Effective Time

The Merger Agreement provides for the merger of First Merger Sub with and into TMRC at the Effective Time, with TMRC surviving the merger as a wholly owned subsidiary of USAR. Promptly following the Effective Time, as a second step in a single integrated transaction with the First Merger, the Merger Agreement also contemplates a second merger of Second Merger Sub with and into the surviving corporation in the First Merger, with Second Merger Sub surviving the second merger as a wholly owned subsidiary of USAR.

At the Effective Time, the TMRC Charter as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth in Exhibit B to the Merger Agreement (and will be the certificate of incorporation of the surviving corporation) until thereafter amended as provided therein or by applicable law. The bylaws of First Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the surviving corporation until thereafter amended as provided therein or by applicable law.

At the effective time of the Second Merger (the “Second Effective Time”), the certificate of formation of Second Merger Sub as in effect immediately prior to the Second Effective Time will be amended and restated in its entirety to read as set forth in Exhibit D to the Merger Agreement (and will be the certificate of formation of the surviving company) except that all references to Second Merger Sub’s name shall be replaced by references to “DyTb, LLC”, until thereafter amended as provided therein or by applicable law. The limited liability company agreement of Second Merger Sub in effect immediately prior to the Second Effective Time will be the limited liability company agreement of the surviving company until thereafter amended as provided therein or by applicable law.

The directors and officers of First Merger Sub at the Effective Time will be the directors and officers of the surviving corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of Second Merger Sub immediately prior to the Second Effective Time will continue as the officers of the surviving company from and after the Second Effective Time until their successors have been duly elected or appointed or until their earlier death, resignation or removal in accordance with the certificate of formation or the limited liability company agreement of the surviving company.

Unless otherwise mutually agreed in writing between USAR and TMRC, the closing of the First Merger will take place at 10:00 a.m. (Eastern Time) on the fifth business day following the day on which the last to be satisfied or waived of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at or immediately prior to the closing, but subject to fulfillment or waiver of those conditions) is satisfied or waived by the party entitled to benefit in accordance with the Merger Agreement.

At the closing, USAR and TMRC will cause a certificate of merger substantially in the form of Exhibit A to the Merger Agreement to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL, and make any other filings, recordings or publications required to be made by TMRC or First Merger Sub under the DGCL. The First Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date or time as TMRC and USAR shall agree in writing and such time shall be specified in the certificate of merger.

Promptly after the Effective Time, Second Merger Sub will file a certificate of merger substantially in the form attached as Exhibit C to the Merger Agreement to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the Delaware Limited Liability Company Act (“Delaware LLC Act”), and make any other filings, recordings or publications required to be made by the surviving corporation or Second Merger Sub under the DGCL and Delaware LLC Act. The Second Merger will become effective at the time when the second step certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date or time as TMRC and USAR shall agree in writing and such time shall be specified in the second step certificate of merger.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, each TMRC Share issued and outstanding immediately prior to the Effective Time (excluding any TMRC Shares as to which dissenters’ rights have been properly exercised and TMRC Shares owned by USAR, TMRC or any of their respective direct or indirect wholly owned subsidiaries) will automatically be converted into the right to receive that portion of a validly issued, fully paid and nonassessable USAR Share equal to the quotient obtained by dividing (a) 3,823,328 by (b) the aggregate number of TMRC Shares outstanding on a fully diluted basis at the Effective Time. Holders of TMRC Shares who are otherwise entitled to a fractional USAR Share will receive cash in lieu of such fractional share, without interest, in an amount representing such holder’s proportionate interest in the net cash proceeds from the aggregation and sale by the exchange agent of USAR Shares representing the fractional USAR Shares that would otherwise be issued.

If the Mergers are completed, TMRC stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold their TMRC Shares through the Effective Time and who properly demand appraisal of their TMRC Shares in compliance with the requirements of Section 262 of the DGCL will not be converted into or represent the right to receive their portion of the Merger Consideration and instead will be entitled to exercise appraisal rights in connection with the Mergers under Section 262 of the DGCL. This means that holders of TMRC Shares who may exercise appraisal rights and who also have properly exercised, perfected and not waived, withdrawn or lost those appraisal rights are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their TMRC Shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest (subject to certain exceptions) to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery, so long as those holders comply exactly with the procedures established by Section 262 of the DGCL and a court of competent jurisdiction does not determine that such holders are not entitled to relief provided by Section 262 of the DGCL with respect to their TMRC Shares. For additional information about appraisal rights, see the section titled “The Mergers — Appraisal Rights and Dissenters Rights” contained in this proxy statement/prospectus.

If, between the date of the Merger Agreement and the Effective Time, the issued and outstanding TMRC Shares or securities convertible or exchangeable into or exercisable for TMRC Shares or the issued and outstanding USAR Shares or securities convertible or exchangeable into or exercisable for USAR Shares changes into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), split-up, combination, exchange of shares, readjustment, reorganization, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration will be equitably adjusted, without duplication, to proportionally reflect such change.

Based upon the closing price of a USAR Share on Nasdaq of $24.64 on June 18, 2026, the last practicable trading date prior to the date of this proxy statement/prospectus, the value of the Merger Consideration was approximately $94.2 million.

Payment and Issuance of the Merger Consideration

USAR will select an exchange agent reasonably acceptable to TMRC (the “exchange agent”) for the payment of the aggregate Merger Consideration in respect of the TMRC Shares as contemplated by the Merger Agreement. Promptly following the Effective Time, USAR will deposit or cause to be deposited with the exchange agent the number of USAR Shares necessary to pay the Merger Consideration pursuant to the Merger Agreement and any net cash proceeds from the sale of fractional USAR Shares.

As promptly as reasonably practicable after the Effective Time but in no event later than five business days thereafter, USAR will instruct the exchange agent to mail to each holder of record of certified TMRC Shares or book-entry TMRC Shares not held through DTC (i) a letter of transmittal and (ii) instructions advising such stockholder how to surrender its TMRC Shares or transfer the book-entry TMRC Shares to the exchange agent in exchange for the Merger Consideration.

After the Effective Time, each holder of TMRC Shares will be entitled to receive the pro rata portion of the Merger Consideration (i) upon surrender to the exchange agent of TMRC Shares that are represented by certificates, by physical surrender of such certificates in accordance with the terms of the letter of transmittal and accompanying instructions, (ii) upon the transfer of TMRC Shares that are book-entry TMRC Shares not held through DTC, in accordance with the terms of the letter of transmittal and accompanying instructions, or (iii) upon the transfer of TMRC Shares that are book-entry TMRC Shares held through DTC, including by delivery of an “agent’s message”, in accordance with DTC’s customary procedures and such other procedures as agreed by USAR, the exchange agent and DTC. Interest will not be paid or accrue in respect of any of the Merger Consideration, and the amount of any Merger Consideration paid to stockholders of TMRC may be reduced by the amount of applicable withholding taxes.

After the Effective Time, there will be no further transfers on the stock transfer books of TMRC of TMRC Shares that were outstanding immediately prior to the Effective Time. After the Effective Time, holders of a certificate or book-entry TMRC Share outstanding immediately prior to the Effective Time will cease to have any rights with respect to the TMRC Shares except as provided in the Merger Agreement or by applicable law. If, after the Effective Time, any certificate or book-entry TMRC Share are presented to the surviving company, USAR or the exchange agent for transfer, they will be canceled and exchanged for the aggregate Merger Consideration to which the stockholder thereof is entitled, pursuant to and in accordance with the Merger Agreement.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by TMRC, with respect to TMRC and its subsidiaries, and USAR and the Merger Subs, with respect to USAR, its subsidiaries and the Merger Subs, including representations and warranties relating to:

•        corporate organization, good standing and similar matters;

•        capital structure and equity securities;

•        corporate power and authority to execute and deliver the Merger Agreement and each ancillary agreement thereto and to consummate the Transactions;

•        authorization of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and enforceability of the Merger Agreement;

•        required governmental filings and consents in connection with the execution, delivery and performance of the Merger Agreement and the closing of the Mergers and the other transactions contemplated by the Merger Agreement;

•        the absence of (i) with or without notice, lapse of time or both, conflicts with or breach or violation of, or default under, the charter documents or comparable governing documents, (ii) with or without notice, lapse of time or both, breach or violation of, a termination (or right of termination), cancellation (or right of cancellation) or default under, the creation or acceleration of any obligations under, the loss or reduction of any benefits under, or the creation of a lien on any of the assets of TMRC or any of its subsidiaries pursuant to any material contract, any license necessary to conduct its business or any law to which TMRC or its subsidiaries or USAR or its subsidiaries, as applicable, is subject and (iii) any change in the rights or obligations of any party under any contract binding upon TMRC or its subsidiaries or USAR or its subsidiaries, as applicable;

•        accuracy of reports and financial statements filed with the SEC;

•        disclosure controls and procedures and internal controls over financial reporting;

•        legal proceedings;

•        the absence of undisclosed liabilities;

•        broker’s, finder’s and similar fees payable in connection with the merger and the other transactions contemplated by the Merger Agreement;

•        compliance with applicable laws (including anti-corruption laws and trade laws), court orders and certain regulatory matters;

•        tax matters; and

•        accuracy of information supplied for inclusion or incorporation in the S-4 registration statement.

In addition, TMRC made certain representations and warranties with respect to TMRC and its subsidiaries relating to:

•        the absence of any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of TMRC or its subsidiaries or any of their respective assets or properties;

•        the absence of certain changes or events, including a material adverse event, and the conduct of business in the ordinary course of business of TMRC and its subsidiaries since August 31, 2025;

•        title to assets and sufficiency of assets for the conduct of the business;

•        employee compensation and benefits matters;

•        the inapplicability of state takeover statutes or similar provisions in TMRC’s charter or bylaws and the absence of stockholders rights agreements;

•        environmental matters and compliance with environmental laws;

•        labor matters;

•        intellectual property and IT security matters;

•        data privacy and cybersecurity matters;

•        insurance matters;

•        material contracts;

•        real and personal property;

•        mining operations and permits and licenses related thereto;

•        mineral reserves and resources and rights thereto;

•        related party agreements; and

•        derivative transactions.

In addition, USAR made certain representations and warranties with respect to USAR, its subsidiaries and the Merger Subs relating to:

•        the absence of certain changes or events, including a material adverse event, and the conduct of business in the ordinary course of business of USAR and its subsidiaries since January 1, 2025; and

•        activities of the Merger Subs.

Significant portions of the representations and warranties of TMRC, USAR and the Merger Subs are qualified as to “materiality” or the “Material Adverse Effect”. Under the Merger Agreement, a “Material Adverse Effect” with respect to TMRC or USAR is defined to mean any event, change, effect, development, state of facts, fact, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, fact, conditions, circumstances and occurrences, (a) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of TMRC or USAR, as applicable, to consummate the Mergers and the other transactions contemplated by the Merger Agreement prior to the end date or (b) is, or would reasonably be expected to be, materially adverse to the business, results of operations, or financial condition of TMRC or USAR, as applicable, and their respective subsidiaries, taken as a whole; provided that none of the following (or the results thereof) will be taken into account, either alone or in combination, in determining whether a Material Adverse Effect has occurred for purposes of clause (b) of this definition:

•        any changes in general U.S. or global economic conditions;*

•        any changes in the general conditions of the industries in which TMRC or USAR, as applicable, and their respective subsidiaries operate (including any change (on a current or forward basis) in the price of precious metals or rare earth metals or minerals, changes in commodity prices or general market prices affecting the mining industry generally);*

•        any decline in the market price or trading volume of the TMRC Shares or USAR Shares, as applicable, in and of itself (provided that the exception in this clause will not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline from being taken into account in determining whether there has been a Material Adverse Effect);

•        any failure, in and of itself, by TMRC or USAR, as applicable, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause will not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure from being taken into account in determining whether there has been a Material Adverse Effect);

•        the negotiation, execution and delivery of the Merger Agreement or the public announcement or pendency of the Mergers or any of the other transactions contemplated by the Merger Agreement (provided that the exception in this clause will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement);

•        any change in applicable law or U.S. generally accepted accounting principles (“GAAP”) or authoritative interpretations or enforcement thereof;*

•        (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (C) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) including, in all cases of this clause, the response of any governmental entities thereto;* or

•        any action taken by one party or its subsidiaries at the other party’s written request.

except, in the case of the four bullets marked with an asterisk above, to the extent that TMRC or USAR, as applicable, and their respective subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries or geographies in which TMRC or USAR, as applicable, and their respective subsidiaries operate.

The representations and warranties of TMRC, USAR and the Merger Subs will expire upon the consummation of the Mergers.

Conduct of Business Pending the Closing

Each of TMRC and USAR has undertaken certain covenants in the Merger Agreement restricting the conduct of their respective businesses between the date of the Merger Agreement and the Effective Time.

Unless USAR otherwise approves in writing and except as contemplated by the Merger Agreement, as required by applicable laws, orders or governmental entities or as previously disclosed in writing to USAR, TMRC has agreed that during the period from the date of the Merger Agreement until the Effective Time, TMRC and its subsidiaries will use their commercially reasonable efforts to conduct their businesses in the ordinary course, consistent with past practice, and use their respective commercially reasonable efforts to:

•        preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, insurers, employees and business associates;

•        maintain in effect all licenses and contracts that do not expire by their terms prior to the Effective Time;

•        keep available the services of their present officers, employees and agents;

•        maintain their material tangible assets in good working order; and

•        in the ordinary course of business consistent with past practice timely file or cause to be timely filed all tax returns (taking into account any valid extension of time within which to file) and timely pay or withhold and remit (or cause to be timely paid or withheld and remitted) all taxes shown as due on such tax returns or that are otherwise required to be paid or withheld and remitted by or on behalf of TMRC or any of its subsidiaries (unless such taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP).

In addition, TMRC has agreed that, subject to the exceptions listed above, it will not, and will cause its subsidiaries not to, do the following:

•        adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments, or terms of any security of TMRC or any subsidiary;

•        merge or consolidate itself or any of its subsidiaries with any other person or restructure, reorganize or completely or partially liquidate or propose or adopt a plan to do any of the foregoing;

•        acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any other person or any material portion thereof or material equity interest therein or enter into any contract that involves a joint venture entity, limited liability company or legal partnership;

•        issue, sell, pledge, dispose of, grant, transfer or encumber (or authorize any of the foregoing) any shares of their capital stock or the capital stock of any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of any securities of a wholly owned subsidiary of TMRC to TMRC or any other wholly owned subsidiary of TMRC;

•        make any loans, advances or capital contributions to or investments in any person (other than loans or advances between or among TMRC and any of its direct or indirect wholly owned subsidiaries or capital contributions into Round Top Mountain Development, LLC);

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned subsidiary of TMRC to TMRC or to any other direct or indirect wholly owned subsidiary of TMRC that are made in compliance with all contractual obligations of TMRC and its subsidiaries);

•        except with respect to the Voting and Support Agreements executed in connection with the Merger Agreement, enter into any agreement with respect to the voting of its capital stock or any shareholder rights plan;

•        reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or amend the terms of, directly or indirectly, any shares of its or its subsidiaries’ capital stock or securities convertible or exchangeable into or exercisable for any shares of its or its subsidiaries, as applicable, capital stock;

•        (A) incur any indebtedness (including any long-term or short-term debt), or issue or sell any debt securities or warrants or other rights to acquire any debt securities of TMRC or its subsidiaries, except for intercompany indebtedness among TMRC and its wholly owned subsidiaries; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except solely with respect to obligations by TMRC or any wholly owned subsidiary of indebtedness of TMRC or any other wholly owned subsidiary of TMRC; or (C) except for the promissory note, dated as of December 5, 2024, by and between Daniel Gorski and TMRC (the “DG Promissory Note”), redeem, repay, defease or cancel any indebtedness, other than as required in accordance with its terms;

•        make or authorize any payment of, accrual or commitment for, capital expenditures in excess of $20,000 individually or $50,000 in the aggregate;

•        (A) amend, modify, terminate or waive any material right under any material contract or (B) enter into any contract that would have been a material contract had it been entered into prior to the Merger Agreement;

•        (A) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP that become effective after the date of the Merger Agreement, (B) change its fiscal year or (C) make any material change in internal accounting controls or disclosure controls and procedures;

•        settle, propose to settle or compromise any action before a governmental entity if such settlement, proposed settlement or compromise (A) with respect to the payment of monetary damages, involves the payment of monetary damages by TMRC or its subsidiaries that exceed $50,000 in the aggregate, (B) that imposes any material equitable or non-monetary relief, penalty or restriction on TMRC or any of its subsidiaries (or, after the Effective Time, on USAR or any of USAR’s subsidiaries), (C) that would reasonably be expected to affect the rights or defenses available to TMRC or any of its subsidiaries in any related or similar claims that, individually or in the aggregate, are material to TMRC and its subsidiaries, taken as a whole, or (D) that involves the admission of wrongdoing by TMRC or any subsidiary of TMRC or would result in an actual or potential violation of any criminal law;

•        (A) make, change or rescind any tax election that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the tax liability of TMRC or any of its subsidiaries, (B) adopt or change any tax accounting method that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the tax liability of TMRC or any of its subsidiaries, (C) adopt or change any tax accounting period that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the tax liability of TMRC or any of its subsidiaries, (D) amend any tax return with respect to a material amount of tax, (E) settle, compromise, concede or abandon any tax liability, claim or assessment or enter into any closing agreement with respect to taxes, in each case that exceeds $50,000 individually or $100,000 in the aggregate (together with (x) all other settlements, compromises, concessions, or abandonments with respect to any tax liability, claim or assessment or (y) closing agreements entered into, made or taken with respect to taxes, in each case of clauses (x) and (y), on or after the date of the Merger Agreement), (F) surrender any right to claim a refund of material taxes, (G) waive or extend any statute of limitations with respect to a material amount of taxes, (H) seek or obtain any ruling from a taxing authority with respect to taxes or tax matters, or (I) enter into any contract that would cause TMRC or any of its subsidiaries to have any liability for taxes of any person, other than agreements entered into in the ordinary course of business that do not primarily relate to tax matters;

•        transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, or grant or permit any lien on, any of their properties, except licenses, operations, assets, product lines or businesses or those of any of its subsidiaries, including any equity interests of any of its subsidiaries (other than with respect to equity interests of any of its subsidiaries) in connection with goods or services provided in the ordinary course of business consistent with past practice;

•        except as required by any TMRC benefit plan existing as of the date of the Merger Agreement, (A) increase or accelerate, or promise to increase or accelerate, the payment of any compensation or benefits to any current or former directors, officers, employees, or independent contractors or consultants (who are natural persons) of TMRC or its subsidiaries, whether under a TMRC benefit plan or otherwise, (B) pay or award, or commit to pay or award, any compensation, bonuses, incentive compensation or other benefits (or accelerate the payments, rights or benefits) payable to any director, officer, consultant or independent contractor (who is a natural person) or employee of TMRC or any of its subsidiaries, whether under a TMRC benefit plan or otherwise, (C) accelerate the time of funding or payment of, or increase the amount required to fund, any TMRC benefit plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any TMRC benefit plan, (D) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business consistent with past practice) to any of its or its subsidiaries’ directors, officers, employees, consultants or independent contractors, except for the DG Promissory Note Payoff Agreement and DG Transfer Instrument (each, as defined below), (E) amend, modify, or terminate any TMRC benefit plan or enter into, establish, adopt, amend, modify or terminate any other plan, program, policy, practice, contract, agreement or arrangement which would be a TMRC benefit plan if it were in effect on the date of the Merger Agreement, (F) adopt, enter into, modify, negotiate, amend or terminate any collective bargaining agreement, agreement with any works council or similar collective labor contract, or (G) hire or engage any employee or independent contractor or consultant (who is a natural person);

•        waive, release or assign any material rights, claims or benefits of TMRC or its subsidiaries;

•        enter into any new line of business outside of TMRC’s existing line of business as of the date of the Merger Agreement;

•        enter into or terminate any material interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments other than in the ordinary course of business;

•        terminate, suspend, amend or modify in any material respect, any permit with a governmental entity;

•        enter into or amend any contract with any broker, finder, investment banker or other person under which such person is or may be entitled to any brokerage, finder’s or other similar fee or commission (whether in connection with the Transactions or otherwise); or

•        agree, authorize or commit to do any of the foregoing.

USAR has agreed that, unless TMRC consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) and except as contemplated by the Merger Agreement, as required by applicable laws, orders or governmental entities, or as previously disclosed in writing to TMRC, it will use its commercially reasonable efforts to conduct its and its subsidiaries’ business in the ordinary course of business, and USAR and its subsidiaries will use their respective commercially reasonable efforts to:

•        preserve their business organization intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, insurers, employees, unions and business associates; and

•        maintain all licenses and contracts that do not expire by their terms prior to the Effective Time.

In addition, USAR has agreed that, subject to the exceptions listed above, it will not, and will cause its subsidiaries not to, do the following:

•        adopt or propose any change in the USAR Charter or USAR Bylaws, or the terms of any capital stock of USAR, in each case, in a manner disproportionately adverse to TMRC’s stockholders;

•        reclassify, split, combine, subdivide or redeem, directly or indirectly, any of its capital stock;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or repurchase any USAR Shares at a premium; provided that, in each case solely to the extent in compliance with the credit agreements, indentures and other contractual obligations of USAR and its subsidiaries, USAR may continue to declare and pay regular quarterly cash dividends to its stockholders not in excess of the amounts disclosed to TMRC prior to the date of the Merger Agreement, in each case in accordance with USAR’s past practice and USAR may give effect to dividend equivalent rights with respect to outstanding grants under USAR’s equity award plans;

•        propose or adopt a plan to restructure, reorganize, wind-up or completely or partially liquidate (other than with respect to its wholly owned subsidiaries);

•        except in connection with the acquisition of any person or business, whether through the acquisition of assets, securities, merger, consolidation or otherwise or a capital raising transaction, whether pursuant to a public offering (including any underwritten offering, at-the-market offering, or block trade), a private placement, or any other equity financing transaction, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of USAR capital stock or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of (A) any USAR Shares upon the settlement of any grant made under any USAR stock plan, (B) any securities of a subsidiary of USAR to USAR or any other subsidiary of USAR, or (C) any grants under the USAR stock plan; or

•        agree, authorize or commit to do any of the foregoing.

No-Solicitation; Acquisition Proposals; Change in Recommendation

In the Merger Agreement, except as otherwise provided below, TMRC agreed not to, and to cause its subsidiaries and its and their respective officers and directors not to, and to instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•        initiate, solicit or knowingly encourage or knowingly facilitate (including by way of furnishing information), or take any other action which would reasonably be expected to lead to, any acquisition proposal;

•        enter into, engage in, maintain, continue or otherwise participate in any discussions or negotiations with (other than to state that they are not permitted to have discussions), or furnish or otherwise make available any information or data or afford access to the business, properties, assets, books or records of TMRC or its subsidiaries to, any third party, in each case, in connection with any acquisition proposal;

•        approve, endorse or recommend any acquisition proposal;

•        waive, terminate, modify or release any person from any provision of any “standstill” or similar agreement or obligation, except where the failure to do so would, in the good faith determination of the TMRC board of directors (the “TMRC Board”), reasonably be expected to breach the directors’ fiduciary duties under applicable law;

•        execute or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, memorandum of understanding or other contract relating to, or that could be expected to lead to, an acquisition proposal (other than a customary confidentiality agreement, provided that such confidentiality agreement contains confidentiality provisions that (i) are no less favorable in the aggregate to TMRC (and its affiliates and representatives) than those contained in the confidentiality agreement between TMRC and USAR that are applicable to TMRC, (ii) do not restrict TMRC’s ability to comply with its obligations under the Merger Agreement and (iii) do not require TMRC or its subsidiaries to pay or reimburse the counter-party’s fees, costs or expense of any nature (an “acceptable confidentiality agreement”)); or

•        authorize, commit, resolve or agree to do any of the foregoing.

From the date of the Merger Agreement until the Effective Time (or if earlier, the termination of the Merger Agreement as provided therein), TMRC agreed to, and to cause its subsidiaries and use its reasonable best efforts to cause its and their respective representatives to (i) cease immediately and cause to be terminated any and all existing activities, discussions, solicitations, encouragements or negotiations, if any, with any third party and/or its representatives, with respect to any acquisition proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to, any acquisition proposal, (ii) promptly (within 1 business day following the date of the Merger Agreement) request that each third party to whom confidential information has been furnished or otherwise made available by or on behalf of TMRC or any of its subsidiaries within the 12-month period preceding the date of the Merger Agreement in connection with, or for the purpose of evaluating, an acquisition proposal return or destroy all such confidential information so furnished or otherwise made available in accordance with any applicable confidentiality agreements and (iii) terminate access to all persons (other than USAR and its representatives) to any physical or electronic data rooms relating to an acquisition proposal.

In addition, notwithstanding the restrictions described above, if, at any time prior to the adoption of the Merger Agreement by the requisite holders of TMRC Shares, TMRC receives an unsolicited bona fide acquisition proposal that did not result from a breach by TMRC or its subsidiaries or representatives of the non-solicitation provisions of the Merger Agreement that the TMRC Board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to result in a superior proposal, then, before (but not after) the adoption of the Merger Agreement by the requisite holders of TMRC Shares, TMRC, upon a good faith determination by the TMRC Board (after consultation with its outside legal advisor) that failure to do so would be inconsistent with its fiduciary duties under applicable law, directly or indirectly through its representatives, may:

•        engage in negotiations or discussions with such third party making the acquisition proposal and its representatives regarding an acquisition proposal; and

•        furnish to such third party or its representatives information, including non-public information, relating to, and afford access to the business, properties, assets, books and records of, TMRC and any of its subsidiaries, in each case, subject to entering into an acceptable confidentiality agreement; provided that TMRC must promptly provide to USAR any such information that is provided to any such third party that was not previously provided to or made available to USAR; and provided, further, that TMRC and its subsidiaries must, and must cause their respective representatives to, promptly (and in any event within 24 hours) following the time (if any) that the TMRC Board determines in good faith that such acquisition proposal does not constitute and would not reasonably be expected to result in a superior proposal, terminate such negotiations, discussions and information access and request that such third party promptly return or destroy all confidential information made available to such third party.

Except in the circumstances described in the following paragraph, the TMRC Board or any committee thereof, may not, directly or indirectly: (A) (i) fail to include its recommendation that the holders of TMRC Shares adopt the Merger Agreement in the proxy statement/prospectus with respect to the Mergers when disseminated to the TMRC stockholders (and at all times thereafter prior to receipt of the vote of the requisite holders of TMRC Shares), (ii) withhold, withdraw or amend (or qualify or modify in a manner adverse to USAR and the Merger Subs) such recommendation or its approval of the Merger Agreement or the Mergers or publicly propose to do so, (iii) make any public recommendation in connection with a tender offer or exchange offer, other than a recommendation against such offer or as expressly permitted by the Merger Agreement, or fail to recommend against acceptance of such a tender or exchange offer by the close of business on the earlier of (x) the fifth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14e-2 under the Exchange Act and (y) the third business day prior to the TMRC stockholder meeting at which the Merger Agreement is to be voted upon (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to such stockholder meeting), (iv) adopt, approve, recommend to its stockholders, endorse or otherwise declare advisable any acquisition proposal or resolve or agree or publicly propose to take any such actions, or (v) if an acquisition proposal has been publicly disclosed, fail to publicly without qualification reaffirm the TMRC recommendation within five business days after USAR’s written request that TMRC do so (or, relating to any acquisition proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed acquisition proposal that are publicly disclosed within the last five business days prior to the then-scheduled TMRC stockholder meeting (if applicable), fail to take the actions referred to in this clause (v), with references to the applicable five business day period being replaced with two business days) (each such action being referred to herein as an “adverse recommendation change”) or (B) authorize, cause or permit TMRC or any of its controlled affiliates to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any acquisition proposal, other than an acceptable confidentiality agreement.

Prior to the time the requisite holders of TMRC Shares vote to adopt the Merger Agreement, but not after, the TMRC Board may, after complying with the procedure described in the following paragraph:

(i)     effect an adverse recommendation change if (and only if) (A) an intervening event occurs and (B) the TMRC Board determines in good faith, after consultation with TMRC’s outside legal counsel, that the failure to make an adverse recommendation change in response to such intervening event would be inconsistent with the exercise of its fiduciary duties to the stockholders of TMRC under applicable law, or

(ii)    effect an adverse recommendation change if (and only if) (x) TMRC receives an unsolicited bona fide acquisition proposal that did not result from a breach by TMRC of the non-solicitation restrictions described herein that is not withdrawn and (y) the TMRC Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal constitutes a superior proposal.

The TMRC Board may not take any action described in the preceding paragraph unless it has first (i) caused TMRC to provide USAR at least five business days’ prior written notice of its intent to make an adverse recommendation change, which written notice must (x) in the case of an action contemplated by clause (i) of the preceding paragraph, specify in reasonable detail the circumstances related to the intervening event and the TMRC Board’s determination with respect thereto, or (y) in the case of an action contemplated by clause (ii) of the preceding paragraph, (A) state that TMRC has received an unsolicited superior proposal, (B) specify the material terms and conditions of such superior proposal, (C) identify the person making such superior proposal, and (D) enclose the most recent unredacted draft of any agreements intended to be entered into in connection with such superior proposal; (ii) caused TMRC and its representatives to provide USAR the opportunity to meet with the TMRC Board and its outside legal counsel and negotiate, to the extent USAR so wishes to negotiate, in good faith during such five business day period following delivery of such notice with USAR concerning any revisions to the terms of the Merger Agreement that USAR wishes to propose in response to the intervening event or superior proposal, as applicable; (iii) following the end of such notice period, determined in good faith after consultation with its outside legal counsel and financial advisor, that (x) in the case of an action contemplated by clause (i) of the preceding paragraph, the failure to effect an adverse recommendation change in response to such intervening event continues to be inconsistent with its fiduciary duties to the stockholders of TMRC under applicable law after taking into account any changes to which USAR has committed in writing to make to the Merger Agreement, or (y) in the case of an action contemplated by clause (ii) of the preceding paragraph, such acquisition proposal continues to constitute a superior proposal after taking into account any changes to which USAR has committed in writing to make to the Merger Agreement, and (iv) in the event of any revisions to the financial or other material terms of any applicable superior proposal, TMRC delivers to USAR a new notice describing such revisions (including copies of the most recent draft of any agreements implementing such revisions) and gives USAR an additional opportunity to negotiate changes to the terms of the Merger Agreement (except that the notice period need only be three business days).

TMRC has also agreed to notify USAR promptly (but in no event later than 24 hours) after receipt by TMRC (or any of its representatives) of any acquisition proposal or any inquiry, proposal, offer, or request for access to information that would reasonably be expected to lead to an acquisition proposal, which notice will include the material terms and conditions of any such acquisition proposal, unredacted copies of any material written communications and draft documentation received relating to such acquisition proposal and indicating the name of the person making such acquisition proposal. Thereafter, TMRC will keep USAR reasonably informed, on a timely basis, of the status and material terms of any such acquisition proposal (including any amendments thereto) and the status of any material discussions or negotiations with such person or its representatives and provide copies of all material written communications and draft documentation received relating to such acquisition proposal. Without limiting the foregoing, TMRC must promptly (and in any event within 24 hours after any determination and at least 48 hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such person) advise USAR in writing if TMRC determines to begin providing information or engage in discussions or negotiations concerning an acquisition proposal pursuant to the Merger Agreement.

An “acquisition proposal” as used herein means any inquiry, proposal (whether or not in writing) or offer from any person or group (other than USAR and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of any of TMRC’s interest in Round Top Mountain Development,

LLC, (ii) acquisition that, if consummated, would result in any person or group owning 20% or more of the consolidated assets (based on the fair market value thereof), revenues or net income of TMRC and its subsidiaries, (iii) acquisition of TMRC Shares representing 20% or more of the outstanding TMRC Shares, (iv) tender offer or exchange offer that, if consummated, would result in any person or group having beneficial ownership of TMRC Shares representing 20% or more of the outstanding TMRC Shares, (v) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving TMRC pursuant to which such person or group (or the equity holders of any person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of TMRC or such surviving entity, or (vi) combination of the foregoing, in each case, other than the Mergers.

An “intervening event” as used herein means any material change, event, fact, circumstance, condition, development or occurrence that first becomes known to the TMRC Board after the date of the Merger Agreement and was not reasonably foreseeable by the TMRC Board as of the date of the Merger Agreement; provided, however, that in no event shall any of the following constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been, an intervening event: (i) the receipt, existence or terms of any acquisition proposal, or any proposal or offer that would reasonably be expected to lead to an acquisition proposal, (ii) any changes in general United States or global market conditions, (iii) any changes in the general conditions of the industries in which TMRC and its subsidiaries or USAR and its subsidiaries operate (including any change (on a current or forward basis) in the price of precious metals or rare earth metals or minerals, changes in commodity prices or general market prices affecting the mining industry generally), (iv) any outbreak or escalation of hostilities, any acts of war (whether or not declared), military actions, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) including, in all cases of this clause (iv), the response of any governmental entities thereto, (v) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather related event, natural or man made disaster, act of God or other force majeure events or occurrences or (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable laws (or the interpretation thereof) adopted in response thereto, (vi) any change in applicable law or GAAP (or authoritative interpretations thereof) after the date of the Merger Agreement, (vii) any change in the market price or trading volume of the TMRC Shares or the USAR Shares, in and of itself, (viii) TMRC, USAR or any of their respective subsidiaries, meeting or exceeding any applicable internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period, or (ix) any failure, in and of itself, by TMRC or USAR to meet any applicable internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period.

A “superior proposal” means an unsolicited bona fide written acquisition proposal (but substituting “50%” for all references to “20%” in the definition of such term) that did not result from a violation of the non-solicitation provisions of the Merger Agreement and that the TMRC Board has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, and taking into account the terms and conditions and all other relevant factors (including all legal, financial and regulatory aspects of the proposal, the certainty of financing or available proceeds for such a proposed transaction, and the person making the proposal), would be more favorable to TMRC stockholders from a financial point of view than the Transactions (after taking into account (a) any revisions to the terms of the Merger Agreement that USAR has committed in writing to make pursuant to its matching rights and (b) the certainty of completion and the time likely to be required to consummate such acquisition proposal).

Nothing described above limits TMRC’s or the TMRC Board’s ability to (i) take and disclose to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or to make any legally required disclosure to stockholders with regard to the Transactions (provided that neither TMRC nor the TMRC Board may effect an adverse recommendation change except under the circumstances described above); (ii) issue a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or (iii) disclose that the TMRC Board or any committee thereof has determined that an acquisition proposal constitutes a superior proposal, that the TMRC Board or any committee thereof intends to make an adverse recommendation change and in each case any material facts and circumstances relating thereto.

Efforts to Obtain TMRC Stockholder Approval

TMRC has agreed to (a) as soon as reasonably practicable (and in any event, within five business days) following the date on which the S-4 registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act and the SEC staff advises that it has no further comments on the proxy statement/prospectus, duly call and give notice of, and commence mailing of the proxy statement/prospectus to the holders of TMRC Shares as of the record date established for the special meeting to consider and vote upon the adoption of this Agreement, (b) as soon as reasonably practicable (but in any event within 35 calendar days) following the commencement of the mailing of the proxy statement/prospectus pursuant to clause (a) above, convene and hold the special meeting, and (c) use its reasonable best efforts to solicit proxies from its stockholders in favor of the adoption of the Merger Agreement and take all other actions necessary or advisable to secure TMRC stockholder approval.

Notwithstanding this section, TMRC may (and if requested by USAR, will be required to) adjourn or postpone the special meeting to a later date, of not more than 15 days, to the extent TMRC believes in good faith, after consultation with USAR, that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to the holders of TMRC Shares within a reasonable amount of time in advance of the special meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain stockholder approval, (iii) to ensure that there are sufficient TMRC Shares (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the special meeting, or (iv) otherwise where required to comply with applicable law. Subject to the Merger Agreement, the TMRC Board will recommend the adoption of the Merger Agreement at the special meeting and, unless there has been an adverse recommendation change permitted by and in accordance with the Merger Agreement, will include the company recommendation in the proxy statement/prospectus and take all lawful action necessary, proper or advisable on its part to solicit such adoption. Notwithstanding any adverse recommendation change, TMRC will submit the Merger Agreement to its stockholders for approval at the TMRC stockholder meeting.

Efforts to Complete the Mergers

USAR and TMRC have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to:

•        take or cause to be taken all actions necessary or advisable to consummate and make effective the Mergers and other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings;

•        obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Mergers or any of the other transactions contemplated by the Merger Agreement, including making any filings in connection therewith and supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to such filings;

•        execute and deliver any additional instruments necessary to consummate the Transactions; and

•        upon the reasonable written request of USAR or either Merger Sub, obtain all necessary or appropriate consents under any material contracts to which TMRC or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the Transactions; provided that no party or its subsidiaries shall be required prior to the Effective Time to pay any costs, expenses, consent or other similar fee or other consideration (other than immaterial administrative and/or legal costs and expenses) or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any material contract that is not conditioned upon the consummation of the Mergers, to obtain any such consent.

USAR and TMRC have agreed to cooperate in scheduling and conducting any meetings with any governmental entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other governmental entity, and obtaining the required statutory approvals, consents and approvals from any governmental entity necessary, proper or advisable to consummate the Mergers, including, in each case, the strategy related thereto; provided that, in the event USAR and TMRC cannot reach an agreement after cooperating in good faith, USAR will have the final determination over such matters.

Notwithstanding anything to the contrary in the Merger Agreement, in no event will USAR or its affiliates be required to propose, negotiate, effect or agree to the sale, divestiture, license or other disposition of any assets, properties or businesses of USAR or any of its affiliates or TMRC or any of its subsidiaries, or otherwise to take (and TMRC and its subsidiaries shall not take without the prior written consent of USAR) any action that limits the freedom of action or otherwise restricts any of the assets, properties or businesses of USAR and its affiliates or TMRC and its subsidiaries if such action (together with any other required action) would be reasonably expected to have a material impact on (i) TMRC and its subsidiaries, taken as a whole, (ii) USAR and its affiliates, taken as a whole, or (iii) the benefits reasonably sought to be derived from the transactions. TMRC, USAR and the Merger Subs and any of their respective affiliates will not take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any applicable waiting period under any antitrust laws, or the obtaining of approval of any applicable governmental entity, as necessary.

Fees Payable by TMRC and USAR

Whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, except (a) that expenses incurred in connection with the filing fee for the S-4 registration statement and printing and mailing this proxy statement/prospectus and the S-4 registration statement will be shared equally by TMRC and USAR and (b) as otherwise expressly provided in the Merger Agreement.

Indemnification and Directors’ and Officers’ Insurance

Under the Merger Agreement, for a period of six years from and after the Effective Time, USAR will cause the surviving company to, and USAR will, if the surviving company is not able, indemnify and hold harmless each present and former director or officer of TMRC or any of its subsidiaries and each other person who, at the request or for the benefit of TMRC or any of its subsidiaries, is or was previously serving as a director, officer, manager, employee or fiduciary of any other person or any benefit plan of TMRC or any benefit plan of any of the subsidiaries of TMRC (in each case, when acting in such capacity), determined as of the Effective Time (the “indemnified parties”), from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, as provided in the certificate of incorporation or bylaws or other governing documents of TMRC or its applicable subsidiary in effect on the date of the Merger Agreement or any indemnification agreement between such indemnified parties and TMRC in existence as of, and disclosed to USAR prior to, the date of the Merger Agreement, to the fullest extent permitted under applicable law.

In addition, for a period of six years from and after the Effective Time, USAR will advance fees, costs and expenses (including attorney’s fees and disbursements) as incurred to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such person is not entitled to indemnification pursuant to the Merger Agreement or applicable law.

Any indemnified party wishing to claim indemnification under the preceding paragraph, upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify the surviving company thereof, but the failure to so notify will not relieve the surviving company or USAR, as applicable, of any liability it may have to such indemnified party except to the extent such failure materially prejudices the indemnifying party.

USAR agreed to, for six years after the Effective Time, cause the surviving company to maintain in effect provisions in the surviving company’s certificate of formation and limited liability company agreement or similar organizational documents (or in such documents of any successor to the business of the surviving company) and the organizational documents of any subsidiary of TMRC regarding exculpation, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement. From and after the Effective Time, USAR, the surviving corporation and its subsidiaries and from and after the Second Effective Time, USAR, the surviving company and its subsidiaries, in each case, will honor and comply with their respective obligations under any indemnification agreement with any indemnified party in effect as of (and disclosed or made available to USAR prior to) the date of the Merger Agreement, and indemnification obligations under the limited liability company agreement of Round Top Mountain Development, LLC, and not amend, repeal or otherwise modify any such agreement or the limited liability company agreement of Round Top Mountain Development, LLC in any manner that would adversely affect any right of any indemnified party thereunder.

The parties agreed that, prior to the Effective Time, TMRC may, as of the Effective Time, obtain and fully pay for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of TMRC’s existing directors’ and officers’ insurance policies with a claims period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as TMRC’s current insurance carrier with respect to directors’ and officers’ liability insurance (collectively, “D&O insurance”) with benefits and levels of coverage no less favorable in any material respect to the indemnified parties than TMRC’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the Transactions); provided, however, that in no event will TMRC expend for such policies a premium amount in excess of the amount disclosed by TMRC to USAR in connection with the Merger Agreement. If TMRC, for any reason, fails to obtain such “tail” insurance policies as of the Effective Time, USAR will or will cause the surviving company to use its best efforts to purchase D&O insurance for such six year period with benefits and levels of coverage no less favorable in any material respect to the indemnified parties than TMRC’s existing policies as of the date of the Merger Agreement with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated therein), provided, however, that in no event will USAR or the surviving company be required to expend for such policies an annual premium amount in excess of the amount disclosed by TMRC to USAR in connection with the Merger Agreement; and, provided further that if the annual premium of such insurance coverage exceeds such amount, the surviving company will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Other Covenants

The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

•        cooperation between TMRC and USAR in the preparation of this proxy statement/prospectus;

•        confidentiality and access by each party to certain information about the other party and notice obligations during the period prior to the effective time of the Mergers;

•        the use of reasonable best efforts by USAR to cause the USAR Shares to be issued in the First Merger to be approved for listing on Nasdaq if required under the rules and regulations of Nasdaq;

•        cooperation between USAR and TMRC and the use of reasonable best efforts by TMRC to enable the delisting by the surviving corporation or the surviving company, as the case may be, of the TMRC Shares from OTC and the deregistration of the TMRC Shares under the Exchange Act as promptly as practicable after the effective time, and in any event no more than ten calendar days after the Closing Date;

•        cooperation between USAR and TMRC in connection with public announcements;

•        other actions by TMRC and USAR, including with respect to state takeover statutes and Section 16 of the Exchange Act;

•        cooperation between USAR and TMRC in the defense or settlement of any stockholder litigation relating to the merger, including notice and consultation obligations; and

•        tax matters, including related to the intended tax treatment.

Conditions to Completion of the Merger

The respective obligations of USAR and TMRC to complete the Mergers are subject to the satisfaction or waiver by the parties to the Merger Agreement at or prior to the Effective Time of the following conditions:

•        the receipt of the TMRC stockholder approval;

•        the authorization of the USAR Shares to be issued as Merger Consideration for listing on Nasdaq, subject to official notice of issuance if required under the rules and regulations of Nasdaq;

•        the absence of any applicable law or order that makes illegal, enjoins or otherwise prohibits the consummation of the Mergers; and

•        the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued (and not rescinded), and no proceeding for that purpose shall be pending before the SEC.

In addition, each of TMRC’s and USAR’s obligations to complete the Mergers are subject to the satisfaction or waiver of the following additional conditions:

•        the representations and warranties of the other party being true and correct to the extent specified in the Merger Agreement;

•        the other party having performed or complied with, in all material respects, all of its obligations under the Merger Agreement required to be performed or complied with by it at or prior to the closing of the merger;

•        the absence, since the date of the Merger Agreement, of any Material Adverse Effect on the other party that is continuing;

•        each party shall have received at the closing a certificate on behalf of the other party by an executive officer to the effect that the foregoing conditions in this section have been satisfied; and

•        the waiting periods, if any, applicable to the Mergers will have expired or otherwise been terminated, or all requisite consents, directions or orders required to consummate the Mergers pursuant thereto will have been obtained, and, in the case of USAR, no burdensome condition shall have been imposed in connection therewith.

In addition, USAR’s obligations to complete the Mergers are subject to the satisfaction or waiver of the following conditions:

•        TMRC shall have received a duly executed agreement between Daniel Gorski and Standard Silver Corp. (“Standard Silver”) that, upon the repayment of all amounts due under the DG Promissory Note, (i) the DG Promissory Note is terminated and shall be of no further force or effect, (ii) the holder thereof has released and discharged Standard Silver and its affiliates (including, from and after the Effective Time, USAR and its affiliates) from any and all claims, obligations, liens and liabilities arising under or in connection with the DG Promissory Note, and (iii) the holder thereof shall have no further rights or claims against Standard Silver and its affiliates (including, from and after the Effective Time, USAR and its affiliates) arising under or in connection with the DG Promissory Note (“DG Promissory Note Payoff Agreement”) and such agreement is in full force and effect as of the Effective Time; and

•        USAR shall have received a copy of a duly executed transfer and assignment agreement or other document or instrument necessary to validly reconvey, transfer, and assign the property referenced in the DG Promissory Note Payoff Agreement from Standard Silver to Daniel Gorski (“DG Transfer Instrument”) and such instrument will have been validly conveyed, transferred and assigned from Standard Silver to Daniel Gorski and duly recorded as of the Effective Time.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after receipt of the TMRC stockholder approval, under the following circumstances:

•        by mutual written consent of USAR and TMRC;

•        by either USAR or TMRC:

o       if the Mergers are not consummated by December 4, 2026 (the “end date”), except that, the right to terminate the Merger Agreement is not available pursuant to this subsection to any party that has materially breached its obligations in any manner whose actions or failure to act has been the primary cause, or primarily resulted in, the failure of the Mergers to have been consummated by the end date;

o       if the TMRC stockholder approval is not obtained at the special meeting or at any adjournment or postponement thereof; or

o       if any law or order permanently restraining, enjoining or otherwise prohibiting the closing of the Mergers shall become final and non-appealable, except that, the right to terminate the Merger Agreement is not available pursuant to this subsection to any party whose action or failure to act has been the primary cause of, or primarily resulted in, the action or event described in this subsection, and the party seeking termination pursuant to this subsection must have complied with its obligations under the governmental notices and filings covenant (Section 6.05) of the Merger Agreement;

•        by TMRC, whether before or after the TMRC stockholder approval, if there has been a breach of any representation, warranty, covenant or agreement made by USAR or the Merger Subs in the Merger Agreement, such that (i) a condition set forth in the portions of the Merger Agreement detailing the conditions to obligations of TMRC relating to representations and warranties and the performance of obligations of USAR and the Merger Subs would not be satisfied and (ii) such breach is not curable or, if curable by the end date, USAR (A) has not commenced good faith efforts to cure such breach or failure to perform within 15 calendar days following receipt by USAR of written notice of such breach or failure to perform from TMRC stating TMRC’s intention to terminate the Merger Agreement pursuant to the Merger Agreement and the basis for such termination or (B) is not thereafter continuing to take good faith efforts to cure such breach or failure to perform;

•        by USAR, if the TMRC Board makes an adverse recommendation change or TMRC approves or enters into an alternative acquisition agreement; or

•        by USAR, if there has been a breach of any representation, warranty, covenant or agreement made by TMRC in the Merger Agreement, such that (i) a condition set forth in the portions of the agreement detailing the conditions to obligations of USAR relating to representations and warranties and the performance of obligations of TMRC would not be satisfied and (ii) such breach is not curable or, if curable by the end date, TMRC (A) has not commenced good faith efforts to cure such breach or failure to perform within 15 calendar days following receipt by TMRC of written notice of such breach or failure to perform from USAR stating USAR’s intention to terminate the Merger Agreement pursuant to the Merger Agreement and the basis for such termination or (B) is not thereafter continuing to take good faith efforts to cure such breach or failure to perform.

Effect of Termination

If the Merger Agreement is terminated and the Mergers are abandoned in accordance with the Merger Agreement, then the Merger Agreement will be void and of no effect with no liability to any person, except that no termination of the Merger Agreement will relieve any party from liability or damages to the other party resulting from fraud in the making of any representation or warranty expressly set forth in the Merger Agreement or any willful breach of the Merger Agreement.

Termination Fee; Liability for Breach

TMRC will pay to USAR a termination fee of $3,250,000 if:

•        USAR terminates the Merger Agreement because the TMRC Board makes an adverse recommendation change or TMRC approves or enters into an alternative acquisition agreement;

•        USAR or TMRC terminates the Merger Agreement due to the approval of the TMRC stockholders not having been obtained at the special meeting or at any adjournment or postponement thereof at any time after USAR would have been permitted to terminate the Merger Agreement because the TMRC Board made an adverse recommendation change or TMRC approved or entered into an alternative acquisition agreement; or

•        (A)(x) USAR or TMRC terminates because the TMRC stockholders fail to approve the Merger Agreement at the special meeting or the end date has arrived or (y) USAR terminates because TMRC breaches any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach is not curable or, if curable by the end date, TMRC has not commenced good faith efforts to cure such breach or failure to perform within 15 calendar days following receipt of written notice of such breach or failure to perform stating USAR’s intention to terminate the Merger Agreement and the basis for such termination or is not thereafter continuing to take good faith efforts to cure such breach or failure to perform, (B) an acquisition proposal has been publicly announced or otherwise communicated to TMRC’s stockholders after the date of the Merger Agreement but prior to the date the Merger Agreement is terminated, and (C) within 12 months following the date of such termination, (1) the TMRC Board recommends that stockholders vote in favor of, or tender into, an acquisition proposal, (2) TMRC enters into an alternative acquisition agreement providing for the consummation of an acquisition proposal, or (3) an acquisition proposal is consummated (provided that for purposes of this clause (C), the term “acquisition proposal” shall have the meaning as set forth above under “No-Solicitation; Acquisition Proposals; Change in Recommendation” except that all references to 20% shall be deemed to be references to 50%).

The parties have agreed that in no event shall TMRC be required to pay the termination fee on more than one occasion, and except in the case of a willful breach of the Merger Agreement, if USAR receives the full amount of the termination fee from TMRC, such payment will be the sole and exclusive remedy of USAR against TMRC and its subsidiaries and their respective former, current or future partners, stockholders, managers, members, affiliates and representatives and none of TMRC, any of its subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, affiliates or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions.

Specific Enforcement

The parties agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agreed that (i) the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement in the Delaware Court of Chancery, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity and each party will not allege and waives the defense that there is an adequate remedy available at law, and (ii) that the right of specific enforcement is an integral part of the Transactions and without that right neither TMRC nor USAR would have entered into the Merger Agreement.

Withholding Taxes

Each of TMRC, USAR, the Merger Subs, the surviving corporation, the surviving company, the exchange agent, and any other “withholding agent” under U.S. federal, state, local or foreign tax law, shall be entitled to deduct and withhold from such amounts payable or otherwise deliverable to any person pursuant to the Merger Agreement such amounts as are required to be deducted and withheld with respect to the making of any such payments under any provision of any applicable law, including the U.S. Internal Revenue Code of 1986, as amended, the U.S. Treasury regulations promulgated thereunder or any other provision of U.S. federal tax law, or under any provision of state, local or foreign tax law. Any amount deducted or withheld pursuant to the Merger Agreement, and paid over to the appropriate taxing authority, shall be treated as having been paid to the person in respect of which such deduction or withholding was made.

Modifications or Amendments; Waiver

At any time prior to the Effective Time, the Merger Agreement may be amended, modified or supplemented in writing by the parties, by action of the board of directors of the respective parties; provided that after the TMRC stockholder approval has been obtained there will be no amendment or waiver that would require the further approval of the stockholders of TMRC, under applicable law without such approval having first been obtained.

The parties may waive the conditions to each of the parties’ obligations to consummate the Mergers which are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided that any failure or delay in exercising any right pursuant to the Merger Agreement will not constitute a waiver of such right.

Assignment

The Merger Agreement and any of the rights, interests or obligations thereunder cannot be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any purported assignment in contravention thereof will be null and void. Subject to this anti-assignment provision and except as set forth in the Merger Agreement, the Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Governing Law

The Merger Agreement, all actions, claims, suits or proceedings in equity, in contract, in tort, or otherwise, that may be based upon, arise out of or relate to the Merger Agreement, the negotiation of the Merger Agreement or the performance of the Merger Agreement or the Transactions will be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflict of law principles thereof to the extent that such principles would have the effect of applying the laws of, or directing a matter to, another jurisdiction.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGERS

The following discussion is a summary of certain material U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) who exchange TMRC Shares for USAR Shares (including any fractional USAR Shares for which cash is received) in the Mergers. This section applies only to Holders that hold their TMRC Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including any alternative minimum tax, the Medicare tax on certain investment income, the potential applicability of any tax treaties between the United States and non-U.S. governments and any different consequences that may apply to Holders subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to the TMRC Shares;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        partnerships (including entities or arrangements treated as partnerships) for U.S. federal income tax purposes or persons that hold the TMRC Shares through such partnerships;

•        subchapter S corporations or persons that hold the TMRC Shares through such entities;

•        grantor trusts;

•        tax-exempt entities or organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        cooperatives;

•        U.S. expatriates or former long-term residents of the United States;

•        except as specifically provided below, persons that directly, indirectly, or constructively own 5% or more (by vote or value) of all classes of TMRC’s stock;

•        persons that directly, indirectly, or constructively own, or immediately after giving effect to the Mergers will own, 5% or more (by vote or value) of the outstanding USAR common stock;

•        persons that acquired their TMRC Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans, or otherwise as compensation;

•        persons that hold their TMRC Shares as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•        persons that exercise appraisal rights in respect of their TMRC Shares in connection with the Mergers under Section 262 of the DGCL;

•        persons that are subject to special tax accounting rules under Section 451(b) of the Code;

•        U.S. Holders (as defined below) that hold their TMRC Shares in connection with a trade or business conducted, or a permanent establishment located, outside the United States;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes holds TMRC Shares, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any TMRC Shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Mergers.

This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder (whether final, temporary, or proposed), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. The parties to the Merger Agreement have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE MERGERS TO HOLDERS OF TMRC SHARES WHO EXCHANGE TMRC SHARES FOR USAR SHARES IN THE MERGERS. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGERS TO HOLDERS OF TMRC SHARES AND TMRC MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. EACH HOLDER OF TMRC SHARES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS AND THE POTENTIAL APPLICABILITY OF ANY TAX TREATIES BETWEEN THE UNITED STATES AND NON-U.S. GOVERNMENTS.

I.       U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of a TMRC Share, who or that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

The U.S. federal income tax consequences of the Mergers to U.S. Holders will depend primarily on whether the Mergers qualify as a reorganization within the meaning of Section 368 of the Code (a “Reorganization”). TMRC and USAR intend for the Mergers, taken together, to be treated as a Reorganization and each of TMRC and USAR to be treated as “a party to a reorganization” within the meaning of Section 368(b) of the Code. Based upon customary assumptions, as well as certain representations made by, and covenants and undertakings of, TMRC and USAR, it is the opinion of Loeb & Loeb LLP, legal counsel to TMRC, that the Mergers, taken together, more likely than not qualify as a Reorganization. However, there are significant factual and legal uncertainties as to whether the Mergers will qualify as a Reorganization. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. Although we expect that requirement to be satisfied in the case of the Mergers, there is an absence of direct guidance on whether and under which circumstances the acquired corporation is treated as having conducted a historic business for purposes of satisfying that requirement in a case in which the acquired corporation, rather than conducting such a historic business directly, holds an interest in a partnership that is engaged in such a business, as is the case with respect to TMRC’s ownership of its interest in Round Top, an entity classified as a partnership for U.S. federal income tax purposes. Moreover, if any of the facts, assumptions, representations, covenants or undertakings by TMRC and USAR are incorrect, incomplete or inaccurate or are violated, the accuracy of the opinion may be affected and the U.S. federal income tax consequences of the Mergers could differ from those described in this proxy statement/prospectus. Neither USAR nor TMRC intends to request a ruling from the IRS with respect to the tax treatment of the Mergers, and no assurance can be given that the IRS will not challenge the treatment of the Mergers as qualifying for Reorganization treatment (or the tax consequences described below) or that a court would not sustain such a challenge.

Subject to the discussion below of cash in lieu of fractional shares, if the Mergers qualify as a Reorganization, U.S. Holders of TMRC Shares generally would not recognize gain or loss on the exchange of TMRC Shares for USAR Shares as a result of the Mergers. If so treated, each U.S. Holder’s tax basis in the USAR Shares received in the Mergers would be the same as such U.S. Holder’s tax basis in the TMRC Shares surrendered in the Mergers in exchange therefor, and the holding period of the USAR Shares received in the Mergers by such U.S. Holder would include the holding period of the TMRC Shares surrendered in the Mergers in exchange therefor. A U.S. Holder who receives cash in lieu of a fractional USAR Share in the Mergers generally would be treated as having received such fractional share in the Mergers and then as having received such cash in redemption of such fractional share. If so treated, gain or loss generally would be recognized by such U.S. Holder based on the difference between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis of the TMRC Shares surrendered that is allocable to such fractional share. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if such TMRC Shares have been held for more than one year at the time of the First Merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) is taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. The U.S. federal income tax treatment of a U.S. Holder who receives cash in lieu of a fractional share is not entirely clear, however, and under certain circumstances the receipt of cash in lieu of a fractional share could be treated as being received as a distribution with respect to USAR Shares. In such a case, such U.S. Holder may have dividend income up to the amount of cash received by it in the Mergers, depending on the current or accumulated “earnings and profits” of USAR. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, all holders of TMRC Shares should consult their tax advisors regarding the application of the foregoing rules to them in their particular circumstance.

If the Mergers fail to qualify as a Reorganization, a U.S. Holder of TMRC Shares generally would recognize gain or loss in an amount equal to the difference between (i) the fair market value of the USAR Shares received (including any fractional USAR Shares for which cash is received) in exchange for such surrendered TMRC Shares upon completion of the Mergers and (ii) the U.S. Holder’s adjusted tax basis in the TMRC Shares surrendered. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if such TMRC Shares have been held for more than one year at the time of the First Merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) is taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If so treated, a U.S. Holder’s tax basis in the USAR Shares received in the Mergers generally would be equal to the fair market value of such USAR Shares, and the U.S. Holder’s holding period in such USAR Shares generally would begin on the day following the First Merger.

For purposes of the foregoing, if a U.S. Holder acquired different blocks of TMRC Shares at different times or at different prices, such U.S. Holder should consult its tax advisor regarding the appropriate manner in which USAR Shares (including any fractional USAR Shares for which cash is received) should be allocated among different blocks of TMRC Shares.

U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the Mergers.

II.     NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a TMRC Share who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder.

Subject to the discussion of “United States real property holding corporations” below, the Mergers are not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder with respect to the receipt of USAR Shares in exchange for TMRC Shares if the Mergers qualify as a Reorganization. If the Mergers fail to qualify as a Reorganization, a Non-U.S. Holder of TMRC Shares generally will not be subject to U.S. federal income tax on gain recognized on the exchange of TMRC Shares for USAR Shares (including any fractional USAR Shares for which cash is received) in the Mergers unless

(i)     the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

(ii)    the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met; or

(iii)   TMRC is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the shorter of the five-year period preceding the First Merger or the period during which the Non-U.S. Holder held TMRC Shares and either (A) the TMRC Shares are not treated as “regularly traded” on an “established securities market” (as such terms are defined under applicable U.S. Treasury regulations) or (B) the Non-U.S. Holder owned, directly or under certain constructive ownership rules under the Code, more than 5% of the TMRC Shares at any time during the five-year period preceding the First Merger.

Based on the composition of TMRC’s assets, TMRC is expected to be a “United States real property holding corporation” (“USRPHC”) for its current taxable year because the fair market value of its “United States real property interests” is expected to equal or exceed 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether TMRC is or will be a USRPHC with respect to a particular Non-U.S. Holder of TMRC Shares.

Any gain described in clause (i) above generally would be subject to U.S. federal income tax on a net income basis in substantially the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise), and if the Non-U.S. Holder is a corporation, it may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be provided by an applicable income tax treaty). A Non-U.S. Holder described in clause (ii) above generally would be subject to tax at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year (if any). If clause (iii) above applies to a Non-U.S. Holder, any gain realized by such holder generally would be subject to tax at generally applicable U.S. federal income tax rates.

If the Mergers qualify as a Reorganization for U.S. federal income tax purposes, then any gain described in clauses (i) or (ii) above (which gain is not also described in clause (iii) above) in respect of a Non-U.S. Holder of TMRC Shares that exchanges such TMRC Shares for USAR Shares (including any fractional USAR Shares for which cash is received) generally will not be treated as recognized taxable gain in the exchange. If so treated, subject to the below discussion of gain described in clause (iii) above, each Non-U.S. Holder’s tax basis in the USAR Shares received in the Mergers would be the same as such Non-U.S. Holder’s tax basis in the TMRC Shares surrendered in the Mergers in exchange therefor, and the holding period of the USAR Shares received in the Mergers by such Non-U.S. Holder would include the holding period of the TMRC Shares surrendered in the Mergers in exchange therefor.

Whether or not the Mergers qualify as a Reorganization for U.S. federal income tax purposes, in the case of gain described in clause (iii) above, such gain would be subject to tax at generally applicable U.S. federal income tax rates; further, if the TMRC Shares are not considered “regularly traded” on an “established securities market,” withholding of U.S. federal income tax may be required at a rate of 15% on the amount realized by such Non-U.S. Holder of TMRC Shares. If a Non-U.S. Holder is subject to tax under the rules described in clause (iii) above, such Non-U.S. Holder’s basis in the USAR Shares received in the Mergers would be the fair market value of such USAR Shares at the time of the First Merger, and the Non-U.S. Holder’s holding period in such USAR Shares would begin on the day following the First Merger. If a Non-U.S. Holder is not subject to tax under clause (iii) and the Mergers qualify as a Reorganization, the basis and holding period rules described above under the discussion of the Mergers qualifying as a Reorganization generally would apply to the USAR Shares received by such Non-U.S. Holder.

A Non-U.S. Holder subject to tax as described in the preceding paragraphs is required to file a U.S. federal income tax return with the IRS.

Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the Mergers.

III.   Reporting AND BACKUP WITHHOLDING Requirements

Each Holder that receives USAR Shares (including any fractional USAR Shares for which cash is received) in the Mergers may be required to retain permanent records pertaining to the Mergers and make such records available to any authorized IRS officers and employees. Such records may include information regarding the number, basis, and fair market value of the TMRC Shares exchanged and USAR Shares received in exchange therefor (including any fractional USAR Shares for which cash is received).

Additionally, a Holder that is required to file U.S. federal income tax returns and who owned immediately before the Mergers at least 1% (by vote or value) of the total outstanding equity of TMRC may be required to attach a statement to their U.S. federal income tax returns for the year in which the Mergers are consummated that contains the information listed in U.S. Treasury regulations Section 1.368-3(b). Such statement must include such Holder’s tax basis in its TMRC Shares surrendered in the Mergers, the fair market value of such TMRC Shares, the date of the Mergers and the name and employer identification number of the parties to the Reorganization. Holders should consult their tax advisors regarding the application of these rules to the Mergers.

A Holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on amounts received in the Mergers, unless such Holder properly establishes an exemption or provides its correct tax identification number on an IRS Form W-9 (in the case of a U.S. Holder) or the appropriate IRS Form W-8 (in the case of a Non-U.S. Holder) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

All Holders of TMRC Shares are urged to consult their tax advisors as to the tax consequences to them of the Mergers. The discussion of the material U.S. federal income tax CONSIDERATIONS contained herein is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Mergers. Tax consequences may vary with, or be dependent on, individual circumstances. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGERS WILL DEPEND ON THE FACTS OF EACH HOLDER’S OWN SITUATION.

BUSINESS OF TMRC

As used in this section, references to “Texas Mineral”, “the Company,” “we,” “our,” “us” or “TMRC” mean Texas Mineral Resources Corp. and its predecessors, as the context requires.

We are engaged in the business of owning, acquiring, exploring and developing mineral properties. We own an approximately 18.7% membership interest in RTMD, which entity holds two mineral property leases with the GLO to explore and develop the Round Top Project. The leases expire in 2030 with provisions for automatic renewal if RTMD is producing in paying quantities (the receipt from the sale of materials exceeds all costs and expenses associated therewith for the prior 12 months). The strategy with the Round Top Project is to develop a metallurgical process to concentrate or otherwise extract the metals from the Round Top Project’s rhyolite, conduct additional engineering, design, geotechnical work, and permitting necessary for a bankable feasibility study and then to extract mineral resources from the Round Top Project. The Round Top Project is considered an ‘exploration stage property’ under Item 1300 of Regulation S-K, in that the Round Top Project is a property that has no mineral reserves disclosed. Mineral resources that are not mineral reserves have no demonstrated economic viability.

Rare earth elements are a group of chemically similar elements that usually are found together in nature — they are referred to as the “lanthanide series.” These individual elements have a variety of characteristics that are critical in a wide range of technologies, products, and applications and are critical inputs in existing and emerging applications. Without these elements, multiple high-tech technologies would not be possible. These technologies include:

•        cell phones;

•        computer and television screens;

•        battery operated vehicles;

•        clean energy technologies, such as hybrid and electric vehicles and wind power turbines;

•        fiber optics, lasers and hard disk drives;

•        numerous defense applications, such as guidance and control systems and global positioning systems; and

•        advanced water treatment technology for use in industrial, military and outdoor recreation applications.

Because of these applications, global demand for REE is projected to steadily increase due to continuing growth in existing applications and increased innovation and development of new end uses. Interest in developing resources domestically has become a strategic necessity as there is limited production of these elements outside of China. Our ability to raise additional funds to continue to fund our participation interest in the Round Top Project may be impacted by, among other factors, future prices for REEs.

As a part of our ongoing operations, we will occasionally investigate potential new mining opportunities. We may also incur expenses associated with our investigations. These costs are expensed as incurred until such time when we have agreements in place to purchase any such mining rights.

Operations Update

USAR OpCo, the operating manager of the Round Top Project, continues to progress the Round Top Project toward operations. To date, USAR OpCo has successfully separated all heavy rare-earth elements from light rare-earth elements and is now beginning our work on individual separations including dysprosium and terbium, as well as critical minerals, such as hafnium and zirconium, from the Round Top Project ore.

History of the Round Top Project

In 2011, the Company entered into two leases with the GLO to explore and develop the Round Top Project, which leases were transferred to RTMD in 2021.

In March 2013, we purchased the 54,990 acre surface lease covering the Round Top Project, known as the West Lease, from the Southwest Wildlife and Range Foundation (“Foundation”) for $500,000 and the issuance of 1,063,830 TMRC Shares and agreed to support the Foundation through an annual payment of $45,000 for ten years to support conservation efforts within the Rio Grande Basin. The West Lease provides exclusive surface access to the area for the potential development and mining of the Round Top Project. We transferred the West lease to RTMD in 2021.

In October 2014, we executed agreements with the GLO securing the option to purchase the surface rights covering the Round Top Project mine and plant areas and, separately, a groundwater lease. The option to purchase the surface rights covers approximately 5,670 acres of which 950 acres are authorized for mining and the remaining 4,720 acres are contemplated for future use as mine processing land (e.g., for use to assist in mine development, as leach fields, and/or as plant site). The option may be exercised for all or part of the option acreage at any time during the primary term of the mineral lease as defined above. The “primary term” of the GLO mineral leases and the option is through August 2030. The option can be kept current by an annual payment of $10,000. The purchase price will be the appraised value of the surface at the time of exercising the option. The ground water lease secures the right to develop the ground water within an 8,828-acre lease area located approximately 4 miles from the Round Top Project. This lease has an annual minimum production payment of $5,000 prior to production of water for the operation. After initiation of production payments of $0.95 per thousand gallons or $20,000 annually, whichever is greater, is required. This lease remains effective as long as the mineral lease is in effect. We transferred the option to purchase the surface rights and water lease to RTMD in 2021.

Cautionary Note

Cautionary Note to Investors:    The PEA dated August 16, 2019 was prepared in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. The Company voluntarily had the PEA prepared in accordance with NI 43-101 but the Company is not subject to regulation by Canadian regulatory authorities and no Canadian regulatory authority has reviewed the PEA or passed upon its accuracy or compliance with NI 43-101. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101. These definitions differ from the definitions in Item 1300 of Regulation S-K under the Securities Act. Under Item 1300 of Regulation S-K standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” while defined in NI 43-101 and Item 1300 of Regulation S-K are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by Item 1300 of Regulation S-K standards as in place tonnage and grade without reference to unit measures. Accordingly, information in the PEA contains descriptions of our mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder. The Round Top Project as described in the PEA currently does not contain any known proven or probable mineral reserves under Item 1300 of Regulation S-K reporting standards. U.S. investors are urged to consider closely the disclosure in the Registrant’s latest reports filed with the SEC. U.S. Investors are cautioned not to assume that any defined resources in these categories will ever be converted into Item 1300 of Regulation S-K compliant reserves.

USA Rare Earth Agreement

In August 2018, the Company and Morzev entered into the 2018 Option Agreement whereby Morzev was granted the exclusive right to earn and acquire a 70% interest in the Round Top Project by financing $10 million of expenditures in connection with the Round Top Project, increasable to an 80% interest, for an additional $3 million payment to the Company. In connection with the formation of USAR OpCo in May 2019, Morzev notified the

Company that it was nominating USAR OpCo as the optionee under the terms of the 2018 Option Agreement. In August 2019, the Company and USAR entered into the 2019 Option Agreement, whereby the Company restated its agreement to grant USAR OpCo the exclusive right to earn and acquire a 70% interest, increasable to an 80% interest, in the Round Top Project.

In May 2021, and in accordance with the terms of the Option Agreement, the Company and USAR OpCo entered into the Contribution Agreement whereby the Company and USAR OpCo contributed assets to RTMD, at the time a wholly-owned subsidiary of the Company, in exchange for their initial ownership interests in RTMD, of which the Company initially owned a membership interest equating to 20% of RTMD and USAR OpCo initially owned a membership interest equating to 80% of RTMD. Concurrently therewith, the Company and USAR OpCo as the two members entered into the Operating Agreement governing the operations of RTMD which contains customary and industry standard terms as contemplated by the Option Agreement. USAR OpCo serves as manager of RTMD.

Upon entry into the Contribution Agreement, the Company assigned the following contracts and assets to RTMD in exchange for its initial 20% membership interest in RTMD:

•        the assignment and assumption agreement with respect to the mineral leases from the Company to RTMD;

•        the assignment and assumption agreement with respect to the surface lease from the Company to RTMD;

•        the assignment and assumption agreement with respect to the surface purchase option from the Company to RTMD;

•        the assignment and assumption agreement with respect to the water lease from the Company to RTMD; and

•        the bill of sale and assignment agreement of existing data and other relevant contracts and permits with respect to RTMD owned by the Company.

Upon entry into the Contribution Agreement, USAR OpCo assigned the following assets to Round Top (or the Company, as applicable) for its initial 80% membership interest in RTMD:

•        cash to RTMD to continue to fund RTMD operations in the amount of approximately $3,761,750 comprising the balance of the $10 million required expenditure to earn a 70% interest in RTMD;

•        cash in the amount of $3 million to the Company upon exercise of the USAR OpCo option to acquire from the Company an additional 10% interest in RTMD, resulting in the aggregate ownership interest of 80% in RTMD;

•        bill of sale and assignment agreement of the Pilot Plant and other relevant contracts and permits to RTMD; and

•        bill of sale and assignment agreement of existing data and intellectual property owned by USAR OpCo to RTMD.

In June 2023, the Company and USAR OpCo adopted the Amended Operating Agreement and the following material amendments to the Amended Operating Agreement were adopted:

Cash Calls.

On the basis of the adopted program and budget (sometimes referred to as the “RTMD Budget”) then in effect, the manager will submit to each member monthly cash calls at least 10 days before the last day of each month, and within 10 days of receipt, (a) USAR OpCo will pay to RTMD, as an additional capital contribution, its proportionate share of the estimated cash requirements based on its interest and (b) the Company will either (i) pay to RTMD, as an additional capital contribution, its proportionate share of the estimated cash requirements based on its interest, or (ii) deliver to RTMD a written notice indicating what amount, if any, of the applicable estimated cash requirements that the Company will contribute (the “Notice of Non-Contribution”). Failure by the Company to deliver payment of its proportionate share of the estimated cash requirements, as an additional capital contribution, or to deliver a Notice of Non-Contribution within the 10 day period shall automatically be considered a “Deemed Non-Contribution” and shall have the same effect as if the Company provided a timely Notice of Non-Contribution with respect to non-contribution of its entire proportionate share of the applicable cash call.

Remedies for Failure to Meet Cash Calls

Non-Contribution.    Capital contributions only will be made to fund programs and budgets. If the Company does not contribute all or any portion of any additional capital contribution that it is required to contribute pursuant to a Notice of Non-Contribution or a Deemed Non-Contribution (such unfunded amount shall be deemed the “Shortfall Amount”), then USAR OpCo shall fund the entire Shortfall Amount within 5 business days after the Notice of Non-Contribution or Deemed Non-Contribution.

Dilution.    Upon the contribution of the Shortfall Amount by USAR OpCo, the interests of the members will be recalculated based on the adjustment provision set forth below in the sub-heading “— Adjustment of Interests”.

Maximum Dilution.    The dilution of the Company shall not fall below a 3% interest in RTMD (the “Minimum Percentage Interest”). Upon the contribution by USAR OpCo of a Shortfall Amount which otherwise would result in a dilution of the Company below the Minimum Percentage Interest, USAR OpCo will receive a priority distribution of available cash, in addition to a distribution of available cash to which USAR OpCo otherwise is entitled to receive as a result of its proportionate additional capital contribution pursuant to the applicable cash call request, up to the Shortfall Amount that would have resulted in the Company’s interest being further diluted but for the Minimum Percentage Interest (the “Priority Distribution”). The Priority Distribution will continue until USAR OpCo has been reimbursed for its contribution of the Shortfall Amount that would have resulted in the Company having an interest below the Minimum Percentage Interest, after which time the members shall receive distributions of available cash pro rata in proportion to their respective interests.

Adjustment of Interests.    If USAR OpCo contributes the Shortfall Amount, then the then current interest of the Company will be reduced (subject to the Minimum Percentage Interest), effective as of each cash call under an additional capital contribution for the applicable program and budget, by a fraction, expressed as a percentage:

•        the numerator of which equals the Shortfall Amount actually funded by USAR OpCo; and

•        the denominator of which equals the market capitalization of the Company.

In October 2025, RTMD sent a cash call notice for the November 2025 RTMD cash call in the aggregate amount of $903,978, of which $734,429 was contributed by USAR OpCo and $169,549 was to be contributed by the Company but the Company elected to incur dilution rather than to fund its portion. The dilution to the Company’s membership interest in RTMD with respect to the November 2025 RTMD cash call notice was calculated as follows: (A) the USAR OpCo ownership interest in RTMD at September 30, 2025 was 81.260% and the Company’s ownership interest in RTMD at September 30, 2025 was 18.740%; (B) the Company provided a Notice of Non-Contribution in October 2025 stating that it will not contribute the $169,549 which then became the Shortfall Amount; (C) USAR OpCo contributed its $734,429 plus the Shortfall Amount; (D) the Company as of the date of the Notice of Non-Contribution had a market capitalization of $126,783,791; and (E) as the Shortfall Amount equaled 0.134% of the Company’s market capitalization, the Company’s percentage Interest in RTMD was reduced to approximately 18.7% as of December 31, 2025.

Distributions

Cash in excess of authorized reserves will be distributed to the members pro-rata in proportion to their respective interests on a periodic basis as determined by the management committee. RTMD will be required to make tax distributions to each member. Once USAR OpCo has been paid the Priority Distribution, if applicable, all distributions made in connection with the sale or exchange of all or substantially all of RTMD’s assets and all distributions made in connection with the liquidation of RTMD will be made to the members pro-rata in accordance with their respective interests.

Other material terms of the Amended Operating Agreement that remain unchanged are as follows:

Management.

A management committee will make the major decisions of RTMD, such as approval of the respective program and budget, and the manager will implement such decisions. The management committee consists of three representatives of the members, with two being appointed by USAR OpCo and one by the Company which is Dan Gorski. The representatives vote the ownership percentage interests of their appointing member.

Management Committee Meetings.

Meetings will be held every three months unless otherwise agreed. For matters before the management committee that require a vote, voting is by simple majority except for certain “major decisions” that require a unanimous vote. So long as the Company maintains a 15% or greater ownership interest, the nine decisions identified in the bullet points below require unanimous approval. If the Company’s ownership interest falls below 15%, the number of unanimous decisions is reduced to five (being the first five bullet points below). If the Company is acquired by a REE mining company or sells its ownership interest to a REE mining company, in each case who elects a majority of the Company’s board, this unanimous approval requirement can be suspended by USAR OpCo, at its option. The major decisions requiring unanimous approval, as set forth above, are:

•        approval of an amendment to any program and budget that causes the program and budget to increase by 15% or more, except for emergencies;

•        other than purchase money security interests or other security interests in RTMD equipment to finance the acquisition or lease of RTMD equipment used in operations, the consummation of a project financing or the incurrence by RTMD of any indebtedness for borrowed money that requires the guarantee by any member of any obligations of RTMD;

•        the redemption of all or any portion of an ownership interest, except for limited circumstances provided for in the Operating Agreement;

•        the issuance of an ownership interest or other equity interest in RTMD, or the admission of any person as a new member of RTMD, other than in connection with the exercise of a right of first offer by a member;

•        substitution of a member under certain circumstances and dissolution of RTMD;

•        a decision to grant authorization for RTMD to file a petition for relief under any chapter of the United States Bankruptcy Code, to consent to such relief in any involuntary petition filed against RTMD by any third party, or to admit in writing any insolvency of RTMD or inability to pay its debts as they become due, or to consent to any receivership of RTMD;

•        acquisition or disposition of significant mineral rights, other real property or water rights outside of the area of interest as set forth in the Operating Agreement or outside of the ordinary course of business;

•        the merger of RTMD into or with any other entity; and

•        the sale of all or substantially all of RTMD’s assets.

Manager.

The manager will manage, direct and control operations in accordance with program and budget, will prepare and present to the management committee a proposed program and budget, and will generally oversee and implement all of the day to day activities of RTMD. The manager will conduct necessary equipment and materials procurement and property and equipment maintenance activities, with all operations to be conducted in accordance with adopted program and budget.

Permitted Transfers.

Certain transfers are permitted under the Amended Operating Agreement, including transfers to affiliates or through certain mergers or other forms of business reorganization. A member may also encumber its ownership interest provided that if the ownership interest is foreclosed upon, the other member has a pre-emptive right to acquire such ownership interest at the foreclosure sale. If the transfer is a “permitted transfer,” the transferee is automatically admitted as a member; otherwise unless the other member agrees, the transferee is only an economic interest holder with no voting or other rights held by a member.

Right of First Offer.

If a member desires to transfer all or a portion of its ownership interest to a third party (other than a permitted transfer), it may do that without the consent of the other member so long as it gives the other member the first right to purchase its ownership interest on the same terms. If the other member does not elect to purchase the ownership interest on such terms, the member may sell its ownership interest on such terms and the transfer will be a permitted transfer.

Drag-Along Right.

If USAR OpCo accepts a bona fide offer to purchase its entire ownership interest and all other rights under the Operating Agreement from an unrelated third party, the Company will then be obligated to sell its entire ownership interest and all other rights under the Amended Operating Agreement to the unrelated third party on the same terms and conditions as are accepted by USAR OpCo.

Current Ownership in Round Top.

Pursuant to the Amended Operating Agreement, USAR OpCo initially owned membership interests equating to 80% of Round Top and the Company initially owned membership interests equating to 20% of Round Top. These ownership interests have been and will be adjusted further under a variety of circumstances, including a decision by us not to fund in cash our portion of an RTMD Budget. Currently, USAR OpCo and the Company are obligated, subject to an election by the Company not to fund in cash its portion of an RTMD cash call and in lieu thereof to incur dilution to its membership interests, to fund further expenditures in proportion to their respective ownership interests. We did not fund any of our $631,042 cash call requirements during the fiscal year ended August 31, 2025 (total cash call for RTMD was $3,304,829) which resulted in the dilution of our RTMD membership interest to 18.779% at August 31, 2025. Subsequent thereto, we received cash calls for September, October and November 2025 which resulted in the dilution of our RTMD membership to approximately 18.7% as of December 31, 2025. We have not been advised by USAR OpCo with respect to any preliminary estimate of the RTMD Budget for the fiscal year ending August 31, 2026. Last year we were not advised as to any RTMD Budget. In the prior year, we were advised that the estimated budget for the fiscal year ended August 31, 2024 was anticipated to be between $15 million to $20 million, with the Company’s portion estimated to be between $3 million to $4 million. During the fiscal year ended August 31, 2024, the total expenditure on the Round Top Project by USAR OpCo (as we elected not to fund our portion, have USAR OpCo fund our portion, and in lieu thereof to incur dilution) was $4,200,996 (of which $898,740 was our portion funded by USAR OpCo when we elected to incur dilution rather than fund). It is possible that the RTMD Budget for the current fiscal year ending August 31, 2026 will exceed prior year cash calls, and it should be expected that in future periods the RTMD Budget will be higher. The Company likely will decide to incur dilution to its then current membership interest in lieu of funding in cash its RTMD Budget obligations during this fiscal year, as it currently does not have sufficient capital to fund any cash calls during this current fiscal year (and only has sufficient cash to fund estimated general and administrative expenses and related costs through August 2026); consequently our ownership interest in the Round Top Project will likely be further diluted during this current fiscal year. We will be required to raise additional capital to fund future cash calls from RTMD (unless we elect in lieu of making cash contributions to dilute our membership interest percentage, which dilution could be significant), and there can be no assurance that we will be able to raise the necessary capital to fund future RTMD cash calls (or to fund estimated general and administrative expenses subsequent to August 2026). We estimate that our current cash is sufficient to fund estimated general and administrative expenses and related costs through August 2026. See “TMRC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Operations of the Round Top Project

During the fiscal year ended August 31, 2025, the total cash calls by RTMD, and expenditures in RTMD, was $3,304,829 used primarily to optimize the leaching and developing of the CIX/CIC processing of the Round Top Project. It is unclear what the preliminary estimate of the RTMD Budget will be for the fiscal year ending August 31, 2026. Initial process design work has been carried out at USAR’s facility in Wheat Ridge, Colorado. The Round Top Project will require additional time and further expenditure to complete a bankable feasibility study. The Company lacks sufficient capital to fund any cash calls during the current fiscal year or thereafter and we expect to incur dilution to our then current membership interest in lieu of funding our RTMD cash calls during 2026.

Potential Santa Fe Gold Corporation/Alhambra Project

In November 2021, the Company entered into a mineral exploration and option agreement with Santa Fe Gold Corporation (“Santa Fe”), which agreement was amended in May 2024. Under the option agreement, the Company has the right to pursue a joint venture arrangement with Santa Fe to jointly explore and develop one or more target silver properties to be selected by the Company among patented and unpatented mining claims held by Santa Fe within the project area located in the Black Hawk Mining District in Grant County, New Mexico. Completion of a joint venture agreement, if any, is subject to the successful outcome of a multi-phase exploration plan leading to a bankable feasibility study planned to be undertaken in the near future by the Company. Under the contemplated terms of the proposed joint venture agreement, the Company would be project operator and initially own 50.5% of the joint venture while Santa Fe would initially own 49.5%. Additional terms of the joint venture are to be negotiated between the Company and Santa Fe in the future. There can be no assurance that the Company and Santa Fe will enter into a formal joint venture agreement, that there will be a successful outcome to any multi-phase exploration plan, that we will have the financial resources to fund exploration activities in the future, that any bankable feasibility study will be completed, or that this project will be commercialized.

Under the terms of the option agreement, the Company plans to conduct a district-wide evaluation among the patented and unpatented claims held by Santa Fe, as well as the area of interest, consisting of geologic mapping, sampling, trenching, radiometric surveying, geophysics, drilling and/or other methods as warranted. Based on the district-wide evaluation, the Company would designate a “project area or areas,” the size or sizes of which will be decided at the time, and commence development work. The property covered in the option agreement is approximately 1,600 acres and covers approximately 75% of the Black Hawk Mining District. The area to be studied also includes a two-mile radius “area of interest.” The term of the option is for so long as the Company continues to conduct exploration activities in the Project Area (although there can be no assurance that the Company will continue to conduct exploration activities in any future period, due to lack of financial resources or otherwise) and can be exercised on 60 days’ notice to Santa Fe. During the term of the option and subject to limited exceptions, Santa Fe has agreed not to transfer any portion of its patented and unpatented mining claims within the Black Hawk Mining District without granting the Company the right of first refusal. In October 2024, a Minimum Impact Exploration Permit, No. GR094EM, was issued by the New Mexico Mining and Minerals Division related to the project area.

The Black Hawk district and the Alhambra mine, in particular, are historically known for the occurrence of native silver lenses, randomly distributed in narrow carbonate veins. The “ore shoots” are small, ranging from ten feet to seventy feet along the vertical axis and five to fifty feet along the horizontal axis. We believe that the excessive cost of locating and mining these small “ore shoots” has been the principal reason for the inability to sustain a mining operation in this district.

Because of the high native silver content of ore historically mined in the district, we have considered the use of geophysics to locate these small lenses and pods, with the goal to make potential development and mining feasible. We have worked with a geophysical service provider and consultants, and have completed four phases of electromagnetic surveying in the immediate area of the Alhambra mine. The method producing the most meaningful geological data is a method called NANOTEM by its developer, Zonge International. This technique was developed to locate small electrically conducting objects such as pipes, underground tanks and unexploded ordinance. Working with consultants and with Zonge International this technique was modified and applied to the immediate area of the Alhambra mine. Results are encouraging and plans have been made to conduct a diamond drilling campaign to test the electrically conductive anomalies detected to date. This drilling is sited to test these “anomalies” within the geologically favorable area along the vein immediately to the north of the Alhambra mine workings.

During April and May 2025, 20 diamond drill holes aggregating 2751 feet were drilled at the historic Alhambra mine; eight drill holes were directed to test electro-magnetic anomalies separate from the Alhambra vein itself; three were multi-targeted to test electro-magnetic features and also to intersect the Alhambra vein; eight were drilled to intersect the Alhambra vein in the upper workings; and one was abandoned. Planning of the next phase of exploration is ongoing and while there can be no assurance that further exploration will continue, such continuation will be guided by analysis of the drill core.

Potential Steeple Rock Project

The Company entered into a non-binding letter of intent with Steeple Rock Holding Company, LLC (“Steeple Rock”) to explore the possibility of entering into a mining venture involving (i) four mines, being the Billali mine, the Jim Crow mine, the inactive Imperial mine, and the Carlisle mine, all located on patented mining claims in Grant County, New Mexico, and (ii) certain related assets including a 150 tons per day, unassembled flotation mill located in Duncan, Arizona. New Mexico Minimum Impact Mining permits are in effect for the Billali mine, which also holds a valid Federal Discharge Permit, and the Jim Crow and adjacent Imperial mine which are operated under a common permit. The millsite holds a valid operating permit issued by the State of Arizona. The Carlisle mine is currently unpermitted.

The initial anticipated capital required for the potential project, in an amount to be determined and agreed upon by the parties, is expected to be used for the initiation of mining and milling operations. There can be no assurance that entry into the non-binding letter of intent will result in a definitive agreement or, if a definitive agreement is reached, the potential project will proceed on the preliminary and general terms described above or at all. Legal, regulatory, business and financial diligence, along with the procurement of necessary capital to proceed with this potential project in an amount to be determined (of which there can be no assurance the necessary capital can be procured to proceed with this potential project), will need to be satisfactorily completed by the parties, as well as other customary conditions and approvals. No exploration costs were incurred with respect to this potential project in the fiscal year ended August 31, 2025.

We may acquire up to a 50.1% interest in this potential project by contribution of the Carlisle mine and by raising the initial capital needed, in an amount to be determined, to assemble the mill and commence development and production.

Trends — Markets

Rare earth elements, or REEs, are a group of chemically similar elements that usually are found together in nature — they are referred to as the “lanthanide series.” These individual elements have a variety of characteristics that are important in a wide range of technologies, products, and applications and are critical inputs in existing and emerging applications including: computer hard drives, cell phones, clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including fiber optics, lasers and hard disk drives; numerous defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. As a result, global demand for REE is projected to due to continuing growth in existing applications and increased innovation and development of new end uses. Interest in developing resources domestically has become a strategic necessity as there is limited production of these elements outside of China. Our ability, if any, to raise additional funds in order to fund our expected cash calls in RTMD may be impacted by future prices for REEs.

Sources and Availability of Raw Materials

The Round Top Project is currently in the exploration stage and as such RTMD does not require any significant raw materials in order to carry out its primary operating activities. The goal of RTMD is to continue to fund the exploration and development of the Round Top Project to determine whether it is commercially feasible, of which there can be no assurance. The raw materials that the current operations of RTMD rely upon are gasoline and diesel fuel for the exploration vehicles and for the heavy equipment required to build roads and conduct drilling operations. Water is expected to be provided per service contract by Eagle Mountain Gang or through other sources.

Seasonality

Seasonality in the State of Texas is not a material factor to our operations for our project.

Competition

The mining industry is highly competitive. RTMD competes with numerous companies, some of which have greater financial resources available to them. RTMD may, therefore, be operating at a disadvantage in the course of acquiring mining properties and obtaining materials, supplies, labor, and equipment. Additionally, RTMD is and we are and will continue to be an insignificant participant in the business of exploration and mineral property development. A large number of established and well-financed companies are active in the mining industry and will have an advantage over RTMD and the Company if they are competing for the same properties. Nearly all such entities have greater financial resources, technical expertise and managerial capabilities than ourselves and, consequently, RTMD and the Company will be at a competitive disadvantage in identifying possible mining properties and procuring the same.

China accounts for the vast majority of rare earth element production. While rare earth element projects exist outside of China, very few are in actual production. Further, given the timeline for current exploration projects to come into production, if at all, it is likely that the Chinese will be able to dominate the market for rare earth elements into the future. This gives the Chinese a competitive advantage in controlling the supply of rare earth elements and engaging in competitive price reductions to discourage competition. Any increase in the amount of rare earth elements exported from other nations, and increased competition, may result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our operations. As a result of these factors, RTMD and the Company may not be able to compete effectively against current and future competitors.

Government Approvals

The exploration, drilling and mining industries operate in a legal environment that requires permits to conduct virtually all operations. Thus permits are required by local, state and federal government agencies. Local authorities, usually counties, also have control over mining activity. The various permits address such issues as prospecting, development, production, labor standards, taxes, occupational health and safety, toxic substances, air quality, water use, water discharge, water quality, noise, dust, wildlife impacts, as well as other environmental and socioeconomic issues.

Prior to receiving the necessary permits to explore or mine, the operator must comply with all regulatory requirements imposed by all governmental authorities having jurisdiction over the project area. Very often, in order to obtain the requisite permits, the operator must have its land reclamation, restoration or replacement plans pre-approved. Specifically, the operator must present its plan as to how it intends to restore or replace the affected area. Often all or any of these requirements can cause delays or involve costly studies or alterations of the proposed activity or time frame of operations, in order to mitigate impacts. All of these factors make it more difficult and costly to operate and have a negative and sometimes fatal impact on the viability of the exploration or mining operation. It is possible that future changes in these laws or regulations could have a significant impact on our business as well as RTMD’s business, causing those activities to be economically reevaluated at that time.

Effect of Existing or Probable Government and Environmental Regulations

Mineral exploration, including mining operations are subject to governmental regulation. The Round Top Project’s operations may be affected in varying degrees by government regulation such as restrictions on production, price controls, tax increases, expropriation of property, environmental and pollution controls or changes in conditions under which minerals may be marketed. An excess supply of certain minerals may exist from time to time due to lack of markets, restrictions on exports, and numerous factors beyond our control. These factors include market fluctuations and government regulations relating to prices, taxes, royalties, allowable production and importing and exporting minerals. The effect of these factors cannot be accurately determined. This section is intended as a brief overview of the laws and regulations described herein and is not intended to be a comprehensive treatment of the subject matter.

Overview.    Like all other mining companies doing business in the United States, RTMD is subject to a variety of federal, state and local statutes, rules and regulations designed to protect the quality of the air and water, and threatened or endangered species, in the vicinity of its operations. These include “permitting” or pre-operating approval requirements designed to ensure the environmental integrity of a proposed mining facility, operating requirements designed to mitigate the effects of discharges into the environment during exploration, mining operations, and reclamation or post-operation requirements designed to remediate the lands affected by a mining facility once commercial mining operations have ceased.

Federal legislation in the United States and implementing regulations adopted and administered by the Environmental Protection Agency, the Forest Service, the Bureau of Land Management, the Fish and Wildlife Service, the Army Corps of Engineers and other agencies-in particular, legislation such as the federal Clean Water Act, the Clean Air Act, the National Environmental Policy Act, the Endangered Species Act, the National Forest Management Act, the Wilderness Act, and the Comprehensive Environmental Response, Compensation and Liability Act-have a direct bearing on domestic mining operations. These federal initiatives are often administered and enforced through state agencies operating under parallel state statutes and regulations.

The Clean Water Act.    The federal Clean Water Act is the principal federal environmental protection law regulating mining operations in the United States as it pertains to water quality.

At the state level, water quality is regulated by the Environment Department, Water and Waste Management Division under the Water Quality Act (state). If our exploration or any future development activities might affect a ground water aquifer, it will have to apply for a Ground Water Discharge Permit from the Ground Water Quality Bureau in compliance with the Groundwater Regulations. If exploration affects surface water, then compliance with the Surface Water Regulations is required.

The Clean Air Act.    The federal Clean Air Act establishes ambient air quality standards, limits the discharges of new sources and hazardous air pollutants and establishes a federal air quality permitting program for such discharges. Hazardous materials are defined in the federal Clean Air Act and enabling regulations adopted under the federal Clean Air Act to include various metals. The federal Clean Air Act also imposes limitations on the level of particulate matter generated from mining operations.

National Environmental Policy Act (NEPA).    NEPA requires all governmental agencies to consider the impact on the human environment of major federal actions as therein defined.

Endangered Species Act (ESA).    The ESA requires federal agencies to ensure that any action authorized, funded or carried out by such agency is not likely to jeopardize the continued existence of any endangered or threatened species or result in the destruction or adverse modification of their critical habitat. In order to facilitate the conservation of imperiled species, the ESA establishes an interagency consultation process. When a federal agency proposes an action that “may affect” a listed species, it must consult with the United States Fish and Wildlife Service (“USFWS”) and must prepare a “biological assessment” of the effects of a major construction activity if the USFWS advises that a threatened species may be present in the area of the activity.

National Forest Management Act.    The National Forest Management Act, as implemented through title 36 of the Code of Federal Regulations, provides a planning framework for lands and resource management of the National Forests. The planning framework seeks to manage the National Forest System resources in a combination that best serves the public interest without impairment of the productivity of the land, consistent with the Multiple Use Sustained Yield Act of 1960.

Wilderness Act.    The Wilderness Act of 1964 created a National Wilderness Preservation System composed of federally owned areas designated by Congress as “wilderness areas” to be preserved for future use and enjoyment.

The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA).    CERCLA imposes clean-up and reclamation responsibilities with respect to discharges into the environment, and establishes significant criminal and civil penalties against those persons who are primarily responsible for such discharges.

The Resource Conservation and Recovery Act (RCRA).    RCRA was designed and implemented to regulate the disposal of solid and hazardous wastes. It restricts solid waste disposal practices and the management, reuse or recovery of solid wastes and imposes substantial additional requirements on the subcategory of solid wastes that are determined to be hazardous. Like the Clean Water Act, RCRA provides for citizens’ suits to enforce the provisions of the law.

National Historic Preservation Act.    The National Historic Preservation Act was designed and implemented to protect historic and cultural properties. Compliance with the Act is necessary where federal properties or federal actions are undertaken, such as mineral exploration on federal land, which may impact historic or traditional cultural properties, including native or Indian cultural sites.

In the fiscal year ended August 31, 2025, RTMD incurred minimal costs in complying with environmental laws and regulations in relation to its operating activities.

Employees

Including our executive officers, we currently have two full-time employees. We also utilize the services of qualified consultants with geological and mineralogical expertise as well as an individual for accounting services.

Investment Company Act Exclusion

Section 3(c)(9) of the Investment Company Act of 1940, as amended (“1940 Act”), provides that a company “substantially all of whose business consists of owning or holding oil, gas, or other mineral royalties or leases, or fractional interests therein, or certificates of interest or participation in or investment contracts relative to such royalties, leases, or fractional interests” is not an investment company within the meaning of the 1940 Act. The Company has determined that this exemption applies to it giving consideration to the following four factors:

•        Whether the exempted activity constitutes “substantially all” of the Company’s business.

The Company has owned mineral leases since 2011, substantially all of our business to date has been comprised of owning and developing the mineral leases and, after the May 2021 “farm-down” of its 100% interest in the mineral leases, substantially all of our business continues to be comprised of owning and holding a certificate of interest and a participation in the mineral leases owned by RTMD. The Company’s mineral assets historically, as well as the value of the certificate of interest at August 31, 2025, have been booked at cost in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have an accumulated deficit of approximately $45.1 million at August 31, 2025 as a result of owning and developing the Round Top Project.

•        Whether the Company owns or trades in the mineral leases.

The Company has owned the mineral leases, which are now owned by RTMD, since 2011 and neither the Company nor RTMD is in the business of dealing or trading in the mineral leases.

•        What qualifies as an eligible asset for purposes of the exception.

The statute specifically references mineral leases and our mineral leases were owned by the Company and are now owned by RTMD. In accordance with Regulation S-K Item 1300 that governs disclosure by registrants engaged in mining operations, the definition of mineral resource is “a concentration or occurrence of material of economic interest in or on the Earth’s crust.” Our rare earth elements and minerals underlying the mineral leases meet that definition, as well as does coal, silver, gold and other material mined for economic value by registrants involved in mining operations. The SEC staff has recognized that an excepted entity can also engage in related business activities such as exploring, developing, and operating the eligible assets.

•        What qualifies as a “certificate of interest or participation in” or an “investment contract relative to” the eligible assets.

The statute allows a company to own a “certificate of interest” or “participation in” the mineral leases. The SEC staff has advised that limited partnership interests and/or similar securities issued by entities that themselves own the leases constitute “certificate of interest or participation in or investment contracts” related to such leases. The Company’s 18.7% membership interest (as of December 31, 2025) in RTMD constitutes a “certificate of interest” and a “participation in” the mineral leases that are owned by RTMD.

The Company intends to continue to conduct its business operations in order to continue to be excluded from the definition of an “investment company” under the 1940 Act.

Properties of TMRC

Executive and Field Offices

Our headquarters are located at 527 21st Street, #44, Galveston, Texas 77550. Our accounting functions are conducted by personnel in Galveston, Texas and Castle Rock, Colorado, all under the supervision of our chief financial officer.

Overview of the Round Top Project

The Round Top Project is considered an ‘exploration stage property’ under Item 1300 of Regulation S-K, in that the Round Top Project is a property that has no mineral reserves disclosed. Mineral resources that are not mineral reserves have no demonstrated economic viability. The Round Top Project is currently owned by RTMD in which we had an 18.7% membership interest as of December 31, 2025.

Description and Access of RTMD

The Round Top Project is located in Hudspeth County approximately eight miles northwest of the town of Sierra Blanca. The property is reached by truck on a private dirt road that turns north off Interstate 10 access road approximately one mile west of the town of Sierra Blanca. A railroad line is located near the Round Top Project and a spur line stops at a stone quarry within three miles of the Round Top Project.

Round Top Location Map

September 2011 Lease

In September 2011, the Company entered into a new mining lease with the GLO covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres at Round Top Mountain in Hudspeth County, Texas. The mining lease issued by the GLO provided for the right to explore, produce, develop, mine, extract, mill, remove, and market uranium, rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash. The term of the lease is nineteen years from the execution date of the lease so long as minerals are produced in paying quantities. This lease was assigned to Round Top in May 2021.

Under the lease, RTMD is obligated to pay the State of Texas a lease bonus of $142,518; $44,718 of which the Company previously paid upon the execution of the lease, and $97,800 which will be due and payable by RTMD upon the submission of a supplemental plan of operations to conduct mining. Upon the sale of minerals removed from the Round Top Project, RTMD will be required to pay the State of Texas a $500,000 minimum advance royalty.

Thereafter, RTMD will be required to pay the State of Texas a production royalty equal to 8% of the market value of uranium and other fissionable minerals and 6.25% percent of the market value of all other leased minerals.

If paying quantities have not been obtained, RTMD may pay additional delay rental fees to extend the term of the lease for successive one year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
September 2, 2025 – 2029	$200	$178,873

In August 2025, RTMD paid the State of Texas a delay rental to extend the term of the lease in an amount equal to $178,873.

November 2011 Lease

In November 2011, the Company entered into a mining lease with the State of Texas covering approximately 90 acres contiguous with and extending the September 2011 Lease. Under the lease, the Company paid the State of Texas a lease bonus of $20,700 which was paid upon the execution of the lease. Upon the sale of minerals removed from the Round Top Project, RTMD will be required to pay the State of Texas a $500,000 minimum advance royalty. Thereafter, RTMD will be required to pay the State of Texas a production royalty equal to 8% of the market value of uranium and other fissionable minerals and 6.25% percent of the market value of all other leased minerals. The term of the lease is nineteen years from the execution date of the lease so long as minerals are produced in paying quantities. This lease was assigned to RTMD in May 2021.

If paying quantities have not been obtained, RTMD may pay additional delay rental fees to extend the term of the lease for successive one year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
November 1, 2025 – 2029	$200	$18,000

In August 2025, RTMD paid the State of Texas a delay rental to extend the term of the lease in an amount equal to $18,000.

March 2013 Lease

On March 6, 2013, the Company purchased the surface lease at the Round Top Project, known as the West Lease, from the Southwest Wildlife and Range Foundation (since renamed the Rio Grande Foundation) for $500,000 cash and 1,063,830 TMRC Shares valued at $500,000. The Company also agreed to support the Foundation through an annual payment of $45,000 for ten years to support conservation efforts within the Rio Grande Basin. The West Lease comprises approximately 54,990 acres. The purchase of the surface lease provides unrestricted surface access for the potential development and mining of the Round Top Project. The West Lease was assigned to RTMD in May 2021.

October 2014 Surface Option and Water Lease

In October 2014, the Company executed agreements with the GLO securing the option to purchase the surface rights covering the potential Round Top Project mine and plant areas and, separately, a groundwater lease. The option to purchase the surface rights covers approximately 5,670 acres of which 950 acres are authorized for mining and the remaining 4,720 acres are contemplated for future use as mine processing land (e.g., for use to assist in mine development, as leach fields, and/or as plant site). RTMD may exercise the option for all or part of the option acreage at any time during the sixteen year primary term of the mineral lease. The option can be kept current by an annual payment of $10,000. The purchase price will be the appraised value of the surface at the time of exercising the option.

The ground water lease secures the right to develop the ground water within an 8,828 acre lease area located approximately 4 miles from the Round Top deposit. This lease has an annual minimum production payment of $5,000 prior to production of water for the operation. After initiation of production, RTMD will pay $0.95 per thousand gallons or $20,000 annually, whichever is greater. This lease remains effective as long as the mineral lease is in effect.

This option and groundwater lease were assigned to RTMD in May 2021.

March 2021 Purchased the South ½ of Section 45, Block 71, Township 6, T&P RR Survey

This ½ section comprising 320 acres more or less is owned by RTMD. This tract is contiguous with the Surface Option area and was assigned to RTMD in May 2021.

May 2021 Easements

On May 7, 2021, the Company purchased a road, water line and power line easement extending slightly over a mile from the western boundary of the Water lease to the southeastern corner of the Section 45 tract. This easement completes the arrangements for the main access road from State Highway 111, across the Water Lease and into the Surface Option area, and was assigned to RTMD in May 2021.

Geology of Round Top

The Round Top Project area lies within the Texas Lineament Zone and Trans-Pecos Trend. The lineament is a northwest trending structural zone where Laramide thrust faulting followed by basin and range normal faulting were active. Tertiary igneous activity is also associated with the lineament zone, both intrusive and extrusive.

Locally the project area is characterized by five Tertiary rhyolite bodies that intruded Cretaceous sedimentary rocks. The rhyolites occur as laccoliths, mushroom-shaped bodies emplaced at relatively shallow depths. At the current erosional levels, laccoliths form resistant peaks with relief up to 2,000 feet. The rhyolites are enriched with various minerals which may or may not be economical to recover. The rare earth elements are located within the intrusive rhyolite body.

Sedimentary rocks exposed in the area are middle to upper Cretaceous limestone shales and sandstones. The limestone, where it is in contact with the microgranites, is the host for fluorspar mineralization.

Initial exploration took place in the mid-1980’s. During the course of this exploration, approximately 200 drill holes were drilled, targeting potential beryllium mineralization which penetrated varying thicknesses of the rhyolite volcanic rock that makes up the mass of Round Top Mountain.

The Texas Bureau of Economic Geology, working with the project geologists, conducted an investigation of the rhyolite to better understand its rare metal content. The study identified beryllium mineralization and rare earth mineralization in the rhyolite. They analyzed a series of samples from outcrop and drill holes and studied the geochemistry and mineralogy of the rhyolite. The results of their research were published in the GSA, Geological Society of America, Special Paper 246, 1990.

Carlisle Mine

In December 2024, Dan Gorski, our chief executive officer and a director, assigned all of his ownership interest in the Carlisle mine and related real estate to a wholly-owned subsidiary of the Company in consideration for a $75,000 promissory note, without interest, due and payable by the Company in December 2025, secured by the property conveyed. Mr. Gorski acquired this property for $75,000 in 2022. The Carlisle mine and related real estate consist of the following:

•        Carlisle Millsite, patent No. 280, described as Section 12, township 17S, range 21W, comprising 5.00 acres, more or less;

•        Homestead Lode, patent No. 283, described as Section 12, township 17S, range 21W, comprising 17.91 acres, more or less;

•        Columbia Lode, patent No. 284, Described as Section 12, township 17S, range 21W, comprising 19.46 acres, more or less; and

•        Carlisle Lode, patent No. 279, described as Section 01, township 17S, range 21W, comprising 20.660 acres, more or less.

TMRC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As used in this section, references to “Texas Mineral”, “the Company,” “we,” “our,” “us” or “TMRC” mean Texas Mineral Resources Corp. and its predecessors, as the context requires.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

We are engaged in the business of owning, acquiring, exploring and developing mineral properties. We own an approximately 18.7% membership interest (as of December 31, 2025) in RTMD, which entity holds two mineral property leases with the GLO to explore and develop a 950-acre rare earths project located in Hudspeth County, Texas, known as the Round Top Project. The leases expire in 2030 with provisions for automatic renewal if RTMD is producing in paying quantities (the receipt from the sale of materials exceeds all costs and expenses associated therewith for the prior 12 months). The business strategy of RTMD is to develop a metallurgical process to concentrate or otherwise extract the metals from the Round Top Project’s rhyolite, conduct additional engineering, design, geotechnical work, and permitting necessary for a bankable feasibility study and then to extract mineral resources from the Round Top Project. There can be no assurance that RTMD will be successful in this endeavor. The Round Top Project has not established as of the date hereof that any of the properties contain any probable mineral reserves or proven mineral reserves under Item 1300 of Regulation S-K nor can there be any assurance that this will occur.

Rare earth elements are a group of chemically similar elements that usually are found together in nature — they are referred to as the “lanthanide series.” These individual elements have a variety of characteristics that are critical in a wide range of technologies, products, and applications and are critical inputs in existing and emerging applications. Without these elements, multiple high-tech technologies would not be possible. These technologies include:

•        cell phones;

•        computer and television screens;

•        battery operated vehicles;

•        clean energy technologies, such as hybrid and electric vehicles and wind power turbines;

•        fiber optics, lasers and hard disk drives;

•        numerous defense applications, such as guidance and control systems and global positioning systems; and

•        advanced water treatment technology for use in industrial, military and outdoor recreation applications.

Because of these applications, global demand for REE is projected to increase due to continuing growth in existing applications and increased innovation and development of new end uses. Interest in developing resources domestically has become a strategic necessity as there is limited production of these elements outside of China. Our ability to raise additional funds to continue to fund our participation interest in the Round Top Project may be impacted by future prices for REEs.

Operations Update

USAR OpCo, the operating manager of the Round Top Project, continues to progress the Round Top Project toward operations. To date, USAR OpCo has successfully separated all heavy rare-earth elements from light rare-earth elements and is now beginning our work on individual separations including dysprosium and terbium, as well as critical minerals, such as hafnium and zirconium, from the Round Top Project ore.

History of the Round Top Project

In May 2021, we contributed our assets in the Round Top Project to RTMD in exchange for our original 20% membership interest in RTMD. Between September 1, 2024 through August 31, 2025, we elected not to contribute an aggregate of $631,042 to fund our cash calls, and our membership interest in RTMD was diluted from 20% to 18.779%. Our membership interest in RTMD was approximately 18.715% as of the date of this proxy statement/prospectus.

As a part of our ongoing operations, we will occasionally investigate new mining opportunities. We may also incur expenses associated with our investigations. These costs are expensed as incurred until such time when we have agreements in place to purchase such mining rights.

Investment Company Act Exclusion

Section 3(c)(9) of the 1940 Act provides that a company “substantially all of whose business consists of owning or holding oil, gas, or other mineral royalties or leases, or fractional interests therein, or certificates of interest or participation in or investment contracts relative to such royalties, leases, or fractional interests” is not an investment company within the meaning of the 1940 Act. The Company has determined that this exemption applies to it giving consideration to the following four factors:

•        the exempted activity (ownership of our certificate of interest in the underlying mineral leases) constitutes “substantially all” of our business;

•        we own, and do not trade, in the certificate of interest in the mineral leases or the underlying mineral leases;

•        mineral leases qualify as an eligible asset for purposes of the exception; and

•        a membership interest in a limited liability company constitutes a “certificate of interest or participation in” or an “investment contract relative to” the eligible assets.

The Company intends to continue to conduct its business operations in order to continue to be excluded from the definition of an “investment company” under the 1940 Act.

Our financial statements have been prepared assuming that the Company will continue as a going concern.

Our financial statements have been prepared assuming that the Company will continue as a going concern. The Company has an accumulated deficit from inception through February 28, 2026, of approximately $46,157,000 and has yet to achieve profitable operations, and projects further losses in the development of its business. At February 28, 2026, the Company had a working capital surplus of approximately $3,738,000; however the Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due. The Company doesn’t expect to generate revenue from operations in the near future.

The Company does not have sufficient capital to fund its portion of the Round Top cash calls expected during the fiscal year ending August 31, 2026 or thereafter. The Company has sufficient cash to fund expected general and administrative expenses and related costs (including costs related to the Merger Agreement and Transaction) through August 31, 2026. During the six months ended February 28, 2026, we did not fund our $1,260,311 portion of the $6,748,702 total cash call by Round Top, and elected to incur dilution to our Round Top membership interest which was reduced to 18.505% at February 28, 2026. Subsequent to February 28, 2026, pursuant to the March 2026 cash call of $1,834,579 (our portion of the cash call was $339,104), we did not fund our portion, and we elected to incur dilution to our Round Top membership interest which was reduced to 18.422% at March 31, 2026. We have been informed by Round Top that the total remaining estimated budget for the 2026 calendar year is approximately $10,520,000, to be funded pro-rata by the Company and USAR. The failure of the Company to make required cash calls to Round Top during the remainder of the 2026 calendar year will result in further dilution to our current 18.422% ownership interest. We currently expect to incur continued dilution to our membership interest in Round Top rather than to fund our cash call obligations during the remainder of the 2026 calendar year. There can be no assurance that the Company will be able to raise the necessary capital to fund its cash calls (if it determines not to continue to incur dilution). We have no firm commitments for equity or debt financing and any financing that may be obtained will be on a best efforts basis. Based on these factors, there is substantial doubt as to the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of these financial statements. The failure to obtain sufficient financing may cause us to curtail, cease or discontinue operations.

Liquidity and Capital Resources

Recent Convertible Debt Financing

In February 2025, pursuant to the closing of the $1,098,000 of debt financing, the Company issued unsecured promissory notes in the principal amount of $1,098,000 and, as additional consideration for effecting the loans, the Company issued warrants to purchase an aggregate of up to 10,980,000 shares of common stock.

On August 9, 2025, the notes in an aggregate principal amount of $1,098,000 were converted by the holders into an aggregate of 3,660,000 shares of common stock pursuant to the terms of the fixed conversion rate in the notes. As a result of the conversion of the notes in the aggregate principal amount of $1,098,000 into an aggregate of 3,660,000 shares of common stock, these notes were extinguished in full.

During the six months ended February 28, 2026, (i) holders exercised warrants to purchase 2,100,000 shares of the Company’s common stock at an exercise price of $0.30 per share (resulting in the Company receiving aggregate cash consideration of $630,000) and (ii) holders of warrants to purchase 8,880,000 shares of common stock exercised these warrants on a cashless, net issuance exercise basis and were issued 6,187,472 shares of common stock. No warrants issued in connection with the February 2025 transaction remain outstanding.

Transfer of USAR Common Stock by Mr. Gorski to the Company and Subsequent Sale by the Company of the USAR Common Stock

On January 12, 2026, Mr. Gorski (chief executive officer and director of the Company) assigned to the Company 157,686 shares of USAR common stock that were previously issued by USAR to Mr. Gorski, originally as an award of incentive units granted by USAR to Mr. Gorski in May 2020 and subsequently such award of incentive units automatically converted into USAR common stock in connection with the closing of the USAR business combination in March 2025 (“Business Combination”), for his personal services rendered with respect to advancing the Round Top project. These shares of USAR common stock, when issued to Mr. Gorski as an award of incentive units in May 2020, had nominal value. As the result of USAR completing its Business Combination, its shares of common stock commenced trading on The Nasdaq Stock Market LLC and, as such, the market value of the USAR shares transferred to the Company by Mr. Gorski, based on the closing price on the date the shares were actually received by the Company, was approximately $3,480,000 and was recorded as additional paid-in capital. At February 28, 2026, the shares were marked to market and had a value of approximately $2,980,000 with an unrealized loss of approximately $500,000 recognized as an other (expense) in the consolidated statements of operations. On March 10, 2026, the Company sold these 157,686 shares of USAR common stock for total net proceeds of $2,999,000.

Liquidity

At February 28, 2026, our accumulated deficit was approximately $46,157,000 and our cash position was approximately $790,000. We had a working capital surplus of approximately $3,738,000. Round Top has not commenced commercial production on the Round Top Project. We have no revenues from operations and anticipate we will have no operating revenues until production from the Round Top Project, if any, of which there can be no assurance. This property is in the exploration stage.

During the six months ending February 28, 2026, we did not fund our cash call obligations pursuant to the Operating Agreement. In lieu of funding our $1,260,311 portion of the $6,748,702 total cash call by Round Top during the six months ended February 28, 2026, we incurred dilution in our membership interest, reducing our membership interest from 18.779% at August 31, 2025 to 18.505% at February 28, 2026. In March 2026, in lieu of funding our $339,104 portion of the April 2026 $1,834,579 total cash call by Round Top, we incurred dilution in our membership interest, reducing our membership interest from 18.505% to 18.422% at March 31, 2026. We have been informed by Round Top that the total remaining estimated budget for the 2026 calendar year is approximately $10,520,000, to be funded pro-rata by the Company and USAR. The Company likely will decide to incur dilution to its then current membership interest in lieu of funding in cash its Round Top budget obligations during the 2026 calendar year, as it currently does not have sufficient capital to fund any cash calls; consequently our ownership interest in the Round Top Project will likely be further diluted during the 2026 calendar year. We will be required to raise additional capital to fund future cash calls from Round Top (unless we elect in lieu of making cash contributions to continue diluting our membership interest percentage, which dilution could be significant, and there can be no assurance that we will be able to raise the necessary capital to fund future Round Top cash calls. We estimate that our current cash position is only sufficient to fund estimated general and administrative expenses (including costs related to the Merger Agreement and Transaction) through August 2026.

While we do not have sufficient cash on hand to fund any portion of the Round Top budget during our current fiscal year and through the end of the 2026 calendar year, we do estimate that we have sufficient capital to fund our estimated general and administrative expenses (including costs related to the Merger Agreement and Transaction) through August 31, 2026. Therefore, we will need to raise additional capital to fund our portion of the Round Top budget if we elect not to dilute our Round Top membership interest. If we elect to dilute our Round Top membership interest (through choice or as a result of the failure to raise capital), such event will result in the dilution to our Round Top membership interest. If we are not able to raise capital to fund our estimated general and administrative expenses past our current fiscal year, we will likely need to curtail operations. The most likely source of future financing presently available to us is through the sale of our securities. Any sale of our shares of common stock will result in dilution of equity ownership to existing stockholders. This means that if we sell shares of common stock, more shares will be outstanding and each existing stockholder will own a smaller percentage of the shares then outstanding. Moreover, the actual or perceived sale of additional shares of our common stock to raise capital could depress the price of our common stock which could adversely impact our ability to raise capital, result in more dilution to be incurred by existing stockholders, and also negatively impact the dilution calculation with respect to our Round Top membership interest. Alternatively, we may rely on debt financing and assume debt obligations that require us to make substantial interest and capital payments. Also, we may issue or grant warrants or options in the future pursuant to which additional shares of common stock may be issued. Exercise of such warrants or options will result in dilution of equity ownership to our existing stockholders. We have no firm commitment with respect to obtaining debt or equity financing and, accordingly, we will be reliant upon a best efforts financing strategy. Accordingly, there is no assurance that we will be able to raise necessary capital, if any, to (i) fund our portion of the Round Top budget during the fiscal year ending August 31, 2026 and through the end of the 2026 calendar year (in the event we decide not to incur dilution to our membership interest) and (ii) fund general and administrative expenses past our current fiscal year, the failure of which would likely cause us to curtail, discontinue or cease our operations.

Results of Operations

Fiscal Years ended August 31, 2025 and 2024

Revenue

During the fiscal year ended August 31, 2025 and 2024, we had no revenues. For the fiscal year ended August 31, 2025, our net loss was approximately $1,933,000. We are not currently profitable. As a result of ongoing operating losses, we had an accumulated deficit of approximately $45,110,000 as of August 31, 2025.

Operating expenses and resulting losses from operations.

We incurred exploration costs for the fiscal years ended August 31, 2025 and 2024, in the amount of approximately $337,000 and $76,000, respectively. Expenditures during fiscal year 2025 and 2024 were primarily used to fund project contractors for our potential New Mexico mining exploration. Currently most of the expenditures associated with the USAR OpCo joint venture are funded by our joint venture partner, USAR OpCo.

Our general and administrative expenses for the fiscal year ended August 31, 2025 were approximately $872,000 of which approximately $261,000 were stock compensation for services. The remaining expenditures were primarily for payroll, professional fees and other general and administrative expenses necessary for our operations.

Our general and administrative expenses for the fiscal year ended August 31, 2024 were approximately $877,000 of which approximately $245,000 were stock compensation for services. The remaining expenditures were primarily for payroll, professional fees and other general and administrative expenses necessary for our operations.

We had losses from operations for the fiscal years ended August 31, 2025 and 2024 totaling approximately $1,209,000 and $954,000, respectively. We had a net loss for the fiscal year ended August 31, 2025 and 2024 totaling approximately $1,933,000 and $833,000, respectively. We earned interest from our cash balances of approximately $21,000 and $36,000 for the years ended August 31, 2025 and 2024, respectively. Other income in fiscal 2024 also included $85,000 as a reimbursement for expenses incurred in a prior fiscal year. Interest expense in fiscal 2025 included approximately $746,000 to accrete debt discount to interest expense associated with the value assigned to the detachable warrants.

Six months ended February 28, 2026 and February 28, 2025

General and Revenue

We had no operating revenues during the six months ended February 28, 2026 and February 29, 2025. We are not currently profitable. As a result of ongoing operating losses, we had an accumulated deficit of approximately $46,157,000 as of February 28, 2026.

Operating expenses, other income (expenses) and resulting losses from Operations.

We incurred exploration costs for the six months ended February 28, 2026 and February 28, 2025, in the amount of approximately $20,000 and $26,000, respectively. The expenditures for the six months ended February 28, 2026 and February 28, 2025 were primarily for exploration costs for the Black Hawk project in New Mexico. During the six months ended February 28, 2026 and February 28, 2025, any exploration expenditures for mining activities at Round Top were funded by RTMD. We account for our interest in RTMD under the proportional consolidation method. Under the proportional consolidation method, we record our share of expenses of RTMD within the income statement in the same line items that we would if we were to consolidate our financial statements with RTMD.

Our general and administrative expenses for the six months ended February 28, 2026 and February 28, 2025, respectively, were approximately $543,000 and $411,000. For the six months ended February 28, 2026 and February 28, 2025, this amount included approximately $168,000 and $104,000, respectively, in stock-based compensation to directors and Common Stock. The remaining expenditures were primarily for payroll and related taxes and benefits, professional fees and other general and administrative expenses necessary for our operations.

For the six months ended February 28, 2026 and February 28, 2025, we earned approximately $15,000 and $6,000, respectively, in interest income from depository accounts. Other expense for the six months ended February 28, 2026 includes approximately $500,000 as a change in value of our USAR common stock.

For the six months ended February 28, 2025, we recognized approximately $39,000 in interest expense related to accretion of debt discount recognized on our convertible notes.

We had losses from operations for the six months ended February 28, 2026 and February 28, 2025 totaling approximately $562,000 and $437,000, respectively.

We had net losses for the six months ended February 28, 2026 and February 28, 2025 totaling approximately $1,047,000 and $471,000, respectively.

Three months ended February 28, 2026 and 2025

General and Revenue

We had no operating revenues during the three months ended February 28, 2026 and February 28, 2025. We are not currently profitable. As a result of ongoing operating losses, we had an accumulated deficit of approximately $46,157,000 as of February 28, 2026.

Operating expenses, other income (expenses) and resulting losses from Operations.

We incurred exploration costs for the three months ended February 28, 2026 and February 28, 2025 in the amount of approximately $15,000 and $4,000, respectively. The expenditures for the three months ended February 28, 2026 and February 28, 2025 were primarily for exploration costs for the Black Hawk project in New Mexico. During the three months ended February 28, 2026 and February 28, 2025, any exploration expenditures for mining activities at Round Top were funded by RTMD. We account for our interest in RTMD under the proportional consolidation method. Under the proportional consolidation method, we record our share of expenses of RTMD within the income statement in the same line items that we would if we were to consolidate our financial statements with RTMD.

Our general and administrative expenses for the three months ended February 28, 2026 and February 28, 2025 were approximately $296,000 and $200,000, respectively. For the three months ended February 28, 2026 and February 28, 2025, this amount included approximately $81,000 and $51,000, respectively, in stock-based compensation to directors. The remaining expenditures were primarily for payroll and related taxes and benefits, professional fees and other general and administrative expenses necessary for our operations.

For the three months ended February 28, 2026 and February 28, 2025, we earned approximately $9,000 and $2,000, respectively, in interest income from depository accounts. Other expense for the three months ended February 28, 2026 includes approximately $500,000 as a change in value of our USAR common stock.

For the three months ended February 28, 2025, we recognized approximately $39,000 in interest expense related to accretion of debt discount recognized on our convertible notes.

We had losses from operations for the three months ended February 28, 2026 and February 28, 2025 totaling approximately $311,000 and $204,000, respectively.

We had net losses for the three months ended February 28, 2026 and February 28, 2025 totaling approximately $801,000 and $242,000, respectively.

Off-Balance Sheet Arrangements

None

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position, or cash flow.

Critical Accounting Estimates

Management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. Preparation of financial statements requires management to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and the related disclosures of contingencies. Management bases its estimates on various assumptions and historical experience, which are believed to be reasonable; however, due to the inherent nature of estimates, actual results may differ significantly due to changed conditions or assumptions. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are fairly presented in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF USAR

The following table sets forth information regarding the beneficial ownership of the USAR Shares and USAR Series A Preferred Stock as of June 9, 2026 for:

•        each person who was named as USAR’s executive officer or director, and all of USAR’s executive officers and directors as a group; and

•        each person who is a beneficial owner of more than 5% of a class of USAR’s equity securities.

The information below is based on an aggregate of 244,658,413 USAR Shares, and 1,224,351 shares of USAR Series A Preferred Stock issued and outstanding as of June 9, 2026. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including preferred stock and warrants that are convertible or currently exercisable or convertible or exercisable within 60 days. In the table below, shares issuable upon the conversion of shares of USAR Series A Preferred Stock and the exercise of USAR Preferred Investor Warrants that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding such USAR Series A Preferred Stock and/or USAR Preferred Investor Warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. USAR Shares issuable upon conversion of USAR Series A Preferred Stock take into account accrued and unpaid payment-in-kind dividends as of June 9, 2026 and the current conversion price of $7.00. USAR Shares issuable upon exercise of USAR Preferred Investor Warrants are based on the current exercise price of $7.00.

Percentage of total voting power in the table below reflects the voting power of the named persons with respect to all outstanding shares of USAR Common Stock and USAR Series A Preferred Stock as a single class. As of June 9, 2026, the holders of USAR Common Stock are entitled to one vote per share and each holder of USAR Series A Preferred Stock is entitled to a number of votes equal to the number of shares of USAR Series A Preferred Stock held by such holder as of June 9, 2026 multiplied by 1.9437 and rounded up to the nearest whole share.

Directors and Executive Officers(1)	Number of USAR Shares	%	Number of shares of Series A Preferred Stock	%	Total Voting %
Michael Blitzer(2)	1,687,152	*	411,018	33.6%	*
Barbara Humpton	—	—	—	—	—
Thomas Caulfield(3)	55,455	*	—	—	*
David Kronenfeld(4)	122,804	*	—	—	*
Otto Schwethelm(5)	30,483	*	—	—	*
Michael Senft(6)	30,483	*	—	—	*
Carolyn Trabuco(7)	18,783	*	—	—	*
William Robert Steele Jr.(8)	42,002	*	—	—	*
All officers and directors as a group (8 individuals)	1,864,358	*	411,018	33.6%	*
Five Percent Holders
Alyeska Master Fund, L.P.(9)	13,191,881	5.4%	—	—	5.4%
Blackrock, Inc.(10)	12,850,199	5.3%	—	—	5.2%
The Critical Minerals Trust(11)	15,580,745	6.4%	—	—	6.3%
Inflection Point Fund I, LP(12)	1,242,610	*	343,137	28.0%	*
Bowon M&P Co., Ltd.(13)	2,153,877	*	367,000	30.0%	*
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(14)	404,874	*	103,196	8.4%	*

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each person is 100 W Airport Road, Stillwater, Oklahoma 74075, c/o USAR.

(2)      Consists of (i) 872,500 shares of USAR Common Stock held by the Michael Blitzer 2012 Revocable Living Trust, (ii) 411,018 shares of USAR Series A Preferred Stock held by the Michael Blitzer 2012 Revocable Living Trust and (iii) 814,652 issuable upon conversion of 411,018 shares of USAR Series A Preferred Stock held by the Michael Blitzer 2012 Revocable Living Trust. Mr. Blitzer is the grantor and trustee of the Michael Blitzer 2012 Revocable Living Trust and holds voting and investment discretion with respect to the securities held of record by the Michael Blitzer 2012 Revocable Living Trust. Mr. Blitzer disclaims any beneficial ownership of the securities held by the Michael Blitzer 2012 Revocable Living Trust, other than to the extent of any pecuniary interest he may have therein.

(3)      Consists of 55,455 USAR Shares owned by the Thomas Caulfield Revocable Trust.

(4)      Consists of 122,804 USAR Shares. Mr. Kronenfeld is included in the table because he was a named executive officer of USAR for the fiscal year ended December 31, 2025, and is therefore a “named executive officer” for purposes of Item 403(b) of Regulation S-K. Mr. Kronenfeld ceased serving as an executive officer of USAR on March 9, 2026, and is not a current executive officer or director of USAR. Mr. Kronenfeld’s shares are not included in the totals shown for all directors and executive officers as a group, which consist of current directors and executive officers.

(5)      Consists of 30,483 USAR Shares owned.

(6)      Consists of 30,483 USAR Shares owned.

(7)      Consists of 18,783 USAR Shares owned.

(8)      Consists of 42,002 USAR Shares owned.

(9)      Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska”), has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(10)    Based on information supplied by BlackRock, Inc. (“BlackRock”) in a Schedule 13G filed with the SEC on April 27, 2026. According to the Schedule 13G, BlackRock has sole power to dispose or to direct the disposition of 12,850,199 USAR Shares and BlackRock has sole power to vote or direct the vote of 12,625,734 USAR Shares as of March 31, 2026. The address for Blackrock is 50 Hudson Yards, New York, NY 10001.

(11)    Consists of 15,580,745 USAR Shares held of record by The Critical Minerals Trust, of which Mordechai Gutnick is the trustee. Mr. Gutnick is the sole beneficial owner of such shares.

(12)    Consists of (i) 562,500 USAR Shares held by (“Inflection Point Fund”), (ii) 343,137 shares of USAR Series A Preferred Stock held by Inflection Point Fund, and (680,110) USAR Shares issuable upon conversion of 343,137 shares of USAR Series A Preferred Stock held by Inflection Point Fund. Inflection Point Asset Management LLC and Inflection Point GP I LLC are the investment manager and general partner, respectively, of Inflection Point Fund. Voting and dispositive power over securities beneficially owned by Inflection Point Fund are vested in an investment committee of three members, including Michael Blitzer, Chairman of the USAR Board, Kevin Shannon, an advisor to USAR’s Board, and a third individual who does not have, and has not had during the past three years, any relationship with USAR or any of its predecessors or affiliates. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, none of the individuals is deemed a beneficial owner of the entity’s securities. The business address of Inflection Point Fund is 1680 Michigan Ave, Suite 700 #1016, Miami Beach, FL 33139.

(13)    Consists of (i) 367,000 shares of USAR Series A Preferred Stock held by Bowon M&P Co., Ltd. (“Bowon”), (ii) 727,406 USAR Shares issuable upon conversion of 367,000 shares of USAR Series A Preferred Stock held by Bowon, and (iii) 1,426,471 USAR Shares issuable upon exercise of a Preferred Investor Warrant held by Bowon. The address for Bowon is Nabul-Li 133, Samho-Eup, Youngam-Gun, Jeonnam, South Korea. USAR was informed by Bowon that the beneficial owner of the shares held of record by Bowon is Mr. Kwangshik Ma.

(16)    Consists of (i) 103,196 shares of USAR Series A Preferred Stock, (ii) 204,538 USAR Shares issuable upon conversion of 103,196 shares of USAR Series A Preferred Stock at the initial exercise price and excluding any accrued and unpaid payment-in-kind dividends and (iii) 200,336 USAR Shares issuable upon exercise of a Preferred Investor Warrant. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, as the managing member of Ayrton Capital LLC, the investment manager of Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B, may be deemed to share beneficial ownership of the reported securities. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these securities. The business address for Alto Opportunity Master Fund, Ayrton Capital LLC and Mr. Khatri is c/o Ayrton Capital, 55 Post Road West, 2nd Floor Westport, Connecticut 06880.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF TMRC

The following table sets forth information as of June 8, 2026, regarding the ownership of TMRC Shares by: (i) each Named Executive Officer, each director and all of TMRC’s directors and executive officers as a group; and (ii) each person who is known by us to own more than 5% of TMRC’s shares of common stock. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 88,339,693 shares of common stock outstanding as of June 8, 2026. “Named Executive Officer” means: (a) each principal executive officer, (b) the two most highly compensated executive officers other than the principal executive officer, at the end of the most recently completed financial year; and (c) up to two additional individuals who would be an Named Executive Officer under paragraph (b) but for the fact that the individual was not serving as an executive officer of TMRC at the end of that financial year. There are only two Named Executive Officers, each of which is listed below. TMRC only has two employees, being our Named Executive Officers.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class Beneficially Owned
Daniel E. Gorski	7,213,090		8.2%
Anthony Marchese	7,195,532	(1)	8.2%
Cecil Wall	1,743,780	(2)	2.0%
Wm Chris Mathers	448,454		*
Jonathan Beigle	60,767		*
Donald E. Hulse	176,585		*
Deepak Malhotra	244,796		*
All directors and executive officers as a group (7 persons)	17,083,004		19.3%
Navajo Transitional Energy Company	9,361,883	(3)	10.6%
LaVern K Lund	9,537,968	(3)	10.8%
Peter Jr. Denetclaw	9,525,172	(3)	10.8%

____________

*        Less than 1%.

(1)      Consists of (i) 5,171,492 TMRC Shares owned individually, (ii) 2,024,040 TMRC Shares registered in the name of the Insiders Trend Fund, LP., an entity in which Mr. Marchese serves as general partner and chief investment officer.

(2)      Consists of 47,112 TMRC Shares owned directly by Mr. Wall and 1,696,668 TMRC Shares in the name of various trusts or entities controlled by Mr. Wall.

(3)      Based solely on the Schedule 13/A filed on December 2, 2025 jointly by Navajo Transitional Energy Company (“NTEC”), LaVern K Lund, and Peter Jr. Denetclaw. NTEC may be deemed to be the beneficial owner of 9,361,883 TMRC Shares, Mr. Lund may be deemed to be the beneficial owner of 9,537,968 TMRC Shares, and Mr. Denetclaw may be deemed to be the beneficial owner of 9,525,172 TMRC Shares. The principal business address of NTEC, LaVern K Lund, and Peter Jr. Denetclaw is 527 21st Street, #44, Galveston, TEXAS, 77550.

It is believed by TMRC that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table and the footnotes thereto. Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

Holders

The approximate number of holders of record of TMRC’s Common Stock as of June 2, 2026 was 538.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The USAR Shares are listed on the Nasdaq Stock Market LLC under the symbol “USAR,” and the TMRC Shares are quoted on OTCQB under the symbol “TMRC.” The following table sets forth the closing sale prices per USAR Share and TMRC Share on (i) March 4, 2026, the last full trading day prior to the public announcement of the execution of the Merger Agreement, (ii) June 2, 2026, the Record Date, and (iii) June 18, 2026, the last practicable trading date prior to the date of this proxy statement/prospectus. The table also shows, for each date, the assumed exchange ratio and the implied value of the consideration per TMRC Share, in each case calculated for illustrative purposes only. The assumed exchange ratio for each date below reflects the quotient of 3,823,328 USAR Shares being issued as Merger Consideration divided by the aggregate number of TMRC Shares outstanding on a fully diluted basis on the given date. The quotations the TMRC Common Stock reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Date	USAR Common Stock Closing Price	TMRC Common Stock Closing Price	Assumed Exchange Ratio	Implied Value of Per Share Stock Consideration
March 4, 2026	$18.91	$0.86	0.043340473	$0.8196568
June 2, 2026 (the Record Date)	$30.70	$1.17	0.043279843	$1.3286912
June 18, 2026	$24.64	$0.89	0.043279843	$1.066415

Dividends

Neither USAR nor TMRC has ever paid a cash dividend on its common stock. The Merger Agreement limits the ability of TMRC to declare or pay dividends prior to completion of the Mergers, without the consent of USAR.

The USAR Series A Preferred Stock accrues dividends daily at the rate of 12% per annum of the stated value (if paid in kind), plus the amount of previously accrued dividends paid in kind, or 10% per annum of the stated value (if paid in cash), plus the amount of previously accrued dividends. Such dividends compound semi-annually.

The declaration, amount, and payment of any future dividends on USAR Shares is at the sole discretion of USAR’s Board, and we may reduce or discontinue entirely the payment of such dividends at any time. USAR’s Board may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as USAR’s Board may deem relevant.

DESCRIPTION OF CAPITAL STOCK OF USAR

The following summary of the material terms of the capital stock of USAR is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the USAR Charter, the Series A Preferred Stock Certificate of Designation, as amended, the USAR Bylaws, and the forms of USAR Preferred Investor Warrant, described herein, and certain provisions of Delaware law. We urge you to read each of those documents in their entirety for a complete description of the rights and preferences of our securities.

General

USAR’s Charter authorizes the issuance of 800,000,000 shares, consisting of:

•        750,000,000 USAR Shares, par value $0.0001 per share; and

•        50,000,000 shares of preferred stock, par value $0.0001 per share.

Except as otherwise required by the USAR Charter, including the Series A Preferred Stock Certificate of Designation, as amended, and any other certificates of designation that USAR may file in the future, the holders of USAR Shares shall vote together as a single class (or, if any holders of shares of preferred stock are entitled to vote together with the holders of USAR Shares, as the USAR Series A Preferred Stock is entitled to do, as a single class with such holders of preferred stock) on all matters submitted to a vote of our stockholders.

Common Stock

Voting rights.    Each holder of record of USAR Shares, as such, shall have one vote for each USAR Share that is outstanding and held of record or by proxy on all matters on which stockholders are entitled to vote generally. The holders of USAR Shares do not have cumulative voting rights.

Dividend rights.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other class or series of stock, in each case having a preference over or the right to participate with the USAR Shares with respect to the payment of dividends and other distributions in cash, property or shares of USAR stock, dividends and other distributions may be declared and paid ratably on USAR Shares out of USAR’s assets that are legally available for this purpose at such times and in such amounts as the USAR Board, in its discretion, shall determine.

The payment of future dividends on the USAR Shares will depend on USAR’s financial condition, and is subject to the discretion of the USAR Board. There can be no guarantee that cash dividends will be declared. USAR’s ability to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by USAR or any of its subsidiaries from time to time.

Rights upon liquidation.    In the event of dissolution, liquidation or winding up of USAR, after payment or provision for payment of the debts and other liabilities of USAR and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the USAR Shares with respect to the distribution of assets of USAR upon such dissolution, liquidation or winding up of USAR, the holders of USAR Shares shall be entitled to receive the remaining assets of USAR available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other rights.    The holders of USAR Shares have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the USAR Shares. The rights, preferences and privileges of holders of the USAR Shares are, and will be, subject to those of the holders of any shares of preferred stock that USAR has issued and that USAR may issue in the future.

Preferred Stock

1,224,351 shares of preferred stock, all of which are designated as USAR Series A Preferred Stock, are issued and outstanding as of June 9, 2026. The USAR Charter authorizes the USAR Board to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of USAR Shares. 15,000,000 shares of preferred stock were initially designated as USAR Series A Preferred Stock. Each share of USAR Series A Preferred Stock has a stated value of $12.00.

The USAR Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of USAR without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of the USAR Shares by restricting dividends on the USAR Shares, diluting the voting power of the USAR Shares or subordinating the liquidation rights of the USAR Shares. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the USAR Shares.

The USAR Board adopted the Series A Preferred Stock Certificate of Designation creating the USAR Series A Preferred Stock.

Dividends:    The USAR Series A Preferred Stock accrues dividends daily at the rate of 12% per annum of the stated value (if paid in kind), plus the amount of previously accrued dividends paid in kind, or 10% per annum of the stated value (if paid in cash), plus the amount of previously accrued dividends. Such dividends compound semi-annually.

Liquidation Preference:    Upon any liquidation or deemed liquidation event, the holders of USAR Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of USAR Shares or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the Series A Preferred Stock Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of USAR Series A Preferred Stock been converted into USAR Shares immediately prior to the liquidation event. Thereafter, the holders of USAR Series A Preferred Stock will be entitled to receive their pro-rata share, of the remaining available proceeds available for distribution to stockholders, on an as-converted to USAR Shares basis.

Voting:    The USAR Series A Preferred Stock will (i) vote together with the USAR Shares as a single class, except as required by law and (ii) as noted below under “Protective Provisions”. Each holder of USAR Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole USAR Shares into which the shares of USAR Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Protective Provisions:    While at least 20% of the shares of USAR Series A Preferred Stock issued as of the closing of USAR’s business combination with Inflection Point Acquisition Corp. II on March 13, 2025 (the “Business Combination Closing”) were held by Inflection Point Asset Management LLC, and certain other holders of USAR Series A Preferred Stock and their respective affiliates, USAR was not permitted to, without the affirmative vote or action by written consent of holders of at least a majority of the issued and outstanding shares of USAR Series A Preferred Stock (the “Requisite Holders”), take certain enumerated actions. Because that ownership threshold is no longer met, the protective provisions no longer apply.

Conversion:    Each share of USAR Series A Preferred Stock is convertible into USAR Shares at any time at the option of the holder at a rate equal to the Accrued Value, divided by the then-applicable conversion price. The conversion price was initially $12.00, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of USAR Shares at prices less than $10.00 per share, and is $7.00 per share as of the date of this prospectus.

Put Rights:    Unless prohibited by applicable law governing distributions to stockholders, the USAR Series A Preferred Stock shall be redeemable at the option of the Requisite Holders commencing any time after the 5th anniversary of the Business Combination Closing at a price equal to the Accrued Value.

Call Rights:    Unless prohibited by applicable law governing distributions to stockholders, the USAR Series A Preferred Stock shall be redeemable at the option of USAR commencing any time (A) prior to the 1st anniversary of the Business Combination Closing at a price equal to the 150% of the Accrued Value, (B) on or after the 1st anniversary but prior to the 2nd anniversary of the Business Combination Closing at a price equal to the 140% of the Accrued Value, (C) on or after the 2nd anniversary of the Business Combination Closing but prior to the 3rd anniversary of the Business Combination Closing at a price equal to the 130% of the Accrued Value, (D) on or after the 3rd anniversary of the Business Combination Closing but prior to the 4th anniversary of the Business Combination Closing at a price equal to the 120% of the Accrued Value, (E) on or after the 4th anniversary of the Business Combination Closing but prior to the 5th anniversary of the Business Combination Closing at a price equal to the 110% of the Accrued Value, or (F) on or after the 5th anniversary of the Business Combination Closing at a price equal to the 100% of the Accrued Value.

Preferred Investor Warrants

USAR has issued the USAR Preferred Investor Warrants initially exercisable for up to 5,279,412 USAR Shares, subject to adjustment. As of June 9, 2026, the outstanding USAR Preferred Investor Warrants are exercisable for up to 2,436,518 USAR Shares, subject to adjustment, after giving effect to reductions in the exercise price and corresponding increases to the number of underlying USAR Shares and exercises of USAR Preferred Investor Warrants through June 9, 2026.

The USAR Preferred Investor Warrants were immediately exercisable upon issuance as of the Business Combination Closing and expire five years from the date of the Business Combination Closing at 5:00 p.m., New York City time (the “PIW Termination Date”). The USAR Preferred Investor Warrants include customary cash and cashless exercise provisions. Each USAR Preferred Investor Warrant was initially exercisable at $12.00 per USAR Share, subject to the same anti-dilution and other adjustments as the USAR Series A Preferred Stock. The current exercise price is $7.00 per share.

The USAR Preferred Investor Warrants do not include any redemption features. The USAR Preferred Investor Warrants may be exercised on a cashless basis if, at any time after the six-month anniversary of the Business Combination Closing, there is not an effective registration statement with respect to the USAR Shares issuable upon exercise of the USAR Preferred Investor Warrants. On the PIW Termination Date, the USAR Preferred Investor Warrants will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the USAR Preferred Investor Warrant would pay the exercise price by surrendering the USAR Preferred Investor Warrant (or part thereof) for that number of USAR Shares equal to the quotient obtained by dividing (x) the product of the number of USAR Shares underlying the USAR Preferred Investor Warrant, multiplied by the excess of the daily volume weighted average price of the USAR Shares on the date specified by the USAR Preferred Investor Warrant less the exercise price of such USAR Preferred Investor Warrant by (y) the daily volume weighted average price of the USAR Shares on the date specified by the USAR Preferred Investor Warrant.

The holders of USAR Preferred Investor Warrants will not have the rights or privileges of holders of USAR Shares or any voting rights in respect of the USAR Preferred Investor Warrants or underlying USAR Shares until they exercise their USAR Preferred Investor Warrants and receive USAR Shares. After the issuance of USAR Shares upon exercise of the USAR Preferred Investor Warrants, each holder will be entitled to one vote for each USAR Share held of record on all matters to be voted on by stockholders.

Anti-Takeover Effects of the USAR Charter, the USAR Bylaws and Certain Provisions of Delaware Law

The provisions of the USAR Charter, the USAR Bylaws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your USAR Shares.

The USAR Certificate of Incorporation and the USAR Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the USAR Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by such board of directors.

These provisions include:

•        Authorized but Unissued Capital Stock.    The authorized but unissued shares of preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of preferred stock could render more difficult or discourage an attempt to obtain control of a majority of USAR Shares by means of a proxy contest, tender offer, merger or otherwise.

•        No Cumulative Voting for Directors.    The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The USAR Charter does not provide for cumulative voting. As a result, the holders of USAR Shares representing a majority of the voting power of all of the outstanding shares of our capital stock will be able to elect all of the directors then standing for election.

•        Quorum.    The USAR Bylaws provide that at all meetings of the USAR Board, a majority of the total number of directors that USAR would have if there were no vacancies on the USAR Board will constitute a quorum for the transaction of business.

•        Action by Written Consent.    Any action required or permitted to be taken by USAR’s stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of preferred stock.

•        Special Meetings of Stockholders.    The USAR Charter provides that, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of USAR stockholders for any purpose or purposes may be called at any time only by or at the direction of the Chair of the USAR Board or by a resolution adopted by the affirmative vote of a majority of the total number of directors that USAR would have if there were no vacancies on the USAR Board, but such special meetings may not be called by stockholders or any other person or persons.

•        Advance Notice Procedures.    The USAR Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders, and for stockholder nominations of persons for election to the USAR Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the USAR Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the secretary of USAR timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the USAR Bylaws do not give the USAR Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the USAR Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of USAR.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The USAR Charter includes a provision that eliminates the personal liability of directors and officer for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the USAR Charter and its stockholders, through stockholders’ derivative suits on USAR’s behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director or officer or if such director or officer has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The USAR Bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. USAR is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. USAR believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the USAR Charter and the USAR Bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit USAR and its stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. USAR believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to USAR’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, USAR has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of USAR directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and registrar for the USAR Shares is Continental Stock Transfer & Trust Company.

Listing

The USAR Shares are listed on Nasdaq under the symbol “USAR.”

COMPARISON OF RIGHTS OF USAR STOCKHOLDERS AND TMRC STOCKHOLDERS

The rights of TMRC’s stockholders are currently governed by TMRC’s Certificate of Incorporation dated August 29, 2012 (including any amendment, the “TMRC Charter”) and TMRC’s Bylaws dated August 29, 2012 (the “TMRC Bylaws”). If the Mergers are completed, TMRC’s stockholders will become stockholders of USAR, and their rights will be governed by USAR’s certificate of incorporation (as amended, the “USAR Charter”) and the bylaws of USAR (as amended, the “USAR Bylaws”). The following table sets forth a comparison the TMRC stockholders’ rights under the TMRC Charter and TMRC Bylaws and USAR’s stockholder’s rights under USAR Charter and USAR Bylaws.

The following summary does not purport to be a complete summary of the TMRC Charter, TMRC Bylaws, USAR Charter, or USAR Bylaws. We urge you to read each of those documents in their entirety.

TMRC	USAR
Authorized Capital Stock

The TMRC Charter authorizes the issuance of up to 110,000,000 shares, consisting of: 100,000,000 shares of common stock, par value $0.01 per share; and 10,000,000 shares of preferred stock, par value $0.001 per share.

See Article 5 of the TMRC Charter.

The USAR Charter authorizes the issuance of up to 800,000,000 shares, consisting of: 750,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

See Article IV, subsection A of the USAR Charter.

Voting
Pursuant to the DGCL, the holders of TMRC Shares have one vote for each share held. See Article 1.8 of the TMRC Bylaws.

Pursuant to the USAR Charter, each holder of USAR Shares is entitled to one vote for each share held and each holder of USAR Series A Preferred Stock is entitled to a number of votes per share of USAR Series A Preferred Stock equal to the number of USAR Shares into which such share of USAR Series A Preferred Stock is convertible at the applicable time.

See Article IV, subsection C of the USAR Charter and Section 4.B of the Series A Preferred Stock Certificate of Designation.

Rights of Preferred Stock
None. TMRC does not have any shares of preferred stock issued and outstanding.

The USAR Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The USAR Board adopted the Series A Preferred Stock Certificate of Designation creating the USAR Series A Preferred Stock.

There are currently 1,224,351 shares of USAR Series A Preferred Stock outstanding.

For additional information on the terms of the USAR Series A Preferred Stock, please see the section entitled “Description of Capital Stock” and the Series A Preferred Stock Certificate of Designation.

TMRC	USAR
Number and Qualification of Directors

The TMRC Bylaws provide that the board shall consist of one or more members, and the number of directors shall be determined from time to time by resolutions of the stockholders or by resolution of the TMRC Board.

See Article 2.2 of the TMRC Bylaws.

The USAR Charter and the USAR Bylaws provide that, subject to the rights, if any, of any series of preferred stock to elect additional directors under circumstances specified in a certificate of designation for preferred stock, the authorized number of directors may be fixed from time to time only by a resolution adopted by a majority of the total number of directors that the company would have if there were no vacancies on the USAR Board.

See Article VI, subsection A of the USAR Charter and Section 15 of the USAR Bylaws.

Structure of the Board; Election of Directors
The TMRC Bylaws provide that directors are elected annually.

The USAR Charter provides that, subject to the rights granted to the holders of any one or more series of preferred stock then outstanding, at each annual meeting of stockholders, the directors of USAR shall be elected annually by stockholders and shall hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

See Section VI, subsection B of the USAR Charter.

Removal of Directors

The TMRC Bylaws provide that any director may be removed from office at any time, either with or without cause, by the affirmative vote of stockholders having a majority of the voting power of TMRC.

See Article 2.13 of the TMRC Bylaws.

The USAR Bylaws provide that, subject to the rights, if any, of the holders of any series of preferred stock to elect directors, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of USAR entitled to vote on the election of such director, voting together as a single class.

See Section 17 of the USAR Bylaws.

Supermajority Voting Provision
None.

In addition to any vote required by applicable law or the USAR Charter (including any certificate of designation relating to any series of preferred stock), the amendment, alteration, repeal or rescission of, in whole or in part, or the adoption of any provision inconsistent with, the following provisions in the USAR Charter shall require the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of USAR entitled to vote thereon, voting together as a single class: Article V (amendment to USAR Charter and USAR Bylaws), Article VI (Board), Article VII (D&O liability), Article VIII (stockholder consent in lieu of meeting, annual and special meetings of stockholders), Article IX (stockholder relationships) and Article X(B) (forum).

See Article V, subsection A of the USAR Charter.

TMRC	USAR
Cumulative Voting
The TMRC Bylaws provide that there is no cumulative voting in the election of directors.	The USAR Charter provides that the holders of USAR Shares shall not have cumulative voting rights. See Article IV, subsection C of the USAR Charter.
Vacancies on the Board of Directors

The TMRC Bylaws provide that vacancies on the TMRC Board may be filled by a vote of the directors then in office, though less than a quorum, in any way approved by the meeting.

See Article 2.5 of the TMRC Bylaws.

The USAR Bylaws provide that, subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a certificate of designation for preferred stock, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the USAR Board resulting from death, resignation, disqualification, removal or other cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the USAR Board, or by a sole remaining director.

See Section 16 of the USAR Bylaws.

Special Meeting of the Board of Directors

Special meetings of the TMRC Board may be called for any purpose permitted by Chairperson of the TMRC Board, the President, the Chief Executive Officer, the Secretary or any two directors.

See Article 2.9 of the TMRC Bylaws.

Special meetings of the USAR Board may be called by the Chairman on one day’s notice to each director by whom such notice is not waived, given in a manner permitted by Section 28 or by the DGCL, and will be called by the Chairman, in like manner and on like notice, upon the request of a majority of the total number of directors that the company would have if there were no vacancies on the USAR Board.

See Section 20 of the USAR Bylaws.

Amendment of Bylaws
The TMRC Bylaws provide that TMRC Board and TMRC stockholders shall have the power to adopt, amend, alter, or repeal the bylaws. See Article IX of the TMRC Bylaws.

The USAR Charter permits the USAR Board to amend, alter, repeal or rescind the USAR Bylaws without the consent or vote of the stockholders of USAR.

See Article V, subsection (B) of the USAR Charter.

The USAR Bylaws permit holders of outstanding shares of capital stock to adopt, amend or repeal the USAR Bylaws, provided they receive the affirmative vote of at least two-thirds of the voting power.

See Section 40 of the of the USAR Bylaws and Article V, subsection B of the USAR Charter.

TMRC	USAR
Quorum

The TMRC Bylaws provide that the presence, in person or by proxy, of the holders of record of a majority in voting power of all outstanding shares of stock of TMRC entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

See Article 2.10 of the TMRC Bylaws.

The USAR Bylaws provide that, except as otherwise provided by law or in a certificate of designation for preferred stock, the holders of a majority in voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at a meeting of stockholders for the transaction of business thereat.

See Section 6 of the USAR Bylaws.

Stockholder Action by Written Consent

The TMRC Bylaws provide that any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if all members of the TMRC Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the TMRC Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

See Article 11 of the TMRC Bylaws.

Under the USAR Charter, any action required or permitted to be taken by the stockholders of USAR must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of preferred stock.

See Article VIII, subsection A of the USAR Charter.

Special Stockholder Meetings

The TMRC Bylaws provide that special meetings of stockholders may be called by the TMRC Board, President, Chief Executive Officer or by one or more of the stockholders holding shares in the aggregate entitled to cast not less than 20% of the votes at that meeting.

See Article 1.3 of the TMRC Bylaws.

The USAR Charter provides that except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders of USAR for any purpose or purposes may be called at any time only by or at the direction of the Chairman of the USAR Board or by a resolution adopted by the affirmative vote of a majority of the total number of directors that the company would have if there were no vacancies on the USAR Board, but such special meetings may not be called by stockholders or any other person or persons.

See Article VIII, subsection B of the USAR Charter.

TMRC	USAR
Notice of Stockholders Meetings

The TMRC Bylaws provide that, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which the stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining the stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the written notice of any meeting of the stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

See Article 1.4 of the TMRC Bylaws.

The USAR Bylaws provide that, notice of every meeting of stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given, in a form permitted by Section 28 of the USAR Bylaws or by the DGCL, not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided by law.

See Section 4 of the USAR Bylaws.

Stockholder Nominations of Persons for Election of Directors
None.

The USAR Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the USAR Charter. To nominate a director, the stockholder must provide the information required by the USAR Bylaws. In addition, the stockholder must give timely notice to USAR’s secretary in accordance with the USAR Bylaws.

See Sections 10 and 11 of the USAR Bylaws.

Stockholder Proposals (Other than Nominations of Persons for Election of Directors)
None.

The USAR Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The USAR Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the USAR Board or any authorized committee of the USAR Board, (b) otherwise properly brought before such meeting by or at the direction of the USAR Board, or (c) otherwise properly brought before such meeting by a stockholder present in person who (A) was a record owner of USAR Shares at the time of giving the notice and is such a stockholder at the time of the such meeting, (B) is entitled to vote at such meeting, and (C) has complied with notice procedures specified in the USAR Bylaws in all applicable respects.

See Sections 9 and 11 of the USAR Bylaws.

TMRC	USAR
Limitation of Liability of Directors and Officers

The TMRC Charter provides that to the fullest extent permitted by law, a director of TMRC shall not be personally liable to TMRC or to its stockholders for monetary damages for any breach of fiduciary duty as a director.

See Article 8 of the TMRC Charter.

The USAR Charter provides that to the fullest extent permitted by law, a director or officer of USAR shall not be personally liable to USAR or its stockholders for monetary damages for breach of fiduciary duty owed to USAR or its stockholders.

See Article VII, subsection A of the USAR Charter.

Indemnification of Directors, Officers, Employees and Agents

Pursuant to the TMRC Bylaws, TMRC shall indemnify its directors, officers to the fullest extent allowed by DGCL. It is within the discretion of the TMRC whether to advance any funds in advance of the disposition of any action, suit or proceeding. TMRC shall have power to indemnify its employees and agents to the extent not prohibited by the DGCL.

See Article V of the TMRC Bylaws.

Pursuant to the USAR Bylaws, USAR will indemnify its directors and officers to the fullest extent permitted by law. USAR has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, USAR is required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was USAR’s director or officer or was serving at USAR’s request in an official capacity for another entity. The indemnification agreements also require USAR, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by USAR. It is within the discretion of the USAR Board to indemnify and advance expenses to any employee or agent of USAR and to any person (in addition to an indemnitee) serving at the request of USAR as an officer, director, employee or agent of any other enterprise.

See Section 27 of the USAR Bylaws.

OTHER PROPOSED ACTION

The TMRC Board does not intend to bring any other matters before the special meeting, nor does it know of any matters that other persons intend to bring before the special meeting. If, however, other matters not mentioned in this proxy statement/prospectus properly come before the special meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the TMRC Board.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

If the Mergers are completed as currently anticipated, TMRC does not expect to hold an annual meeting of stockholders in 2026. If the Mergers not completed as anticipated, TMRC may hold a 2026 annual meeting of stockholders. Pursuant to Rule 14a-8 under the Exchange Act, a stockholder who intends to present a proposal at TMRC’s annual meeting of stockholders, if held in 2026, and who wishes the proposal to be included in the proxy statement and form of proxy for that meeting must submit the proposal in writing a reasonable time before TMRC begins to print and send its proxy materials in connection with such meeting, after which date such stockholder proposal will be considered untimely. Such proposal must be submitted to our executive offices located at 527 21st Street, #44, Galveston, TX 77550, attention Chief Executive Officer.

In order for proposals of stockholders made outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) promulgated under the Exchange Act, such proposals also must be received by the Secretary at the above address a reasonable time before TMRC begins to print and send its proxy materials in connection with such meeting.

Whether or not you expect to be present at the special meeting, we ask that you please sign and return the enclosed proxy card, or submit your proxy by the internet or telephone, promptly. If you are a stockholder of record and attend the special meeting and wish to vote in person, you may withdraw your proxy at any time prior to the vote.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements of USA Rare Earth, Inc. as of December 31, 2025 and 2024 and for each of the years then ended, incorporated by reference in this prospectus and in the registration statement have been so incorporate in reliance on the report of BDO USA, P.C. (formerly HORNE LLP), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of SVRE Holdings Ltd. incorporated in this Prospectus by reference to USA Rare Earth, Inc.’s Current Report on Form 8-K dated May 12, 2026 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., independent auditors, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Texas Mineral Resources Corp. as of August 31, 2025 and 2024 and each of the years in the two-year period ended August 31, 2025, included in this Proxy Statement/Prospectus have been audited by Ham, Langston & Brezina, L.L.P., independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been so included in reliance on the report of Ham, Langston & Brezina, L.L.P., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

USAR files annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information at the SEC’s internet website that contains reports, proxy statements and other information regarding issuers, including USAR, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

USAR has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the USAR Shares to be issued to TMRC stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about USAR and TMRC, respectively. The rules and regulations of the SEC allow USAR to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows USAR to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

This proxy statement/prospectus includes as annexes or incorporates by reference the documents listed below that USAR have previously filed with the SEC. They contain important information about the companies and their financial condition.

•        Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026.

•        Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026.

•        The information in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2026 that is responsive to Part III of Form 10-K.

•        Current Reports on Form 8-K filed with the SEC on January 26, 2026, January 29, 2026, February 3, 2026, March 5, 2026, March 12, 2026, April 20, 2026, April 20, 2026, April 23, 2026, May 13, 2026 (filed at 9:27 a.m.), June 2, 2026, June 3, 2026, June 4, 2026, June 5, 2026, June 15, 2026 and June 18, 2026 (except, with respect to each of the foregoing, for the portions of such reports which were deemed to be furnished and not filed).

•        The description of our Common Stock in Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2025, and as may be further amended by any amendments or reports filed for the purposes of updating this description.

In addition, USAR incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement/prospectus and until the date that the offering is terminated, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement (excluding, in each case, any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from USAR, by requesting them in writing or by telephone as follows:

USA Rare Earth, Inc.
100 W Airport Road
Stillwater, OK 74075
(813) 867-6155

USAR will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. You can also find information about USAR at its internet website at https://www.usare.com/. Information contained on these websites does not constitute part of this proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone, at the following address and telephone number:

USA Rare Earth, Inc.

100 W. Airport Road

Stillwater, OK 74075

(813) 867-6155

If you are a stockholder of TMRC and would like to request documents, please do so by July 21, 2026, which is five business days before the special meeting, to receive them before the meeting. If you request any documents from USAR, USAR will mail them to you by first class mail, or another equally prompt means, within one business day after USAR receives your request.

This proxy statement/prospectus is a prospectus of USAR and a proxy statement of TMRC for the special meeting. Neither USAR nor TMRC has authorized anyone to give any information or make any representation about the Mergers or USAR or TMRC that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that USAR has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated June 29, 2026. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to TMRC stockholders nor the issuance of USAR Shares in the Mergers will create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS

Texas Mineral Resources Corp.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Texas Mineral Resources Corp.

Galveston, Texas

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Texas Mineral Resources Corp. (the Company) as of August 31, 2025 and 2024, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended August 31, 2025, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended August 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company does not have sufficient cash on hand to fund general and administrative expenses as they become due or to meet its funding requirements for its interest in Round Top Mountain Development, LLC, which would result in dilution of its ownership interest. The Company has not generated any revenues and the Company does not have resources sufficient to meet the projected funding requirements. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relate.

Convertible Notes with Detachable Warrants — Refer to Note 2 and Note 6 to the financial statements

Critical Audit Matter Description

During the year ended August 31, 2025, the Company issued convertible promissory notes with detachable warrants. As described in Note 6, the Company was required to allocate the proceeds received between the convertible promissory notes and the warrants and assess the conversion features for embedded derivatives requiring bifurcation in accordance with the relevant guidance. Auditing management’s determination of the accounting for the convertible notes and detachable warrants was complex and involved significant judgement in determining whether the warrants a required to be classified as equity or a liability and whether the embedded features require derivative accounting treatment.

How We Addressed the Matter in Our Audit

Our audit procedures with respect to management’s assessment of the accounting for the convertible notes and warrants, included the following, among others:

•        We inspected and reviewed the warrant agreements to evaluate the Company’s determination that the warrants should be classified as equity, including evaluating and assessing management’s application of the relevant accounting standards.

•        We inspected and reviewed the convertible promissory notes to evaluate the Company’s assessment of the convertible promissory notes for embedded features requiring bifurcation in accordance with the relevant accounting standards.

•        We evaluated the accuracy and completeness of the Company’s presentation and related disclosures of these instruments in accordance with the relevant accounting standards.

/s/ Ham, Langston & Brezina, L.L.P.

We have served as the Company’s auditor since 2020.

Houston, Texas

November 28, 2025

PCAOB ID #298

TEXAS MINERAL RESOURCES CORP.
CONSOLIDATED BALANCE SHEETS

August 31, 2025 and 2024

	2025	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$590,350	$428,197
Prepaid expenses and other current assets	41,460	62,690
Total current assets	631,810	490,887

Restricted investment	38,766	—
Mineral properties, net	490,606	415,606
TOTAL ASSETS	$1,161,182	$906,493

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$50,400	$42,664
Notes payable, related party	75,000	—
Total current liabilities	125,400	42,664

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.001; 10,000,000 shares authorized, no shares issued and outstanding as of August 31, 2025 and 2024	—	—
Common stock, par value $0.01; 100,000,000 shares authorized, 78,855,273 and 74,343,826 shares issued and outstanding as of August 31, 2025 and 2024, respectively	788,553	743,439
Additional paid-in capital	45,357,513	43,297,421
Accumulated deficit	(45,110,284)	(43,177,031)
Total shareholders’ equity	1,035,782	863,829
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,161,182	$906,493

The accompanying notes are an integral part of these consolidated financial statements.

TEXAS MINERAL RESOURCES CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended August 31, 2025 and 2024

	2025	2024
OPERATING EXPENSES
Exploration costs	$336,885	$76,325
General and administrative	871,708	877,278
Total operating expenses	1,208,593	953,603
LOSS FROM OPERATIONS	(1,208,593)	(953,603)

OTHER (EXPENSE) INCOME, NET
Interest income	21,473	35,594
Interest expense	(746,133)
Other income	—	85,000
Total other (expense) income, net	(724,660)	120,594

NET LOSS	$(1,933,253)	$(833,009)

Net loss per common share Basic and diluted	$(0.03)	$(0.01)

Weighted average shares outstanding Basic and diluted	74,998,154	73,934,797

The accompanying notes are an integral part of these consolidated financial statements.

TEXAS MINERAL RESOURCES CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended August 31, 2025 and 2024

	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,933,253)	$(833,009)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	261,073	244,753
Accretion of debt discount	746,133	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	21,230	(23,112)
Accounts payable and accrued liabilities	7,736	(50,742)
Net cash used in operating activities	(897,081)	(662,110)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of restricted investment	(38,766)	—
Net cash used in investing activities	(38,766)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of common stock options and warrants	—	11,000
Proceeds from convertible debt and detachable warrants	1,098,000	—
Net cash provided by financing activities	1,098,000	11,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	162,153	(651,110)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	428,197	1,079,307
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$590,350	$428,197

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for interest expense	$—	$—
Cash paid for income taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Mineral properties acquired under notes payable, related party	$75,000	$—
Issuance of detachable warrants and discount on convertible notes	$746,133	$—
Conversion of convertible notes into common stock	$1,098,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

TEXAS MINERAL RESOURCES CORP.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Years Ended August 31, 2025 and 2024

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at August 31, 2023	—	$—	73,728,262	$737,283	$43,047,824	$(42,344,022)	$1,441,085
Stock based compensation	—	—	565,564	5,656	200,022	—	205,678
Common stock options issued for services	—	—	—	—	39,075	—	39,075
Common stock issued upon exercise of options and warrants	—	—	50,000	500	10,500	—	11,000
Net loss	—	—	—	—	—	(833,009)	(833,009)
Balance at August 31, 2024	—	—	74,343,826	743,439	43,297,421	(43,177,031)	863,829
Stock based compensation	—	—	851,447	8,514	252,559	—	261,073
Issuance of detachable warrants	—	—	—	—	746,133	—	746,133
Conversion of note payable to common stock	—	—	3,660,000	36,600	1,061,400	—	1,098,000
Net loss	—	—	—	—	—	(1,933,253)	(1,933,253)
Balance at August 31, 2025	—	$—	78,855,273	$788,553	$45,357,513	$(45,110,284)	$1,035,782

The accompanying notes are an integral part of these consolidated financial statements.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

Texas Mineral Resources Corp. (the “Company”) was incorporated in the State of Nevada in 1970 as Standard Silver Corporation. In 2010, the Company changed its name from “Standard Silver Corporation” to “Texas Rare Earth Resources Corp”. In 2012, the Company changed its state of incorporation from Nevada to Delaware under a plan of conversion dated August 24, 2012. In 2016, the Company changed its name to Texas Mineral Resources Corp.

We are a mining company engaged in the business of owning, acquiring, exploring and developing mineral properties. At August 31, 2025, we owned a 18.779% membership interest in Round Top Mountain Development, LLC, a Delaware limited liability company (“Round Top” or “RTMD”), which entity holds two mineral property leases with the GLO to explore and develop a 950 -acre rare earths project located in Hudspeth County, Texas, known as the Round Top Project. The leases expire in 2030. Round Top also holds prospecting permits covering 9,345 acres adjacent to the Round Top Project. The business strategy of Round Top is to develop a metallurgical process to concentrate or otherwise extract the metals from the Round Top Project’s rhyolite, conduct additional engineering, design, geotechnical work, and permitting necessary for a bankable feasibility study and then to extract mineral resources from the Round Top Project. The Round Top Project has not established as of the date hereof that any of the properties contain any probable mineral reserves or proven mineral reserves under Item 1300 of Regulation S-K (“Item 1300”).

NOTE 2 — SUMMARY OF ACCOUNTING POLICIES

Exploration-Stage Company

Since January 1, 2009, the Company has been classified as an “exploration stage” company for purposes of Item 1300 of the U.S. Securities and Exchange Commission (“SEC”). Under Item 1300, companies engaged in significant mining operations are classified into three categories, referred to as “stages” — exploration, development, and production. Exploration stage includes all companies that do not have established reserves in accordance with Item 1300. Such companies are deemed to be “in the search for mineral deposits.” Notwithstanding the nature and extent of development-type or production-type activities that have been undertaken or completed, a company cannot be classified as a development or production stage company unless it has established reserves in accordance with Item 1300.

Basis of Presentation

The Company’s financial records are maintained on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Texas Mineral Resources Corp and its proportionate interest in the assets, liabilities, and operations of Round Top and the Company’s wholly-owned subsidiary, Standard Silver, Inc. All significant intercompany balances and transactions have been eliminated.

Going Concern

These financial statements have been prepared assuming that the Company will continue as a going concern. The Company has an accumulated deficit from inception through August 31, 2025, of approximately $45,110,000 and has yet to achieve profitable operations, and projects further losses in the development of its business.

At August 31, 2025, the Company had a working capital surplus of approximately $506,000, however the Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that may be necessary should we be unable to continue as a going concern.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 2 — SUMMARY OF ACCOUNTING POLICIES (cont.)

We do not have sufficient cash on hand to fund any portion of the Round Top Budget during our current fiscal year. We have sufficient capital to fund our estimated general and administrative expenses only through August 31, 2026. In accordance with our current projected budget, the Company does not have sufficient capital to fund its total cash calls during the fiscal year ending August 31, 2026. Failure by the Company to make required cash calls to Round Top during the twelve month period from the issuance date of these financial statements, would result in dilution to its membership interest in Round Top, which is 18.779% at August 31, 2025. Accordingly, the Company may be required to raise additional capital to fund its obligations during the fiscal year ending August 31, 2026. There can be no assurance that the Company will be able to raise the necessary capital to fund its cash calls (if it elects not to dilute its membership interest in lieu of funding the cash calls) and expected general and administrative expenses. The Company may also seek to obtain short-term loans from the directors of the Company. Based on these factors, there is substantial doubt as to the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of these financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents currently consists of demand deposits and money market accounts at commercial banks. The Company maintains cash and cash equivalents at banks selected by management based upon their assessment of the financial stability of the institution. Balances periodically exceed the federal depository insurance limit; however, the Company has not experienced any losses on deposits.

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the mineral rights will be expensed at that time. Costs of abandoned projects are charged to mining costs including related property and equipment costs. To determine if these costs are in excess of their recoverable amount, periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with ASC 360-10-35-15, Impairment or Disposal of Long-Lived Assets.

Warrants

The Company has issued freestanding warrants to purchase shares of common stock in connection with financing activities (see Note 6) and accounts for them in accordance with applicable accounting guidance as either liabilities or as equity instruments depending on the specific terms of the warrant agreements.

Issuance of Debt and Equity

The Company issues complex financial instruments which include debt and equity features. We analyze each instrument under Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity, ASC 815, Derivatives and Hedging and, ASC 470, Debt, in order to establish whether such instruments should be classified as debt or equity in the financial statements, and whether they include any embedded derivatives.

Debt Discount

The debt discount, which reduces the related debt balance in the balance sheets, is comprised of the issuance date fair value of warrants issued with the debt. The debt discount is amortized to interest expense over the contractual term of the related debt using the effective interest method.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 2 — SUMMARY OF ACCOUNTING POLICIES (cont.)

Share-based Payments

The Company estimates the fair value of share-based compensation on the date of grant using the Black-Scholes valuation model, in accordance with the provisions of ASC 718, Stock Compensation. Key inputs and assumptions used to estimate the fair value of stock options include the exercise price of the award, the expected option term, market price of the underlying common stock, volatility of the common stock, risk-free rate, and dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the option holders, and subsequent events are not indicative of the reasonableness of the original estimates of fair value.

Income Taxes

Income taxes are computed using the asset and liability method, in accordance with ASC 740, Income Taxes. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company recognizes and measures a tax benefit from uncertain tax positions when it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company recognizes a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company adjusts these liabilities when its judgement changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate or future recognition of an unrecognized tax benefit. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined. The Company recognizes interest and penalties related to unrecognized tax positions within the income tax expense line in the consolidated statements of operations. Management believes the Company has no uncertain tax positions at August 31, 2025 and 2024.

Basic and Diluted Income (Loss) Per Share

The Company computes income (loss) per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share on the face of the consolidated statements of operations. Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted income (loss) per share gives effect to all dilutive potential common shares outstanding during the period, including stock options and warrants using the treasury method. Dilutive income (loss) per share excludes all potential common shares if their effect is anti-dilutive.

At August 31, 2025, options to purchase 820,000 shares of common stock and warrants to purchase 10,980,000 shares of common stock were outstanding but not included in the computation of dilutive earnings per share because these options and warrants were antidilutive.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 2 — SUMMARY OF ACCOUNTING POLICIES (cont.)

Fair Value Measurements

The Company accounts for assets and liabilities measured at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified with Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).The three levels of inputs used to measure fair value are as follows:

•        Level 1:    Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

•        Level 2:    Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•        Level 3:   Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted investment and accounts payable and accrued liabilities. The carrying amounts of such financial instruments in the accompanying financial statements approximate their fair values due to their relatively short-term nature. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

Segment Reporting

In accordance with ASC Topic 280 — “Segment Reporting (ASC 280)” the Company has determined that it has a single operating and reporting segment. As a result, the Company’s segment accounting policies are the same as described herein and the Company does not have any material intra-segment sales and transfers of assets. The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer (the “CEO”). The CEO, with the Chief Financial Officer assesses the performance and makes operating decisions of the Company on a consolidated basis, based on the Company’s net increase/decrease in shareholder’s equity resulting from operations (“net income”/”net loss”). Company assets are not reviewed by the CODM at a different asset level or category, but at the consolidated level. As the Company’s operations are comprised of a single operating segment, the segment assets are reflected on the accompanying Consolidated Balance Sheets as “total assets” and the significant segment expenses are listed on the accompanying Consolidated Statement of Operations.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation. The reclassification had no effect on the reported results of operations.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. ASU 2023-07 requires additional disclosures for segment reporting, including disclosure of the title and position of the Chief Operating Decision Maker and requires a public entity that has a single reportable segment to provide all the disclosures required by amendments in ASU 2023-07, and all existing segment disclosures in Topic 280. ASU 2023-07 is effective for fiscal periods beginning after December 15, 2023.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 2 — SUMMARY OF ACCOUNTING POLICIES (cont.)

The Company adopted ASU 2023-07 effective for its Annual Report on this Form 10-K for the year ended August 31, 2025. Since ASU 2023-07 addresses only disclosures, the adoption did not have a significant impact on the Company’s consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements. Under ASU 2023-09, companies must consistently categorize and provide greater disaggregation of information in the rate reconciliation and further disaggregate income taxes paid. ASU 2023-09 is effective for companies for annual reporting periods beginning after December 15, 2024. The Company does not expect the adoption of ASU 2023-09 to have a significant impact on its consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”. Under ASU 2024-03 companies are required to disclose disaggregated information about certain costs and expenses in the notes to the financial statements. ASU 2024-03 is effective for companies for annual reporting periods beginning after December 15, 2026. The requirements can be applied either prospectively or retrospectively. Although early adoption is permitted, the Company will adopt the pronouncement when the pronouncement becomes effective on January 1, 2027. The Company does not expect the adoption of ASU 2024-03 to have a significant impact on its consolidated financial statements.

NOTE 3 — JOINT VENTURE ARRANGEMENTS

In August 2018, the Company and Morzev Pty. Ltd. (“Morzev”) entered into an agreement (the “2018 Option Agreement”) whereby Morzev was granted the exclusive right to earn and acquire a 70% interest in the Round Top Project by financing $10 million of expenditures in connection with the Round Top Project, increasable to an 80% interest, for an additional $3 million payment to the Company. Morzev began engaging in business as USA Rare Earth and in May 2019 notified the Company that it was nominating USA Rare Earth, LLC (“USARE”) as the optionee under the terms of the 2018 Option Agreement. In August 2019, the Company and USARE entered into an amended and restated option agreement as further amended on June 29, 2020 (the “2019 Option Agreement” and collectively with the 2018 Option Agreement, the “Option Agreement”), whereby the Company restated its agreement to grant USARE the exclusive right to earn and acquire a 70% interest, increasable to an 80% interest, in the Round Top Project.

In May 2021, and in accordance with the terms of the Option Agreement, the Company and USARE entered into a contribution agreement (“Contribution Agreement”) whereby the Company and USARE contributed assets to Round Top, at the time a wholly-owned subsidiary of the Company, in exchange for their initial ownership interests in Round Top, of which the Company initially owned a membership interest equating to 20% of Round Top and USARE initially owned a membership interest equating to 80% of Round Top. Concurrently therewith, the Company and USARE as the two members entered into a limited liability company agreement (“Operating Agreement”) governing the operations of Round Top which contains customary and industry standard terms as contemplated by the Option Agreement. USARE serves as manager of Round Top.

Upon entry into the Contribution Agreement, the Company assigned the following contracts and assets to Round Top in exchange for its initial 20% membership interest in Round Top:

•        the assignment and assumption agreement with respect to the mineral leases from the Company to Round Top;

•        the assignment and assumption agreement with respect to the surface lease from the Company to Round Top;

•        the assignment and assumption agreement with respect to the surface purchase option from the Company to Round Top;

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 3 — JOINT VENTURE ARRANGEMENTS (cont.)

•        the assignment and assumption agreement with respect to the water lease from the Company to Round Top; and

•        the bill of sale and assignment agreement of existing data and other relevant contracts and permits with respect to Round Top owned by the Company.

Upon entry into the Contribution Agreement, USARE assigned the following assets to Round Top (or the Company, as applicable) for its initial 80% membership interest in Round Top:

•        cash to Round Top to continue to fund Round Top operations in the amount of approximately $3,761,750 comprising the balance of the $10 million required expenditure to earn a 70% interest in Round Top;

•        cash in the amount of $3 million to the Company upon exercise of the USARE option to acquire from the Company an additional 10% interest in Round Top, resulting in the aggregate ownership interest of 80% in Round Top;

•        bill of sale and assignment agreement of the Pilot Plant and other relevant contracts and permits to Round Top; and

•        bill of sale and assignment agreement of existing data and intellectual property owned by USARE to Round Top.

In June 2023, the Company, USARE and the manager amended and restated the Operating Agreement and the following material amendments to the Operating Agreement were adopted:

Cash Calls

On the basis of the adopted program and budget then in effect, the manager will submit to each member monthly cash calls at least 10 days before the last day of each month, and within 10 days of receipt, (a) USARE will pay to RTMD, as an additional capital contribution, its proportionate share of the estimated cash requirements based on its interest and (b) the Company will either (i) pay to RTMD, as an additional capital contribution, its proportionate share of the estimated cash requirements based on its interest, or (ii) deliver to RTMD a written notice indicating what amount, if any, of the applicable estimated cash requirements that the Company will contribute (the “Notice of Non-Contribution”). Failure by the Company to deliver payment of its proportionate share of the estimated cash requirements, as an additional capital contribution, or to deliver a Notice of Non-Contribution within the 10 day period shall automatically be considered a “Deemed Non-Contribution” and shall have the same effect as if the Company provided a timely Notice of Non-Contribution with respect to non-contribution of its entire proportionate share of the applicable cash call.

Remedies for Failure to Meet Cash Calls

Non-Contribution.    Capital contributions only will be made to fund programs and budgets. If the Company does not contribute all or any portion of any additional capital contribution that it is required to contribute pursuant to a Notice of Non-Contribution or a Deemed Non-Contribution (such unfunded amount shall be deemed the “Shortfall Amount”), then USARE shall fund the entire Shortfall Amount within 5 business days after the Notice of Non-Contribution or Deemed Non-Contribution.

Dilution.    Upon the contribution of the Shortfall Amount by USARE, the interests of the members will be recalculated based on the adjustment provision set forth below in the sub-heading “— Adjustment of Interests”.

Maximum Dilution.    The dilution of the Company shall not fall below a 3% interest in RTMD (the “Minimum Percentage Interest”). Upon the contribution by USARE of a Shortfall Amount which otherwise would result in a dilution of the Company below the Minimum Percentage Interest, USARE will receive a priority distribution of

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 3 — JOINT VENTURE ARRANGEMENTS (cont.)

available cash, in addition to a distribution of available cash to which USARE otherwise is entitled to receive as a result of its proportionate additional capital contribution pursuant to the applicable cash call request, up to the Shortfall Amount that would have resulted in the Company’s interest being further diluted but for the Minimum Percentage Interest (the “Priority Distribution”). The Priority Distribution will continue until USARE has been reimbursed for its contribution of the Shortfall Amount that would have resulted in the Company having an interest below the Minimum Percentage Interest, after which time the members shall receive distributions of available cash pro rata in proportion to their respective interests.

Adjustment of Interests.    If USARE contributes the Shortfall Amount, then the then current interest of the Company will be reduced (subject to the Minimum Percentage Interest), effective as of each cash call under an additional capital contribution for the applicable program and budget, by a fraction, expressed as a percentage:

•        the numerator of which equals the Shortfall Amount actually funded by USARE; and

•        the denominator of which equals the market capitalization of the Company.

Distributions

Cash in excess of authorized reserves will be distributed to the members pro-rata in proportion to their respective interests on a periodic basis as determined by the management committee. RTMD will be required to make tax distributions to each member. Once USARE has been paid the Priority Distribution, if applicable, all distributions made in connection with the sale or exchange of all or substantially all of RTMD’s assets and all distributions made in connection with the liquidation of RTMD will be made to the members pro-rata in accordance with their respective interests.

Other material terms of the Operating Agreement that remain unchanged are as follows:

Management

A management committee will make the major decisions of RTMD, such as approval of the respective program and budget, and the manager will implement such decisions. The management committee consists of three representatives of the members, with two being appointed by USARE and one by the Company which is Dan Gorski. The representatives vote the ownership percentage interests of their appointing member.

Management Committee Meetings

Meetings will be held every three months unless otherwise agreed. For matters before the management committee that require a vote, voting is by simple majority except for certain “major decisions” that require a unanimous vote. So long as the Company maintains a 15% or greater ownership interest, the nine decisions identified in the bullet points below require unanimous approval. If the Company’s ownership interest falls below 15%, the number of unanimous decisions is reduced to five (being the first five bullet points below). If the Company is acquired by a REE mining company or sells its ownership interest to a REE mining company, in each case who elects a majority of the Company’s board, this unanimous approval requirement can be suspended by USARE, at its option. The major decisions requiring unanimous approval, as set forth above, are:

•        approval of an amendment to any program and budget that causes the program and budget to increase by 15% or more, except for emergencies;

•        other than purchase money security interests or other security interests in RTMD equipment to finance the acquisition or lease of RTMD equipment used in operations, the consummation of a project financing or the incurrence by RTMD of any indebtedness for borrowed money that requires the guarantee by any member of any obligations of RTMD;

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 3 — JOINT VENTURE ARRANGEMENTS (cont.)

•        substitution of a member under certain circumstances and dissolution of RTMD;

•        the issuance of an ownership interest or other equity interest in RTMD, or the admission of any person as a new member of RTMD, other than in connection with the exercise of a right of first offer by a member;

•        the redemption of all or any portion of an ownership interest, except for limited circumstances provided for in the Operating Agreement;

•        a decision to grant authorization for RTMD to file a petition for relief under any chapter of the United States Bankruptcy Code, to consent to such relief in any involuntary petition filed against RTMD by any third party, or to admit in writing any insolvency of RTMD or inability to pay its debts as they become due, or to consent to any receivership of RTMD;

•        acquisition or disposition of significant mineral rights, other real property or water rights outside of the area of interest as set forth in the Operating Agreement or outside of the ordinary course of business;

•        the merger of RTMD into or with any other entity; and

•        the sale of all or substantially all of RTMD’s assets.

Manager

The manager will manage, direct and control operations in accordance with program and budget, will prepare and present to the management committee a proposed program and budget, and will generally oversee and implement all of the day to day activities of RTMD. The manager will conduct necessary equipment and materials procurement and property and equipment maintenance activities, with all operations to be conducted in accordance with adopted program and budget.

The Company accounts for its interest in Round Top using the proportionate consolidation method, which is an exception available to entities in the extractive industries, thereby recognizing its pro-rate share of the assets, liabilities, and operations of Round Top in the appropriate classifications in the financial statements.

NOTE 4 — MINERAL PROPERTIES

As further discussed in Note 3, Joint Venture Arrangements, in May 2021, the Company assigned all rights and obligations related to the Round Top Project to Round Top in exchange for a 20% interest. The following discussion of the “August 2010 Lease”, “November 2011 Lease”, “March 2013 Lease”, and “October 2014 Surface Option and Water Lease” pertain to the Round Top Project and were assigned to Round Top in May 2021.

August 2010 Lease

On August 17, 2010, the Company executed a new mining lease with the Texas General Land Office covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres at Round Top Mountain in Hudspeth County, Texas. The mining lease issued by the Texas General Land Office provides for the right to explore, produce, develop, mine, extract, mill, remove, and market rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash. The term of the lease is nineteen years so long as minerals are produced in paying quantities.

Under the terms of the lease, Round Top is obligated to pay the State of Texas a total lease bonus of $142,518. The Company paid $44,718 upon the execution of the lease, and Round Top will be required to pay the remaining $97,800 upon submission of a supplemental plan of operations to conduct mining. Upon the sale of any minerals removed from the Round Top Project, Round Top will pay the State of Texas a $500,000 minimum advance royalty.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 4 — MINERAL PROPERTIES (cont.)

Thereafter, if paying quantities of minerals are obtained, Round Top will be required to pay the State of Texas a production royalty equal to eight percent of the market value of uranium and other fissionable materials removed and sold from the Round Top Project and six and one quarter percent of the market value of all other minerals removed and sold. If paying quantities have not been obtained, Round Top may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
September 2, 2025 – 2029	200	178,873

In August 2025, Round Top paid the State of Texas a delay rental to extend the term of the lease in an amount equal to $178,873.

November 2011 Lease

On November 1, 2011, the Company executed a mining lease with the State of Texas covering approximately 90 acres of land that is adjacent to the August 2010 Lease. Under the lease, the Company paid the State of Texas a lease bonus of $20,700 upon the execution of the lease. Upon the sale of minerals removed from the Round Top Project, Round Top will be required to pay the State of Texas a $50,000 minimum advance royalty. Thereafter, if paying quantities of minerals are obtained, Round Top will be required to pay the State of Texas a production royalty equal to eight percent of the market value of uranium and other fissionable materials removed and sold from the Round Top Project and six and one quarter percent of the market value of all other minerals. If paying quantities have not been obtained, Round Top may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
November 1, 2025 – 2029	200	18,000

In August 2025, Round Top paid the State of Texas a delay rental to extend the term of the lease in an amount equal to $18,000.

March 2013 Lease

On March 6, 2013, the Company purchased the surface lease at the Round Top Project, known as the West Lease, from the Southwest Wildlife and Range Foundation (since renamed the Rio Grande Foundation) for $500,000 cash and 1,063,830 shares of common stock valued at $500,000. The Company also agreed to support the Foundation through an annual payment of $45,000 for ten years to support conservation efforts within the Rio Grande Basin. The West Lease comprises approximately 54,990 acres. The purchase of the surface lease provides unrestricted surface access for the potential development and mining of the Round Top Project.

October 2014 Surface Option and Water Lease

On October 29, 2014, the Company announced the execution of agreements with the Texas General Land Office securing the option to purchase the surface rights covering the potential Round Top project mine and plant areas and, separately, a groundwater lease. The option to purchase the surface rights covers approximately 5,670 acres over the mining lease. Round Top may exercise the option for all or part of the option acreage at any time during the sixteen-year primary term of the mineral lease. The option can be maintained through annual payments of $10,000. The purchase price will be the appraised value of the surface at the time of option exercise. All annual payments have been made as of the date of this filing.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 4 — MINERAL PROPERTIES (cont.)

The ground water lease secures the right to develop the ground water within a 13,120-acre lease area located approximately 4 miles from the Round Top deposit. The lease terms include an annual minimum production payment of $5,000 prior to production of water for the operation. After initiation of production Round Top will pay $0.95 per thousand gallons or $20,000 annually, whichever is greater. This lease remains in effect so long as the mineral lease is in effect.

Potential Santa Fe Gold Corporation/Alhambra Project

In November 2021, the Company entered into a mineral exploration and option agreement with Santa Fe Gold Corporation (“Santa Fe”). Under the option agreement, the Company has the right to pursue a joint venture arrangement with Santa Fe to jointly explore and develop a target silver property to be selected by the Company among patented and unpatented mining claims held by Santa Fe within the Black Hawk Mining District in Grant County, New Mexico. Completion of a joint venture agreement, if any, is subject to the successful outcome of a multi-phase exploration plan leading to a bankable feasibility study to be undertaken in the near future by the Company. Under the contemplated terms of the proposed joint venture agreement, the Company would be project operator and initially own 50.5% of the joint venture while Santa Fe would initially own 49.5%. Additional terms of the joint venture are to be negotiated between the Company and Santa Fe in the future.

Under the terms of the option agreement, the Company plans to conduct a district-wide evaluation among the patented and unpatented claims held by Santa Fe, as well as the area of interest, consisting of geologic mapping, sampling, trenching, radiometric surveying, geophysics, drilling and/or other methods as warranted. Based on the district-wide evaluation, the Company would designate a “project area or areas,” the size or sizes of which will be decided at the time, and commence development work. The property covered in the option agreement is approximately 1,600 acres and covers approximately 75% of the Black Hawk Mining District. The area to be studied also includes a two-mile radius “area of interest.” The term of the option is for so long as the Company continues to conduct exploration activities in the Project Area (although there can be no assurance that the Company will continue to conduct exploration activities in any future period, due to lack of financial resources or otherwise) and can be exercised on 60 days’ notice to Santa Fe. During the term of the option and subject to limited exceptions, Santa Fe has agreed not to transfer any portion of its patented and unpatented mining claims within the Black Hawk Mining District without granting the Company the right of first refusal.

Carlise Mine

In December 2024, Dan Gorski, our chief executive officer and a director, assigned all of his ownership interest in the Carlisle mine and related real estate to a wholly-owned subsidiary of the Company in consideration for a $75,000 promissory note, without interest, due and payable by the Company in December 2025, secured by the property conveyed. Mr. Gorski acquired this property for $75,000 in 2022. The Carlisle mine and related real estate consist of the following:

•        Carlisle Millsite, patent No. 280, described as Section 12, township 17S, range 21W, comprising 5.00 acres, more or less;

•        Homestead Lode, patent No. 283, described as Section 12, township 17S, range 21W, comprising 17.91 acres, more or less;

•        Columbia Lode, patent No. 284, Described as Section 12, township 17S, range 21W, comprising 19.46 acres, more or less; and

•        Carlisle Lode, patent No. 279, described as Section 01, township 17S, range 21W, compromising 20.660 acres, more or less..

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 5 — RECLAMATION

In connection with a Minimum Impact Exploration Permit No. GR094EM issued by the New Mexico Mining and Minerals Division, the Company was required to provide an irrevocable standby letter of credit as financial support for reclamation costs. As of August 31, 2025 and August 31, 2024, there were $38,766 and $0, respectively, of outstanding letters of credit. The Company has legally pledged a certificate of deposit in the amount of $38,766, which is included in non-current restricted investments, for purposes of settling reclamation obligations that may become due.

NOTE 6 — CONVERTIBLE NOTES PAYABLE

Notes and Warrants Issued Pursuant to the Loan Agreements Dated February 10, 2025

On February 20, 2025, pursuant to the closing of the $848,000 of debt financing in accordance with the Loan Agreements dated February 10, 2025, the Company issued to thirteen accredited investors unsecured promissory notes in the principal amount of $848,000 (“Notes”) and, as additional consideration for effecting the loans, on February 20, 2025, the Company issued these thirteen investors warrants (“Warrants”) to purchase an aggregate of up to 8,480,000 shares of common stock, par value $0.01 per share (“Common Stock”).

The Notes issued to the thirteen investors (i) are in the aggregate principal amount of $848,000, (ii) do not bear interest, (iii) mature and are due and payable on August 10, 2025, (iv) are convertible at any time on or prior to the maturity date, at the option of the holders, into shares of Common Stock at a conversion price of $0.30 per share, and (v) are exchangeable, at the option of the holders, into any Company debt or equity securities issued by the Company for cash consideration in any financing exceeding $1,000,000 that closes on or prior to August 10, 2025, by exchanging the principal amount of the Note(s) for an investment in the financing equal to the principal amount of the Note(s) so exchanged. The principal amount of $848,000 is convertible into an aggregate of 2,826,667 shares of Common Stock. The Notes are prepayable by the Company at any time, without penalty, prior to maturity. Upon an event of default, the Notes may become immediately due and payable.

The Warrants issued to the thirteen investors are exercisable, at any time on or prior to February 10, 2030, to purchase an aggregate of 8,480,000 shares of Common Stock at a purchase price of $0.30 per share. The Company has granted piggy-back registration rights with respect to the resale of the shares of Common Stock underlying the Warrants and, commencing on February 10, 2026, if the resale of the underlying shares may not be effected pursuant to an effective resale registration statement, the Warrants provide for a net issuance exercise.

On February 20, 2025, with respect to these thirteen investors, the Company issued to: (i) four of these investors that are directors Notes representing an aggregate principal amount of $203,000 (convertible into up to 676,667 shares of Common Stock) and Warrants exercisable to purchase up to 2,030,000 shares of Common Stock, with Mr. Marchese being issued a Note in the principal amount of $100,000 and a Warrant exercisable for 1,000,000 shares of Common Stock, Mr. Wall being issued Notes in the aggregate principal amount of $75,000 and Warrants exercisable for an aggregate of 750,000 shares of Common Stock, Mr. Gorski being issued a Note in the principal amount of $20,000 and a Warrant exercisable for 200,000 shares of Common Stock, and Mr. Malhotra being issued a Note in the principal amount of $8,000 and a Warrant exercisable for 80,000 shares of Common stock; and (ii) three of these investors that are adult family members of Mr. Marchese were issued Notes in the aggregate amount of $225,000 (convertible into up to 750,000 shares of Common Stock) and Warrants exercisable to purchase up to 2,250,000 shares of Common Stock.

The Company received $848,000 in gross proceeds from the offering. At inception, the proceeds for the Notes and Warrants were allocated on a relative fair value basis. The Company assessed the Notes for embedded derivatives requiring bifurcation in accordance with ASC 815-15 and did not bifurcate any derivatives.

The Notes are measured at amortized cost. Interest expense, representing the amortization of the $575,235 of initial relative fair value of the Warrants is amortized using an effective interest rate of 250% over the term of the Notes. The Company recorded $575,235 of interest expense related to the Notes during the year ended August 31, 2025.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 6 — CONVERTIBLE NOTES PAYABLE (cont.)

During the year ended August 31, 2025, all of the Company’s Notes were converted into shares of the Company’s common stock pursuant to the terms of the respective note agreements. Upon conversion, the aggregate principal amount of $848,000 was converted into 2,826,667 shares of common stock at a conversion price of $0.30 per share. As a result of the conversion, the carrying amount of the Notes was reclassified from liabilities to shareholders’ equity, and no gain or loss was recognized. Following the conversion, the Company had no convertible notes outstanding as of August 31, 2025.

The Warrants met all requirements to be classified in equity pursuant to ASC 815-40.

Notes and Warrants Issued Pursuant to the Loan Agreements Dated February 18, 2025

On February 18, 2025, the Company entered into a Loan Agreement (identical to the Loan Agreement dated February 10, 2025) with two accredited investors (one of which is the adult son-in-law of Mr. Wall), pursuant to which the two accredited investors agreed to lend the Company an aggregate principal amount of $250,000.

On February 20, 2025, pursuant to the closing of the $250,000 of debt financing in accordance with the Loan Agreements dated February 18, 2025, the Company issued to the two investors unsecured Notes (identical to the Notes issued pursuant to the Loan Agreements dated February 10, 2025) in the principal amount of $250,000 and, as additional consideration for effecting the loans, on February 20, 2025, the Company issued to these two investors Warrants (identical to the Warrants issued pursuant to the Loan Agreements dated February 10, 2025) to purchase an aggregate of up to 2,500,000 shares of Common Stock.

The Notes issued to the two investors (i) are in the aggregate principal amount of $250,000, (ii) do not bear interest, (iii) mature and are due and payable on August 10, 2025, (iv) are convertible at any time on or prior to the maturity date, at the option of the holders, into shares of Common Stock at a conversion price of $0.30 per share, and (v) are exchangeable, at the option of the holders, into any Company debt or equity securities issued by the Company for cash consideration in any financing exceeding $1,000,000 that closes on or prior to August 10, 2025, by exchanging the principal amount of the Note(s) for an investment in the financing equal to the principal amount of the Note(s) so exchanged. The principal amount of $250,000 is convertible into an aggregate of 833,333 shares of Common Stock. The Notes are prepayable by the Company at any time, without penalty, prior to maturity. Upon an event of default, the Notes may become immediately due and payable.

The Warrants issued to the two investors are exercisable, at any time on or prior to February 10, 2030, to purchase an aggregate of 2,500,000 shares of Common Stock at a purchase price of $0.30 per share. The Company has granted piggy-back registration rights with respect to the resale of the shares of Common Stock underlying the Warrants and, commencing on February 10, 2026, if the resale of the underlying shares may not be effected pursuant to an effective resale registration statement, the Warrants provide for a net issuance exercise.

On February 20, 2025, with respect to one of two investors who is an adult son-in-law of Mr. Wall, the Company issued a Note in the principal amount of $50,000 (convertible into up to 166,667 shares of Common Stock) and Warrants exercisable to purchase up to 500,000 shares of Common Stock.

The Company received $250,000 in gross proceeds from the offering. At inception, the proceeds for the Notes and Warrants were allocated on a relative fair value basis. The Company assessed the Notes for embedded derivatives requiring bifurcation in accordance with ASC 815-15 and did not bifurcate any derivatives.

The Notes are measured at amortized cost. Interest expense, representing the amortization of the $170,898 of initial relative fair value of the Warrants is amortized using an effective interest rate of 267% over the term of the Notes. The Company recorded $170,898 of interest expense related to the Notes during the year ended August 31, 2025.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 6 — CONVERTIBLE NOTES PAYABLE (cont.)

During the year ended August 31, 2025, all of the Company’s Notes were converted into shares of the Company’s common stock pursuant to the terms of the respective note agreements. Upon conversion, the aggregate principal amount of $250,000 was converted into 833,334 shares of common stock at a conversion price of $0.30 per share. As a result of the conversion, the carrying amount of the Notes was reclassified from liabilities to shareholders’ equity, and no gain or loss was recognized. Following the conversion, the Company had no convertible notes outstanding as of August 31, 2025.

The Warrants met all requirements to be classified in equity pursuant to ASC 815-40.

NOTE 7 — INCOME TAXES

The following table sets forth a reconciliation of the federal income tax benefit to the United States federal statutory rate of 21% for the years ended August 31, 2025 and 2024:

	2025	2024
Income tax benefit at 21% statutory rate	$405,983	$174,932
Stock-based compensation	(54,825)	(51,398)
Amortization of debt discount	(156,688)	—
Other	136,567	—
Increase in valuation allowance	(331,037)	(123,534)
	$—	$—

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as a deferred tax asset and liability. Significant components of the deferred tax assets are set out below along with a valuation allowance to reduce the net deferred tax asset to zero.

Management has established a valuation allowance because, based on an analysis of the tax benefits underlying deferred tax assets, it is unable to establish that it is more-likely- than-not that a tax benefit will be realized. Significant components of deferred tax asset at August 31, 2025 and 2024 are as follows:

	2025	2024
Net operating loss carryforward	$5,070,788	$4,810,496
Difference in property and equipment basis	1,047,789	977,043
Less valuation allowance	(6,118,577)	(5,787,539)
Net deferred tax asset	$—	$—

As a result of a change in control effective in April 2007, net operating losses prior to that date may be partially or entirely unavailable under tax law, to offset future income and; accordingly, these net operating losses are excluded from deferred tax assets.

The net operating loss carryforward in the approximate amount of $24,147,000 began to expire in 2028.

The Company files income tax returns in the United States and in one state jurisdiction. With few exceptions, the Company is no longer subject to United States federal income tax examinations for fiscal years ended on or before August 31, 2021 and no longer subject to state tax examinations for years prior to 2023.

NOTE 8 — SHAREHOLDERS’ EQUITY

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.01 per share, and 10,000,000 preferred shares with a par value of $0.001 per share.

All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders. Shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 8 — SHAREHOLDERS’ EQUITY (cont.)

shares. Holders of common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Company’s Board of Directors (the “Board”) out of funds legally available. In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Following is an analysis of common stock issuances during the years ended August 31, 2025 and 2024:

Issuances during the fiscal year ended August 31, 2025

In October 2024, we issued 244,599 shares of Common Stock related to director fees earned and expensed during the year ended August 31, 2024.

During the year ended August 31, 2025, the Company issued 606,848 shares of common stock valued at a market value of $175,373, as payment for director fees. In addition, the Company recognized stock compensation and a corresponding charge to additional paid-in capital in the amount of $85,700 for director’s fees earned during the quarter ended August 31, 2025. The Company issued the related 123,132 shares of Common Stock in October 2025.

On August 12, 2025, the Company issued 3,660,000 shares of Common Stock upon conversion of its convertible notes payable. See Note 6, Convertible Notes Payable, for additional discussion.

In connection with the loan agreements dated February 10, 2025, the Company issued warrants that are exercisable, at any time on or prior to February 10, 2030, to purchase an aggregate of 8,480,000 shares of Common Stock at a purchase price of $0.30 per share. The Company has granted piggy-back registration rights with respect to the resale of the shares of Common Stock underlying the warrants and, commencing on February 10, 2026, if the resale of the underlying shares may not be effected pursuant to an effective resale registration statement, the warrants provide for a net issuance exercise.

In connection with the loan agreements dated February 18, 2025, the Company issued warrants that are exercisable, at any time on or prior to February 10, 2030, to purchase an aggregate of 2,500,000 shares of Common Stock at a purchase price of $0.30 per share. The Company has granted piggy-back registration rights with respect to the resale of the shares of Common Stock underlying the warrants and, commencing on February 10, 2026, if the resale of the underlying shares may not be effected pursuant to an effective resale registration statement, the warrants provide for a net issuance exercise.

The warrants were determined to be a separate unit of account from the convertible notes based on an evaluation of the contractual terms of the convertible notes and the warrant agreements. As a result, amount were allocated to the convertible notes and the warrants using the relative fair value method at the date of issuance. At issuance, the fair value of the warrants and convertible notes totaled approximately $3,500,000 and $1,600,000, respectively. The proceeds assigned to the warrants totaling $746,133 was recognized as additional paid-in capital and a corresponding discount on the convertible notes. The fair values of the warrants as of the issuance date were determined using the Black-Scholes option pricing model and the following assumptions:

Risk-free interest rate	4.34% – 4.40%
Expected dividend yield	0.00%
Expected term in years	5.00
Expected volatility	89.86%

There were 10,980,000 warrant shares issued and outstanding as of August 31, 2025. See Note 6 — Convertible Notes Payable for further discussion of the warrants and Note 10 — Subsequent Events for warrants exercised subsequent to August 31, 2025.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 8 — SHAREHOLDERS’ EQUITY (cont.)

Issuances during the fiscal year ended August 31, 2024

In October 2023, the Company issued 56,547 shares of common stock to directors for fees earned and expensed during the year ended August 31, 2023.

During the year ended August 31, 2024, the Company issued 509,017 shares of common stock valued at a market value of $152,845, as payment for director fees. In addition, the Company recognized stock compensation and a corresponding charge to additional paid-in capital in the amount of $52,833 for director’s fees earned during the quarter ended August 31, 2024. The Company issued the related 244,599 shares of common stock in October 2024.

During the year ended August 31, 2024, the holder of 50,000 common stock options were exercised for total cash consideration of $11,000. The exercise price of the common stock options was $0.22 per share.

Options

The following table sets forth certain information as of August 31, 2025 and 2024 concerning common stock that may be issued upon the exercise of options issued under the Amended 2008 Plan and outside of the Amended 2008 Plan (all options are fully vested and exercisable at August 31, 2025 and 2024):

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding, vested and exercisable at	1,030,000	$0.80	2.79	$693,300
Options granted	120,000	1.97	—	—
Options exercised	(50,000)	0.22	—	—
Options cancelled/forfeited/expired	(180,000)	0.45	—	—

Options vested and exercisable at August 31, 2024	920,000	1.06	3.25	784,476
Options granted	—	—	—	—
Options exercised	—	—	—	—
Options cancelled forfeited/expired	(100,000)	0.22	—	—
Options vested and exercisable at August 31, 2025	$820,000	$1.16	2.59	$—

In September 2008, the Board adopted the 2008 Stock Option Plan (the “2008 Plan”), which was approved by the Company’s shareholders and provided 2,000,000 shares available for grant. In 2011, 2012, and 2016, the Board adopted amendments to the 2008 Plan, approved by the shareholders, that increased the shares available for issuance under the 2008 Plan by a total of 7,000,000 shares (as amended, the “Amended 2008 Plan”). No further securities are eligible to be issued pursuant to the Amended 2008 Plan.

During the year ended August 31, 2025, the Company did not grant any stock options.

During the year ended August 31, 2024, the Company granted a total of 120,000 non-qualified, non-plan stock options, with a fair value of $39,075 on the date of grant, to a consultant. The fair value of the options was determined using the Black-Scholes option-pricing model. The weighted average assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 4.00%, (ii) estimated volatility of 202% (iii) dividend yield of 0.00% and (iv) expected life of all options of 5 years. The Company recognized the full $39,075 as compensation expense during the year ended August 31, 2024.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 8 — SHAREHOLDERS’ EQUITY (cont.)

Warrants

Warrant activity for the years ended August 31, 2025 and 2024 was as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding and exercisable at August 31, 2023	—	$—	—	$—
Warrants granted	—	—	—	—
Warrants exercised	—	—	—	—
Warrants cancelled/forfeited/expired	—	—	—	—
Outstanding and exercisable at August 31, 2024	—	—	—	—
Warrants granted	10,980,000	0.30	4.5	—
Warrants exercised	—	—	—	—
Warrants cancelled forfeited/expired	—	—	—	—
Outstanding and exercisable at August 31, 2025	10,980,000	$0.30	4.5	$9,442,800

NOTE 9 — RELATED PARTIES

Certain members of our board of directors and their immediate family members participated in the Loan Agreements as further discussed in Note 6 — Convertible Notes Payable.

In December 2024, the Company acquired an ownership interest in the Carlisle Mine and related real estate from Dan Gorski, the Company’s Chief Executive Officer and a director, in consideration for a promissory note in the amount of $75,000. See Note 4 — Mineral Properties, for additional information.

During the three and twelve months ended August 31, 2025, the Company engaged a family member of a board member for consulting purposes and incurred and paid $1,500, in costs which is included in general and administrative expenses in the accompanying consolidated statements of operations.

NOTE 10 — SUBSEQUENT EVENTS

Subsequent to August 31, 2025, holders of the Company’s outstanding equity-classified warrants issued in February 2025 exercised an aggregate of 2,100,000 warrants to purchase 2,100,000 shares of the Company’s common stock at an exercise price of $0.30 per share. The Company received total cash proceeds of approximately $630,000 in connection with these warrant exercises.

Because the warrants were previously classified within shareholders’ equity, the exercises did not result in the recognition of any gain or loss in the Company’s consolidated statement of operations. The proceeds from the exercises were recorded as increases to common stock and additional paid-in capital.

Following these exercises, 8,880,000 warrants remain outstanding as of the date these financial statements were issued.

TEXAS MINERAL RESOURCES CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2025 AND 2024

NOTE 10 — SUBSEQUENT EVENTS (cont.)

On October 15, 2025, the Company issued an aggregate of 123,132 shares of Common Stock to its directors in lieu of cash directors’ fees and on October 15, 2025, the Company issued 257,407 shares of Common Stock to a director upon a cashless exercise of a previously issued Common Stock option.

Management evaluated subsequent events through November 28, 2025, the date the financial statements were available to be issued, and determined that no other material subsequent events occurred that would require adjustment to or disclosure in the accompanying consolidated financial statements.

TEXAS MINERAL RESOURCES CORP.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 28, 2026	August 31, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$789,564	$590,350
Marketable equity securities	2,980,265	—
Prepaid expenses and other current assets	112,745	41,460
Total current assets	3,882,574	631,810

Restricted investment	38,766	38,766
Mineral properties, net	490,606	490,606
TOTAL ASSETS	$4,411,946	$1,161,182

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$69,756	$50,400
Note payable, related party	75,000	75,000
Total current liabilities	144,756	125,400

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.001; 10,000,000 shares authorized, no shares issued and outstanding as of February 28, 2026 and August 31, 2025	—	—
Common stock, par value $0.01; 100,000,000 shares authorized, 88,216,112 and 78,855,273 shares issued and outstanding as of February 28, 2026 and August 31, 2025, respectively	882,161	788,553
Additional paid-in capital	49,542,434	45,357,513
Accumulated deficit	(46,157,405)	(45,110,284)
Total shareholders’ equity	4,267,190	1,035,782
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,411,946	$1,161,182

The accompanying notes are an integral part of these interim consolidated financial statements.

TEXAS MINERAL RESOURCES CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six and Three Months Ended February 28, 2026 and February 28, 2025
(Unaudited)

	Six Months Ended		Three Months Ended
	2026	2025	2026	2025
OPERATING EXPENSES
Exploration costs	$19,517	$25,737	$14,530	$4,002
General and administrative expenses	542,563	411,394	296,051	200,385
Total operating expenses	562,080	437,131	310,581	204,387

LOSS FROM OPERATIONS	(562,080)	(437,131)	(310,581)	(204,387)

OTHER (EXPENSE) INCOME
Interest expense	—	(39,425)	—	(39,425)
Change in value of equity securities	(499,865)	—	(499,865)	—
Other income	14,824	5,506	9,112	1,859
Total other (expense) income	(485,041)	(33,919)	(490,753)	(37,566)
NET LOSS	$(1,047,121)	$(471,050)	$(801,334)	$(241,953)

Net loss per share:
Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.00)

Weighted average shares outstanding:
Basic and diluted	81,158,463	74,587,075	81,769,868	74,732,468

The accompanying notes are an integral part of these interim consolidated financial statements.

TEXAS MINERAL RESOURCES CORP.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Six Months Ended February 28, 2026 and February 28, 2025
(Unaudited)

	Preferred Stock		Common stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at August 31, 2025	—	$—	78,855,273	$788,553	$45,357,513	$(45,110,284)	$1,035,782
Stock based compensation	—	—	123,132	1,231	85,769	—	87,000
Common stock issued upon cashless exercise of options	—	—	257,407	2,574	(2,574)	—	—
Common stock issued upon exercise of options and warrants	—	—	2,100,000	21,000	609,000	—	630,000
Net loss	—	—	—	—	—	(245,787)	(245,787)
Balance at November 30, 2025	—	—	81,335,812	813,358	46,049,708	(45,356,071)	1,506,995
Stock based compensation	—	—	111,729	1,117	80,282	—	81,399
Common stock issued upon cashless exercise of options and warrants	—	—	6,768,571	67,686	(67,686)	—	—
Contribution of marketable equity securities	—	—	—	—	3,480,130	—	3,480,130
Net loss	—	—	—	—	—	(801,334)	(801,334)
Balance at February 28, 2026	—	$—	88,216,112	$882,161	$49,542,434	$(46,157,405)	$4,267,190

Balance at August 31, 2024	—	$—	74,343,826	$743,439	$43,297,421	$(43,177,031)	$863,829
Stock based compensation	—	—	244,599	2,446	50,391	—	52,837
Net loss	—	—	—	—	—	(229,097)	(229,097)
Balance at November 30, 2024	—	—	74,588,425	745,885	43,347,812	(43,406,128)	687,569
Stock based compensation	—	—	244,599	2,446	48,224	—	50,670
Issuance of detachable warrants	—	—	—	—	746,133	—	746,133
Net loss	—	—	—	—	—	(241,953)	(241,953)
Balance at February 28, 2025	—	$—	74,833,024	$748,331	$44,142,169	$(43,648,081)	$1,242,419

TEXAS MINERAL RESOURCES CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended February 28, 2026 and February 28, 2025
(Unaudited)

	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,047,121)	$(471,050)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	168,399	103,507
Accretion of debt discount	—	39,425
Change in value of equity securities	499,865	—
Changes in current assets and liabilities:
Prepaid expenses and other current assets	(71,285)	14,697
Accounts payable and accrued liabilities	19,356	7,176
Net cash used in operating activities	(430,786)	(306,245)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of restricted investment	—	(37,600)
Net cash used in investing activities	—	(37,600)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of common stock options and warrants	630,000	—
Proceeds from convertible notes and detachable warrants	—	1,098,000
Net cash provided by financing activites	630,000	1,098,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	199,214	754,155
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	590,350	428,197
CASH AND CASH EQUIVALENTS, END OF PERIOD	$789,564	$1,182,352

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$—	$—
Taxes paid	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES
Mineral properties acquired under note payable, related party	$—	$75,000
Issuance of detachable warrants and discount on convertible notes	$—	$746,133
Contribution of marketable equity securities	$3,480,130	$—

The accompanying notes are an integral part of these interim consolidated financial statements.

Texas Mineral Resources Corp.
Notes to Interim Consolidated Financial Statements
February 28, 2026
(Unaudited)

NOTE 1 — GENERAL

Exploration-Stage Company

Since January 1, 2009, Texas Mineral Resources Corp. (“we”, “us”, “our”, the “Company”) has been classified as an “exploration stage” company for purposes of Regulation S-K Item 1300 of the U.S. Securities and Exchange Commission (“SEC”). Under SEC Regulation S-K Item 1300, companies engaged in significant mining operations are classified into three categories, referred to as “stages” — exploration, development, and production. Exploration stage includes all companies that do not have established reserves in accordance with Item 1300. Such companies are deemed to be “in the search for mineral deposits.” Notwithstanding the nature and extent of development-type or production-type activities that have been undertaken or completed, a company cannot be classified as a development or production stage company unless it has established reserves in accordance with Item 1300.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of Texas Mineral Resources Corp. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the SEC, and should be read in conjunction with the audited financial statements and notes thereto contained in our annual report on Form 10-K, for the year ended August 31, 2025, dated November 28, 2025, as filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year ended August 31, 2025, as reported in our annual report on Form 10-K, have been omitted.

Principles of Consolidation

The consolidated financial statements include the accounts of Texas Mineral Resources Corp., its wholly-owned subsidiary Standard Silver Corp. and its proportionate interest in the assets, liabilities, and operations of Round Top Mountain Development Company, LLC (“Round Top” or “RTMD”). All significant intercompany balances and transactions have been eliminated.

Going Concern

These financial statements have been prepared assuming that the Company will continue as a going concern. The Company has an accumulated deficit from inception through February 28, 2026, of approximately $46,157,000 and has yet to achieve profitable operations, and projects further losses in the development of its business.

At February 28, 2026, the Company had a working capital surplus of approximately $3,738,000, however the Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that may be necessary should we be unable to continue as a going concern.

We do not have sufficient cash on hand to fund our portion of the Round Top budget, being our portion of the Round Top cash calls, during our current fiscal year. We believe we have sufficient capital to fund our estimated general and administrative expenses through August 31, 2026. Failure by the Company to fund required cash calls to Round Top during the twelve-month period from the issuance date of these financial statements would result in dilution to its membership interest in Round Top, which is 18.505% at February 28, 2026. Accordingly, the Company may be required to raise additional capital to fund its Round Top cash call obligations during the fiscal year ending August 31, 2026 and there can be no assurance that the Company will be able to raise the necessary capital to fund

Texas Mineral Resources Corp.
Notes to Interim Consolidated Financial Statements
February 28, 2026
(Unaudited)

NOTE 1 — GENERAL (cont.)

its cash calls if it elects not to dilute its membership interest in lieu of funding the cash calls. Based on these factors, there is substantial doubt as to the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of these financial statements.

Segment Reporting

In accordance with ASC Topic 280 — “Segment Reporting (ASC 280)” the Company has determined that it has a single operating and reporting segment. As a result, the Company’s segment accounting policies are the same as described herein and the Company does not have any material intra-segment sales and transfers of assets. The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer (the “CEO”). The CEO, with the Chief Financial Officer assesses the performance and makes operating decisions of the Company on a consolidated basis, based on the Company’s net increase/decrease in shareholder’s equity resulting from operations (“net income”/“net loss”). Company assets are not reviewed by the CODM at a different asset level or category, but at the consolidated level. As the Company’s operations are comprised of a single operating segment, the segment assets are reflected on the accompanying Consolidated Balance Sheets as “total assets” and the significant segment expenses are listed on the accompanying Consolidated Statement of Operations.

NOTE 2 — JOINT VENTURE ARRANGEMENTS

The Company accounts for its interest in RTMD using the proportionate consolidation method, which is an exception available to entities in the extractive industries, thereby recognizing its pro-rata share of the assets, liabilities, and operations of RTMD in the appropriate classifications in the financial statements.

NOTE 3 — MINERAL PROPERTIES

The following discussion under “— RTMD Mineral Properties” provides a history of the ownership and obligations of the Round Top Project, of which we, as of February 28, 2026, held a 18.505% proportionate interest and USA Rare Earth, Inc. (“USAR”) held an 81.495% proportionate interest.

RTMD Mineral Properties

August 2010 Lease

On August 17, 2010, the Company executed a new mining lease with the Texas General Land Office covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres at Round Top Mountain in Hudspeth County, Texas. The mining lease issued by the Texas General Land Office provides for the right to explore, produce, develop, mine, extract, mill, remove, and market rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash. The term of the lease is nineteen years and so long thereafter as minerals are produced in paying quantities.

Under the terms of the lease, Round Top is obligated to pay the State of Texas a total lease bonus of $142,518. The Company paid $44,718 upon the execution of the lease, and Round Top will be required to pay the remaining $97,800 upon submission of a supplemental plan of operations to conduct mining. Upon the sale of any minerals removed from the Round Top Project, Round Top will pay the State of Texas a $500,000 minimum advance royalty. Thereafter, if paying quantities of minerals are obtained, Round Top will be required to pay the State of Texas a production royalty equal to eight percent of the market value of uranium and other fissionable materials removed and

Texas Mineral Resources Corp.
Notes to Interim Consolidated Financial Statements
February 28, 2026
(Unaudited)

NOTE 3 — MINERAL PROPERTIES (cont.)

sold from the Round Top Project and six and one quarter percent of the market value of all other minerals removed and sold. If paying quantities have not been obtained, Round Top may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
September 2, 2025 – 2029	200	178,873

In August 2025, Round Top paid the State of Texas a delay rental to extend the term of the lease in an amount equal to $178,873.

November 2011 Lease

On November 1, 2011, the Company executed a mining lease with the State of Texas covering approximately 90 acres of land that is adjacent to the August 2010 Lease. Under the lease, the Company paid the State of Texas a lease bonus of $20,700 upon the execution of the lease. Upon the sale of minerals removed from the Round Top Project, Round Top will be required to pay the State of Texas a $50,000 minimum advance royalty. Thereafter, if paying quantities of minerals are obtained, Round Top will be required to pay the State of Texas a production royalty equal to eight percent of the market value of uranium and other fissionable materials removed and sold from the Round Top Project and six and one quarter percent of the market value of all other minerals. If paying quantities have not been obtained, Round Top may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
November 1, 2025 – 2029	200	18,000

In August 2025, Round Top paid the State of Texas a delay rental to extend the term of the lease in an amount equal to $18,000.

March 2013 Lease

On March 6, 2013, the Company purchased the surface lease at the Round Top Project, known as the West Lease, from the Southwest Wildlife and Range Foundation (since renamed the Rio Grande Foundation) for $500,000 cash and 1,063,830 shares of common stock valued at $500,000. The Company also agreed to support the Foundation through an annual payment of $45,000 for ten years to support conservation efforts within the Rio Grande Basin. The West Lease comprises approximately 54,990 acres. The purchase of the surface lease provides unrestricted surface access for the potential development and mining of the Round Top Project.

October 2014 Surface Option and Water Lease

On October 29, 2014, the Company announced the execution of agreements with the Texas General Land Office securing the option to purchase the surface rights covering the potential Round Top project mine and plant areas and, separately, a groundwater lease. The option to purchase the surface rights covers approximately 5,670 acres over the mining lease. Round Top may exercise the option for all or part of the option acreage at any time during the sixteen-year primary term of the mineral lease. The option can be maintained through annual payments of $10,000. The purchase price will be the appraised value of the surface at the time of option exercise. All annual payments have been made as of the date of this filing.

Texas Mineral Resources Corp.
Notes to Interim Consolidated Financial Statements
February 28, 2026
(Unaudited)

NOTE 3 — MINERAL PROPERTIES (cont.)

The ground water lease secures the right to develop the ground water within a 13,120-acre lease area located approximately 4 miles from the Round Top deposit. The lease terms include an annual minimum production payment of $5,000 prior to production of water for the operation. After initiation of production Round Top will pay $0.95 per thousand gallons or $20,000 annually, whichever is greater. This lease remains in effect so long as the mineral lease is in effect.

Other Mineral Properties

Potential Santa Fe Gold Corporation/Alhambra Project

In November 2021, the Company entered into a mineral exploration and option agreement with Santa Fe Gold Corporation (“Santa Fe”). Under the option agreement, the Company has the right to pursue a joint venture arrangement with Santa Fe to jointly explore and develop a target silver property to be selected by the Company among patented and unpatented mining claims held by Santa Fe within the Black Hawk Mining District in Grant County, New Mexico. Completion of a joint venture agreement, if any, is subject to the successful outcome of a multi-phase exploration plan leading to a bankable feasibility study to be undertaken in the near future by the Company and there can be no assurance that any joint venture agreement will be completed. Under the contemplated terms of the proposed joint venture agreement, the Company would be project operator and initially own 50.5% of the joint venture while Santa Fe would initially own 49.5%. Additional terms of the joint venture are to be negotiated between the Company and Santa Fe in the future.

Under the terms of the option agreement, the Company plans to conduct a district-wide evaluation among the patented and unpatented claims held by Santa Fe, as well as the area of interest, consisting of geologic mapping, sampling, trenching, radiometric surveying, geophysics, drilling and/or other methods as warranted. Based on the district-wide evaluation, the Company would designate a “project area or areas,” the size or sizes of which will be decided at the time, and commence development work. The property covered in the option agreement is approximately 1,600 acres and covers approximately 75% of the Black Hawk Mining District. The area to be studied also includes a two-mile radius “area of interest.” The term of the option is for so long as the Company continues to conduct exploration activities in the Project Area (although there can be no assurance that the Company will continue to conduct exploration activities in any future period, due to lack of financial resources or otherwise) and can be exercised on 60 days’ notice to Santa Fe. During the term of the option and subject to limited exceptions, Santa Fe has agreed not to transfer any portion of its patented and unpatented mining claims within the Black Hawk Mining District without granting the Company the right of first refusal.

Carlise Mine

In December 2024, Dan Gorski, our chief executive officer and a director, assigned all of his ownership interest in the Carlisle mine and related real estate to a wholly-owned subsidiary of the Company in consideration for a $75,000 promissory note, without interest, due and payable by the Company upon demand, secured by the property conveyed. Mr. Gorski acquired this property for $75,000 in 2022. The Carlisle mine and related real estate consist of the following:

•        Carlisle Millsite, patent No. 280, described as Section 12, township 17S, range 21W, comprising 5.00 acres, more or less;

•        Homestead Lode, patent No. 283, described as Section 12, township 17S, range 21W, comprising 17.91 acres, more or less;

•        Columbia Lode, patent No. 284, Described as Section 12, township 17S, range 21W, comprising 19.46 acres, more or less; and

Texas Mineral Resources Corp.
Notes to Interim Consolidated Financial Statements
February 28, 2026
(Unaudited)

NOTE 3 — MINERAL PROPERTIES (cont.)

•        Carlisle Lode, patent No. 279, described as Section 01, township 17S, range 21W, compromising 20.660 acres, more or less.

See Note 7 — Subsequent Events, for additional information.

NOTE 4 — RECLAMATION

In connection with a Minimum Impact Exploration Permit No. GR094EM issued by the New Mexico Mining and Minerals Division, the Company was required to provide an irrevocable standby letter of credit as financial support for reclamation costs. As of both February 28, 2026 and August, 31, 2025, there were $38,766 of outstanding letters of credit. The Company has legally pledged a certificate of deposit in the amount of $38,766, which is included in non-current restricted investments, for purposes of settling reclamation obligations that may become due.

NOTE 5 — SHAREHOLDERS’ EQUITY

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.01 per share, and 10,000,000 preferred shares with a par value of $0.001 per share.

All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders. Shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non- assessable shares. Holders of common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Company’s Board of Directors (the “Board”) out of funds legally available. In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

In February 2025, pursuant to the closing of $1,098,000 of debt financing in accordance with loan agreements, the Company issued unsecured promissory notes in the principal amount of $1,098,000 (which notes were converted in full into 3,660,000 shares of common stock in August 2025) and, as additional consideration for effecting the loans, the Company issued five-year warrants to purchase an aggregate of up to 10,980,000 shares of common stock. During the six months ended February 28, 2026, (i) holders exercised warrants to purchase 2,100,000 shares of the Company’s common stock at an exercise price of $0.30 per share (resulting in the Company receiving aggregate cash consideration of $630,000) and (ii) holders of warrants to purchase 8,880,000 shares of common stock exercised these warrants on a cashless, net issuance exercise basis and were issued 6,187,472 shares of common stock. As of February 28, 2026, no warrants issued in connection with the February 2025 transaction remain outstanding.

Because the warrants were previously classified within shareholders’ equity, the exercises (both on a cash and cashless basis) did not result in the recognition of any gain or loss in the Company’s consolidated statements of operations. The exercises were recorded as increases to common stock and additional paid-in capital.

On October 15, 2025, the Company issued an aggregate of 123,132 shares of common stock related to director fees earned and expensed during the year ended August 31, 2025.

During the quarter ended November 30, 2025, a total of 500,000 common stock options were exercised on a cashless basis into 257,407 shares of common stock. The common stock options had exercise prices of $1.31.

During the quarter ended November 30, 2025, the Company recognized stock compensation and a corresponding charge to additional paid-in capital in the amount of $87,000 for director’s fees earned during the quarter. The Company issued the related 111,729 shares of common stock in January 2026.

Texas Mineral Resources Corp.
Notes to Interim Consolidated Financial Statements
February 28, 2026
(Unaudited)

NOTE 5 — SHAREHOLDERS’ EQUITY (cont.)

In February, 2026, the Company entered into an option redemption-exchange agreement with a consultant whereby the consultant’s options to purchase 340,000 shares of Company common stock at an exercise price of $1.97 per share, issued by the Company to consultant in accordance with a consulting agreement dated August 31, 2013, as subsequently amended, were redeemed in full by the Company in exchange for the issuance by the Company of 45,250 shares of Company common stock.

During the quarter ended February 28, 2026, the Company recognized stock compensation and a corresponding charge to additional paid-in capital in the amount of $81,399 for director’s fees earned during the quarter. The Company issued the related 123,581 shares of common stock in March 2026.

NOTE 6 — RELATED PARTIES

In December 2024, the Company acquired an ownership interest in the Carlisle mine and related real estate from Dan Gorski, the Company’s chief executive officer and a director, in consideration for a promissory note in the amount of $75,000. See Note 3 — Mineral Properties and Note 7 — Subsequent Events, for additional information.

On January 12, 2026, Mr. Gorski (chief executive officer and director of the Company) assigned to the Company 157,686 shares of USAR common stock that were previously issued by USAR to Mr. Gorski, originally as an award of incentive units granted by USAR to Mr. Gorski in May 2020 and subsequently such award of incentive units automatically converted into USAR common stock in connection with the closing of the USAR business combination in March 2025 (“Business Combination”), for his personal services rendered with respect to advancing the Round Top project. These shares of USAR common stock, when issued to Mr. Gorski as an award of incentive units in May 2020, had nominal value. As the result of USAR completing its Business Combination, its shares of common stock commenced trading on The Nasdaq Stock Market LLC and, as such, the market value of the USAR shares transferred to the Company by Mr. Gorski, based on that closing price on the date the shares were actually received by the Company (a level 1 input), was approximately $3,480,000 and was recorded as additional paid-in capital. At February 28, 2026, these shares were marked to market and had a value of approximately $2,980,000 with an unrealized loss of approximately $500,000 recognized as an other (expense) in the consolidated statements of operations for the three and six months ended February 28, 2026.

NOTE 7 — SUBSEQUENT EVENTS

Entry into Merger Agreement

As previously announced in an 8-K filing with the SEC on March 5, 2026, the Company entered into an Agreement and Plan of Merger dated March 4, 2026 (“Merger Agreement”) with USAR, Hamer Merger Sub, Inc., a wholly owned subsidiary of USAR (“Merger Sub 1”), and Hamer Merger Sub, LLC, a wholly owned subsidiary of USAR (“Merger Sub 2”). Pursuant to the Merger Agreement, the Company will enter into a series of mergers with Merger Sub 1 and Merger Sub 2 that will result in the business of the Company being held by a wholly owned subsidiary of USAR, and the common stock of the Company being converted into the right to receive the merger consideration described below (“Transaction”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions found in the Merger Agreement, the following steps will occur as part of a single integrated transaction on the closing date of the Merger (“Closing”).

(a)     Merger Sub 1 will merge with and into the Company (the “First Merger”), the separate existence of Merger Sub 1 will cease, and the Company will be the surviving corporation of the Merger and a wholly owned subsidiary of USAR (such entity from and after the Merger, the “Surviving Corporation”);

Texas Mineral Resources Corp.
Notes to Interim Consolidated Financial Statements
February 28, 2026
(Unaudited)

NOTE 7 — SUBSEQUENT EVENTS (cont.)

(b)    the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger”), the separate existence of the Surviving Corporation will cease, and Merger Sub 2 will be the surviving company of the Merger and a wholly owned subsidiary of USAR that holds all of the assets of the Company;

(c)     all of the issued and outstanding shares of Company common stock prior to the effective time of the First Merger will be converted into the right to receive a fraction of a share of common stock of USAR determined as described below; and

(d)    USAR will issue to the holders of Company common stock an aggregate of 3,823,328 shares of USAR common stock pro rata according to the number of shares of Company common stock owned.

Under the Merger Agreement, each share of Company common stock that is issued and outstanding immediately prior to the effective time of the First Merger shall automatically be cancelled and cease to exist in exchange for the right to receive a fraction of a newly issued share of USAR common stock, equal to the total number of shares of Company common stock outstanding on the Closing divided by the 3,823,328 shares of USAR common stock being issued in the Transaction.

Our board of directors has approved and declared advisable the Merger Agreement and the Transaction and resolved to recommend that our stockholders approve the Merger Agreement, the Transaction and related matters.

In connection with the execution of the Merger Agreement, the Company and USAR entered into a voting and support agreement (each, a “Voting and Support Agreement”) with each member of the Company’s board of directors and each of the Company’s executive officers. Pursuant to the Voting and Support Agreements, among other things, all of the Company’s directors and executive officers agreed to vote all of their shares of Company common stock in favor of the various proposals related to the Transaction and the Merger Agreement and any other matters necessary or reasonably requested by USAR for consummation of the Transaction and against any action reasonably expected to impede, delay or materially and adversely affect the Transaction.

The Merger Agreement contains customary representations, warranties and covenants as well as conditions to Closing. One of the Closing conditions is that the Carlisle mine and related real estate is transferred to Mr. Gorski at or prior to Closing in consideration for the cancellation and discharge of the $75,000 promissory note owed by the Company to Mr. Gorski. Additionally, the Merger Agreement provides for termination rights and sets forth a termination fee equal to $3,250,000 owed by the Company to USAR under certain circumstances.

Sale of USAR Common Stock

On March 10, 2026, the Company sold its 157,686 shares of USAR common stock, assigned by Mr. Gorski to the Company on January 12, 2026, for total net proceeds of $2,999,000.

Other

Management evaluated subsequent events through April 14, 2026, the date the financial statements were available to be issued, and determined that no other material subsequent events occurred that would require adjustment to or disclosure in the accompanying consolidated financial statements.

Annex A

Dated March 4, 2026

Agreement and Plan of Merger

among

Texas Mineral Resources Corp.

as Company,

USA Rare Earth, Inc.

as Parent,

Hamer Merger Sub, Inc.

as First Merger Sub,

and

Hamer Merger Sub, LLC

as Second Merger Sub

Annex A-i

Exhibits
Exhibit A	Form of Certificate of Merger
Exhibit B	Surviving Corporation Certificate of Incorporation
Exhibit C	Form of Second Step Certificate of Merger
Exhibit D	Surviving Company Certificate of Formation

Annex A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of March 4, 2026, is by and among Texas Mineral Resources Corp., a Delaware corporation (the “Company”), USA Rare Earth, Inc., a Delaware corporation (“Parent”), Hamer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), and Hamer Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs” and each a “Merger Sub”). The Company, Parent and each of the Merger Subs are each referred to herein as a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the Merger Subs was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business, other than organizational matters, prior to the date hereof and has no, and prior to the Effective Time will conduct no business and will have no, assets, liabilities or obligations of any nature other than those incidental to its formation or incorporation, as applicable, or pursuant to this Agreement and the Mergers (as defined below);

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned Subsidiary of Parent, and each outstanding Company Share (other than Excluded Shares) shall be converted into the right to receive the Merger Consideration on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend that, as a second step in a single integrated transaction with the First Merger and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), that the Surviving Corporation (as defined below) be merged with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved this Agreement and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (the “Transactions”), including the Mergers, (c) resolved, on the terms and subject to the conditions set forth in this Agreement, to submit this Agreement to the Company’s stockholders for consideration at a meeting of Company’s stockholders and (d) resolved, on the terms and subject to the conditions set forth in this Agreement, to recommend that the holders of Company Shares adopt this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), the Board of Directors of First Merger Sub (the “First Merger Sub Board”), each have unanimously (a) determined that it is in the best interests of Parent and each Merger Sub, respectively, and declared it advisable, to enter into this Agreement and (b) approved this Agreement and the execution, delivery and performance of this Agreement by Parent and each Merger Sub, respectively, and the consummation by Parent and the Merger Subs, respectively, of the Transactions, including the Mergers; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition of, and inducement to, the willingness of Parent to enter into this Agreement, each member of the Company Board and each executive officer of the Company have entered into agreements to vote in favor of the Transactions with Parent (the “Voting and Support Agreements”);

WHEREAS, the Parties desire and intend that, for U.S. federal income tax purposes, the Mergers, taken together, will be treated as an integrated transaction, described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Intended Tax Treatment”); and

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WHEREAS, the Company, Parent and each Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, IT IS AGREED: in consideration of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.01 The Mergers.

(a) On the terms and subject to the satisfaction or waiver, as applicable, of the conditions set forth in this Agreement and in accordance with Section 251 the DGCL, at the Effective Time, First Merger Sub shall be merged with and into the Company and the separate corporate existence of First Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the First Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all of its property, rights, privileges, immunities, powers, franchises and authority shall continue unaffected by the First Merger, except as set forth in Article II.

(b) As part of a single integrated plan, promptly following the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware LLC Act, the Surviving Corporation shall be merged with and into Second Merger Sub and the separate corporate existence of the Surviving Corporation shall thereupon cease. Second Merger Sub shall be the surviving company in the Second Merger (the “Surviving Company”) and a wholly owned Subsidiary of Parent, and the separate corporate existence of Second Merger Sub with all of its property, rights, privileges, immunities, powers, franchises and authority shall continue unaffected by the Second Merger, except as set forth in Article II.

Section 1.02 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the First Merger (the “Closing”) shall be effected by the electronic exchange of signatures by electronic transmission or, if such exchange is not practicable, such Closing shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, NY 10020, at 10:00 A.M. (Eastern Time) on the fifth (5th) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the fulfillment or waiver of those conditions) is satisfied or waived by the Party entitled to the benefit thereof in accordance with this Agreement or at such other time, location or date as Parent and the Company shall mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.03 Effective Time.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company and Parent will cause a Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL, and make any other filings, recordings or publications required to be made by the Company or First Merger Sub under the DGCL. The First Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date or time as the Company and Parent shall agree in writing and such time shall be specified in the Certificate of Merger (the “Effective Time”).

(b) Promptly after the Effective Time, Second Merger Sub shall file a Certificate of Merger substantially in the form attached hereto as Exhibit C (the “Second Step Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the Delaware LLC Act, and make any other filings, recordings or publications required to be made by the Surviving Corporation or Second Merger Sub under the DGCL and Delaware LLC Act. The Second Merger shall become effective at the time when the Second Step Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date or time as the Company and Parent shall agree in writing and such time shall be specified in the Second Step Certificate of Merger (the “Second Effective Time”).

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Section 1.04 Effect of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers, franchises and authority of the Company and First Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) The Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all of the property, rights, privileges, immunities, powers, franchises and authority of the of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Company and all debts, liabilities, and duties of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company.

ARTICLE II

ORGANIZATIONAL DOCUMENTS
OF THE SURVIVING CORPORATION and the Surviving Company

Section 2.01 The Certificate of Incorporation of the Surviving Corporation; the Certificate of Formation of the Surviving Company.

(a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended and restated in its entirety to read as set forth in Exhibit B (the “Charter”) (and shall, by virtue of the First Merger, and without any further action by Parent, the Company, or Merger Sub, be the certificate of incorporation of the Surviving Corporation from and after the Effective Time), until thereafter amended as provided therein or by applicable Law.

(b) The certificate of formation of Second Merger Sub as in effect immediately prior to the Second Effective Time shall, at the Second Effective Time, be amended and restated in its entirety to read as set forth in Exhibit D (the “Certificate of Formation”) (and shall, by virtue of the Second Merger, and without any further action by Parent, the Company, or Merger Subs, be the certificate of formation of the Surviving Company from and after the Second Effective Time), until thereafter amended as provided therein or by applicable Law.

Section 2.02 The Bylaws; Limited Liability Company Agreement.

(a) The Parties shall take all actions necessary so that the bylaws of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended and restated in their entirety to be in the form of the bylaws of First Merger Sub in effect immediately prior to the Effective Time (the “Bylaws”).

(b) The Parties shall take all actions necessary so that the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time shall, at the Second Effective Time, be amended and restated in its entirety to be in the form of the limited liability company agreement of Second Merger Sub in effect immediately prior to the Second Effective Time (the “LLCA”), except that all references to Second Merger Sub’s name shall be replaced by references to “DyTb, LLC”, until thereafter amended as provided therein or by applicable Law.

ARTICLE III

DIRECTORS AND OFFICERS
OF THE SURVIVING CORPORATION and the surviving Company

Section 3.01 Directors. The Parties shall take all actions necessary so that the members of the First Merger Sub Board immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

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Section 3.02 Officers. The Parties shall take all actions necessary such that (a) the officers of First Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly appointed or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws; and (b) the officers of Second Merger Sub immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Surviving Company until their successors have been duly appointed or until their earlier death, resignation or removal in accordance with the Certificate of Formation and the LLCA.

ARTICLE IV

EFFECT OF THE MERGERs ON Securities;
EXCHANGE OF CERTIFICATES

Section 4.01 Effect on Securities. At the Effective Time, as a result of the First Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the Parties:

(a) Each share of the common stock, par value $0.01 per share, of the Company (each a “Company Share,” and collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares, Company Shares owned by Parent, any Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Company Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case, not held on behalf of third parties (each an “Excluded Share”)) shall be converted into, and become exchangeable for, the right to receive that portion of a validly issued, fully paid and nonassessable Parent Share equal to the Exchange Ratio (the “Merger Consideration”), subject in all events to Section 4.02(f). At the Effective Time, all of the Company Shares (other than Excluded Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each certificate (a “Certificate”) formerly representing any of the Company Shares, and each uncertificated Company Share represented by book entry (each, a “Book Entry Company Share”), other than in each case those representing Excluded Shares, shall thereafter represent only the right to receive, without interest, (A) the Merger Consideration and (B) the right, if any, to receive (1) pursuant to Section 4.02(f) cash in lieu of fractional Parent Shares into which such Company Shares have been converted pursuant to this Section 4.01(a) and (2) any distribution or dividend payable pursuant to Section 4.02(d) (if any).

(b) Each Company Share that is an Excluded Share shall be cancelled and shall cease to exist, with no consideration paid in exchange therefor.

(c) At the Effective Time, each share of common stock, par value $0.01 per share, of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares, collectively, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Subject to the terms and provisions of this Agreement, at the Second Effective Time, and by virtue of the Second Merger and without any action on the part of Parent, Merger Subs or the Company or any holder of securities of Parent, Merger Subs or the Company, each share of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled without any consideration therefor and each limited liability company interest of Second Merger Sub shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving Company.

Section 4.02 Exchange of Company Shares.

(a) At or prior to the Effective Time, Parent shall enter into an agreement in form and substance reasonably acceptable to the Company with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the aggregate Merger Consideration in respect of the Company Shares in accordance with this Article IV. Promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, to be held in trust for the benefit of the holders of Company Shares, (i) the number of Parent Shares equal to the aggregate Merger Consideration (excluding any consideration pursuant to Section 4.02(f)), (ii) any cash proceeds from the sale of fractional Parent Shares pursuant to Section 4.02(f), and (iii) as necessary from time to time after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the Parent Shares to be issued or to be paid pursuant to Section 4.02(d), in exchange for Company Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits

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of lost, stolen or destroyed Certificates in lieu thereof as provided in Section 4.02(h)) or Book Entry Company Shares pursuant to the provisions of this Article IV (such cash, certificates for Parent Shares and evidence of Book Entry Parent Shares, together with the amount of any dividends or other distributions payable pursuant to this Article IV with respect thereto, in the aggregate, the “Exchange Fund”). The Exchange Agent shall invest the cash available in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature and shall not affect the amounts payable to holders of Company Shares. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.01(a) shall be promptly returned to Parent. The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Book Entry Company Shares and shall obtain no rights or interests in the shares represented thereby.

(b) As promptly as reasonably practicable after the Effective Time but in no event later than five (5) Business Days thereafter, Parent shall instruct the Exchange Agent to mail to each holder of record of Company Shares (other than Excluded Shares) that are evidenced by Certificates or Book Entry Company Shares not held through the Depository Trust Company (“DTC”) (i) a letter of transmittal which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Company Shares shall pass only upon delivery of the Certificates (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificates as provided in Section 4.02(h)) or transfer of the Book Entry Company Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Company Shares) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificates) or transferring the Book Entry Company Shares to the Exchange Agent in exchange for the Merger Consideration and any cash paid in lieu of fractional Parent Shares payable pursuant to Section 4.02(f) and any dividends or distributions, in each case, which the holder has the right to receive pursuant to Section 4.02(d). With respect to Book Entry Company Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date but in no event later than five (5) Business Days thereafter, upon surrender of Company Shares (other than Excluded Shares) held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, any cash in lieu of fractional Parent Shares pursuant to Section 4.02(f) and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement, including pursuant to Section 4.02(d).

(c) Procedures for Surrender.

(i) After the Effective Time, and (A) upon surrender to the Exchange Agent of Company Shares (other than Excluded Shares) that are Certificates, by physical surrender of such Certificates (or affidavit of lost, stolen or destroyed Certificate in lieu of a Certificate, as provided in Section 4.02(h)) in accordance with the terms of the letter of transmittal and accompanying instructions, (B) upon the transfer of Company Shares (other than Excluded Shares) that are Book Entry Company Shares not held through DTC, in accordance with the terms of the letter of transmittal and accompanying instructions (including the delivery of any other documents the Exchange Agent may reasonably require), or (C) upon the transfer of Company Shares (other than Excluded Shares) that are Book Entry Company Shares held through DTC, including by delivery of an “agent’s message,” in accordance with DTC’s customary procedures and such other procedures as agreed by Parent, the Exchange Agent and DTC, the holder of such Company Shares shall be entitled to receive in exchange therefor, and Parent and the Surviving Company shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable but in no event later than five (5) Business Days thereafter, (1) the number of Certificates of Parent Shares or Book Entry Parent Shares representing, in the aggregate, the whole number of shares that such holder has a right to receive pursuant to Section 4.01(a), (2) any dividends or other distributions payable pursuant to Section 4.02(d), and (3) any cash in lieu of fractional Parent Shares payable pursuant to Section 4.02(f), if applicable.

(ii) In the event of a transfer of ownership of Company Shares that are not registered in the transfer records of the Company, the Exchange Agent may make payment of the proper amount of Merger Consideration to such transferee if (A) in the case of Book Entry Company Shares, written instructions authorizing the transfer of the Book Entry Company Shares are presented to the Exchange Agent, (B) in the case of Certificates, the Certificates formerly representing such Company Shares are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Certificates, in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid

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or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any Parent Shares are to be delivered to a Person other than the holder in whose name any Company Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of Parent Shares to a Person other than the registered holder of any Company Shares, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

(iii) No interest shall be paid or accrue on any cash payable upon surrender of the Company Shares. Any Certificate that has been surrendered shall be voided and cancelled by the Exchange Agent.

(d) Distributions with Respect to Unexchanged Company Shares. All Parent Shares to be issued pursuant to the First Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by Parent in respect of Parent Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Shares constituting Merger Consideration issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Shares shall be paid to any holder of any unsurrendered Certificate or untransferred Book Entry Company Share until such Certificate (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificate as provided in Section 4.02(h)) or Book Entry Company Share is transferred for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificate as provided in Section 4.02(h)) or transfer of such Book Entry Company Share that has been converted into the right to receive the Merger Consideration, there shall be issued and/or paid to the holder of the certificates representing whole Parent Shares (or as applicable, Book Entry Parent Shares) issued in exchange therefor, without interest, (i) at the time of such surrender or transfer, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Shares (and not previously paid) and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Shares with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to surrender or transfer, as applicable.

(e) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. After the Effective Time, the holders of any Certificate or Book Entry Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificate or Book Entry Company Share is presented to the Surviving Company, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the aggregate Merger Consideration (and to the extent applicable, cash in lieu of fractional Parent Shares payable pursuant to Section 4.02(f) and/or any dividends or other distributions pursuant to Section 4.02(d)) to which the holder thereof is entitled pursuant to this Article IV.

(f) Fractional Company Shares. Notwithstanding any other provision of this Agreement, no fractional Parent Shares will be issued and any holder of Company Shares entitled to receive a fractional Parent Share (determined after aggregating all Company Shares with respect to such holder) but for this Section 4.02(f) shall be entitled to receive a cash payment in lieu thereof, without interest, that shall be calculated by the Exchange Agent and shall be an amount (rounded to the nearest cent) representing such holder’s proportionate interest in the cash proceeds (net of all commissions, transfer Taxes and other out-of-pocket costs and expenses of the Exchange Agent incurred in connection with such sales) from the aggregation and sale by the Exchange Agent of Parent Shares representing the fractional Parent Shares (rounded to the nearest whole share) that would otherwise be issued on behalf of all such holders that would otherwise be entitled to receive such fractional Parent Shares. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Shares. The Parties acknowledge that payment of such cash consideration in lieu of issuing fractional Parent Shares is not separately bargained-for consideration, but merely represents a mechanical rounding off in accordance with Section 155 of the DGCL for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Parent Shares) that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall, subject to applicable Law, be delivered to Parent. Any holder of Company Shares (other than Excluded Shares) who has theretofore not complied with this Article IV shall thereafter look only to Parent or the Surviving Company for delivery of any Merger Consideration (and to the extent applicable,

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cash in lieu of fractional Parent Shares payable pursuant to Section 4.02(f) and/or any dividends or other distributions pursuant to Section 4.02(d)), payable and/or issuable pursuant to Section 4.02 upon due surrender of their Certificates (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificates as provided in Section 4.02(h)) or transfer of Book Entry Company Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Surviving Company, Parent, Merger Subs, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in a reasonable amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against Parent, the Exchange Agent or any of Parent’s Subsidiaries (including, the Surviving Corporation or the Surviving Company) with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration, and (to the extent applicable) any cash pursuant to Section 4.02(f) or unpaid dividends or other distributions pursuant to Section 4.02(d), that would have been payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(i) No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time or the limited liability company interests of the Surviving Company with a record date after the Second Effective Time will be paid to the holder of any unsurrendered Certificates or Book Entry Company Shares.

Section 4.03 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Company Shares pursuant to, and who complies in all respects with, all provisions of Section 262 of the DGCL (such shares, “Appraisal Shares” until such time as such Person fails to perfect, effectively withdraws, waives or otherwise loses such Person’s appraisal rights under the DGCL with respect to his or her Appraisal Shares, at which time such shares shall cease to be Appraisal Shares, as applicable) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 4.01(a), but rather the holders of Appraisal Shares shall be entitled in lieu thereof only to those rights provided to Persons holding Appraisal Shares under Section 262 of the DGCL, including the right to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares as determined in accordance with and to the extent provided thereby (it being understood and acknowledged that at the Effective Time, such Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the rights afforded by Section 262 of the DGCL); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL with respect to Appraisal Shares, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL with respect to any Company Shares, then the right of such holder to seek appraisal of such Company Shares shall cease and such Company Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, without interest (and to the extent applicable, cash in lieu of fractional Parent Shares payable pursuant to Section 4.02(f) and/or any dividends or other distributions pursuant to Section 4.02(d)). Prior to the Effective Time, the Company shall give prompt notice, and in any event within two (2) Business Days of receipt, to Parent of any demands received by the Company for appraisal of any Company Shares and any withdrawals of such demands and of any other communications received by the Company pursuant to Section 262 of the DGCL, and Parent shall participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 4.04 Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Company Shares or securities convertible or exchangeable into or exercisable for Company Shares or the issued and outstanding Parent Shares or securities

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convertible or exchangeable into or exercisable for Parent Shares, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), split-up, combination, exchange of shares, readjustment, reorganization, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change and as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided that nothing in this Section 4.04 shall be construed to permit the Company or Parent to take any of the foregoing actions with respect to its securities to the extent otherwise prohibited by the terms of this Agreement.

Section 4.05 Termination of Company Stock Plan. On or prior to the date hereof, the Company, the Company Board, or the appropriate committees of the Company Board, as applicable, have adopted any resolutions and taken, or caused to be taken, any actions which are necessary or appropriate to terminate the Company Stock Plan.

Section 4.06 Withholdings. Notwithstanding anything in this Agreement to the contrary, each of the Company, Parent, Merger Subs, the Surviving Corporation, the Surviving Company, the Exchange Agent, and any other “withholding agent” under U.S. federal, state, local or foreign Tax Law, shall be entitled to deduct and withhold from such amounts payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of any such payments under any provision of any applicable Law, including the Code, the Treasury Regulations or any other provision of U.S. federal Tax Law, or under any provision of state, local or foreign Tax Law. Any amount deducted or withheld pursuant to this Section 4.06, and paid over to the appropriate Taxing Authority, shall be treated as having been paid to the Person in respect of which such deduction or withholding was made.

Section 4.07 Tax Treatment of the Mergers. For U.S. federal income tax purposes, the Mergers, taken together, are intended to qualify for the Intended Tax Treatment. The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations, (ii) agree to file and retain such information with respect to the Mergers as shall be required under Section 1.368-3 of the Treasury Regulations, and (iii) agree to file all Tax and other informational returns with respect to the Mergers on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the Parties acknowledge and agree that each such Party (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Mergers are determined not to qualify for the Intended Tax Treatment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties of the Company. Except as set forth in the Company Reports publicly filed with the SEC on or after January 1, 2025, and no later than two (2) Business Days prior to the date of this Agreement (without giving effect to any amendment to any such Company Reports filed on or after the date that is two (2) Business Days prior to the date of this Agreement) (excluding, in each case, any disclosures set forth in any risk factor Section or in any other Section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) it being agreed that nothing disclosed in the Company Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(d)(ii), Section 5.01(j)(iv), Section 5.01(t) or, subject to Section 9.12, in the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Subs that:

(a) Organization, Good Standing and Qualification. The Company and each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company and each Subsidiary of the Company is qualified or licensed to do business and is in good standing to do business as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not constitute a Company Material

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Adverse Effect. The Company has, at least two (2) Business Days prior to the execution of this Agreement, made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect. The Company and its Subsidiaries are not in breach, default, or violation of their respective certificates of incorporation and bylaws or comparable governing documents in any material respect. Section 5.01(a) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each Subsidiary of the Company and jurisdiction where the Company and its Subsidiaries are organized, formed, or incorporated. No Subsidiary of the Company owns or has any outstanding right or interest in any Company Shares.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 110,000,000 shares of stock, of which 100,000,000 shall be Company Shares and 10,000,000 shall be shares of preferred stock, par value $0.001 per share (“Company Preferred Shares”). As of the close of business on March 2, 2026 (the “Capitalization Date”), (A) 88,216,112 Company Shares were issued and outstanding (not including Company Shares held in treasury), (B) no Company Shares were held in treasury, (C) no Company Preferred Shares were issued or outstanding, (D) no Company Shares were issued and outstanding pursuant to awards granted, or reserved and available for issuance, under the Company Stock Plan and (E) (1) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and (2) there are no other equity interests or securities convertible into or exchangeable for Company Shares or equity awards pursuant to which Company Shares are issuable, reserved for issuance or outstanding. All issued and outstanding Company Shares are, and any additional Company Shares issued after the Capitalization Date in accordance with Section 6.01(a) will be, duly authorized, validly issued, fully paid and non-assessable. Each of the outstanding shares of capital stock or other securities of each of the Subsidiaries of the Company is duly authorized, validly issued, fully paid and non-assessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of all Liens (other than Permitted Liens). Except as set forth above in Section 5.01(b)(i), for changes after the date of this Agreement in compliance with Section 6.01(a) or consented to by Parent in writing, there are no (A) shares of capital stock or other securities of, or ownership interests in, the Company or any Subsidiary of the Company, (B) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of or ownership interests in the Company or any Subsidiary of the Company, (C) preemptive or other outstanding rights, options, warrants, subscriptions, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that (1) give any Person the right to purchase, subscribe or acquire from the Company or any Subsidiary of the Company or (2) obligate the Company or any Subsidiary of the Company to issue or sell, any capital stock, securities of, or ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or securities of, or ownership interests in, the Company or any Subsidiary of the Company, or (D) obligations of the Company or any Subsidiary of the Company to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed, or otherwise acquired any capital stock or securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or securities of, or ownership interests in, the Company or any Subsidiary of the Company. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no dividends or distributions that have been declared by the Company. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the voting of or restricting the transfer of the capital stock or other equity interests of the Company or any Subsidiary of the Company.

(ii) Section 5.01(b)(ii) of the Company Disclosure Letter sets forth each Subsidiary of the Company that is not wholly owned by the Company or another wholly owned Subsidiary of the Company and, in each case, the respective jurisdiction of organization, a statement of the capitalization and the name of every other equity holder (or Person holding a right to acquire equity) of such Subsidiary of the Company.

(iii) Section 5.01(b)(iii) of the Company Disclosure Letter sets forth a complete and correct list of each Person in which the Company or any Subsidiary of the Company holds any shares or other equity interests, other than the Subsidiaries of the Company and RT (each, a “Company Invested Entity”), including the portion of the equity interests of such entities held by the Company or the applicable Subsidiary of the Company, and the respective jurisdiction of incorporation or organization of each Company Invested Entity. The Company or a Subsidiary of the Company, as set forth in Section 5.01(b)(iii) of the Company Disclosure Letter, owns, of record and beneﬁcially, all

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shares and other equity interests in each such Person listed as owned by it in Section 5.01(b)(iii) of the Company Disclosure Letter, free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 5.01(b)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any (A) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person other than the Subsidiaries of the Company, or (B) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person. The Company has made available to Parent as of the date of this Agreement complete and correct copies of the organizational documents of each Company Invested Entity and all stockholders’ or similar agreements with respect to each Company Invested Entity, each as amended prior to the execution of this Agreement and each organizational documents and stockholders’ or similar agreement, as made available to Parent, is in full force and eﬀect, and neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of such organizational documents or stockholders’ or similar agreement.

(c) Corporate Authority; Approval.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each other Ancillary Agreement to which it is a party and to consummate the Transactions, subject only to the adoption of this Agreement by the holders of a majority of the voting power of the issued and outstanding Company Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). The Requisite Company Vote is the only vote of the holders of capital stock of the Company that is necessary under applicable Law, OTC rules, and the Company’s certificate of incorporation and bylaws to adopt, approve and authorize this Agreement and the Transactions. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by the Company and, assuming due execution and delivery by each of Parent and Merger Subs, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board has, at a meeting duly called and held, (A) approved this Agreement and declared advisable and in the best interest of its stockholders, the acquisition of the Company by Parent by means of the Mergers, and resolved subject to Section 6.02, to recommend the adoption of this Agreement to the holders of Company Shares (the “Company Recommendation”), (B) approved the inclusion of the Company Recommendation in the Prospectus/Proxy Statement, subject to Section 6.02, and (C) directed that this Agreement be submitted to the holders of Company Shares for their adoption. The Company Board has taken all necessary action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, the Ancillary Agreements or the consummation of the Transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.03, (B) under any applicable national, federal, state or foreign applicable Laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purposes or effect of monopolization, lessening of competition or restraint of trade (the “Antitrust Laws”), the Exchange Act and the Securities Act, (C) required to be made with the OTC, and (D) under state securities, takeover and “blue sky” Laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any U.S. or foreign governmental or regulatory authority, agency, commission, division, department, autonomous constitutional body, instrumentality, official, ministry, organization, unit, body, court or other legislative, executive or judicial governmental entity or self-regulatory organization, including the OTC (each, a “Governmental Entity”), in connection with the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Mergers and the other Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not constitute a Company Material Adverse Effect.

(ii) The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party do not, and the consummation of the Mergers and the other Transactions will not, (A) with or without notice, lapse of time or both, contravene, conflict with or result in a breach or violation of, or default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents

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of any of its Subsidiaries, (B) with or without notice, lapse of time or both, constitute or result in a breach or violation of, a termination (or right of termination), a cancellation (or right of cancellation) or default under, the creation or acceleration of any obligations under, the loss or reduction of any benefits under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to (1) any Material Contract; (2) any License necessary to conduct its business as presently conducted; or (3) assuming (solely with respect to performance of this Agreement and the consummation of the Mergers and the other Transactions) compliance with the matters referred to in Section 5.01(d)(i) and obtaining the Requisite Company Vote, any Law to which the Company or any of its Subsidiaries is subject, (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, or (D) give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or its Subsidiaries or any of their respective assets or properties, except, in the case of clauses (B), (C) or (D) above, for any such breach, conflict, violation, termination, default, creation, acceleration, loss, Lien, right or change that would not constitute a Company Material Adverse Effect.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, prospectuses, registration statements, reports, schedules and documents (including exhibits and other information incorporation therein) required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2023 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments and supplements thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (or in the case of a registration statement under the Securities Act, at the time such registration statement was declared effective by the SEC or in the case of proxy materials, at the time of the relevant meeting) complied, or if not yet filed or furnished, will when so filed or furnished comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the OTC or the SEC with respect to any Company Reports and none of the Company Reports (other than confidential treatment requests) is, to the Company’s Knowledge, the subject of ongoing OTC or SEC review. There are no internal investigations, or, to the Knowledge of the Company, any OTC or SEC inquiries or investigations or other governmental inquiries or investigations pending or, threatened, in each case regarding any accounting practices of the Company. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), and in the case of a registration statement under the Securities Act, at the time such registration statement was declared effective by the SEC and in the case of proxy materials, at the time of the relevant meeting, the Company Reports did not, and none of the Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will when so filed or furnished, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company is in compliance in all material respects with the applicable listing and corporate governance standards, rules and regulations of the OTC.

(ii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that (i) all material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the OTC and the SEC and other public disclosure documents (including auditors and the audit committee of the Company Board as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act) and is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended August 31, 2025. The Company maintains internal control over financial reporting (as defined in and meeting the requirements of Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, as applicable, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of

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financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries, as applicable, are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or any of its Subsidiaries’, as applicable, assets that could have a material effect on its financial statements. There (1) are no significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s, ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting, (2) is not, and since the Applicable Date, has not been any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and (3) is not, and since the Applicable Date, has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. The Company has made available to Parent as of the date of this Agreement a summary of any such disclosure made by management to the Company’s independent registered public accounting firm and audit committee since the Applicable Date.

(iii) Each of the financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, comprehensive income, changes in equity and cash flows included in or incorporated by reference into the Company Reports, including any related notes and schedules, fairly presents in all material respects, the results of operations, cash flows, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iv) Neither the Company nor any of its Subsidiaries has, since the Applicable Date, received any material, written unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has, to the Knowledge of the Company, reported in writing credible evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel, Chief Executive Officer or Chief Financial Officer of the Company.

(v) The Company Shares are listed and quoted for trading on the OTCQB and the Company has not taken any action which would reasonably be expected to result in the delisting or suspension of the Company Shares on or from OTCQB and the Company is currently in compliance in all material respects with the applicable listing, corporate governance, and other standards, rules, policies and regulations of applicable securities Laws and the standards, rules, regulations and policies of the OTCQB to which the listing and quotation for trading of the Company Shares is subject.

(f) Absence of Certain Changes.

(i) Since August 31, 2025, except for the negotiation of, and entry into, this Agreement and the Ancillary Agreements, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects.

(ii) Since August 31, 2025, through the date of this Agreement, there has not been any Company Material Adverse Effect.

(iii) Since August 31, 2025, through the date of this Agreement, there has not been any action taken by the Company or event that would have required the consent of Parent pursuant to Section 6.01 had such covenant applied after August 31, 2025.

(g) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, charges, complaints, inquiries, audits, examinations, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which

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would, individually or in the aggregate, reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity, except in each case for those that would not constitute a Company Material Adverse Effect. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, known or unknown, asserted or unasserted, absolute, determined, determinable or otherwise, and whether or not accrued other than: (i) liabilities or obligations disclosed and provided for in the most recent balance sheet included in the Company Reports or in the notes to such balance sheet; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Reports; (iii) liabilities or obligations incurred in connection with the Transactions; and (iv) liabilities or obligations that would not constitute a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, oﬀ-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Aﬃliate, including any structured ﬁnance, special purpose or limited purpose entity or Person, on the other hand) or any “oﬀ-balance sheet arrangements” (as deﬁned in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or eﬀect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries, in the Company’s consolidated financial statements or the Company Reports.

(h) Title to Assets; Sufficiency. The Company and its Subsidiaries have good and valid title to all material tangible assets owned by them as of the date of this Agreement, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Balance Sheet”) filed by the Company with the SEC prior to the date hereof, except for tangible assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, free and clear of all Liens other than Permitted Liens, except where such failure would not constitute a Company Material Adverse Effect. All facilities, machinery, equipment, fixtures, vehicles and other tangible personal properties and tangible assets owned, leased or used by the Company and its Subsidiaries: (i) are adequate and sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries as currently conducted; and (ii) are in good operating condition, subject to normal wear and tear and reasonably fit and usable for the purposes for which they are being used.

(i) Employee Benefits.

(i) Section 5.01(i)(i) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each Company Benefit Plan. No Company Benefit Plan is maintained outside of the United States for the benefit of current and former service providers of the Company or any of its Subsidiaries who are situated outside of the United States or otherwise is subject to the Laws of any Governmental Entity other than those of the United States.

(ii) With respect to each Company Benefit Plan, the Company has made available to Parent accurate and complete copies of the following items (in each case, only if applicable): (A) plan documents and all related trust agreements, insurance contacts, or other funding arrangements or other documentation embodying or governing the terms of such Company Benefit Plan; (B) written descriptions of the material terms of any Company Benefit Plans that are not set forth in writing; (C) the most recent summary plan description together with the summary or summaries of material modifications thereto; (D) the most recent financial statement and actuarial valuation report prepared in respect thereof, (E) the most recently filed Form 5500 annual report (with all applicable attachments) or other annual report required to be filed with any Governmental Entity; (F) all material, nonroutine correspondence to or from any Governmental Entity received in the last three (3) years with respect to any Company Benefit Plan; and (G) copies of the most recent IRS determination letter or opinion with respect to each such Company Benefit Plan.

(iii) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received or is entitled to rely on a favorable determination letter or opinion to that effect from the IRS, and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or opinion letter from the IRS that would adversely affect the qualification of any such Company Benefit Plan.

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(iv) Except as would not constitute a Company Material Adverse Effect, (A) each Company Benefit Plan has been maintained in compliance with its terms and all applicable Laws, including ERISA and the Code, (B) there are no pending or, to the Knowledge of the Company, threatened actions, disputes, suits, claims, arbitrations or legal, administrative or governmental action against any Company Benefit Plan, any fiduciary thereof, the Company or any of its Subsidiaries (other than claims for benefits in the ordinary course), and (C) all contributions, premiums and any other payments required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan have been made, or have been properly accrued for, on or before their applicable due dates.

(v) To the Knowledge of the Company none of the Company, nor any of its Subsidiaries, nor any officer of the Company or of any of its Subsidiaries nor any of the Company Benefit Plans, any trusts created thereunder or any trustee or administrator or “party in interest” or “disqualified person” with respect to a Company Benefit Plan, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject any Company Benefit Plan, the Company, any of its Subsidiaries or any officer of the Company or of any Subsidiary to any Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

(vi) Neither the Company nor any of its Subsidiaries has any liability in respect of, and no Company Benefit Plan provides for, post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any or its Subsidiaries (or any beneficiary thereof), other than for continuation coverage required to be provided pursuant to Section 4980B of the Code or any local applicable Laws at the retired, former, or current employee’s sole expense.

(vii) Neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, sponsors, maintains or contributes to, or has any liability with respect to, or has ever sponsored, maintained, contributed to, been required to contribute to, or had liability with respect to any Multiemployer Plan, any other “employee pension benefit plan,” as defined in Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, any “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or Section 413(c) of the Code, or any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA (in all cases, whether or not subject to ERISA). No liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full.

(viii) The execution and delivery of this Agreement, the Requisite Company Vote or other approval of this Agreement, and the consummation of the Transactions will not, either alone or in combination with another event: (A) result in the accelerated vesting or payment of, or any increase in, or in the funding (through a grantor trust or otherwise) of, any compensation or benefits to any present or former employee, consultant or director, officer or independent contractor of the Company or any of its Subsidiaries; (B) result in the entitlement of any present or former employee, consultant, director, officer or independent contractor of the Company or any of the Subsidiaries to any compensation or benefits; (C) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; (D) result in any forgiveness of Indebtedness or obligation to fund benefits with respect to any such employee, director, officer, consultant or independent contractor of the Company or any of its Subsidiaries; or (E) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plan.

(ix) The execution and delivery of this Agreement, the Requisite Company Vote or other approval of this Agreement, and the consummation of the Transactions will not, either alone or in combination with another event, could result in the payment, provision, or retention of any amount that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or be nondeductible under Section 4999 of the Code.

(x) Neither the Company nor any of its Subsidiaries has an obligation to gross-up or otherwise reimburse any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries for any Taxes or interest or penalty related thereto incurred by such individual under Section 409A of the Code, Section 4999 of the Code, or otherwise.

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(j) Compliance with Laws.

(i) The Company and its Subsidiaries are and have at all times in the past three (3) years been in compliance with all and have not violated or defaulted under any applicable U.S. federal, state, local, territorial, municipal, provincial or foreign laws, statutes, acts, constitutions, edicts, ordinances, treaties, conventions, codes, common laws or any rules, regulations, standards, judgments, rulings, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits issued, promulgated, adopted or applied by any Governmental Entity (collectively, “Laws”), except for violations that would not constitute a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.05, no investigation, examination, audit, review or other proceeding by any Governmental Entity with respect to the Company or any of its Subsidiaries is, to the Knowledge of the Company, pending or threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except, in each case, as would not constitute a Company Material Adverse Effect. Except as would not constitute a Company Material Adverse Effect, (x) the Company and its Subsidiaries, have each obtained and is in compliance with all permits, certifications, approvals, registrations, consents, decrees, classifications, waivers, approvals, authorizations, franchises, variances, exemptions, allowances, credits and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted (y) the Company and its Subsidiaries have paid all fees and assessments due and payable in connection therewith, and (z) all such Licenses are valid and in full force and effect and no suspension or cancellation of any of the Licenses is pending or, to the Knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Licenses, except, in each case, where such failure would not constitute a Company Material Adverse Effect.

(ii) (A) The Company, its Subsidiaries, their respective directors, officers and employees and, to the Knowledge of the Company or its Subsidiaries, their respective agents are, and at all times in the past three (3) years have been, in compliance with the Anti-Corruption Laws and the Trade Laws, (B) the Company and its Subsidiaries have developed and currently implement a compliance program that includes corporate policies and procedures designed to ensure compliance with the Anti-Corruption Laws and the Trade Laws, (C) there have been no voluntary disclosures by the Company or any of its Subsidiaries under any Anti-Corruption Law or Trade Law, (D) no Governmental Entity has notified the Company or any Subsidiary of the Company in writing of any actual or alleged violation or breach of any Anti-Corruption Law or Trade Law, (E) neither the Company nor any Subsidiary of the Company has undergone or is undergoing any audit, review, inspection, survey or examination of records or, to the Company’s Knowledge, investigation, relating to the Company’s or any such Subsidiary’s compliance with any Anti-Corruption Law or Trade Law, (F) neither the Company nor any Subsidiary of the Company nor any of their respective directors, officers, employees or, to the Company’s Knowledge, agents has been or is now under any administrative, civil or criminal charge or indictment or, to the Company’s Knowledge, investigation alleging non-compliance with the Anti-Corruption Laws or the Trade Laws, and (G) since the Applicable Date, neither the Company nor any Subsidiary of the Company nor any of their respective directors, officers, employees or, to the Company’s Knowledge, agents has been or is now a party to any administrative or civil litigation alleging noncompliance with any Anti-Corruption Law or Trade Law.

(iii) Neither the Company nor any of its Subsidiaries, nor any director, officer or employee of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any agent or other Person acting for, on behalf of, or at the direction of the Company or any of its Subsidiaries has provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official, political party or candidate for government office, for the purpose of:

(A) influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of the Company or its Subsidiaries; or

(B) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person.

(iv) Neither the Company, its Subsidiaries nor any of their respective officers, managers, directors, employees or, to the Knowledge of the Company, agents or other Representatives, is a Person that is, or is owned or controlled by Persons that are, (i) the subject or target of any sanctions implemented, administered or

Annex A-15

enforced by the United States (including, but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce and the U.S. Department of State), the United Nations Security Council, the European Union and any Member State of the European Union, His Majesty’s Treasury in the United Kingdom, or any other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized, or resident in a country, region or territory that is the target of Sanctions (including, currently, Cuba, Iran, North Korea, Syria and the Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic Regions of Ukraine) (hereinafter, each, a “Sanctioned Country”). Neither the Company, its Subsidiaries nor any of their respective officers, managers, directors or, to the Knowledge of the Company, employees, agents or other Representatives is or has been, since April 24, 2019, engaged in any dealings or transactions, directly or indirectly, with or involving any Person, or in or involving any Sanctioned Country, that at the time of such dealing or transaction is or was the subject or target of Sanctions. Neither the Company, its Subsidiaries and their respective directors, officers, employees, and, to the Knowledge of the Company, consultants and Representatives has, since April 24, 2019, made any disclosure (voluntary or otherwise) with respect to an apparent or actual violation of Sanctions or Trade Laws or has been the subject of any actual or, to the knowledge of the Company, any asserted or threatened charge, claim, proceeding, action, investigation or inquiry with respect to potential or actual violations of Sanctions or Trade Laws. The Company, its Subsidiaries, and their respective officers, managers, directors, employees or, to the Knowledge of the Company, any Representatives have at all times complied with, are in compliance with, and shall remain in compliance with all applicable Sanctions and Trade Laws, and have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance with Sanctions and Trade Laws.

(k) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, the Company Shares, the Mergers or the other Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

(l) Environmental Matters. Except as would not constitute a Company Material Adverse Effect:

(i) In the past three (3) years, the Company and each Subsidiary of the Company has been in compliance with all Environmental Laws, which compliance includes, but is not limited to, obtaining all Licenses and other governmental authorizations required under Environmental Laws for the conduct of their respective businesses (the “Environmental Permits”), and complying with the terms and conditions thereof. Since the Applicable Date, (A) neither the Company nor any Subsidiary of the Company has received any written communication alleging that the Company or any Subsidiary of the Company is not in such compliance, and (B) to the Knowledge of the Company, there is no reasonable basis for the revocation, adverse modification, or non-renewal of any Environmental Permits held by the Company or any Subsidiary of the Company, or for the denial of any pending application for, or modification of the proposed terms of, any Environmental Permit necessary for the Company or any Subsidiary of the Company to operate as currently planned.

(ii) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company, or to the Knowledge of the Company against any Person whose liability for any Environmental Claim the Company or any Subsidiary of the Company has retained or assumed either contractually or by operation of law.

(iii) To the Knowledge of the Company, there are no Hazardous Substances at, in, under or migrating to or from properties owned or leased by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any Mining Rights that require investigation, control, monitoring, removal, restoration, rehabilitation, reclamation or remediation under Environmental Laws.

(iv) To the Knowledge of the Company, except with respect to the matters that have been fully resolved prior to the date of this Agreement with no further liability or obligations, there are no past or present actions, activities, circumstances, facts, conditions, events or incidents, including the presence, Release or threatened Release of any Hazardous Substance, that would reasonably be expected to form the basis of any Environmental Claim against, or any liability under any Environmental Law of, the Company or any Subsidiary of the Company, or any Person whose liability the Company or any Subsidiary of the Company has retained or assumed either contractually or by operation of law.

Annex A-16

(v) There has been no environmental investigation, study, audit, review, or other analysis conducted since the Applicable Date prepared by or for the Company or that are otherwise in the possession, custody or control of the Company or any Subsidiary, addressing potentially material environmental liabilities with respect to any current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which has not been made available to Parent prior to the date hereof, excluding routine environmental monitoring conducted by the Company in the ordinary course of operations.

(vi) The Company and its Subsidiaries have evaluated their respective restoration, rehabilitation, mine closure, reclamation, remediation, and other operational and post-operational obligations under Environmental Laws and applicable Environmental Permits, has complied during the past three (3) years with all requirements under Environmental Laws and applicable Environmental Permits respecting those obligations, and has sufficient financial assurance in place to satisfy those and any reasonably anticipated obligations. A true, correct, and complete list of all financial assurance mechanisms (including their amounts) posted or provided by such Company or its Subsidiaries, and currently in effect, to comply with Environmental Laws and Environmental Permits is set forth in Section 5.01(l)(vi) of the Company Disclosure Letter. Neither such Company nor any of its Subsidiaries has received any unresolved or pending written notice from Governmental Entity indicating that such financial assurance is or may be insufficient to satisfy the requirements of Environmental Laws, applicable Environmental Permits, or any applicable closure or reclamation plans.

(m) Taxes. Except as has not and would not constitute a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) has timely filed or caused to be timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are true, correct and complete in all respects and were prepared and filed in accordance with applicable Law; (B) has timely paid or withheld and remitted (or caused to be timely paid or withheld and remitted) all Taxes that are required to have been paid or withheld and remitted by it in respect of its income, assets, properties or otherwise, as applicable, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP; and (C) does not have in effect any waiver or extension of any statute of limitations with respect to Taxes or any waiver or extension of time with respect to a Tax assessment or deficiency and no request for any such waiver or extension is currently pending.

(ii) There are no pending audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received written notice of any threatened audits or investigations relating to any Taxes or Tax matters that remain pending.

(iii) A true, complete and accurate copy of each Tax Return filed by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement with respect to a Tax period ending on or after the Applicable Date has been made available to Parent.

(iv) There are no pending claims that have been made in writing against the Company or any of its Subsidiaries by any Taxing Authority in a jurisdiction where the Company or its Subsidiaries did not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(v) Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated, combined, consolidated or unitary Tax group other than a Tax group of which the Company or any of its Subsidiaries was the common parent, or (B) has any liability for Taxes of any Person (other than the Company or such applicable Subsidiaries) (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (2) as a transferee or successor, or (3) by Contract, other than agreements entered into in the ordinary course of business that do not primarily relate to Tax matters.

(vi) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, during the five (5) year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

Annex A-17

(vii) Neither the Company nor any of its Subsidiaries has participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(viii) No Liens for Taxes exist with respect to any of the Company’s assets or properties or those of its Subsidiaries, except for Permitted Liens.

(ix) No closing agreements, private letter rulings, determinations, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries.

(x) Neither the Company nor any of its Subsidiaries will be required to include any item of income in or exclude any item of deduction from taxable income for any Tax period beginning on or after the Effective Time, as a result of any (A) change in accounting method for a Tax period ending at or before the Effective Time under Section 481(c) of the Code (or any similar provision of state, local or foreign Law), (B) a ruling or written agreement with any Taxing Authority, including a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), (C) installment sale or open transaction disposition made prior to the Effective Time, (D) prepaid amount received or deferred revenue recognized on or prior to the Effective Time, (E) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law), or (F) intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19.

(xi) Neither the Company nor any of its Subsidiaries owns any interest in a “controlled foreign corporation” within the meaning of Section 957 of the Code or any “passive foreign investment company” within the meaning of Section 1297 of the Code.

(n) Labor Matters.

(i) Neither the Company nor any of the Subsidiaries of the Company is, or has ever been, a party to, bound by, negotiating, or required to negotiate, and no employee of the Company or any of its Subsidiaries is bound by, any collective bargaining agreement, agreement with any works council, or similar collective labor contract. To the Knowledge of the Company, at present, and at all times since the Applicable Date, no demand has been made or petition filed or proceedings initiated by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board or other Governmental Entity seeking recognition of any labor organization, and to the Knowledge of the Company, none of the foregoing have been threatened. Except as would not constitute a Company Material Adverse Effect, at present, and at all times since the Applicable Date, (A) neither the Company nor any of its Subsidiaries has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, unfair labor practice charge, grievance, labor arbitration, lockout, or, to the Knowledge of the Company, attempt to organize or union organizing activity, or any similar activity or dispute, against or affecting the Company or any of its Subsidiaries or any of their respective employees, and, to the Knowledge of the Company, none of the foregoing has been threatened, (B) there are no claims, actions, or other similar proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries brought by any current or former employee, officer, director or independent contractor of the Company or its Subsidiaries (or any applicant for such position), or related to the Company’s and its Subsidiaries’ labor and employment practices, and (C) there are no grievances or unfair labor practice complaints pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity.

(ii) Since the Applicable Date, neither the Company nor any of the Company’s Subsidiaries has taken any action that constitutes a “mass layoff” or “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988, or any similar state or local plant closing or mass layoff statute, rule or regulation (the “WARN Act”), has announced or planned any such action, or has incurred any liabilities under the WARN Act that remains unsatisfied.

(iii) Since the Applicable Date, (i) to the Company’s Knowledge, no allegations of violence, sexual harassment, sexual misconduct or sexual assault have been made against any member of the Company Board or employee of the Company or any of its Subsidiaries in their respective capacities as such, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of violence, sexual harassment, sexual misconduct or sexual assault involving any member of the Company Board or employee of the Company or any of its Subsidiaries.

Annex A-18

(iv) The Company and the Subsidiaries of the Company are and have been since the Applicable Date in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, pay equity, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as would not constitute a Company Material Adverse Effect.

(o) Intellectual Property.

(i) Section 5.01(o)(i) of the Company Disclosure Letter sets forth a correct and complete list of all Company Intellectual Property currently registered or subject to a pending application for registration (the “Registered IP”), indicating for each item therein, (A) the record owner, (B) the registration or application number and (C) the applicable filing jurisdiction or Internet domain registrar.

(ii) Except as would not constitute a Company Material Adverse Effect, (A) the Company and the Subsidiaries of the Company solely and exclusively own or have a valid and sufficient right or license, free and clear of all Liens and Orders, other than Permitted Liens, to use (I) all Company Intellectual Property and (II) all other Intellectual Property that is both licensed to the Company or one of its Subsidiaries and used in or necessary for the operation of their businesses as currently conducted; (B) in the past three (3) years, no proceedings or Orders are pending or, to the Knowledge of the Company, have been threatened (including cease and desist letters or requests for a patent license) against the Company or any Subsidiary of the Company with regard to any Intellectual Property and no written claim challenging the ownership, use, validity or enforceability of any of the Registered IP has been received by the Company or any of its Subsidiaries; (C) the operation of the Company’s business and the businesses of the Subsidiaries of the Company as currently conducted and as conducted in the past three (3) years did not and does not infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person and, to the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated, any Company Intellectual Property; and (D) the Registered IP is subsisting, unexpired, valid and enforceable and in full force and effect.

(iii) The Company and each Subsidiary of the Company have taken and take commercially reasonable actions to maintain and protect the confidentiality of Trade Secrets and other confidential information included in the Company Intellectual Property, in each case to the extent any of the foregoing (a) derives economic value from not being generally known to other Persons or (b) is protectable as a trade secret under applicable Law. Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, there has not been any disclosure or use without authorization by any other Person of any such Trade Secrets, except to the extent that such Person is under an obligation of confidentiality pursuant to written, valid and appropriate non-disclosure agreements which have not, to the Knowledge of the Company, been breached.

(iv) The Company and each Subsidiary of the Company take commercially reasonable actions to maintain and protect the integrity, security and operation of their software and systems (and all information transmitted thereby or stored therein), and there have been no material violations of the policies and procedures of the Company or any Subsidiary of the Company in the past three (3) years with respect to the matters described in this clause (iv).

(v) The Company and each of the Subsidiaries of the Company have obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed any portion of, or otherwise who would have any rights in or to, Company Intellectual Property enforceable present assignments of any work, invention, improvement or other rights in or to such Company Intellectual Property to the Company or its Subsidiaries, except where failure to do so would not constitute a Company Material Adverse Effect.

(p) Data Privacy and Cybersecurity.

(i) The Company and its Subsidiaries have at all times maintained in place adequate policies and commercially reasonable security measures, controls, technologies, polices and safeguards reasonably designed to protect Personal Information, Company Data and confidential information related to the businesses of each of the Company and its Subsidiaries from a Security Breach. The Company and its Subsidiaries have implemented a reasonable plan, or plans, that, as appropriate, (A) identifies internal and external risks to the security of Personal

Annex A-19

Information, Company Data and confidential information related to the businesses of each of the Company and its Subsidiaries; (B) implements, monitors and maintains commercially reasonable administrative, electronic and physical safeguards to control those risks; (C) maintains notification procedures in compliance with applicable Laws in the case of any breach of security compromising data, including data containing Personal Information, Company Data or confidential information related to the businesses of each of the Company and its Subsidiaries; and (D) provides for the prevention of data loss. The Company and its Subsidiaries (including its subcontractors) maintain disaster recovery and business continuity plans, procedures and facilities that are commercially reasonable and that materially satisfy contractual and legal obligations with respect to the businesses of each of the Company and its Subsidiaries.

(ii) Neither the Company nor its Subsidiaries has experienced any material Security Breach. The Company and its Subsidiaries have at all times used in all material respects commercially reasonable controls, technologies, processes and practices to detect, identify and remediate Security Breaches. The information technology and software applications owned and operated by the Company do not contain any worms, virus, spyware, keylogger software or other vulnerability, faults or malicious code or other devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any information technology or software applications.

(iii) The Company and its Subsidiaries have complied in all material respects with all relevant requirements of any applicable data protection, cybersecurity Law, Order, Company policies, contractual requirements, including compliance with their own data protection principles, requests from data subjects for access to data held by the Company and its Subsidiaries and any Law, Order or industry standard requirements relating to the registration of data users insofar as the same pertain to any aspect of the businesses of each of the Company and its Subsidiaries. Each of the Company and its Subsidiaries has complied in all material respects and is currently conducting its business in compliance in all material respects with all applicable Laws governing the privacy, security or confidentiality of Personal Information. The Company and its Subsidiaries have not received any Order or other notification from a Governmental Entity or any other Person regarding non-compliance or violation of any data protection Law or information security-related incident. The Company and its Subsidiaries have not been required by applicable Law or contract to notify in writing, any person or entity of any personal data or information security-related incident. All data gathered and collected from third party sources have been gathered and collected without material violation of any data protection principles, Law, Contract or Intellectual Property right held by third parties. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data.

(q) Insurance. As of the date hereof, the Company and its Subsidiaries have insurance policies with reputable insurance carriers covering the Company and its Subsidiaries and their employees, properties and assets which provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, are in breadth of coverage and amount at least equivalent to that carried by Persons of similar sizes and engaged in similar businesses and subject to similar perils or hazards, copies of which have been made available to Parent. All insurance policies (“Insurance Policies”) with respect to the business and assets of the Company and the Subsidiaries of the Company are in full force and effect and all premiums due thereon have been paid in full, and no written notice of cancellation, termination, non-renewal or amendment has been received with respect to any such Insurance Policy, except for such failures to be in full force and effect that have a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries of the Company is in material breach or default, and neither the Company nor any of the Subsidiaries of the Company have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of any material Insurance Policies. With respect to each of the legal proceedings set forth in the Company Reports, no such insurer has informed the Company or any of the Subsidiaries in writing of the Company of any denial of coverage, or questioned or dispute such coverage, except for such denials that would not constitute Company Material Adverse Effect. The Company and the Subsidiaries of the Company have not received any written notice of cancellation of any of the Insurance Policies, except for such cancellations that would not constitute a Company Material Adverse Effect. All appropriate insurers under the Insurance Policies have been timely notified of all material pending litigation and other potentially insurable material losses to the Company of which the Company has Knowledge, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Annex A-20

(r) Material Contracts. Section 5.01(r) of the Company Disclosure Letter sets forth a list of each Material Contract to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party or by which it or its assets or properties are bound. Each Material Contract is valid and binding on the Company and its Subsidiaries as applicable and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to a Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or violation of any provision of, or in default under, any Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that, would not constitute a Company Material Adverse Effect. A true, complete and accurate copy of each Material Contract has previously been delivered to Parent. No party to any Material Contract has (i) exercised any termination rights with respect thereto, or (ii) given written notice of intent not to renew any Material Contract, in the case of clauses (i) and (ii) except as would not constitute a Company Material Adverse Effect. To the Company’s Knowledge, no Material Contract is invalid, there are no grounds for termination, rescission, avoidance or repudiation of any Material Contract and the Company has not received written or oral notice of termination of any Material Contract.

(s) Real and Personal Property.

(i) Section 5.01(s)(i) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of all real property owned by the Company and any Subsidiary of the Company (the “Owned Real Property”). Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to all of the Owned Real Property free and clear of all Liens other than Permitted Liens. Neither the Company nor its Subsidiaries has granted, or is obligated under, any option, right of first offer, right of first refusal or similar contractual right to sell or dispose of the Owned Real Property or any portion thereof or interest therein.

(ii) Section 5.01(s)(ii) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of all leases, or subleases, that cover real property used by the Company or any of its Subsidiaries (each such lease or sublease, a “Real Property Lease”) and sets forth the street address of the real property that is the subject of any Real Property Lease (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Except as would not constitute a Company Material Adverse Effect, (A) the Company and its Subsidiaries have a valid leasehold interest in the Leased Real Property free and clear of all Liens other than Permitted Liens and each Real Property Lease is valid and in full force and effect, (B) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Real Property Lease, (C) no Person other than the Company and its Subsidiaries leases, subleases, licenses or otherwise has a right to use or occupy any of the Real Property, and (D) all improvements located on the Real Property are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the business of the Company and its Subsidiaries to be operated in the ordinary course as currently operated. A true, complete and accurate copy of each material Real Property Lease has previously been made available to Parent.

(iii) The mining rights, permits, licenses, leases, claims (patented or unpatented), agreements, or concessions (or similar) granted to, or owned by, or purported to be granted to, or owned by, the Company or its Subsidiaries (the “Mining Rights”) (A) are owned by and, to the extent required by Law, duly filed and registered in the name of, or for the beneﬁt of, the Company or a Subsidiary of the Company with good and valid title thereto in accordance with all applicable Laws, (B) are in full force and eﬀect and valid, subsisting, and enforceable against the parties thereto, (C) may be disposed of, in part or in full, by the Company or its Subsidiaries at any time (including, following the Closing, the Surviving Corporation and the Surviving Company), and (D) no other Person (other than the Company and its Subsidiaries) has any right, title, or interest in, to, or under any such Mining Rights or has filed or registered an application for any competing or conflicting mining rights, permits, licenses, leases, claims (patented or unpatented), agreements, or concessions (or similar) against such Mining Rights. During the three (3) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity or any Person of any default, revocation, expropriation, or challenge to ownership, adverse claim or intention to revoke, expropriate or challenge the interest of the Company or its Subsidiaries in any of the Mining Rights. Except pursuant to the DG Promissory Note Payoff Agreement and the DG Transfer Instrument, none of the directors or officers of the Company or its Subsidiaries holds any right, title, or

Annex A-21

interest in, nor has taken any action to obtain, directly or indirectly, any right, title and interest in the Mining Rights or any other Real Property or in any rights, permits, licenses, leases, claims (patented or unpatented), agreements, or concessions or similar right to explore for, exploit, develop, mine or produce minerals, ore, or metals from or in any manner in related to each Company Real Property and any other properties located within 30 kilometers of any Real Property.

(t) Brokers and Finders. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers or the other Transactions, except that the Company has employed the Persons identified in Section 5.01(t) of the Company Disclosure Letter as its financial advisor in connection with the Transactions. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which any advisor to the Company is entitled to any fees, expenses or indemnification in connection with the Mergers. The Company has received the opinion of Roth Capital Partners, LLC that, based on and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of its opinion, the Merger Consideration to be received by the holders of Company Shares (other than Excluded Shares) in the Transaction is, as of the date of such opinion, fair, from a financial point of view, to such holders.

(u) Operations. All exploration, development and mining operations on the Company’s Real Property have been conducted in all material respects in accordance with reasonable and prudent international mining industry practices. All applicable royalties (whether statutory or contractual), overriding royalty interests, production payments, net proﬁts, earnouts, streaming agreements, metal pre-payment or similar agreements, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of the Company and its Subsidiaries, have been, in all material respects: (i) duly paid; and (ii) duly performed.

(v) Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Company Reports have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, and geoscience industry practices and applicable Laws. The Company and its Subsidiaries hold any material mineral or access rights and interests necessary to explore for, develop, mine, produce, process or refine, minerals, concentrates or similar for development purposes on the Company’s and its Subsidiaries’ properties, including the Mining Rights.

(w) Related Party Agreements. Except as disclosed in the Company Reports, neither the Company nor any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(x) Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement (including the Prospectus/Proxy Statement), shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the S-4 Registration Statement prior to the time the S-4 Registration Statement is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the S-4 Registration Statement is declared effective by the SEC; (c) the time the Prospectus/Proxy Statement included in the S-4 Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company; or (d) the time of Company Stockholders Meeting. Notwithstanding the foregoing provisions of this Section 5.01(x), no representation or warranty is made by the Company with respect to information or statements made in the S-4 Registration Statement (including the Prospectus/Proxy Statement) or any amendment thereof or supplement thereto which were not supplied by or on behalf of the Company.

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(y) Derivative Transactions. Neither the Company nor any of its Subsidiaries have any material obligations or liabilities, direct or indirect, vested or contingent in respect of any streaming transactions, rate swap transactions, basis swaps, forward rate transactions, commodity swap, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cross-currency rate swap transactions or currency options or other similar transactions (including any option with respect to any such transactions) or any combination of such transactions.

(z) No Other Representations or Warranties. The Company acknowledges that it is relying on its own investigation, examination and valuation of the Transactions. Except for the representations and warranties expressly contained in Section 5.02, the Company acknowledges that neither Parent, Merger Subs nor any Person acting on their behalf makes any other express or any implied representations or warranties with respect to (i) Parent or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Parent or the Subsidiaries of Parent or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Parent, Merger Subs or any Person acting on their behalf to the Company, any Affiliate of the Company or any Person acting on any of their behalf.

Section 5.02 Representations and Warranties of Parent and Merger Subs. Except as set forth in the Parent Reports publicly filed with the SEC on or after January 1, 2025, and no later than two (2) Business Days prior to the date of this Agreement (without giving effect to any amendment to any such Parent Reports filed on or after the date that is two (2) Business Days prior to the date of this Agreement) (excluding, in each case, any disclosures set forth in any risk factor Section or in any other Section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) (it being agreed that nothing disclosed in the Parent Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.02(b)) or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter” and together with the Company Disclosure Letter, the “Disclosure Letters”) (it being agreed that disclosure of any item in any Section or subsection of Parent Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection of the Parent Disclosure Letter to the extent that the relevance of such item to such Section or subsection is reasonably apparent on its face), Parent and each Merger Sub hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent, Merger Subs and each other Subsidiary of Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and each of Parent and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Merger Subs and each other Subsidiary of Parent is qualified or licensed to do business and is in good standing to do business as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has, at least two (2) Business Days prior to the execution of this Agreement, made available to the Company complete and correct copies of Parent’s, Merger Sub’s, Second Merger Sub’s and each of Parent’s Significant Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect. Parent and its Significant Subsidiaries are not in breach, default, or violation of their respective certificates of incorporation and bylaws or comparable governing documents. Section 5.02(a) of the Parent Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each Significant Subsidiary of the Company and jurisdiction where the Company and its Significant Subsidiaries are organized, formed, or incorporated. No Subsidiary of Parent owns or has any outstanding right or interest in any Parent Shares.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of 750,000,000 Parent Shares and 50,000,000 shares of Series A Preferred Stock, par value $0.0001 per share (“Parent Preferred Stock”). As of the close of business on the Capitalization Date, (A) 217,940,638 Parent Shares were issued and outstanding (not including Parent Shares held in treasury), (B) no Parent Shares were held in treasury, (C) 1,224,351 shares of Parent Preferred Stock were issued and outstanding, (D) 2,436,518 Parent Shares were issuable upon the exercise of outstanding options to purchase Parent Shares, (E) 2,022,103 Parent Shares were subject to outstanding restricted stock units (including performance stock units, assuming achievement of the applicable performance measures at the maximum level) of

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Parent, (F) 10,869,187 Parent Shares were reserved and available for issuance under the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan (the “Parent Stock Plan”), and (G) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding.

(ii) All outstanding Parent Shares are, and all Parent Shares reserved for issuance, when issued upon exercise thereof or in accordance with the respective terms thereof, will be, issued in compliance with all applicable Laws, applicable listing and corporate governance standards, rules and regulations of the SEC, and, to the extent applicable, all applicable U.S. federal and state securities registration exemptions, and duly authorized, validly issued, fully paid and non-assessable. Each of the outstanding shares of capital stock or other securities of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. Except as set forth in Section 5.02(b)(i), and for changes after the date of this Agreement in compliance with Section 6.01(b), there are no (A) shares of capital stock or other securities of, or ownership interests in, Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of or ownership interests in Parent or any Subsidiary, (C) preemptive or other outstanding rights, options, warrants, subscriptions, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that (1) give any Person the right to purchase, subscribe or acquire from Parent or any Subsidiary or (2) obligate Parent or any of its Subsidiaries to issue or sell, any capital stock, securities of, or ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or securities of, or ownership interests in, Parent or any Subsidiary, or (D) obligations of Parent or any Subsidiary to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed, or otherwise acquired any capital stock or securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or securities of, or ownership interests in, Parent or any Subsidiary (other than in connection with (x) the payment of the exercise price of options to purchase Parent Shares (including in connection with “net” exercises), (y) Tax withholding in connection with the exercise options to purchase Parent Shares and vesting of restricted stock units of Parent, and (z) forfeitures of options to purchase Parent Shares or restricted stock units of Parent). Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no dividends or distributions that have been declared by Parent. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the voting of or restricting the transfer of the capital stock or other equity interests of Parent or any Subsidiary of Parent.

(iii) The authorized capital stock of First Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. The authorized equity interests of Second Merger Sub consists of 100 limited liability company interests, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of First Merger Sub is, and at the Effective Time will be, and all of the issued and outstanding limited liability company interests of Second Merger Sub is, and at the Second Effective time will be, in each case, owned by Parent, and there are (A) no other shares of capital stock, limited liability company interests, voting securities, or other equity interests of Merger Subs, (B) no securities of Merger Subs convertible into or exchangeable for shares of capital stock, limited liability company interests, voting securities, or other equity interests of Merger Subs, and (C) no options or other rights to acquire from Merger Subs, and no obligations of any Merger Sub to issue, any capital stock, limited liability company interests, voting securities or securities convertible into or exchangeable for capital stock, limited liability company interests, or voting securities of Merger Subs, as applicable. Merger Subs have not conducted any business prior to the date of this Agreement, other than organizational matters and have no, and with respect to Merger Sub, prior to the Effective Time and with respect to Second Merger Sub, prior to the Second Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation or incorporation, as applicable, and pursuant to this Agreement and the Mergers and the other Transactions.

(c) Corporate Authority; Approval.

(i) Each of Parent and each Merger Sub has all requisite corporate or limited liability company power and authority and has taken all corporate or limited liability company action, as applicable, necessary in order to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which to which Parent or each Merger Sub, as applicable, is a party and to consummate the Transactions, subject only to the adoption of this Agreement by Parent as the sole stockholder of First Merger Sub and sole member of Second Merger

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Sub (which will occur promptly following the execution of this Agreement). This Agreement and each Ancillary Agreement to which Parent or each Merger Sub, as applicable, is a party has been duly executed and delivered by Parent and each Merger Sub and constitutes a valid and binding agreement of Parent and each Merger Sub enforceable against Parent and each Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Parent Board and First Merger Sub Board, have each, at a meeting duly called and held (or by written consent in lieu of a meeting), unanimously determined that it is in the best interests of Parent and Merger Subs, respectively, and declared it advisable, to enter into this Agreement and approved this Agreement, the Transactions, including the Mergers, and the issuance of Parent Shares in the First Merger on the terms and subject to the conditions set forth in this Agreement, and the First Merger Sub Board has resolved to submit the Agreement to the sole stockholder of Merger Sub, for adoption and approval, and has recommended that the sole stockholder of First Merger Sub vote in favor thereof. Parent, in its capacity as the sole stockholder of First Merger Sub and sole member of Second Merger Sub, has approved and adopted this Agreement and the Transactions contemplated thereby, including the Mergers. The shareholders of Parent are not required to vote to approve the Transactions, including the Mergers, under applicable Law.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.03, (B) under the Antitrust Laws, the Exchange Act and the Securities Act, (C) required to be made with Nasdaq, and (D) under state securities, takeover and “blue sky” Laws, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Subs from any Governmental Entity in connection with the execution, delivery and performance by Parent and each Merger Sub of this Agreement and each Ancillary Agreement to which Parent or any Merger Sub, as applicable, is a party and the consummation of the Mergers and the other Transactions, or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not constitute a Parent Material Adverse Effect.

(ii) The execution, delivery and performance by Parent and each Merger Sub of this Agreement and each Ancillary Agreement to which Parent or each Merger Sub, as applicable, is a party does not, and the consummation of the Mergers and the other Transactions will not (A) with or without notice, lapse of time or both, contravene, conflict with or result in a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub, the certificate of formation or limited liability company agreement of Second Merger Sub, or the comparable governing documents of any of Parent’s other Subsidiaries, (B) with or without notice, lapse of time or both, constitute or result in a breach or violation of, a termination (or right of termination), a cancellation (or right of cancellation) or default under, the creation or acceleration of any obligations under, the loss or reduction of any benefits under, or the creation of a Lien on any of the assets of Parent or Merger Subs or any other Subsidiary of Parent pursuant to (1) any Material Contract; (2) any License necessary to conduct its business as presently conducted; or (3) assuming (solely with respect to performance of this Agreement and the consummation of the Mergers and the other Transactions) compliance with the matters referred to in Section 5.02(d)(i), any Law to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of paragraph (B) or (C) above, for any such breach, conflict violation, termination, default, creation, acceleration, loss, Lien, right or change that would not constitute a Parent Material Adverse Effect.

(e) Parent Reports; Financial Statements.

(i) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, prospectuses, registration statements, reports, schedules and documents (including exhibits and other information incorporation therein) required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments and supplements thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished (or in the case of a registration statement under the Securities Act, at the time such registration statement was declared effective by the SEC or in the case of proxy materials, at the time of the relevant meeting) complied, or if not yet filed or furnished, will when so filed or furnished, comply in all material respects with the applicable requirements of the

Annex A-25

Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any standards, rules and regulations promulgated thereunder applicable to the Parent Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Parent Reports and none of the Parent Reports (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), and in the case of a registration statement under the Securities Act, at the time such registration statement was declared effective by the SEC and in the case of proxy materials, at the time of the relevant meeting, the Parent Reports did not, and none of the Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will when so filed or furnished, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Parent is in compliance in all material respects with the applicable listing and corporate governance standards, rules and regulations of Nasdaq.

(ii) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents (including auditors and the audit committee of the Parent Board as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act) and is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2025. Parent maintains internal control over financial reporting (as defined in and meeting the requirements of Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries, are being made only in accordance with authorizations of management and directors of Parent, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent and its Subsidiaries assets that could have a material effect on its financial statements. There (1) are no significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of the Parent Board any material weaknesses in internal control over financial reporting, (2) is not, and since the Applicable Date, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and (3) is not, and since the Applicable Date, there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries. Parent has made available to the Company as of the date of this Agreement a summary of any such disclosure made by management to Parent’s independent registered public accounting firm and audit committee since the Applicable Date. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from employees of Parent regarding questionable accounting or auditing matters, have been received by Parent.

(iii) Each of the financial statements included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of the Parent Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries, as of its date and each of the consolidated statements of operations, comprehensive income, changes in equity and cash flows included in or incorporated by reference into the Parent Reports including any related notes and schedules, fairly presents in all material respects, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, cash flows, retained earnings (loss) and changes in financial position, as the case may be, of Parent and

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its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iv) Neither Parent nor any of its Subsidiaries has received any material, written unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, and no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has, to the Knowledge of Parent, reported in writing credible evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to the General Counsel, Chief Executive Officer or Chief Financial Officer of Parent.

(f) Absence of Certain Changes.

(i) Since January 1, 2025, through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses.

(ii) Since January 1, 2025, through the date of this Agreement, there has not been any Parent Material Adverse Effect.

(g) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, charges, complaints, inquiries, audits, examinations, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity, except in each case for those that would not constitute a Parent Material Adverse Effect. There are no liabilities other than: (i) liabilities disclosed and provided for in the most recent balance sheet included in the Parent Reports or in the notes to such balance sheet; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Parent Reports; (iii) liabilities incurred in connection with the Transactions; and (iv) liabilities that do not or would not constitute a Parent Material Adverse Effect.

(h) Brokers and Finders. None of Parent, Merger Subs or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers or the other Transactions, except that Parent has employed the Persons identified in Section 5.02(h) of the Parent Disclosure Letter as its financial advisors in connection with the Transactions, the fees of which will be paid by Parent or a Subsidiary of Parent.

(i) Compliance with Laws. Parent and its Subsidiaries are, and have at all times in the past three (3) years been, in compliance with all, and have not violated or defaulted under any, Law, except for violations that would not constitute a Parent Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.05, no investigation, examination, audit, review or other proceeding by any Governmental Entity with respect to Parent or any of its Subsidiaries is, to the Knowledge of Parent, pending or threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, in each case, as would not constitute a Parent Material Adverse Effect. Except as would not constitute a Parent Material Adverse Effect, (x) Parent and its Subsidiaries have each obtained. and is in compliance with, all Licenses necessary to conduct its business as presently conducted, (y) Parent and its Subsidiaries have paid all material fees and assessments due and payable in connection therewith, and (z) all such Licenses are valid and in full force and effect and no suspension or cancellation of any of the Licenses is pending or, to the Knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Licenses, in each case, where such failure would not constitute a Parent Material Adverse Effect.

(j) Taxes. Except as has not and would not constitute a Parent Material Adverse Effect:

(i) Parent and each of its Subsidiaries (A) has timely filed or caused to be timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are true, correct and complete in all respects and were prepared and filed in accordance with applicable Law; (B) has timely paid or withheld and remitted (or caused to be timely paid or withheld and remitted) all

Annex A-27

Taxes that are required to have been paid or withheld and remitted by it in respect of its income, assets, properties or otherwise, as applicable, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP; and (C) does not have in effect any waiver or extension of any statute of limitations with respect to Taxes or any waiver or extension of time with respect to a Tax assessment or deficiency and no request for any such waiver or extension is currently pending.

(ii) There are no pending audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries has received written notice of any threatened audits or investigations relating to any Taxes or Tax matters that remain pending.

(iii) There are no pending claims that have been made in writing against Parent or any of its Subsidiaries by any Taxing Authority in a jurisdiction where Parent or its Subsidiaries did not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(iv) Neither Parent nor any of its Subsidiaries has participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(v) No Liens for Taxes exist with respect to any of Parent’s assets or properties or those of its Subsidiaries, except for Permitted Liens.

(k) Information Supplied. The information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement (including the Prospectus/Proxy Statement) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is first mailed to the stockholders of the Company; or (d) the time of the Company Stockholders Meeting. Notwithstanding the foregoing provisions of this Section 5.02(k), no representation or warranty is made by Parent with respect to information or statements made in the S-4 Registration Statement (including the Prospectus/Proxy Statement) or any amendment thereof or supplement thereto which were not supplied by or on behalf of Parent.

(l) Additional Tax Matters.

(i) Each Merger Sub was incorporated or formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will conduct no business and will have no, assets, liabilities or obligations of any nature other than those incidental to its incorporation or formation, as applicable, or pursuant to this Agreement and the Mergers.

(ii) All of the limited liability company or other equity interests in Second Merger Sub will be owned by Parent, and Second Merger Sub will be, since formation and through the time immediately after the consummation of the Second Merger, disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Parent.

(m) No Other Representations or Warranties. Except for the representations and warranties expressly contained in Section 5.01, each of Parent and each Merger Sub acknowledges that neither the Company nor any Person acting on its behalf makes any other express or any implied representations or warranties with respect to (i) the Company or any Subsidiaries of the Company, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Company or the Subsidiaries of the Company or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by the Company or any Person acting on any of their behalf to Parent or Merger Subs, any Affiliate of Parent or any Person acting on any of their behalf.

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ARTICLE VI

COVENANTS

Section 6.01 Interim Operations.

(a) Covenants of the Company. The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing) and except as expressly contemplated by this Agreement, as required by applicable Law or as set forth on Section 6.01(a) of the Company Disclosure Letter, it shall use its commercially reasonable efforts to conduct its and its Subsidiaries’ business in the ordinary course of business, consistent with past practice, and it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, insurers, employees, and business associates, maintain in effect all Licenses and Contracts that do not expire by their terms prior to the Effective Time and keep available the services of its and its Subsidiaries’ present officers, employees and agents and maintain their material tangible assets in good working order and, in the ordinary course of business consistent with past practice timely file or cause to be timely filed all Tax Returns (taking into account any valid extension of time within which to file) and timely pay or withhold and remit (or cause to be timely paid or withheld and remitted) all Taxes shown as due on such Tax Returns or that are otherwise required to be paid or withheld and remitted by or on behalf of the Company or any of its Subsidiaries (unless such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP). Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as otherwise expressly required by this Agreement or required by any applicable Law, (y) as Parent may approve in writing, or (z) as set forth in the relevant subsection of Section 6.01(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments, or the terms of any security of the Company or any Subsidiary;

(ii) (A) merge or consolidate itself or any of its Subsidiaries with any other Person or (B) restructure, reorganize or completely or partially liquidate or propose or adopt a plan to do any of the foregoing;

(iii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any other Person or any material portion thereof or material equity interest therein or enter into any Contract that involves a joint venture entity, limited liability company or legal partnership;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or the capital stock of any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of any securities of a wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(v) make any loans, advances or capital contributions to or investments in any Person (other than loans or advances between or among the Company and any of its direct or indirect wholly owned Subsidiaries or capital contributions into RT);

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company that are made in compliance with all contractual obligations of the Company and its Subsidiaries);

(vii) except with respect to the Voting and Support Agreements, enter into any agreement with respect to the voting of its capital stock or any shareholder rights plan;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its or its Subsidiaries’ capital stock or securities convertible or exchangeable into or exercisable for any shares of its or its Subsidiaries, as applicable, capital stock;

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(ix) (A) incur any Indebtedness (including any long-term or short-term debt), or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or its Subsidiaries debt securities, except for intercompany Indebtedness among the Company and its wholly owned Subsidiaries; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except solely with respect to obligations by the Company or any wholly owned Subsidiary of the Company of Indebtedness of the Company or any other wholly owned Subsidiary of the Company; or (C) except for the DG Promissory Note, redeem, repay, defease or cancel any Indebtedness, other than as required in accordance with its terms;

(x) make or authorize any payment of, accrual or commitment for, capital expenditures, in each case, in excess of $20,000 individually or $50,000 in the aggregate;

(xi) (A) amend, modify, terminate or waive any material right under any Material Contract or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii) (A) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP that become effective after the date of this Agreement, (B) change its fiscal year, or (C) make any material change in internal accounting controls or disclosure controls and procedures;

(xiii) except as permitted by Section 6.01(a)(xiv)(E), settle, propose to settle or compromise any action before a Governmental Entity if such settlement, proposed settlement or compromise (A) with respect to the payment of monetary damages, involves the payment of monetary damages by the Company or its Subsidiaries that exceed $50,000 in the aggregate (together with all other settlements or compromises after the date of this Agreement), (B) that imposes any material equitable or non-monetary relief, penalty or restriction on the Company or any of its Subsidiaries (or, after the Effective Time, on Parent or any of Parent’s Subsidiaries), (C) that would reasonably be expected to affect the rights or defenses available to the Company or any of its Subsidiaries in any related or similar claims that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole; provided that, notwithstanding any of the foregoing, the Company may not settle, propose to settle or compromise any claim or action that is covered by Section 6.12 except as is expressly permitted by Section 6.12, or (D) that involves the admission of wrongdoing by the Company or any Subsidiary of the Company or would result in an actual or potential violation of any criminal Law;

(xiv) (A) make, change or rescind any Tax election that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Tax liability of the Company or any Subsidiary of the Company, (B) adopt or change any Tax accounting method that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Tax liability of the Company or any Subsidiary of the Company, (C) adopt or change any Tax accounting period that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Tax liability of the Company or any Subsidiary of the Company, (D) amend any Tax Return with respect to a material amount of Tax, (E) settle, compromise, concede or abandon any Tax liability, claim or assessment or enter into any closing agreement with respect to Taxes, in each case that exceeds $50,000 individually or $100,000 in the aggregate (together with (x) all other settlements, compromises, concessions, or abandonments with respect to any Tax liability, claim or assessment or (y) closing agreements entered into, made or taken with respect to Taxes, in each case of clauses (x) and (y), on or after the date of this Agreement), (F) surrender any right to claim a refund of material Taxes, (G) waive or extend any statute of limitations with respect to a material amount of Taxes, (H) seek or obtain any ruling from a Taxing Authority with respect to Taxes or Tax matters, or (I) enter into any Contract that would cause the Company or any of its Subsidiaries to have any liability for Taxes of any Person, other than agreements entered into in the ordinary course of business that do not primarily relate to Tax matters;

(xv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, or grant or permit any Lien on, any of its properties, licenses, operations, assets, product lines or businesses or those of any of its Subsidiaries, including any equity interests of any of its Subsidiaries, except (other than with respect to equity interests of any Subsidiary of the Company) in connection with goods or services provided in the ordinary course of business consistent with past practice;

(xvi) except as required by the terms of any Company Benefit Plan existing as of the date of this Agreement, (A) increase or accelerate, or promise to increase or accelerate, the payment of any compensation or benefits to any current or former directors, officers, employees, or independent contractors or consultants (who are natural persons) of the Company or its Subsidiaries, whether under a Company Benefit Plan or otherwise, (B) pay or

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award, or commit to pay or award, any compensation, bonuses, incentive compensation or other benefits (or accelerate the payments, rights or benefits) payable to any director, officer, consultant or independent contractor (who is a natural person) or employee of the Company or any of its Subsidiaries, whether under a Company Benefit Plan or otherwise, (C) accelerate the time of funding or payment of, or increase the amount required to fund, any Company Benefit Plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any Company Benefit Plan, (D) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business consistent with past practice) to any of its or its Subsidiaries’ directors, officers, employees, consultants or independent contractors, except for the DG Promissory Note Payoff Agreement and DG Transfer Instrument, (E) amend, modify, or terminate any Company Benefit Plan or enter into, establish, adopt, amend, modify, or terminate any other plan, program, policy, practice, Contract, agreement or arrangement which would be a Company Benefit Plan if it were in effect on the date of this Agreement, (F) adopt, enter into, modify, negotiate, or amend or terminate any collective bargaining agreement, agreement with any works council, or similar collective labor contract, or (G) hire or engage any employee or independent contractor or consultant (who is a natural person);

(xvii) waive, release or assign any material rights, claims or benefits of the Company or its Subsidiaries;

(xviii) enter into any new line of business outside of the Company’s existing line of business as of the date hereof;

(xix) enter into or terminate any material interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments other than in the ordinary course of business;

(xx) terminate, suspend, amend or modify in any material respect, any permit with a Governmental Entity;

(xxi) enter into or amend any Contract with any broker, finder, investment banker or other Person under which such Person is or may be entitled to any brokerage, finder’s or other similar fee or commission (whether in connection with the Transactions or otherwise); or

(xxii) agree, authorize or commit to do any of the foregoing.

(b) Covenants of Parent. From the date of this Agreement until the Effective Time, except (x) as otherwise expressly contemplated by this Agreement or required by applicable Law, (y) as Company may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), or (z) as set forth in the relevant subsection of Section 6.01(b) of the Parent Disclosure Letter, Parent shall it shall use its commercially reasonable efforts to conduct its and its Subsidiaries’ business in the ordinary course of business, and it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, insurers, employees, unions and business associates and maintain in effect all Licenses and Contracts that do not expire by their terms prior to the Effective Time and Parent will not and it will cause its Subsidiaries not to:

(i) adopt or propose any change in its certificate of incorporation or bylaws, or the terms of any capital stock of Parent, in each case, in a manner disproportionately adverse to the Company stockholders;

(ii) reclassify, split, combine, subdivide or redeem, directly or indirectly, any of its capital stock;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or repurchase any Parent Shares at a premium; provided that, in each case solely to the extent in compliance with the credit agreements, indentures and other contractual obligations of Parent and its Subsidiaries, (A) Parent may continue to declare and pay regular quarterly cash dividends to the holders of Parent Shares in an amount not in excess of the amount set forth in Section 6.01(b)(iii) of the Parent Disclosure Letter, in each case in accordance with Parent’s past practice, and (B) Parent may give effect to dividend equivalent rights with respect to outstanding grants under the Parent Stock Plan, any similar Parent plan;

(iv) propose or adopt a plan to restructure, reorganize, wind-up or completely or partially liquidate (other than with respect to its wholly owned Subsidiaries);

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(v) except in connection with the acquisition of any Person or business, whether through the acquisition of assets, securities, merger, consolidation or otherwise or a capital raising transaction, whether pursuant to a public offering (including any underwritten offering, at-the-market offering, or block trade), a private placement, or any other equity financing transaction, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or the capital stock of any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of (A) any Parent Shares upon the settlement of any grants made under any Parent Stock Plan, or any similar Parent plan; (B) any securities of a Subsidiary of Parent to Parent or any other Subsidiary of Parent; or (C) any grants under the Parent Stock Plan, or any similar Parent plan; or

(vi) agree, authorize or commit to do any of the foregoing.

(c) Interim Communications by the Company. Prior to making any written or oral communications disseminated to the employees or independent contractors of the Company or its Subsidiaries pertaining to compensation, benefit or other matters related to the Transactions, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication but shall respond in any event within two (2) Business Days and the Company shall incorporate all reasonable comments received from Parent. The Parties shall cooperate in providing any such mutually agreeable communication.

Section 6.02 Acquisition Proposals.

(a) No-Shop. The Company agrees that, except as expressly permitted by this Section 6.02, it shall not and it shall cause its Subsidiaries and its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate (including by way of furnishing information), or take any other action which would reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, engage in, maintain, continue or otherwise participate in any discussions or negotiations with (other than to state that they are not permitted to have discussions), or furnish or otherwise make available any information or data or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Person other than Parent and each Merger Sub, or any of their Affiliates or any of their respective Representatives (a “Third Party”), in each case, in connection with any Acquisition Proposal;

(iii) approve, endorse or recommend any Acquisition Proposal;

(iv) waive, terminate, modify or release any Person from any provision of any “standstill” or similar agreement or obligation; provided, that, if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that such action or the failure to take such action would reasonably be expected to be in breach of the directors’ fiduciary duties under applicable Law, the Company may, with prompt written notice to Parent thereafter, waive any such standstill provision solely to the extent necessary to permit a third party (if it has not been solicited in breach of this Section 6.02) to make an Acquisition Proposal to the Company Board;

(v) execute or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, memorandum of understanding or other Contract (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(c)) relating to, or that could be expected to lead to, an Acquisition Proposal (an “Alternative Acquisition Agreement”); or

(vi) authorize, commit, resolve or agree to do any of the foregoing.

(b) Cessation of Discussions. From the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to, (i) cease immediately and cause to be terminated any and all existing activities, discussions, solicitations, encouragements or negotiations, if any, with any Third Party and/or its Representatives, with respect to any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to, any Acquisition Proposal (ii) promptly (in any event within

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one (1) Business Days following the date hereof) request that each Third Party to whom confidential information has been furnished or otherwise made available by or on behalf of the Company or any of its Subsidiaries within the twelve (12) month period preceding the date of this Agreement in connection with, or for the purpose of evaluating, an Acquisition Proposal return or destroy all such confidential information so furnished or otherwise made available in accordance with any applicable confidentiality agreements and (iii) terminate access to all persons (other than Parent and its Representatives) to any physical or electronic data rooms relating to an Acquisition Proposal.

(c) No-Shop Exception. Notwithstanding anything to the contrary in Section 6.02(a), or Section 6.02(b), between the date of this Agreement and the time the Requisite Company Vote is obtained, if (i) the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach by the Company or its Subsidiaries or Representatives of this Section 6.02 that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then, before (but not after) the Requisite Company Vote is obtained, the Company, upon a good faith determination by the Company Board (after consultation with its outside legal advisor) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party making the Acquisition Proposal and its Representatives regarding an Acquisition Proposal and (B) furnish to such Third Party or its Representatives information, including non-public information, relating to, and afford access to the business, properties, assets, books and records of, the Company and any of its Subsidiaries, in each case, subject to entering into an Acceptable Confidentiality Agreement; provided, that the Company shall (i) promptly provide to Parent any such information that is provided to any such Third Party that was not previously provided to or made available to Parent and (ii) only pursuant to customary “clean-room” or other appropriate procedures, provide such portions of documents or information to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature, if the exchange of such information (or portions thereof) would reasonably be likely to be harmful to the operation of the Company or its Subsidiaries in any material respect; provided, further, that the Company and its Subsidiaries shall, and shall cause their respective Representatives to, promptly (and in any event within 24 hours) following the time (if any) that the Company Board determines in good faith that such Acquisition Proposal does not constitute and would not reasonably be expected to result in a Superior Proposal, terminate such negotiations, discussions and information access and request that such Third Party promptly return or destroy all confidential information made available to such Third Party.

(d) Restrictions on Changes of Recommendation. Subject to Section 6.02(e) and Section 6.02(g), the Company Board and each committee thereof shall not, directly or indirectly: (A)(i) fail to include the Company Recommendation in the Prospectus/Proxy Statement when disseminated to the Company’s stockholders (and at all times thereafter prior to receipt of the Requisite Company Vote), (ii) withhold, withdraw or amend (or qualify or modify in a manner adverse to the other Parties) the Company Recommendation or its approval of this Agreement or the Mergers or publicly propose to do so, (iii) make any public recommendation in connection with a tender offer or exchange offer, other than a recommendation against such offer or as expressly permitted by Section 6.02(f), or fail to recommend against acceptance of such a tender or exchange offer or Acquisition Proposal by the close of business on the earlier of (x) the fifth (5th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14e-2 under the Exchange Act and (y) the third (3rd) Business Day prior to the Company Stockholders Meeting, as the same may be postponed in accordance with Section 6.04 (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date the Company Stockholders Meeting is held), (iv) (except as permitted by Section 6.02(e)) adopt, approve, recommend to its stockholders, endorse or otherwise declare advisable any Acquisition Proposal or resolve or agree or publicly propose to take any such actions, or (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly without qualification reaffirm the Company Recommendation within five (5) Business Days after Parent’s written request that the Company do so (or, relating to any Acquisition Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five (5) Business Days prior to the then-scheduled Company Stockholders Meeting (if applicable), fail to take the actions referred to in this clause (v), with references to the applicable five (5) Business Day period being replaced with two (2) Business Days) (each such action set forth in this Section 6.02(d) with respect to the Company Board being referred to herein as an “Adverse Recommendation Change”) or (B) authorize, cause or permit the Company or any of its controlled Affiliates to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into in accordance with (c).

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(e) Permitted Changes of Recommendation. Notwithstanding anything contained in this Section 6.02 to the contrary, prior to the time the Requisite Company Vote is obtained, but not after, the Company Board may, after complying with Section 6.02(g),

(i) effect an Adverse Recommendation Change if (and only if) (A) an Intervening Event occurs and (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Law, or

(ii) (A) effect an Adverse Recommendation Change if (and only if) (x) the Company receives a unsolicited bona fide Acquisition Proposal that did not result from a breach by the Company of this Section 6.02 that is not withdrawn and (y) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal.

(f) Certain Permitted Disclosure. In addition, nothing contained in this Section 6.02 shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to the Transactions (provided that neither the Company nor the Company Board may effect an Adverse Recommendation Change unless permitted by Section 6.02(e)), (ii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, or (iii) disclosing that the Company Board or any committee thereof has determined that an Acquisition Proposal constitutes a Superior Proposal, that the Company Board or any committee thereof intends to make an Adverse Recommendation Change and in each case any material facts and circumstances relating thereto.

(g) Match Rights. The Company Board shall not take any action set forth in Section 6.02(e) unless it has first:

(i) caused the Company to provide Parent at least five (5) Business Days’ prior written notice of its intent to make an Adverse Recommendation Change (a “Specified Event Notice”), which notice shall (x) in the case of an action contemplated by Section 6.02(e)(i), specify in reasonable detail the circumstances related to the Intervening Event and the Company Board’s determination with respect thereto, or (y) in the case of an action contemplated by Section 6.02(e)(ii), (A) state that the Company has received an unsolicited Superior Proposal, (B) specify the material terms and conditions of such Superior Proposal, (C) identify the Person making such Superior Proposal, and (D) enclose the most recent unredacted draft of any agreements intended to be entered into in connection with such Superior Proposal (it being understood and agreed that the delivery of the notification contemplated by this clause (i) shall not, in and of itself, constitute an Adverse Recommendation Change);

(ii) caused the Company and its Representatives to provide Parent the opportunity to meet with the Company Board and its outside legal counsel and negotiate, to the extent Parent so wishes to negotiate, in good faith during such five (5) Business Day period following delivery of the Specified Event Notice (the “Notice Period”), with Parent concerning any revisions to the terms of this Agreement that Parent wishes to propose in response to such Intervening Event or Superior Proposal, as applicable; and

(iii) following the end of the Notice Period, determined in good faith after consultation with its outside legal counsel and financial advisor, that (x) in the case of an action contemplated by Section 6.02(e)(i), the failure to effect an Adverse Recommendation Change in response to such Intervening Event continues to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law after taking into account any changes to which Parent has committed in writing to make to this Agreement, or (y) in the case of an action contemplated by Section 6.02(e)(ii), such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any changes to which Parent has committed in writing to make to this Agreement; provided, however, that, in the case of a Specified Event Notice in response to a Superior Proposal, if, during the Notice Period, any revisions are made to the financial or other material terms of the Superior Proposal that is the subject of such Specified Event Notice, the Company shall deliver to Parent a new notice describing such revisions (and providing copies of the most recent draft of any agreements implementing such revisions) and shall comply with the requirements of clause (i) and clause (iii) of this Section 6.02(g) (except that the Notice Period for such Superior Proposal shall be reduced from five (5) Business Days to three (3) Business Days).

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(h) Notice of Acquisition Proposals. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any inquiry, proposal, offer, or request for access to information that would reasonably be expected to lead to an Acquisition Proposal, which notice shall include the material terms and conditions of any such Acquisition Proposal, unredacted copies of any material written communications and draft documentation received relating to such Acquisition Proposal and indicating the name of the Person making such Acquisition Proposal, and thereafter the notifying Party shall keep the other Party reasonably informed, on a timely basis, of the status and material terms of any such Acquisition Proposal (including any amendments thereto) and the status of any material discussions or negotiations with such Person or its Representatives (without prejudice to the restrictions set forth in Sections 6.02(a), 6.02(a)(v) and the other provisions of this Section 6.02) and provide copies of all material written communications and draft documentation received relating to such Acquisition Proposal. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours after any determination and at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such person) advise Parent in writing if the Company determines to begin providing information or engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.02(c).

(i) Representatives. Notwithstanding anything to the contrary in this Section 6.02, any action, or failure to take action, by a Representative of the Company that is taken by, at the direction of, or at the request of the Company or its Subsidiaries or their respective directors, officers, employees or Affiliates in violation of this Section 6.02 shall be deemed to be a breach of this Section 6.02 by the Company. In the event any Representative of the Company or its Subsidiaries (other than any director, officer, employee or Affiliate of the Company or its Subsidiaries) takes any action on behalf of the Company, which, if taken by the Company, would constitute a breach of this Section 6.02, and the Company does not cure such breach within three (3) Business Days of the date on which the Company obtains actual knowledge of such breach, then the Company shall be deemed to be in breach of this Section 6.02.

Section 6.03 Proxy Filing; Information Supplied.

(a) As promptly as reasonably practicable following the date of this Agreement (but in no event later than twenty (20) days), Parent and the Company shall promptly and jointly prepare and file with the SEC the prospectus/proxy statement relating to the Company Stockholder Meeting (the “Prospectus/Proxy Statement”) in preliminary form, and Parent shall as promptly as reasonably practicable prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in the First Merger, which shall include the Prospectus/Proxy Statement (the “S-4 Registration Statement”). Parent and the Company each shall use its reasonable best efforts to have the Prospectus/Proxy Statement cleared by the SEC as promptly as practicable after such filing, and Parent shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after its filing (and keep the S-4 Registration Statement effective for so long as may be necessary to consummate the Merger), and promptly thereafter the Company shall mail the Prospectus/Proxy Statement to its stockholders. Each of the Parties shall promptly furnish to the other all non-privileged information concerning such Party that is required by applicable Law to be included in the Prospectus/Proxy Statement or the S-4 Registration Statement so as to enable Parent to file the S-4 Registration Statement and the Company to file the Prospectus/Proxy Statement. Each of the Company, Parent and each Merger Sub shall promptly correct any information provided by it or any of its Representatives for use in the Prospectus/Proxy Statement or the S-4 Registration Statement if and to the extent that such information is discovered by the Company, Parent or Merger Subs, as applicable, to be or to have become false or misleading in any material respect. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Prospectus/Proxy Statement or the S-4 Registration Statement received by such Party from the SEC, including any request from the SEC for amendments or supplements thereto, and shall provide the other with copies of all other material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Prospectus/Proxy Statement and the S-4 Registration Statement or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other Party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other Party in connection with any such document or response. No filing of, or amendment or supplement to, the S-4 Registration Statement or the Prospectus/Proxy Statement will be made by either Parent or the Company, respectively, without the other’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and without providing the other Party a reasonable opportunity

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to review and comment thereon. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Prospectus/Proxy Statement or the S-4 Registration Statement unless, to the extent permitted by the SEC, it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the S-4 Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of Parent Shares for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement (and any amendment or supplement thereto) will, at the time the S-4 Registration Statement is filed and the date it becomes effective under the Securities Act or any post-effective amendment thereto is filed or is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

(c) If at any time prior to the Requisite Company Vote, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Prospectus/Proxy Statement or the S-4 Registration Statement, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under applicable Law, disseminated to the Company stockholders.

(d) Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable Party) stockholders and such other matters as may reasonably be necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or the OTC or Nasdaq, as applicable, in connection with the Prospectus/Proxy Statement and the S-4 Registration Statement.

Section 6.04 Stockholders Meeting. Subject in all events to the terms of this Agreement, the Company shall (a) as soon as reasonably practicable (and in any event within five (5) Business Days) following the date on which the S-4 Registration Statement is declared effective under the Securities Act and the SEC staff advises that it has no further comments on the Prospectus/Proxy Statement or that the Company may commence mailing the Prospectus/Proxy Statement, duly call and give notice of, and commence mailing of the Prospectus/Proxy Statement to the holders of Company Shares as of the record date established for, a meeting of holders of the Company Shares (the “Company Stockholders Meeting”) to consider and vote upon the adoption of this Agreement, (b) as soon as reasonably practicable (but in any event within thirty-five (35) calendar days) following the commencement of the mailing of the Prospectus/Proxy Statement pursuant to clause (a) above, convene and hold the Company Stockholders Meeting, and (c) use its reasonable best efforts to solicit proxies from the Company stockholders in favor of the adoption of this Agreement and take all other actions necessary or advisable to secure the Requisite Company Vote; notwithstanding this Section 6.04, the Company may (and if requested by Parent, shall be required to) adjourn or postpone the Company Stockholders Meeting to a later date, of not more than fifteen (15) days, to the extent the Company believes in good faith, after consultation with Parent, that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the Prospectus/Proxy Statement is provided to the holders of Company Shares within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Requisite Company Vote, (iii) to ensure that there are sufficient Company Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or (iv) otherwise where required to comply with applicable Law. Subject to Section 6.02, the Company Board shall recommend the adoption of the Agreement at the

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Company Stockholders Meeting and, unless there has been an Adverse Recommendation Change permitted by and in accordance with Section 6.02(e), shall include the Company Recommendation in the Prospectus/Proxy Statement and take all lawful action necessary, proper or advisable on its part to solicit such adoption. For the avoidance of doubt, notwithstanding any Adverse Recommendation Change, the Company shall submit this Agreement to its stockholders for approval at the Company Stockholders Meeting and nothing contained herein (unless this Agreement is terminated in accordance with Article VIII prior to the Company Stockholders Meeting) shall relieve the Company of such obligation.

Section 6.05 Filings; Other Actions; Notification.

(a) Cooperation.

(i) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (A) take or cause to be taken all actions necessary or advisable to consummate and make effective the Mergers and the other Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, (B) obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other Transactions, including making any filings in connection therewith and supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to such filings, consents, registrations, approvals, permits and authorizations, (C) execute and deliver any additional instruments necessary to consummate the Transactions and (D) upon the reasonable written request of Parent or any Merger Sub, obtain all necessary or appropriate consents under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Transactions; provided, that no Party or its Subsidiaries shall be required prior to the Effective Time to pay (and the Company and its Subsidiaries shall not, without the prior written consent of Parent, pay) any costs, expenses, consent or other similar fee or other consideration (other than immaterial administrative and/or legal costs and expenses) or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Material Contract that is not conditioned upon the consummation of the Mergers, to obtain any such consent of any Person under any Material Contract. Parent and the Company shall cooperate in scheduling and conducting any meetings with any Governmental Entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other Governmental Entity, obtaining the required statutory approvals, consents, and approvals from any Governmental Entity necessary, proper or advisable to consummate the Mergers, including, in each case, the strategy related thereto; provided, that, in the event Parent and the Company cannot reach an agreement after cooperating in good faith, Parent shall have the final determination over such matters.

(ii) Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or its Affiliates be required to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets, properties or businesses of Parent or any of its Affiliates or the Company or any of its Subsidiaries or otherwise to take, and the Company and its Subsidiaries shall not take without the prior written consent of Parent, any action that limits the freedom of action or otherwise restricts any of the assets, properties or businesses of Parent and its Affiliates or the Company and its Subsidiaries if such action (together with any other required action) would be reasonably expected to have a material impact on (A) the Company and its Subsidiaries, taken as a whole, (B) Parent and its Affiliates, taken as a whole, or (C) the benefits reasonably sought to be derived from the Transactions (a “Burdensome Condition”). The Company, Parent and each Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any applicable waiting period under any Antitrust Laws, or the obtaining of approval of any applicable Governmental Entity, as necessary.

(b) Information. The Company and Parent each shall, upon request by the other, use reasonable best efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Mergers and the Transactions; provided that the limitations set forth in the provisos to Section 6.06 shall apply to the Company’s and Parent’s obligations, mutatis mutandis.

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(c) Status.

(i) Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly informing the other of any substantive oral communication with, and promptly furnishing the other with copies of written notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from, any Governmental Entity with respect to such Transactions. Subject to Section 6.05(a), neither the Company nor Parent shall permit any of its Representatives to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it, to the extent permitted by Law, consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(ii) Without limiting the generality of Section 6.05(a) or Section 6.05(c)(i), the Company and Parent shall each promptly advise the other Party if it obtains knowledge of (A) any written notice or other written communication from any counterparty to a Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Mergers (and provide a copy thereof) or (B) any written notice or other written communication from any other Person alleging that the consent of such Person is or may be required in connection with the Mergers (and provide a copy thereof). The Company shall notify Parent as promptly as practicable of any written notice or other written communication received after the date of this Agreement from any party to any Material Contract to the effect that such Party has terminated or intends to terminate or otherwise materially and adversely modify its relationship with the Company or any Subsidiary of the Company. Notwithstanding the foregoing, a Party’s failure to comply with this Section 6.05(c)(ii) (provided that such failure was not in bad faith) shall not constitute a failure of any condition set forth in Article VII to be satisfied, or otherwise provide any other Party the right not to effect the Transactions, except to the extent that any other provision of this Agreement independently provides such right.

Section 6.06 Access and Reports. Subject to any applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers, directors and employees, properties, books, Contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose such documents or information that are reasonably pertinent to any adverse actions, claims, suits or proceedings between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, or (iii) to disclose any privileged information or information subject to attorney work product protection of the Company or any of its Subsidiaries. Notwithstanding anything in this Section 6.06 to the contrary, the Company shall use reasonable best efforts to obtain any consents of third parties that are necessary to permit such access or make such disclosure and shall otherwise use reasonable best efforts to permit such access or disclosure, including pursuant to the use of “clean team” arrangements pursuant to which certain Representatives of Parent could be provided access to any such information. All requests for information made pursuant to this Section 6.06 shall be directed to such officer of the Company designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 6.07 Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the First Merger to be approved for listing on Nasdaq if required under the rules and regulations of Nasdaq, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the OTC to enable the delisting by the Surviving Corporation or the Surviving Company, as the case may be, of the Company Shares from the OTC and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) calendar days after the Closing Date.

Section 6.08 Publicity. The initial press release regarding the Transactions shall be a joint press release, and thereafter, unless an Adverse Recommendation Change shall have occurred, and except with respect to press releases and other public statements in connection with Section 6.02 (to the extent expressly permitted

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pursuant to Section 6.02), the Company and Parent each shall obtain the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed prior to issuing any press releases or otherwise making public announcements with respect to the Mergers and the other Transactions unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or an interdealer quotation system or a trading market to issue or cause the publication of any press release or other public announcement with respect to the Mergers, this Agreement or the other Transactions, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as is reasonably practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto. Notwithstanding the foregoing, the Company and Parent (and their respective Subsidiaries) may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by the Parties in compliance with this Section 6.08. Nothing in this Section 6.08 shall restrict or prohibit the Parties from making any announcement from the date hereof through the Effective Time to its respective employees, customers and other business relations to the extent such Party, as the case may be, determines in good faith that such announcement is necessary or advisable and is consistent in all substantive respects with previous press releases or public disclosures relating to the Mergers and this Agreement.

Section 6.09 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement, the Mergers and the other Transactions shall be paid by the Party incurring such expense, except (a) that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company and (b) as otherwise expressly set forth in this Agreement.

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Company, and Parent shall, if the Surviving Company is not able, to indemnify and hold harmless each present and former director or officer of the Company or any of its Subsidiaries and each other Person who, at the request or for the benefit of the Company or any of its Subsidiaries, is or was previously serving as a director, officer, manager, employee or fiduciary of any other Person or any benefit plan of the Company or any benefit plan of any of the Subsidiaries of the Company (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, as provided in the certificate of incorporation or bylaws or other governing documents of the Company or the applicable Subsidiary of the Company in effect on the date of this Agreement or any indemnification agreement between such Indemnified Parties and the Company in existence as of, and disclosed to Parent prior to, the date hereof, to the fullest extent permitted under applicable Law (and Parent shall also advance fees, costs and expenses (including attorney’s fees and disbursements) as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Person is not entitled to indemnification hereunder or thereunder).

(b) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Company thereof, but the failure to so notify shall not relieve the Surviving Company or Parent, as applicable, of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party.

(c) For six (6) years after the Effective Time, Parent shall cause the Surviving Company to maintain in effect provisions in the Surviving Company’s certificate of formation and limited liability company agreement or similar organizational documents (or in such documents of any successor to the business of the Surviving Company) and the organizational documents of any Subsidiary of the Company regarding exculpation, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement (including with respect to the Indemnified Parties). From and after the Effective Time, Parent, the Surviving Corporation and its Subsidiaries and from and after the Second Effective Time, Parent, the Surviving Company and its Subsidiaries, in each

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case, including RT, shall honor and comply with their respective obligations under any indemnification agreement with any Indemnified Party in effect as of (and disclosed or made available to Parent prior to) the date of this Agreement and indemnification obligations under the RT LLC Agreement, and not amend, repeal or otherwise modify any such agreement or the RT LLC Agreement in any manner that would adversely affect any right of any Indemnified Party thereunder.

(d) Prior to the Effective Time, the Company may, as of the Effective Time, obtain and fully pay for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies with a claims period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage no less favorable in any material respect to the Indemnified Parties than the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 6.10(d) of the Company Disclosure Letter. If the Company, for any reason, fails to obtain such “tail” insurance policies as of the Effective Time, Parent shall or shall cause the Surviving Company to use its best efforts to purchase D&O Insurance for such six (6) year period with benefits and levels of coverage no less favorable in any material respect to the Indemnified Parties than the Company’s existing policies as of the date of this Agreement with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions), provided, however, that in no event shall Parent or the Surviving Company be required to expend for such policies an annual premium amount in excess of the amount set forth in Section 6.10(d) of the Company Disclosure Letter; and, provided further that if the annual premium of such insurance coverage exceed such amount, Parent or the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e) If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.10.

(f) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs, assigns and legal representatives. From and after the Effective Time, the obligations of Parent and the Surviving Company under this Section 6.10 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 6.10 applies without the consent of such Indemnified Party.

(g) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or other governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

Section 6.11 Other Actions by the Company and Parent.

(a) Takeover Statute. If any Takeover Statute is or may become applicable to the Mergers or the other Transactions, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate (or to the extent elimination is not possible, minimize) the effects of such statute or regulation on such Transactions.

(b) Section 16 Matters. The Company Board and the Parent Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the disposition of Company Shares and other derivative securities with respect to Company Shares, (ii) the conversion of Company Shares and other derivative securities with respect to Company Shares into Parent Shares or other derivative securities with respect to Parent Shares, as the case may be, and (iii) the acquisition of Parent Shares or other derivative securities with respect to Parent Shares as the case may be, pursuant to the terms

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of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

(c) The Company agrees that prior to the Effective Time, neither the Company nor any of its Subsidiaries shall (i) file any registration statement (other than on Form S-8) or (ii) consummate any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act.

Section 6.12 Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of any and all litigation or other legal proceedings commenced or threatened in writing by a Company stockholder against the Company or any of its Subsidiaries, or their respective Boards of Directors, in each case in connection with, arising from or otherwise relating to or regarding the Mergers or the Transactions, including any legal proceeding alleging or asserting any misrepresentation or omission in the Prospectus/Proxy Statement or any other communications to the Company stockholders, other than any legal proceedings among the Parties and their Affiliates (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed on a current basis with respect to the status thereof and promptly furnish Parent with copies of communications received or documents filed. The Company and Parent shall cooperate in the defense and settlement of any Transaction Litigation. The Company shall promptly notify Parent of such litigation (including any threats thereof) and (i) consult with Parent on, and consider in good faith all of Parent’s comments to, all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, (ii) give Parent the opportunity to participate in the Company’s defense or settlement of any Transaction Litigation at Parent’s sole cost and expense and (iii) consult with Parent with respect to the proposed strategy, material actions and significant decisions (including relating to defense, settlement and prosecution) with respect to any Transaction Litigation. The Company agrees that it shall not settle or offer to settle any Transaction Litigation without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.13 Obligations of Merger Subs. Parent shall take all action necessary to cause each Merger Sub, the Surviving Corporation, and the Surviving Company to perform their respective obligations under this Agreement.

Section 6.14 Tax Matters.

(a) Intended Tax Treatment. Each of the Parties shall (and shall cause their respective Affiliates to) use its reasonable best efforts (1) to cause the Mergers, taken together, to qualify for the Intended Tax Treatment, and (2) not to knowingly take any action not required by this Agreement or fail to take any action required by this Agreement that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment; provided, that, notwithstanding any provision in this Agreement to the contrary, following the Mergers, neither Parent nor any Subsidiary of Parent (including, without limitation, the Surviving Company and its Subsidiaries) shall be obligated to retain any assets of the Company or any of its Subsidiaries other than those that, in the sole discretion of Parent, exercised in good faith, are directly related to the ownership and operation of RT and its business.

(b) Tax Opinions. If, in connection with the preparation and filing of the S-4 Registration Statement (including the Prospectus/Proxy Statement), the SEC requires that a tax opinion be prepared and submitted to the SEC regarding the tax treatment of the Mergers, each Party shall use reasonable best efforts to execute and deliver customary Tax representation letters to counsel rendering such opinion in form and substance reasonably satisfactory to such counsel.

ARTICLE VII

CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each Party to effect the Mergers is subject to the satisfaction or waiver by the Parties at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted by holders of Company Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

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(b) Nasdaq Listing. The Parent Shares issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on Nasdaq subject to official notice of issuance if required under the rules and regulations of Nasdaq.

(c) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order that makes illegal, enjoins or otherwise prohibits the consummation of the Mergers.

(d) S-4. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued (and not rescinded), and no proceedings for that purpose shall be pending before the SEC.

Section 7.02 Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and each Merger Sub to effect the Mergers are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 5.01 (other than Section 5.01(a) (Organization, Good Standing and Qualification), Section 5.01(b) (Capital Structure), Section 5.01(c) (Corporate Authority, Approval), Section 5.01(d)(ii)(A) (Non-Contravention), Section 5.01(f)(ii) (Absence of Certain Changes), and Section 5.01(t) (Brokers and Finders)) shall be true and correct (without regard to “materiality,” “Company Material Adverse Effect” and similar qualifiers contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that would not constitute a Company Material Adverse Effect, (ii) Section 5.01(b)(i) and Section 5.01(b)(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), except for de minimis inaccuracies, and (iii) Section 5.01(a) (Organization, Good Standing and Qualification), Section 5.01(b) (other than Section 5.01(b)(i) and Section 5.01(b)(ii)) (Capital Structure), Section 5.01(c) (Corporate Authority, Approval), Section 5.01(d)(ii)(A) (Non-Contravention), Section 5.01(f)(ii) (Absence of Certain Changes), and Section 5.01(t) (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date).

(b) Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, all of its obligations under this Agreement required to be performed or complied with by it at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d) DG Promissory Note Payoff Agreement. The Company shall have received the DG Promissory Note Payoff Agreement duly executed by all parties thereto and the DG Promissory Note Payoff Agreement is in full force and effect as of the Effective Time.

(e) DG Transfer Instrument. Parent shall have received a copy of the DG Transfer Instrument duly executed by DG and Standard Silver, and the Property (as defined in the DG Promissory Note Payoff Agreement) shall have been validly conveyed, transferred and assigned from Standard Silver to DG and duly recorded as of the Effective Time.

(f) Officer’s Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c), Section 7.02(d) and Section 7.02(e) have been satisfied.

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(g) Regulatory Consents. The waiting periods, if any, (and any extensions thereof pursuant to an agreement with a Governmental Entity) applicable to the Mergers will have expired or otherwise been terminated, or all requisite consents, directions or orders required to consummate the Mergers pursuant thereto will have been obtained without the imposition of a Burdensome Condition.

Section 7.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Subs set forth in (i) Section 5.02 (other than Section 5.02(a) (Organization, Good Standing and Qualification), Section 5.02(b) (Capital Structure), Section 5.02(c) (Corporate Authority, Approval), Section 5.02(d)(ii) (Non-Contravention), Section 5.02(f)(ii) (Absence of Certain Changes), and Section 5.02(h) (Brokers and Finders)) shall be true and correct (without regard to “materiality,” “Parent Material Adverse Effect” and similar qualifiers contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that would not constitute a Parent Material Adverse Effect, (ii) Section 5.02(b)(i) and Section 5.02(b)(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), except for de minimis inaccuracies, and (iii) Section 5.02(a) (Organization, Good Standing and Qualification), Section 5.02(b) (other than Section 5.02(b)(i) and Section 5.02(b)(ii)) (Capital Structure), Section 5.02(c) (Corporate Authority, Approval), Section 5.02(d)(ii) (Non-Contravention), Section 5.02(f)(ii) (Absence of Certain Changes), and Section 5.02(h) (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date).

(b) Performance of Obligations of Parent and Merger Subs. Each of Parent and each Merger Sub shall have performed and complied with, in all material respects, all of their respective obligations under this Agreement required to be performed or complied with by them at or prior to the Closing.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

(d) Officer’s Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and each Merger Sub by an executive officer of Parent to the effect the conditions set forth in Section 7.03(a), Section 7.03(b), and Section 7.03(c) have been satisfied.

(e) Regulatory Consents. The waiting periods, if any, (and any extensions thereof pursuant to an agreement with a Governmental Entity) applicable to the Mergers will have expired or otherwise been terminated, or all requisite consents, directions or orders required to consummate the Mergers pursuant thereto will have been obtained.

ARTICLE VIII

TERMINATION

Section 8.01 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent.

Section 8.02 Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote, by either Parent or the Company if:

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(a) the Mergers shall not have been consummated by December 4, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any Party that has materially breached its obligations under this Agreement in any manner whose action or failure to act has been the primary cause of, or primarily resulted in, the failure of the Mergers to have been consummated by the End Date;

(b) the adoption of this Agreement by the stockholders of the Company shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(c) any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to a Party whose action or failure to act has been the primary cause of, or primarily resulted in, the action or event described in this Section 8.02(c) occurring; and provided further that, the Party seeking to terminate this Agreement pursuant to this Section 8.02(c) shall have complied with its obligations under Section 6.05.

Section 8.03 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned by the Company at any time prior to the Effective Time:

(a) whether before or after the Requisite Company Vote is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Subs in this Agreement, such that (i) Section 7.03(a), Section 7.03(b), or Section 7.03(c) would not be satisfied and (ii) such breach is not curable or, if curable by the End Date, Parent (A) shall not have commenced good faith efforts to cure such breach or failure to perform within fifteen (15) calendar days following receipt by Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.03(a) and the basis for such termination or (B) is not thereafter continuing to take good faith efforts to cure such breach or failure to perform.

Section 8.04 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time by Parent if:

(a) if an Adverse Recommendation Change shall have occurred or the Company approves or enters into an Alternative Acquisition Agreement; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that (i) Sections 7.02(a), Section 7.02(b) or Section 7.02(c) would not be satisfied and (ii) such breach is not curable or, if curable by the End Date, the Company (A) shall not have commenced good faith efforts to cure such breach or failure to perform within fifteen (15) calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.04(b) and the basis for such termination or (B) are not thereafter continuing to take good faith efforts to cure such breach or failure to perform.

Section 8.05 Effect of Termination and Abandonment.

(a) The Party terminating this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) must deliver written notice thereof to the other Parties setting forth in reasonable details the provision of this Article VIII pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision. Any proper and valid termination of this Agreement pursuant to this Article VIII will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. Except as otherwise provided in this Section 8.05, in the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any Party of any liability or damages to the other Party resulting from fraud in the making of any representation or warranty expressly set forth herein or any Willful Breach of this Agreement and (ii) the provisions set forth in this Section 8.05 and Article IX shall survive termination of this Agreement.

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(b) Payment of Termination Fee by the Company.

(i) If this Agreement is terminated by Parent pursuant to Section 8.04(a) (Company Adverse Recommendation Change), then the Company shall pay to Parent, by wire transfer of immediately available funds, $3,250,000 (the “Termination Fee”) within two (2) Business Days following the date of any such termination by Parent; provided, that if either Parent or the Company terminates this Agreement pursuant to Section 8.02(b) (Company Stockholder Approval Not Obtained) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 8.04(a) (Company Adverse Recommendation Change), this Agreement shall be deemed terminated by Parent pursuant to Section 8.04(a) (Company Adverse Recommendation Change) for purposes of this Section 8.05(b)(i).

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.02(a) (Termination for End Date) or Section 8.02(b) (Company Stockholder Approval Not Obtained), or by Parent pursuant to Section 8.04(b) (Company Terminable Breach), (B) an Acquisition Proposal has been publicly announced or otherwise communicated to the Company’s stockholders after the date of this Agreement and before the date this Agreement is so terminated, and (C) within twelve (12) months following the date of such termination (1) the Company Board has recommended that stockholders vote in favor of, or tender into, an Acquisition Proposal, (2) the Company has entered into an Alternative Acquisition Agreement providing for the consummation of an Acquisition Proposal, or (3) an Acquisition Proposal has been consummated (provided, that for purposes of this Section 8.05(b)(ii)(C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in cash in immediately available funds, concurrently with the occurrence of the applicable event described in Section 8.05(b)(ii)(C) above, the Termination Fee.

(iii) The Company acknowledges that the agreements contained in this Section 8.05(b) are an integral part of the Transactions, and that, without these agreements, Parent and each Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.05(b), and, in order to obtain such payment, Parent or any Merger Sub commences a suit that results in a judgment against the Company requiring payment of the Termination Fee or reimbursement of expenses set forth in this Section 8.05(b) or any portion of such amounts, the Company shall pay to Parent and each Merger Sub their costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee, at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made, from the date such payment was required to be made through the date of payment.

(c) Exclusive Remedy. The Parties agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Except in the case of a Willful Breach of this Agreement, if Parent receives the full amount of the Termination Fee from the Company in the circumstances described in Section 8.05(b)(i) or (ii), such payment shall be the sole and exclusive remedy of Parent against the Company and its Subsidiaries and their respective former, current or future partners, stockholders, managers, members, Affiliates and Representatives and none of the Company, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates, or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d) Liquidated Damages. Without in way limiting the rights of the Parties to seek specific performance or other equitable remedy pursuant to Section 9.05, the Company, Parent and each Merger Sub acknowledge and agree that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.01 Survival. This Article IX and the agreements of the Company, Parent and Merger Subs contained in Article II, Article III, Article IV, Section 6.07 (Stock Exchange Listing and Delisting), Section 6.09 (Expenses), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) and Article IX shall survive the consummation of the Mergers. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers.

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Section 9.02 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the Parties, by action of the board of directors of the respective Parties; provided, that after the Requisite Company Vote has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under applicable Law without such approval having first been obtained.

Section 9.03 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Mergers are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. Any failure or delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 9.04 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 9.05 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE; REMEDIES.

(a) THIS AGREEMENT, ALL ACTIONS, CLAIMS, SUITS OR PROCEEDINGS IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE, THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT OR THE PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD HAVE THE EFFECT OF APPLYING THE LAWS OF, OR DIRECTING A MATTER TO, ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and, if such courts will not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Mergers and the other Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO SUCH PARTY, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, without the necessity of proving

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the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such Party is entitled at Law or in equity and each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at Law, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 9.05(c), a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including, subject to Section 8.05(c), monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.05(c) are not available or otherwise are not granted and (ii) nothing contained in this Section 9.05(c) shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.05(c) before exercising any termination right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 9.05(c) or anything contained in this Section 9.05(c) restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.05(c) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not in and of itself preclude the exercise of any other remedy; provided, that the Parties acknowledge and agree that, while a Party may pursue a grant of specific performance prior to the valid termination of this Agreement, following a valid termination of this Agreement, under no circumstances shall such Party be permitted or entitled to seek a grant of specific performance to cause the Closing to occur or to enforce any provision of this Agreement which does not survive such termination.

Section 9.06 Notices. Any notice, request, instruction or other document or communication to be given to any Party hereunder shall be in writing and will be deemed to have been duly delivered and received hereunder (a) upon delivery if personally delivered by hand providing proof of delivery, (b) on the date sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (c) when delivered if sent by a nationally recognized overnight courier service (with confirmation of delivery), in each case to the intended recipient as set forth below:

(a) if to Parent or Merger Subs:

USA Rare Earth, Inc.

100 West Airport Road

Stillwater, OK 74075

Attention: David Kronenfeld

Email: david.kronenfeld@usare.com

(with a copy, which shall not constitute notice, to):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel Rubinstein; Gregory Pryor; Joseph F. Rosati

E-mail: joel.rubinstein@whitecase.com; gpryor@whitecase.com; joseph.rosati@whitecase.com

(b) if to the Company:

Texas Mineral Resources Corp.

527 21st Street, #44

Galveston, TX 77550

Attention: Anthony Marchese

Email: amarchese@tmrcorp.com

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(with a copy, which shall not constitute notice, to):

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell Nussbaum; Megan Stombock

Email: mnussbaum@loeb.com; mstombock@loeb.com

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

Section 9.07 Entire Agreement. This Agreement (including any exhibits and schedules hereto), the Ancillary Agreements, and the Non-Disclosure Agreement dated February 8, 2026, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter of this Agreement.

Section 9.08 No Third Party Beneficiaries. Parent, each Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein and in the Ancillary Agreements are solely for the benefit of the Parties, in accordance with and subject to the terms of this Agreement and the Ancillary Agreements and are not intended to, and do not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except (a) as provided in Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) and (b) if the Effective Time occurs, the right of the Company’s shareholders to receive the Merger Consideration, cash in lieu of fractional Parent Shares pursuant to Section 4.02(f) and any distribution or dividend payable pursuant to Section 4.02(d) in accordance with Article IV. The Parties further agree that the rights of third party beneficiaries under Section 6.10 shall not arise unless and until the Effective Time occurs.

Section 9.09 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.10 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “made available to Parent,” “furnished,” “provided” or “delivered” and words of similar import refer to documents or information posted to the “Project Hammer – VDR” file on SharePoint by or on behalf of the Company by no later than 5:00 p.m. Eastern Time on March 2, 2026, or that has been filed with the SEC and is publicly accessible on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database at least two (2) Business Days prior to the date hereof. All references to lists or copies of any documents (including those “made available to Parent,” “furnished,” “provided” or “delivered” and words of similar import (as applicable)) shall mean true, correct and complete copies of such lists or documents, as applicable. All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. The defined terms contained in this Agreement are applicable to the singular, as well as to the plural, forms of such terms. References to any statute, rule, regulation, law or Law shall be deemed to refer to all applicable Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. All references to “$” or “cents” in this Agreement are to United States dollars

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or divisions thereof. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, in accordance with its terms. References to any Person include the successors and permitted assigns of that Person. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) References to days mean calendar days unless otherwise specified. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(d) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(e) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by electronic delivery. References to “written” will be construed in the same manner.

Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence and except as set forth herein, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.12 Company Disclosure Letter. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure, notwithstanding the omission of any reference or cross-reference thereto. Each capitalized term used in the Company Disclosure Letter but not otherwise defined therein has the meaning given to such term herein. The Company Disclosure Letter may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Letter, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise. Notwithstanding any provision of this Agreement to the contrary, the Company Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein in accordance with Section 268(b) of the DGCL.

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Section 9.13 Parent Disclosure Letter. The Parties agree that the disclosure set forth in any particular section or subsection of the Parent Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of Parent and Merger Subs that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of Parent and Merger Subs that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure, notwithstanding the omission of any reference or cross-reference thereto. Each capitalized term used in the Parent Disclosure Letter but not otherwise defined therein has the meaning given to such term herein. The Parent Disclosure Letter may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Parent Disclosure Letter, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise. Notwithstanding any provision of this Agreement to the contrary, the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein in accordance with Section 268(b) of the DGCL.

ARTICLE X

CERTAIN DEFINITIONS

Section 10.01 Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.01.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company (and its Affiliates and Representatives) than those contained in the Confidentiality Agreement that are applicable to the Company, (ii) does not contain terms that restrict the Company’s ability to comply with its obligations under this Agreement (including Section 6.02) and (iii) that does not contain any provision requiring the Company or its Subsidiaries to pay or reimburse the counter-party’s fees, costs or expense of any nature.

“Acquisition Proposal” means any inquiry, proposal (whether or not in writing) or offer from any person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of any of the Company’s interest in RT, (ii) acquisition that, if consummated, would result in any person or group owning twenty percent (20%) or more of the consolidated assets (based on the fair market value thereof), revenues or net income of the Company and its subsidiaries, (iii) acquisition of Company Shares representing twenty percent (20%) or more of the outstanding Company Shares, (iv) tender offer or exchange offer that, if consummated, would result in any person or group having beneficial ownership of Company Shares representing twenty percent (20%) or more of the outstanding Company Shares, (v) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such person or group (or the equity holders of any person) would acquire, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company or such surviving entity, or (vi) combination of the foregoing, in each case, other than the Mergers.

“Adverse Recommendation Change” has the meaning set forth in Section 6.02(d).

“Affiliate” means, when used with respect to any Party, any Person who is an “affiliate” of that Party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.02(a)(v).

“Ancillary Agreements” means the Confidentiality Agreement, the Voting and Support Agreements, and the other documents certificates and instruments and agreements among the Parties as contemplated by or referred to herein.

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“Anti-Corruption Laws” means all U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act 2010, the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Antitrust Laws” has the meaning set forth in Section 5.01(d)(i).

“Applicable Date” has the meaning set forth in Section 5.01(e)(i).

“Appraisal Shares” has the meaning set forth in Section 4.03.

“Balance Sheet” has the meaning set forth in Section 5.01(h).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.01(c)(i).

“Book Entry Company Share” has the meaning set forth in Section 4.01(a).

“Book Entry Parent Shares” means uncertificated Parent Shares represented by book entry.

“Burdensome Condition” has the meaning set forth in Section 6.05(a)(ii).

“Business Day” means any day ending at 11:59 p.m. (Eastern Time), other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Bylaws” has the meaning set forth in Section 2.02(a).

“Capitalization Date” has the meaning set forth in Section 5.01(b)(i).

“Certificate” has the meaning set forth in Section 4.01(a).

“Certificate of Formation” has the meaning set forth in Section 2.01(b).

“Certificate of Merger” has the meaning set forth in Section 1.03(a).

“Charter” has the meaning set forth in Section 2.01.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commerce Department” means the United States Department of Commerce.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and (b) all other compensation or benefit plans, programs, policies, practices, agreements or other arrangements, whether or not subject to ERISA, including, all cash, equity-based, incentive, bonus, employment, consulting, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, relocation, loan, fringe benefit, severance, retirement, supplemental retirement, profit sharing, pension, deferred compensation, defined contribution, savings, or termination plans, programs, policies, practices agreements or other arrangements, in each case of paragraphs (a) and (b), that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any current, potential, or contingent liability, in each case, for the benefit of any current or former employee, director, or individual independent contractor (or any dependent or beneficiary thereof).

“Company Board” has the meaning set forth in the Recitals.

“Company Data” means any and all data and information received, generated, collected, owned or processed by or on behalf of the Company in connection with the operation of its business.

“Company Disclosure Letter” has the meaning set forth in Section 5.01.

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“Company Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries, and includes all Registered IP.

“Company Invested Entity” has the meaning set forth in Section 5.01(b)(iii).

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, fact, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, fact, conditions, circumstances and occurrences, (a) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Company to consummate the Mergers and the other Transactions prior to the End Date or (b) is, or would reasonably be expected to be, materially adverse to the business, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred for purposes of clause (b) of this definition: (i) any changes in general United States or global economic conditions, (ii) any changes in the general conditions of the industries in which the Company and its Subsidiaries operate (including any change (on a current or forward basis) in the price of precious metals or rare earth metals or minerals, changes in commodity prices or general market prices affecting the mining industry generally), (iii) any decline in the market price or trading volume of the Company Shares, in and of itself (provided that the exception in this clause (iii) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline from being taken into account in determining whether there has been a Company Material Adverse Effect), (iv) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (iv) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure from being taken into account in determining whether there has been a Company Material Adverse Effect), (v) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Mergers or any of the other Transactions (provided that the exception in this clause (v) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (vi) any change in applicable Law or GAAP (or authoritative interpretations or enforcement thereof), (vii) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (C) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) including, in all cases of this clause (vii), the response of any Governmental Entities thereto, or (viii) any action taken by the Company or its Subsidiaries at Parent’s written request; except, in the cases of clauses (i), (ii), (vi) and (vii), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries or geographies in which the Company and its Subsidiaries operate.

“Company Preferred Shares” has the meaning set forth in Section 5.01(b)(i).

“Company Recommendation” has the meaning set forth in Section 5.01(c)(ii).

“Company Reports” has the meaning set forth in Section 5.01(e)(i).

“Company Share” has the meaning set forth in Section 4.01(a).

“Company Stock Plan” means the Texas Mineral Resources Corp. Amended and Restated 2008 Stock Option Plan, as amended from time to time.

“Company Stockholders Meeting” has the meaning set forth in Section 6.04.

“Confidentiality Agreement” has the meaning set forth in Section 9.07.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement, franchise, arrangement, commitment, understanding, joint venture, partnership, instrument, or other right or obligation (whether written or oral).

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“D&O Insurance” has the meaning set forth in Section 6.10(d).

“Delaware LLC Act” has the meaning set forth in the Recitals.

“DG” means Daniel Gorski.

“DG Promissory Note” means that certain promissory note, dated as of December 5, 2024, by and between DG and the Company.

“DG Promissory Note Payoff Agreement” means an agreement, in form and substance reasonably satisfactory to Parent, between DG and Standard Silver that, upon the repayment of all amounts due under the DG Promissory Note as set forth therein in property, (i) the DG Promissory Note is terminated and shall be of no further force or effect, (ii) the holder thereof has released and discharged Standard Silver and its Affiliates (including, from and after the Effective Time, Parent and its Affiliates) from any and all claims, obligations, Liens and liabilities arising under or in connection with the DG Promissory Note, and (iii) the holder thereof shall have no further rights or claims against Standard Silver and its Affiliates (including, from and after the Effective Time, Parent and its Affiliates) arising under or in connection with the DG Promissory Note.

“DG Transfer Instrument” means such transfer and assignment agreement, grant, deed, bill of sale, or other document or instrument necessary to validly reconvey, transfer, and assign the Property (as defined in the DG Promissory Note Payoff Agreement), from Standard Silver to DG which such DG Transfer Instrument shall include indemnification provisions in favor of the Company and its Affiliates (including, from and after the Effective Time, Parent and its Affiliates) in respect of any and all liabilities to the extent arising out of, or relating to the DG Promissory Note Payoff Agreement and the DG Transfer Instrument in form and substance reasonably satisfactory to Parent.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Letters” has the meaning set forth in Section 5.02.

“DTC” has the meaning set forth in Section 4.02(b).

“Effective Time” has the meaning set forth in Section 1.03(a).

“End Date” has the meaning set forth in Section 8.02(a).

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, removal or remedial action, request for information, decree, order, demand or notice (written or oral) by any Person alleging actual or potential liability (including, actual or potential liability for investigatory costs, cleanup costs, indemnification, governmental response costs, natural resources damages, remedial or other property damages, compliance or enforcement costs, personal injuries, attorneys’ or consultants’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of or exposure to any Hazardous Substance, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means Law relating to: (a) pollution or the protection, restoration, rehabilitation, mine closure, reclamation, remediation, investigation or restoration of the environment or natural resources, (b) the handling, disposal, use, presence, sale, distribution, marketing, labeling, importation, exportation, generation, treatment, storage, Release or threatened Release of, or contamination by, any Hazardous Substance, (c) health and safety relating to exposure to any hazardous, dangerous or toxic substances, or (d) consumer product, worker or environmental warnings as relates to exposure to hazardous, dangerous or toxic substances.

“Environmental Permits” has the meaning set forth in Section 5.01(l)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any other employer (whether or not incorporated), as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 4.02(a).

“Exchange Fund” has the meaning set forth in Section 4.02(a).

Annex A-53

“Exchange Ratio” means the quotient obtained by dividing (a) the Parent Share Consideration by (b) the aggregate number of Company Shares outstanding as of the Effective Time on a fully diluted basis.

“Excluded Share” has the meaning set forth in Section 4.01(a).

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Preamble.

“First Merger Sub Board” has the meaning set forth in the Recitals.

“GAAP” means generally accepted accounting principles in the United States as of the date of this Agreement.

“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” has the meaning set forth in Section 5.01(d)(i).

“Hazardous Substance” means any substance that is listed, classified or regulated pursuant to, or that may give rise to standards of conduct or liability under, any Environmental Law, including any petroleum product, compound or by-product, explosive material, volatile organic compounds, semi-volatile organic compounds, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, dioxins, heavy metals, per- and polyfluoroalkyl substances, mold, radioactive material and radon.

“Indebtedness” means, excluding the DG Promissory Note, with respect to any Person, without duplication, as of the date of determination: (a) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties; (b) all obligations of such Person evidenced by bonds, debentures, indentures, notes or similar instruments; (c) all obligations of such Person issued or assumed as the deferred purchase price of property or service (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment); (d) all lease obligations of such Person which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (e) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed; (f) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof); (g) all letters of credit, performance bonds or surety bonds issued for the account of such Person, to the extent drawn upon; (h) any earned, owed, or accrued, but unpaid, salaries, wages, or other compensation (including, severance) or unpaid expense reimbursements and accrued but unused vacation or similar paid time off, or any unfunded deferred compensation or pension or other defined benefit liability, and any employer-side payroll or similar Taxes thereon; (i) deferred or unpaid purchase price liabilities related to past acquisitions; (j) payment obligations arising in connection with earnouts, “seller financing” or other contingent payment obligations (other than contingent indemnification obligations that have not matured and as to which no claims have been made or, to the Knowledge of the Company, threatened); (k) all obligations of such person to purchase, redeem, retire, defease, or otherwise acquire for value any capital stock of such person or rights to acquire such capital stock; (l) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other person of a type described in clauses (a) through (k) above, and with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (1) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Indemnified Parties” has the meaning set forth in Section 6.10(a).

“Insurance Policies” has the meaning set forth in Section 5.01(q).

“Intellectual Property” means any and all rights in or to any of the following anywhere in the world, whether registered or unregistered: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, divisionals, continuations, continuations-in-part and renewal applications,

Annex A-54

renewals, extensions, validations, counterparts and reissues, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (c) Trade Secrets; (d) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names and social media accounts or user names; and (f) all other intellectual property or proprietary rights.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Intervening Event” means any material change, event, fact, circumstance, condition, development or occurrence that first becomes known to the Company’s Board after the date of this Agreement and was not reasonably foreseeable by the Company’s Board as of the date of this Agreement; provided, however, that in no event shall any of the following constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event: (i) the receipt, existence or terms of any Acquisition Proposal, or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) any changes in general United States or Global Market conditions, (iii) any changes in the general conditions of the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries operate (including any change (on a current or forward basis) in the price of precious metals or rare earth metals or minerals, changes in commodity prices or general market prices affecting the mining industry generally) (iv) any outbreak of escalation of hostilities, any acts of war (whether or not declared), military actions, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) including, in all cases of this clause (iv), the response of any Governmental Entities thereto, (v) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather related event, natural or man made disaster, act of God or other force majeure events or occurrences or (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, (vi) any change in applicable Law or GAAP (or authoritative interpretations thereof) after the date of this Agreement, (vii) any change in the market price or trading volume of the Company Shares or the Parent Shares, in and of itself, (viii) the Company or Parent, or any of their respective Subsidiaries, meeting or exceeding any applicable internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period, or (ix) any failure, in and of itself, by the Company or Parent to meet any applicable internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed in Section 10.01(b) of the Company Disclosure Letter and (b) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals listed in Section 10.01(a) of the Parent Disclosure Letter.

“Law” has the meaning set forth in Section 5.01(j)(i).

“Leased Real Property” has the meaning set forth in Section 5.01(s)(ii).

“Licenses” has the meaning set forth in Section 5.01(j)(i).

“Lien” means any lien (statutory, regulatory, or otherwise), charge, pledge, hypothecation, mortgage, lease, restriction, covenant, title defect, assignment, encumbrance, adverse right, community or material property interest, claim, option, right of first refusal, preemptive right or security interest of any kind or nature whatsoever, including reclamation obligations and any restriction on the voting or transfer of any security (except for those imposed by applicable securities Laws).

“LLCA” has the meaning set forth in Section 2.02(b).

“Material Contract” means with respect to the Company and its Subsidiaries, any of the following Contracts:

(i) that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) pursuant to which the Company or any Subsidiary of the Company has any material continuing “earn-out” or other contingent payment obligations arising in connection with the acquisition or disposition by the Company or any of its Subsidiaries;

Annex A-55

(iii) containing any standstill or similar provision remaining in effect pursuant to which the Company or any Subsidiary of the Company has agreed not to acquire securities or material assets of another Person;

(iv) relating to any issuance or potential issuance of any securities of the Company or any of its Subsidiaries;

(v) with a Governmental Entity;

(vi) that (A) limits in any material respect either the type of business in which the Company or its Subsidiaries (or in which Parent or any of its Subsidiaries after the Effective Time) may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions), (B) would require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, or (C) grants “most favored nation” status that, following the Transactions, would apply to Parent or any of its Subsidiaries, including the Surviving Corporation and its Subsidiaries and the Surviving Company and its Subsidiaries;

(vii) that, (A) is an indenture, loan or credit Contract, security agreement, bond, loan note, mortgage Contract, letter of credit or other Contract representing or otherwise in respect of or relating to Indebtedness of the Company or any Subsidiary of the Company in an outstanding principal amount in excess of $50,000, individually or in the aggregate, (B) is a guarantee by the Company or any Subsidiary of the Company of Indebtedness or any other obligation of any Person other than the Company or a wholly owned Subsidiary of the Company in excess of $50,000, individually or in the aggregate, or (C) provide for any Lien on any asset of the Company or any Subsidiary of the Company;

(viii) involving the guarantee, assumption or acting as a surety by the Company or any of its Subsidiaries in respect of any liabilities or obligations of another Person (including letters of credit, surety bonds, credit assurances, agreements relating to the posting of cash collateral, certificates of deposit, or any other type of credit or financial support provided by the Company or any of its Subsidiaries);

(ix) that, excluding any agreement between the Parties or their Affiliates with respect to RT, grants (A) rights of first refusal, rights of first negotiation or similar pre-emptive rights, or (B) puts, calls or similar rights, to any Person (other than the Company or a wholly owned Subsidiary of the Company), in each case with respect to any asset that is material to the Company or any of its Subsidiaries;

(x) that was entered into to settle any litigation and which imposes ongoing obligations on the Company or included any acknowledgement of guilt or liability;

(xi) limiting or restricting the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(xii) pursuant to which (A) the Company or any of its Subsidiaries grants to any third party any license, release, covenant not to sue or similar right with respect to Company Intellectual Property, (B) the Company or any of its Subsidiaries receives a license, release, covenant not to sue or similar right with respect to any material Intellectual Property owned by a third party, (C) any Third Party has developed or has been engaged by the Company or any of its Subsidiaries to develop any Intellectual Property for or on behalf of the Company or any of its Subsidiaries; or (D) is entered into to settle or resolve any Intellectual Property related dispute or otherwise affecting the Company’s or any of its Subsidiaries’ rights to use or enforce any Company Intellectual Property, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements; in each of (A) to (D) above, excluding any and all (v) non-negotiated, standard form licenses pertaining to open source software; (w) non-exclusive licenses incidental to the lease, sale or purchase of products or services; (x) non-exclusive outbound licenses granted to customers and suppliers in the ordinary course of business; (y) inbound licenses of generally commercially available, off-the-shelf software in object code form; and (z) employee, independent contractor, sub-contractor, or consultant agreements and nondisclosure agreements entered into in the ordinary course of business on the Company’s or its Subsidiaries’ standard forms;

Annex A-56

(xiii) excluding any agreement between the parties with respect to RT, that is a partnership, limited liability company, joint venture, profit-sharing, or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest of 10% or more, other than with respect to any wholly owned Subsidiary of the Company;

(xiv) that relates to the acquisition or disposition of any business, assets, or equity of the Company or any of its Subsidiaries in each case, whether by merger, scheme of arrangement, purchase or sale of stock or assets or otherwise, in excess of $50,000;

(xv) that requires or is expected to require in the next year aggregate annual payments by or to the Company or any of its Subsidiaries in excess of $50,000;

(xvi) that obligates the Company and its Subsidiaries to provide continuing indemniﬁcation or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

(xvii) that is a contractual royalty, production payment, net profits, earn-out or similar contract on a material property of such Party that has a value or expected value in excess of $50,000 from the date hereof;

(xviii) involving any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract including commodities;

(xix) that purports to limit or contains covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; (C) solicit customers; including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of ﬁrst refusal or most-favored pricing clauses or (D) to purchase or acquire an interest in any other Person;

(xx) (other than those made in the ordinary course): (A) that provide for the grant of any preferential rights to purchase or lease any tangible asset of the Company or any of its Subsidiaries; or (B) provide for any exclusive right to sell or distribute any material product or service of the Company or any of its Subsidiaries;

(xxi) that obligates the Company and its Subsidiaries to make any capital commitment or expenditure in excess of $50,000 excluding any agreement between the Parties or their Affiliates with respect to RT;

(xxii) under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its oﬃcers, directors, employees or consultants, in each case with a principal amount in excess of $50,000;

(xxiii) with any of the top ten (10) vendors, suppliers, distributors, or other service provider (excluding legal, accounting, tax and similar professional service providers whose Contracts may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less) to the Company and its Subsidiaries, taken as a whole, determined on the basis of spend, by the Company and its Subsidiaries, taken as a whole, for the twelve (12) months ended August 31, 2025;

(xxiv) with any of the top ten (10) customers of the Company and its Subsidiaries, taken as a whole, determined on the basis of revenue, by the Company and its Subsidiaries, taken as a whole, for the twelve (12) months ended August 31, 2025;

(xxv) any Contract that requires the Company, its Subsidiaries or any third party to either take delivery of goods or pay a specified amount (a “take-or-pay” Contract);

(xxvi) relating to or involving Mining Rights; or

(xxvii) that is otherwise material to the Company and its Subsidiaries, taken as a whole.

“Mergers” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 4.01(a).

Annex A-57

“Merger Subs” has the meaning set forth in the Preamble.

“Mining Rights” has the meaning set forth in Section 5.01(s)(iii).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Global Market.

“Notice Period” has the meaning set forth in Section 6.02(g)(ii).

“Order” means any order, writ, assessment, decision, injunction (whether temporary, preliminary or permanent), decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“OTC” means OTC Markets Group, Inc., the operator of OTCQB and other quotation marketplaces (or any successors to any of the foregoing).

“OTCQB” means the OTCQB® Venture Market operated by the OTC (or any successor to the foregoing).

“Owned Real Property” has the meaning set forth in Section 5.01(s)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Section 5.02.

“Parent Material Adverse Effect” means any event, change, effect, development, state of facts, fact, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, fact, conditions, circumstances and occurrences, (a) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of Parent to consummate the Mergers and the other Transactions prior to the End Date or (b) is, or would reasonably be expected to be, materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Parent Material Adverse Effect has occurred for purposes of clause b of this definition: (i) any changes in general United States or global economic conditions, (ii) any changes in the general conditions of the industries in which Parent and its Subsidiaries operate (including any change (on a current or forward basis) in the price of precious metals or rare earth metals or minerals, changes in commodity prices or general market prices affecting the mining industry generally), (iii) any decline in the market price or trading volume of the Parent Shares, in and of itself (provided that the exception in this clause (iii) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline from being taken into account in determining whether there has been a Parent Material Adverse Effect), (iv) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (iv) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure from being taken into account in determining whether there has been a Parent Material Adverse Effect), (v) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Mergers or any of the other Transactions (provided that the exception in this clause (v) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (vi) any change in applicable Law or GAAP (or authoritative interpretations or enforcement thereof), (vii) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (C) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) including, in all cases of this clause (vii), the response of any Governmental Entities thereto, or (viii) any action taken by Parent or its Subsidiaries at Company’s written request; except, in the cases of clauses (i), (ii), (vi) and (vii), to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries or geographies in which Parent and its Subsidiaries operate.

Annex A-58

“Parent Preferred Stock” has the meaning set forth in Section 5.02(b)(i).

“Parent Reports” has the meaning set forth in Section 5.02(e)(i).

“Parent Share” means the common stock, par value $0.0001 per share, of Parent.

“Parent Share Consideration” means 3,823,328 Parent Shares.

“Parent Stock Plan” has the meaning set forth in Section 5.02(b)(i).

“Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Permitted Lien” means (a) any Lien for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside for the payment thereof, (c) Liens imposed by applicable Law with respect to the Owned Real Property or Leased Real Property (e.g., zoning and building restrictions), (d) Liens or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries, (f) defects, irregularities or imperfections of title which do not materially interfere with, or materially impair the use of, the property or assets subject thereto, (g) Liens that constitute non-exclusive licenses to Intellectual Property granted to customers or suppliers in the ordinary course of business, (h) Liens that will be terminated in connection with or prior to Closing or (i) Liens in connection with any agreement between the Parties or their Affiliates with respect to RT.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” shall mean any information relating to an identified or identifiable natural person or an identified or identifiable legal entity (which such information is similarly protected as Personal Information under applicable law); an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity.

“Prospectus/Proxy Statement” has the meaning set forth in Section 6.03(a).

“Real Property” has the meaning set forth in Section 5.01(s)(ii).

“Real Property Lease” has the meaning set forth in Section 5.01(s)(ii).

“Registered IP” has the meaning set forth in Section 5.01(o)(i).

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, placing, discarding, abandoning, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, when used with respect to Parent, Merger Subs or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Parent, Merger Subs, or the Company, as applicable, and its respective Subsidiaries.

“Requisite Company Vote” has the meaning set forth in Section 5.01(c)(i).

“RT” means Round Top Mountain Development, LLC, a Delaware limited liability company.

“RT LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of RT between and among Parent, Company and RT dated June 26, 2023.

Annex A-59

“S-4 Registration Statement” has the meaning set forth in Section 6.03(a).

“Sanctioned Country” has the meaning set forth in Section 5.01(j)(iv).

“Sanctions” has the meaning set forth in Section 5.01(j)(iv).

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.01(e)(i).

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” has the meaning set forth in Section 1.03(b).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the Preamble.

“Second Step Certificate of Merger” has the meaning set forth in Section 1.03(b).

“Securities Act” means the Securities Act of 1933.

“Security Breach” means, with respect to the Company or its Subsidiaries, any event or circumstance in which any Person gains unauthorized access to or engages in unauthorized processing of (A) any Personal Information, Company Data or confidential information related to the Company and its Subsidiaries and held by the Company and its Subsidiaries or any other Person on their behalf; or (B) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that process Personal Information, Company Data or confidential information related to the Company and its Subsidiaries and owned or maintained by the Company and its Subsidiaries, their customers or vendors, or any other Persons on their behalf.

“Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Specified Event Notice” has the meaning set forth in Section 6.02(g)(i).

“Standard Silver” means Standard Silver Corp., a Delaware corporation and wholly owned Subsidiary of the Company.

“Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (a) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership, (b) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries, or (c) that is required to be consolidated in such Person’s financial statements under GAAP; provided, that, for the avoidance of doubt, RT shall not be considered a Subsidiary of the Company for purposes of this definition.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (but substituting “50%” for all references to “20%” in the definition of such term) that did not result from a violation of Section 6.02 and that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, and taking into account the terms and conditions and all other relevant factors (including all legal, financial and regulatory aspects of the proposal, the certainty of financing or available proceeds for such a proposed transaction, the Person making the proposal), would be more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account (a) any revisions to the terms of this Agreement that Parent has committed in writing to make pursuant to Section 6.02(f)(iii) and (b) the certainty of completion and the time likely to be required to consummate such Acquisition Proposal).

“Surviving Company” has the meaning set forth in Section 1.01(b).

“Surviving Corporation” has the meaning set forth in Section 1.01(a).

“Takeover Statute” has the meaning set forth in Section 5.01(k).

Annex A-60

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, alternative minimum, environmental, customs duty, license, capital stock, severance, stamp, payroll, sales, employment, unemployment, social security, disability, use, property, withholding, excise, production, value added, ad valorem, occupancy, transfer, registration, goods and services, abandonment or unclaimed property, escheat, estimated or other taxes or governmental fees, duties or assessments, in each case in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Return” means all returns, reports and documents (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns) or other information or filing supplied to or required to be supplied to a Taxing Authority relating to Taxes or Tax matters, including any amendment or attachment thereto.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Taxes.

“Termination Fee” has the meaning set forth in Section 8.05(b)(i).

“Third Party” has the meaning set forth in Section 6.02(a)(ii).

“Trade Laws” means any Law concerning the importation, exportation, re-exportation or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, but not limited to, as applicable, (a) the Tariff Act of 1930, and the Laws, regulations, and programs administered or enforced by the Commerce Department, the United States International Trade Commission, United States Customs and Border Protection, United States Immigration and Customs Enforcement and their predecessor agencies, (b) the Export Administration Act of 1979, (c) the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the Commerce Denied Persons List or Entity List, (d) the Arms Export Control Act, (d) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List, (e) the International Emergency Economic Powers Act, (f) the Trading With the Enemy Act, (g) the embargoes and restrictions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State, (h) orders of the President of the United States regarding embargoes and restrictions on transactions with designated countries and entities, including but not limited to Persons and entities designated on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, and (i) the anti-boycott regulations administered by the U.S. Commerce Department and the U.S. Treasury Department.

“Trade Secrets” means all confidential or proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, and all rights therein or thereto.

“Transaction Litigation” has the meaning set forth in Section 6.12.

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Voting and Support Agreements” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 5.01(n)(ii).

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party with the actual knowledge that the taking of such act or failure to take such act would constitute a material breach of this Agreement.

(Signature Pages Follow)

Annex A-61

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

TEXAS MINERAL RESOURCES CORP.
By	/s/ Daniel E. Gorski
	Name:	Daniel E. Gorski
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

Annex A-62

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

USA RARE EARTH, INC.
By	/s/ David Kronenfeld
	Name:	David Kronenfeld
	Title:	Chief Legal Officer
HAMER MERGER SUB, INC.
By	/s/ David Kronenfeld
	Name:	David Kronenfeld
	Title:	President, Secretary, Treasurer
HAMER MERGER SUB, LLC
by: USA Rare Earth, Inc., its Sole Member
By	/s/ David Kronenfeld
	Name:	David Kronenfeld
	Title:	Chief Legal Officer

[Signature Page to Merger Agreement]

Annex A-63

EXHIBIT A

Form of Certificate of Merger

[Attached]

Annex A-64

CERTIFICATE OF MERGER

OF

HAMER MERGER SUB, INC.

WITH AND INTO

TEXAS MINERAL RESOURCES CORP.

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Texas Mineral Resources Corp., a Delaware corporation (the “Corporation”), hereby certifies the following information relating to the merger of Hamer Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”):

FIRST: The name and jurisdiction of incorporation, of each of the constituent entities (the “Constituent Entities”) in the Merger are:

Name	Jurisdiction of Incorporation
Texas Mineral Resources Corp.	Delaware
Hamer Merger Sub, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of March [•], 2026, by and among the Corporation, USA Rare Earth, Inc., a Delaware corporation, Merger Sub, and Hamer Merger Sub, LLC, a Delaware limited liability company (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with the requirements of Title 8, Section 251(c) of the DGCL.

THIRD: The Constituent Entity surviving the Merger shall be Texas Mineral Resources Corp. (the “Surviving Corporation”), which shall continue its existence as a corporation governed under the laws of the State of Delaware.

FOURTH: At the Effective Time, the certificate of incorporation of the Surviving Corporation in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation at (and with effect from and after) the Effective Time until further amended pursuant to the DGCL.

FIFTH: The Merger shall be effective on [•], 2026, at [•] AM Eastern Time (the “Effective Time”).

SIXTH: The executed Merger Agreement is on file at a place of business of the Surviving Corporation, located at 100 West Airport Road, Stillwater, Oklahoma 74075.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Entities.

[Signature page follows]

*****

Annex A-65

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed as of the date first written above.

Texas Mineral Resources Corp.
By:
Name:
Title:	Authorized Signatory

Annex A-66

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

See attached.

Annex A-67

EXHIBIT B

Surviving Corporation Certificate of Incorporation

[Attached]

Annex A-68

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEXAS MINERAL RESOURCES CORP.

____________________________________________

FIRST: The name of the Corporation (the “Corporation”) is

Texas Mineral Resources Corp.

SECOND: The registered office of the Corporation in the State of Delaware is located at 1521 Concord Pike, Suite 201, Wilmington, Delaware 19803. The name of its registered agent in the State of Delaware at such address is Corporate Creations Network Inc.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total authorized capital stock of the Corporation shall be 100 shares of common stock, $0.01 par value per share.

FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.

SIXTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

SEVENTH: The directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL.

1. A director shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors. Neither the modification or repeal of this paragraph 1 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

2. The Corporation shall indemnify each director and officer of the Corporation (including the heirs, executors, administrators and other personal representatives of such person) to the fullest extent permitted by applicable law, except as may be otherwise provided in the By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the By-Laws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors and the officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

3. Expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by any person who may have a right of indemnification under this Article SEVENTH in defending any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent defendant to repay such amount where the director, officer, employee or agent defendant has been adjudged to have engaged in intentional acts of willful misconduct, acts or omissions not in good faith, or acts or omissions which are knowing violations of law.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

* * * * *

Annex A-69

EXHIBIT C

Form of Second Step Certificate of Merger

[Attached]

Annex A-70

CERTIFICATE OF MERGER

OF

TEXAS MINERAL RESOURCES CORP.

WITH AND INTO

HAMER MERGER SUB, LLC

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law (the “DGCL”) and Section 18-209(c) of the Delaware Limited Liability Company Act (the “Act”), Hamer Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), in connection with the merger of Texas Mineral Resources Corp., a Delaware corporation (the “Company”), with and into Merger Sub (the “Merger”), hereby certifies as follows:

FIRST: The names and states of formation or incorporation, as applicable, of the constituent entities to the Merger (the “Constituent Entities”) are:

Name	Jurisdiction of Formation or Incorporation
Hamer Merger Sub, LLC	Delaware
Texas Mineral Resources Corp.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of March [•], 2026, by and among USA Rare Earth, Inc., a Delaware corporation, Merger Sub, Hamer Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with the DGCL and the Act.

THIRD: At the Effective Time, Merger Sub shall be the surviving entity (the “Surviving Entity”), and the name of the Surviving Entity shall be “DyTb, LLC”.

FOURTH: At the Effective Time, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the certificate of formation of the Surviving Entity at (and with effect from and after) the Effective Time until further amended pursuant to the Act.

FIFTH: The Merger shall be effective on [•], 2026, at [•] AM Eastern Time (the “Effective Time”).

SIXTH: An executed copy of the Merger Agreement is on file at an office of the Surviving Entity at 100 West Airport Road, Stillwater, Oklahoma 74075.

SEVENTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member or stockholder, as applicable, of either of the Constituent Entities.

* * * * *

Annex A-71

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed as of the date first written above.

Texas Mineral Resources Corp.
By:
Name:	David Kronenfeld
Title:	Authorized Signatory

Annex A-72

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

[see attached]

Annex A-73

EXHIBIT D

Surviving Company Certificate of Formation

[Attached]

Annex A-74

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

DYTB, LLC

A DELAWARE LIMITED LIABILITY COMPANY

1. Name. The name of the limited liability company formed and continued hereby is DyTb, LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1521 Concord Pike, Suite 201, in the City of Wilmington, New Castle County, Delaware 19803. The registered agent of the Company for service of process is Corporate Creations Network Inc. located at 1521 Concord Pike, Suite 201, in the City of Wilmington, New Castle County, Delaware 19803.

* * * * *

Annex A-75

ANNEX B

Opinion of Roth Capital Partners, LLC

March 4, 2026

Board of Directors
Texas Mineral Resources Corp.
527 21st Street
Galveston, TX 77550

Members of the Board of Directors:

Roth Capital Partners, LLC (“Roth,” “us” or “we”) understands that Texas Mineral Resources Corp., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger substantially in the form of the Draft Merger Agreement (the “Merger Agreement”), by and among the Company, USA Rare Earth, Inc., a Delaware corporation (“Parent”), a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), a newly formed Delaware corporation and a wholly owned subsidiary of Parent, and a newly formed Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

As more specifically set forth in the Merger Agreement and the other agreements to be executed in connection therewith, and subject to the terms, conditions and adjustments set forth therein, the following transactions (collectively, the “Transaction”) are expected to be consummated at the Closing: (i) Merger Sub merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “First Merger), and each share of the common stock, par value $0.01 per share, of the Company (each, a “Company Share” and collectively, the “Company Shares”) issued and outstanding prior to the Effective Time other than Excluded Shares shall be converted into the right to receive a pro rata portion of the aggregate number of the shares of the common stock, par value $0.0001 per share, of Parent (each, a “Parent Share” and collectively, the “Parent Shares”) deemed to be the Parent Share Consideration, as determined in accordance with the Merger Agreement and which, for purposes of the opinion set forth herein, we have assumed is equal to 3,823,328 Parent Shares (the “Merger Consideration”); and (ii) as a second step in a single integrated transaction with the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub surviving the Second Merger and continuing as a wholly owned subsidiary of Parent.

By virtue of the First Merger, each Company Share issued and outstanding prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive a pro rata portion of the Parent Share Consideration, based on the Exchange Ratio set forth in the Merger Agreement (the “Merger Consideration”).

The Merger Consideration consists solely of Parent Shares, with cash payable in lieu of any fractional Parent Shares or as otherwise specified in the Merger Agreement. There is no collar or other price-based adjustment to the Exchange Ratio.

You have asked us to render an opinion, as of the date hereof, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the Company’s shareholders in connection with the Transaction.

Annex B-1

Board of Directors

Texas Mineral Resources Corp.

March 4, 2026

For purposes of the opinion set forth herein, we have, among other things:

i.     reviewed a draft of the Agreement and Plan of Merger, dated March 4, 2026 (the “Draft Merger Agreement”);

ii.   reviewed certain publicly available information relating to Parent, including: (i) reported prices and trading activity for Parent Shares; (ii) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and Parent’s subsequently filed Quarterly Reports on Form 10-Q; and (iii) equity research analyst estimates and target price ranges relating to Parent’s business, earnings, cash flow, assets, liabilities and prospects;

iii.  performed a discounted cash flow analysis of Parent based on publicly available equity research analyst forecasts and certain other assumptions, as directed by the Company’s management;

iv.   conducted discussions with members of the senior management of the Company concerning the business, operations, financial condition and prospects of the Company and its proportionate interest in the assets, liabilities, and operations of Round Top Mountain Development Company, LLC (the “Round Top Project”);

v.    reviewed certain publicly available information relating to the Company, including (i) reported prices and trading activity for Company Shares, (ii) the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025, and the Company’s subsequently filed Quarterly Reports on Form 10-Q, and (iii) the Preliminary Economic Assessment of the Round Top Heavy Rare Earth, Lithium and Critical Minerals Project, Hudspeth County, Texas, commissioned by the Round Top Project and publicly available at https://tmrcorp.com/_resources/reports/TMRC-NI43-101-PEA-2019-16-August-2019.pdf (the “Preliminary Economic Assessment”);

vi.   reviewed financial projections and forecasts prepared by the management of the Company relating to the future performance of the Company and the Round Top Project, including the Company’s expected future ownership stake therein, and performed a discounted cash flow analysis based on such projections and forecasts;

vii. reviewed and analyzed certain publicly available financial and other information of selected publicly traded companies that we deemed relevant and compared such information to that of Parent and the Company;

viii.participated in discussions with representatives of the Board of Directors of the Company (the “Board of Directors”) and its legal advisors regarding the Company’s business, the Round Top Project, and certain other matters we deemed relevant for purposes of rendering this opinion; and

ix.   performed such other analyses, including detailed financial analyses, and considered such other factors as we deemed appropriate for the purpose of reviewing the proposed Transaction and rendering this opinion.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by or through the Board of Directors. We have further relied upon the assurances of the management of the Company that such information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in any material respect.

With respect to financial projections of the Company, we have been advised by the management of the Company, and we have assumed, with your consent, that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to the assumptions on which such projections are based or the assumed probabilities associated with future events contemplated thereby.

Annex B-2

Board of Directors

Texas Mineral Resources Corp.

March 4, 2026

We note that we were not provided with, and did not rely upon, any non-public financial projections or internal forecasts of Parent, including its interest in the Round Top Project, and our analyses of Parent and its interest in the Round Top Project were based solely upon publicly available information, including publicly filed reports and publicly available equity research analyst estimates.

In addition, we have assumed that the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by us and that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have also assumed that, in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the Company or the contemplated benefits expected to be derived from the proposed Transaction.

We are not legal, tax, accounting or regulatory advisors. We have relied upon, without independent verification, the assessment of the Company and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or Parent, and have not been furnished or provided with any such appraisals or valuations. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Parent, the Company or any of their respective affiliates is a party or may be subject, and at your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by or through the Board of Directors with respect to the Round Top Project, including the information set forth in the Preliminary Economic Assessment. We have not conducted any independent technical or geological audit of the Round Top Project, and express no view on the technical feasibility thereof.

Our opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the Company’s shareholders pursuant to the Merger Agreement. Our opinion does not in any manner address any other aspect or implication of the Merger Agreement or any agreement, arrangement or understanding entered into in connection with the Merger Agreement or otherwise, including, without limitation, the basic business decision to proceed with or effect the Transaction, the independent fair value of the Company, or the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, relative to the consideration in the Merger Agreement. Our opinion also does not address the relative merits of the Merger Agreement as compared to any alternative business strategies that might exist for the Company, the underlying business decision of the Company to proceed with the Merger Agreement, or the effects of any other transaction in which the Company might engage. In addition, our opinion does not address the solvency or viability of the Company or Parent before or after the consummation of the Transaction.

The issuance of this opinion was approved by an authorized internal fairness committee of Roth in accordance with our customary practice. Our opinion is necessarily based on the economic, monetary, market, financial and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company or Parent. Further, we express no opinion as to the actual value of the Company Shares or the Parent Shares to be issued in the Transaction, or the prices at which such shares will trade at any time before or after the announcement of the Transaction or between announcement and the closing thereof. It should be understood that, although subsequent developments or events may affect various assumptions used by us in preparing our opinion, we do not have any obligation to update, revise or reaffirm our opinion based on such developments, events or otherwise and we expressly disclaim any responsibility to do so. Our opinion does not address any legal, tax or accounting matters.

Annex B-3

Board of Directors

Texas Mineral Resources Corp.

March 4, 2026

Roth has been engaged by the Company to render this opinion to the Board of Directors, and we will receive a fee for our services in connection with the rendering of this opinion, which fee will be payable upon delivery of this opinion and is not contingent upon our conclusion as to fairness. In addition, Roth is acting as financial advisor to the Company in connection with the proposed Transaction and will receive a separate fee for such advisory services, which fee is contingent upon the consummation of the Transaction. The Company has also agreed to reimburse our expenses and to indemnify us for certain liabilities arising out of our engagement. Except as described above, we will not receive any other compensation in connection with the Transaction.

We note that, in connection with performing and rendering our services to the Board of Directors, we were not authorized by the Board of Directors to, and did not, solicit any expressions of interest from any other parties with respect to any transaction involving the Company or Parent, or review other alternative acquisitions or transactions that the Company could pursue.

Roth is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and the other parties to the Transaction, and, accordingly, may at any time hold a long or short position in such securities.

During the two years preceding the date hereof, Roth has had certain investment banking relationships with Parent. In April 2025, Roth acted as a co-placement agent in connection with a private placement of securities by Parent, which generated gross proceeds of approximately $75 million, and for which Roth received aggregate compensation of approximately $450,000 in connection with such engagement.

Except as described above or as otherwise set forth herein, Roth has not had any other material relationship with, nor otherwise received material fees from, the Company, Parent or any other parties to the Transaction during the two years preceding the date hereof.

Consistent with applicable legal and regulatory requirements, Roth has adopted policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company or the Transaction that differ from the views of our investment banking personnel.

This opinion has been prepared for the information of the Board of Directors for its use in connection with its consideration of the Transaction. Except as described below, this opinion shall not be disclosed, referred to or published (in whole or in part), nor shall any public reference to us be made, without our prior written approval. The Board of Directors may furnish copies of this letter to the Board of Directors’ legal counsel.

On the basis of and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration to be received by the Company’s shareholders pursuant to the Merger Agreement is fair from a financial point of view.

Very truly yours,

/s/ ROTH Capital Partners, LLC

ROTH Capital Partners, LLC

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ANNEX C

SECTION 262 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
APPRAISAL RIGHTS

Appraisal Rights.

(a) Any stockholder of a corporations of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

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d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights

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may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate

Annex C-3

number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

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(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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